UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CARE CAPITAL PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

This joint proxy statement/prospectus is dated July 7, 2017 and is first being mailed to the stockholders of Sabra and CCP on or about July 10, 2017.

The boards of directors of Sabra Health Care REIT, Inc., a Maryland corporation (which we refer to as “Sabra”), and Care Capital Properties, Inc., a Delaware corporation (which we refer to as “CCP”), have each approved an agreement and plan of merger, dated as of May 7, 2017 (which we refer to, as it may be amended from time to time, as the “merger agreement”), by and among Sabra, PR Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Sabra (which we refer to as “Merger Sub”), Sabra Health Care Limited Partnership, a Delaware limited partnership (which we refer to as “Sabra LP”), CCP and Care Capital Properties, LP, a Delaware limited partnership (which we refer to as “CCP LP”). Pursuant to the merger agreement, CCP will be merged with and into Merger Sub (which we refer to as the “merger”), with Merger Sub continuing as the surviving entity in the merger. Following the merger, also pursuant to the merger agreement, Merger Sub will be merged with and into Sabra (which we refer to as the “subsequent merger”), with Sabra continuing as the surviving entity in the subsequent merger. Simultaneous with the subsequent merger, CCP LP will be merged with and into Sabra LP (which we refer to as the “partnership merger” and together with the merger and the subsequent merger, the “merger transactions”), with Sabra LP continuing as the surviving entity in the partnership merger.

As a result of the merger, each share of CCP common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the merger, subject to certain exceptions, will be converted into the right to receive 1.123 newly issued shares of Sabra common stock, par value $0.01 per share (which we refer to as the “exchange ratio”), with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Sabra common stock is traded on the NASDAQ Global Select Market (which we refer to as “NASDAQ”) and CCP common stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the ticker symbols “SBRA” and “CCP”, respectively. Based on the closing price of Sabra common stock on NASDAQ of $26.68 on May 5, 2017, the last trading day before public announcement of the merger, the exchange ratio represented approximately $29.96 in Sabra common stock for each share of CCP common stock. Based on the closing price of Sabra common stock on NASDAQ of $23.18 on July 6, 2017, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $26.03 in Sabra common stock for each share of CCP common stock. The value of the merger consideration will fluctuate with changes in the market price of Sabra common stock. We urge you to obtain current market quotations of Sabra common stock and CCP common stock. Each share of Sabra’s 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, issued and outstanding prior to the effective time of the merger will remain outstanding immediately after the effective time of the merger.

Sabra and CCP will each hold a special meeting of its respective stockholders on August 15, 2017 in connection with the merger and related transactions.

Based upon the number of outstanding shares of CCP common stock as of June 29, 2017, we anticipate that Sabra will issue approximately 94,587,681 shares of Sabra common stock in connection with the merger (including in respect of outstanding CCP common stock and CCP common stock subject to CCP restricted stock awards and restricted stock unit awards that will vest and be settled in shares of Sabra common stock and become payable in connection with the merger), and will reserve approximately 1,742,384 shares of Sabra common stock for issuance in respect of outstanding CCP stock options and CCP deferred stock units that Sabra will assume in connection with the merger. On May 7, 2017, the Sabra board of directors approved an amendment to Sabra’s charter increasing Sabra’s authorized common stock from 125 million shares to 250 million shares (which amendment will take effect upon execution by Sabra and filing with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland).

Upon completion of the merger, based on the number of shares of Sabra common stock and CCP common stock outstanding on June 29, 2017, we estimate that legacy Sabra stockholders (in their capacities as such) will own approximately 41% of Sabra common stock and legacy CCP stockholders (in their capacities as such) will own approximately 59% of Sabra common stock, in each case without taking into account whether any legacy Sabra stockholders are also legacy CCP stockholders.

Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

(888) 393-8248

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on August 15, 2017

Dear Stockholders of Sabra Health Care REIT, Inc.:

We are pleased to invite you to attend a special meeting of stockholders of Sabra Health Care REIT, Inc., a Maryland corporation (which we refer to as “Sabra”). The meeting will be held at Sabra’s headquarters located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612 on August 15, 2017, at 1:00 p.m. local time (which we refer to as the “Sabra special meeting”), to consider and vote upon the following matters:

1.	a proposal to approve the issuance of Sabra common stock, par value $0.01 per share, in connection with the merger (which we refer to as the “merger”) of Care Capital Properties, Inc., a Delaware corporation (which we refer to as “CCP”), with and into PR Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Sabra (which we refer to as “Merger Sub”), with Merger Sub continuing as the surviving company in the merger, pursuant to the agreement and plan of merger, dated as of May 7, 2017 (which we refer to, as amended from time to time, as the “merger agreement”), by and among Sabra, CCP, Merger Sub, Care Capital Properties, LP, a Delaware limited partnership, and Sabra Health Care Limited Partnership, a Delaware limited partnership (which we refer to as the “Sabra common stock issuance proposal”); and

2.	a proposal to approve the adjournment of the Sabra special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Sabra common stock issuance proposal if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “Sabra adjournment proposal”).

The approval by Sabra stockholders of the Sabra common stock issuance proposal is a condition to the completion of the merger. If the Sabra common stock issuance proposal is not approved, the merger and related transactions will not be completed.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Sabra special meeting, Sabra, CCP, the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Holders of record of shares of Sabra common stock at the close of business on June 29, 2017 are entitled to notice of, and to vote at, the Sabra special meeting and any postponements or adjournments of the Sabra special meeting.

You are cordially invited to attend the Sabra special meeting in person. Your vote is important. Whether or not you expect to attend the Sabra special meeting in person, please authorize your proxy as soon as possible. If you attend the Sabra special meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

HAROLD W. ANDREWS, JR.

Executive Vice President, Chief Financial Officer and Secretary

Sabra Health Care REIT, Inc.

July 7, 2017

Irvine, California

Care Capital Properties, Inc.

191 North Wacker Drive

Suite 1200

Chicago, Illinois 60606

(312) 881-4700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on August 15, 2017

Dear Stockholders of Care Capital Properties, Inc.:

We are pleased to invite you to attend a special meeting of stockholders of Care Capital Properties, Inc., a Delaware corporation (which we refer to as “CCP”). The meeting will be held at 191 North Wacker Drive, Conference Center (10th Floor), Chicago, Illinois 60606, on August 15, 2017, at 2:00 p.m. local time (which we refer to as the “CCP special meeting”), to consider and vote upon the following matters:

1.	a proposal to adopt the agreement and plan of merger, dated as of May 7, 2017 (which we refer to, as amended from time to time, as the “merger agreement”), by and among CCP, Sabra Health Care REIT, Inc., a Maryland corporation (which we refer to as “Sabra”), PR Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Sabra (which we refer to as “Merger Sub”), Care Capital Properties, LP, a Delaware limited partnership, and Sabra Health Care Limited Partnership, a Delaware limited partnership, and to approve the merger of CCP with and into Merger Sub pursuant to the terms of the merger agreement (which we refer to as the “merger”) and the other transactions contemplated by the merger agreement (which we refer to as the “CCP merger proposal”);

2.	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to CCP’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “CCP compensation proposal”); and

3.	a proposal to approve the adjournment of the CCP special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the CCP merger proposal if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “CCP adjournment proposal”).

The approval by CCP stockholders of the CCP merger proposal is a condition to the completion of the merger. If the CCP merger proposal is not approved, the merger and related transactions will not be completed.

Since the vote on the CCP compensation proposal is advisory only, it will not be binding on CCP or Sabra. Accordingly, if the CCP merger proposal is approved and the merger is completed, the merger-related compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the CCP compensation proposal.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the CCP special meeting, Sabra, CCP, the merger agreement, the merger and other transactions contemplated by the merger agreement.

Holders of record of CCP common stock, par value $0.01 per share, at the close of business on June 29, 2017 are entitled to notice of, and to vote at, the CCP special meeting and any postponements or adjournments of the CCP special meeting.

You are cordially invited to attend the CCP special meeting in person. Your vote is important. Whether or not you expect to attend the CCP special meeting in person, please authorize your proxy as soon as possible. If you attend the CCP special meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

KRISTEN M. BENSON

Executive Vice President, General Counsel and

Corporate Secretary

July 7, 2017

Chicago, Illinois

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Sabra and CCP from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Sabra Health Care REIT, Inc. 18500 Von Karman Avenue, Suite 550 Irvine, California 92612 (888) 393-8248 Attn.: Investor Relations	Care Capital Properties, Inc. 191 North Wacker Drive, Suite 1200 Chicago, Illinois 60606 (312) 881-4700 Attn.: Investor Relations

or	or

Innisfree M&A Incorporated 501 Madison Avenue New York, New York 10022 Stockholders call toll-free: (888) 750-5834 Banks and Brokers call collect: (212) 750-5833	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Banks, Brokers and Stockholders Call toll-free: (800) 322-2885

Investors may also consult the websites of Sabra or CCP for more information concerning the merger and the other transactions described in this joint proxy statement/prospectus. The website of Sabra is www.sabrahealth.com and the website of CCP is www.carecapitalproperties.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by August 8, 2017, in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information”.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by Sabra (File No. 333-218678), constitutes a prospectus of Sabra under Section 5 of the Securities Act of 1933, as amended, with respect to the Sabra common stock to be issued in connection with the merger. This document also constitutes a joint proxy statement of Sabra and CCP under Section 14(a) of the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting with respect to the special meeting of Sabra stockholders and a notice of meeting with respect to the special meeting of CCP stockholders, at which Sabra stockholders and CCP stockholders, respectively, will be asked to vote upon proposals to approve the issuance of shares of Sabra common stock in connection with the merger and other related matters, in the case of Sabra, and to adopt the merger agreement and approve the merger and other related matters, in the case of CCP.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated July 7, 2017. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this joint proxy statement/prospectus to Sabra stockholders or CCP stockholders nor the issuance of Sabra common stock in connection with the merger will create any implication to the contrary.

Neither Sabra stockholders nor CCP stockholders should construe the contents of this joint proxy statement/prospectus as legal, tax or financial advice. Sabra stockholders and CCP stockholders should consult with their own legal, tax, financial or other professional advisors. All summaries of, and references to, the merger agreement that governs the terms of the transaction described in this joint proxy statement/prospectus are qualified in their entireties by the full copy of and complete text of the merger agreement in the form attached hereto as Annex A, which is also available on the Securities and Exchange Commission’s website at www.sec.gov.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Sabra has been provided by Sabra and information contained in this joint proxy statement/prospectus regarding CCP has been provided by CCP.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED THAT THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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QUESTIONS AND ANSWERS

The following are answers to some questions that you, as a stockholder of Sabra Health Care REIT, Inc., a Maryland corporation (which we refer to as “Sabra”), or a stockholder of Care Capital Properties, Inc., a Delaware corporation (which we refer to as “CCP”), may have regarding the proposed transactions between Sabra and CCP and the other matters being considered at the special meeting of Sabra and at the special meeting of CCP. Sabra and CCP urge you to carefully read this joint proxy statement/prospectus, including the attached annexes, and the other documents to which this joint proxy statement/prospectus refers, because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings.

Q: What is the merger?

A: Sabra and CCP have agreed to combine pursuant to the terms of an agreement and plan of merger, dated as of May 7, 2017 (which we refer to, as it may be amended from time to time, as the “merger agreement”), by and among Sabra, PR Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Sabra (which we refer to as “Merger Sub”), Sabra Health Care Limited Partnership, a Delaware limited partnership (which we refer to as “Sabra LP”), CCP and Care Capital Properties, LP, a Delaware limited partnership (which we refer to as “CCP LP”). A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, at the effective time of the merger, CCP will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity (which we refer to as the “merger”). Following the merger, Merger Sub will be merged with and into Sabra, with Sabra continuing as the surviving entity (which we refer to as the “subsequent merger”). Simultaneous with the subsequent merger, CCP LP will merge with and into Sabra LP, with Sabra LP continuing as the surviving entity (which we refer to as the “partnership merger” and together with the merger and the subsequent merger, the “merger transactions”).

As a result of the merger, each share of CCP common stock, par value $0.01 per share (which we refer to as the “CCP common stock”), issued and outstanding immediately prior to the effective time of the merger, subject to certain exceptions, will be converted into the right to receive 1.123 (which we refer to as the “exchange ratio”) newly issued shares of Sabra common stock, par value $0.01 per share (which we refer to as “Sabra common stock” and which newly issued shares we refer to as the “merger consideration”). The exchange ratio is fixed and, except for adjustments to prevent dilution, will not be adjusted to reflect stock price changes prior to the closing of the merger.

Q: How will Sabra operate after the merger?	A: As of the date of this joint proxy statement/prospectus, Sabra conducts all of its operating, investing and financing activities through Sabra LP and its wholly-owned subsidiaries and joint venture partnerships. As the sole general partner of Sabra LP, Sabra has exclusive control of Sabra LP’s day-to-day management. Sabra directly and indirectly controls 100% of the general and limited common partnership units in Sabra LP. As of the date of this joint proxy statement/prospectus, CCP conducts all of its operating, investing and financing activities through CCP LP and its wholly-owned subsidiaries and joint venture partnerships. Following the completion of the merger transactions, Sabra will own and control all of the CCP properties and continue to operate substantially all of its business through Sabra LP.

Q: What happens if the market price of shares of Sabra common stock or CCP common stock changes before the closing of the merger?	A: No change will be made to the exchange ratio if the market price of shares of Sabra common stock or CCP common stock changes before the effective time of the merger. Because the exchange ratio is fixed, the value of the consideration to be received by CCP stockholders in the merger will depend on the market price of shares of Sabra common stock at the time of the merger.

Q: What will happen to outstanding CCP equity compensation awards in the merger?	A: For information regarding the treatment of outstanding CCP equity awards, see the section entitled “The Merger Agreement—Treatment of Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and Deferred Stock Unit Awards”.

Q: Does Sabra have sufficient authorized shares to issue the shares of Sabra common stock contemplated by the merger agreement in connection with the merger?	A: On May 7, 2017, the Sabra board of directors approved an amendment to Sabra’s charter increasing Sabra’s authorized common stock from 125 million shares to 250 million shares. The charter amendment will not be effective until it is executed by Sabra and filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland. Pursuant to the merger agreement, Sabra has agreed to, no later than five business days prior to the earlier to occur of the Sabra special meeting or the CCP special meeting, amend its charter to increase the number of authorized shares of Sabra common stock to at least a number sufficient to effect the issuance of Sabra common stock contemplated by the merger agreement in connection with the merger. CCP’s obligation to complete the merger is also conditioned on Sabra having so amended its charter.

Q: Why am I receiving this joint proxy statement/prospectus?

A: The merger cannot be completed unless the following conditions are satisfied, among others:

•    the holders of Sabra common stock vote to approve the issuance of Sabra common stock in connection with the merger (we refer to this proposal as the “Sabra common stock issuance proposal”); and

•    the holders of CCP common stock vote to adopt the merger agreement and to approve the merger and the other transactions contemplated thereby (we refer to this proposal as the “CCP merger proposal”).

Subject to the terms of the merger agreement, each of Sabra and CCP will hold a separate special meeting of its respective stockholders to obtain approvals for these and other related proposals as described herein.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because the Sabra board of directors is soliciting proxies from Sabra stockholders and the CCP board of directors is soliciting proxies from CCP stockholders. It is a prospectus because Sabra will issue shares of Sabra common stock in connection with the merger. The enclosed voting materials allow you to submit a proxy to vote your shares without attending the applicable meeting.

Your vote is important. We encourage you to authorize a proxy to vote as soon as possible.

Q: Why is Sabra proposing the merger?	A: Among other reasons, the Sabra board of directors unanimously approved the merger agreement and recommended that Sabra stockholders approve the Sabra common stock issuance proposal based on a number of strategic and financial benefits to Sabra, including, among other things, the potential for Sabra to create additional value for its stockholders due to its larger size and diversified portfolio following the merger transactions. For more information, see “The Merger—Sabra’s Reasons for the Merger; Recommendations of the Sabra Board of Directors”.

Q: Why is CCP proposing the merger?	A: The CCP board of directors unanimously approved and adopted the merger agreement and, subject to CCP’s board of directors’ right to change its recommendation pursuant to the terms of the merger agreement, recommended that CCP stockholders approve the CCP merger proposal based on a number of strategic and financial benefits, including, among other things, the potential for the surviving corporation to create additional value for its stockholders due to its larger size, diversified portfolio and the premium CCP stockholders will receive in the merger. For more information, see “The Merger—CCP’s Reasons for the Merger; Recommendations of the CCP Board of Directors”.

Q: When and where will the special meetings be held?

A: The Sabra special meeting will be held at Sabra’s headquarters located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612 on August 15, 2017, at 1:00 p.m. local time.

The CCP special meeting of stockholders will be held at 191 North Wacker Drive, Conference Center (10th Floor), Chicago, Illinois 60606 on August 15, 2017, at 2:00 p.m. local time.

Q: Who is entitled to vote at the special meetings?	A: The record date for the Sabra special meeting is June 29, 2017 (which we refer to as the “Sabra record date”), and the record date for the CCP special meeting is June 29, 2017 (which we refer to as the “CCP record date”). Stockholders of record of Sabra common stock as of the close of business on the record date for the Sabra special meeting are entitled to receive notice of, and to vote at, the Sabra special meeting. Holders of Sabra’s 7.125% Series A Cumulative Redeemable Preferred Stock (which we refer to as “Sabra Series A Preferred Stock”) are not entitled to receive notice of, or to vote at, the Sabra special meeting. Stockholders of record of CCP common stock as of the close of business on the record date for the CCP special meeting are entitled to receive notice of, and to vote at, the CCP special meeting.

Q: How do I vote?

A: Sabra. If you are a holder of record of Sabra common stock as of the close of business on the Sabra record date, you may vote, or authorize a proxy to vote on your behalf, on the applicable proposals by:

•    accessing the internet website specified on your proxy card;

•    calling the toll-free number specified on your proxy card;

•    signing and returning the enclosed proxy card in the postage-paid envelope provided; or

•    attending the Sabra special meeting and voting in person.

If you hold shares of Sabra common stock in the name of a broker, bank or other nominee (that is, in “street name”), please follow the instructions contained in the voting instruction form provided by your broker, bank or other nominee to ensure that your shares are represented at the Sabra special meeting. Please note that you may not vote shares of Sabra common stock held in street name by voting in person at the Sabra special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the Sabra special meeting.

CCP. If you are a holder of record of CCP common stock as of the close of business on the CCP record date, you may vote, or authorize a proxy to vote on your behalf, on the applicable proposals by:

•    accessing the internet website specified on your proxy card;

•    calling the toll-free number specified on your proxy card;

•    signing and returning the enclosed proxy card in the postage-paid envelope provided; or

•    attending the CCP special meeting in person and voting in person.

If you hold shares of CCP common stock in “street name”, please follow the instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the CCP special meeting. Please note that you may not vote shares of CCP common stock held in street name by voting in person at the CCP special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the CCP special meeting.

Q: What is the deadline for voting my shares?	A: Sabra. If you are a Sabra stockholder of record, your proxy must be authorized by telephone or the internet by 11:59 p.m. Eastern time on the day preceding the date of the Sabra special meeting in order for your shares to be voted at the Sabra special meeting. However, if you are a stockholder of record, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by Sabra before the Sabra special meeting in order for your shares to be voted at the Sabra special meeting. If you hold your shares of Sabra common stock in “street name”, please provide your voting instructions by the deadline specified by the broker, bank or other nominee that holds your shares.

CCP. If you are a CCP stockholder of record, your proxy must be authorized by telephone or the internet by 11:59 p.m. Eastern time on the day preceding the date of the CCP special meeting in order for your shares to be voted at the CCP special meeting. However, if you are a stockholder of record, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by CCP before the CCP special meeting in order for your shares to be voted at the CCP special meeting. If you hold your shares of CCP common stock in “street name”, please provide your voting instructions by the deadline specified by the broker, bank or other nominee that holds your shares.

Q: What happens if I sell my shares of CCP common stock before the special meeting?	A: The CCP record date is earlier than the expected date of the merger. If you own shares of CCP common stock as of the close of business on the CCP record date but transfer your shares of CCP common stock prior to the CCP special meeting, you will retain your right to vote at the CCP special meeting, but the right to receive the merger consideration will pass to the person who holds your shares of CCP common stock as of immediately prior to the effective time of the merger.

Q: What am I being asked to consider and vote upon?

A: Sabra. At the Sabra special meeting, holders of Sabra common stock are being asked to consider and vote to approve the Sabra common stock issuance proposal and a proposal to adjourn the Sabra special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Sabra common stock issuance proposal if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “Sabra adjournment proposal”).

CCP. At the CCP special meeting, CCP stockholders are being asked to consider and vote to approve the CCP merger proposal; a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to CCP’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “CCP compensation proposal”), as discussed in the section entitled “The Merger—Interests of CCP Directors and Executive Officers in the Merger”; and a proposal to adjourn the CCP special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the CCP merger proposal if there are insufficient votes at the time of such adjournment to approve such proposal (which we refer to as the “CCP adjournment proposal”).

The merger cannot be completed without the approval by Sabra stockholders of the Sabra common stock issuance proposal and the approval by CCP stockholders of the CCP merger proposal.

Q: What vote is required to approve each proposal?

A: Sabra.

•    The Sabra common stock issuance proposal requires the affirmative vote of a majority of all of the votes cast on the Sabra common stock issuance proposal by holders of Sabra common stock (that is, the number of votes cast “FOR” the Sabra common stock issuance proposal must exceed the number of votes cast “AGAINST” the Sabra common stock issuance proposal). Abstentions and broker non-votes will have no effect on the Sabra common stock issuance proposal.

•    The Sabra adjournment proposal requires the affirmative vote of a majority of all of the votes cast on the Sabra adjournment proposal by holders of Sabra common stock (that is, the number of votes cast “FOR” the Sabra adjournment proposal must exceed the number of votes cast “AGAINST” the Sabra adjournment proposal). Abstentions and broker non-votes will have no effect on the Sabra adjournment proposal.

CCP.

•    The CCP merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CCP common stock. Abstentions, broker non-votes and failures to vote will have the same effect as a vote “AGAINST” the proposal to approve the CCP merger proposal.

•    The approval of the CCP compensation proposal requires the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the CCP special meeting. The vote is advisory only and, therefore, is not binding on CCP or Sabra or any of their respective subsidiaries, and, if the merger is approved by the CCP stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to CCP’s named executive officers even if this proposal is not approved. Abstentions will have the same effect as a vote “AGAINST” the CCP compensation proposal, but broker non-votes will have no effect.

•    The approval of the CCP adjournment proposal requires the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the CCP special meeting. Abstentions will have the same effect as a vote “AGAINST” the CCP adjournment proposal, but broker non-votes will have no effect.

Q: How do the boards of directors of Sabra and CCP recommend that I vote?

A: Sabra. The Sabra board of directors unanimously recommends that holders of Sabra common stock vote “FOR” the Sabra common stock issuance proposal and “FOR” the Sabra adjournment proposal.

CCP. The CCP board of directors unanimously recommends that holders of CCP common stock vote “FOR” the CCP merger proposal, “FOR” the CCP compensation proposal and “FOR” the CCP adjournment proposal.

Q: How many votes do I have?	A: Sabra. Holders of Sabra common stock are entitled to one (1) vote for each share of Sabra common stock owned as of the close of business on the Sabra record date. As of the close of business on the Sabra record date, there were 65,423,864 outstanding shares of Sabra common stock, approximately 2.4% of which were beneficially owned by the directors and executive officers of Sabra and their affiliates.

CCP. Holders of CCP common stock are entitled to one (1) vote for each share of CCP common stock owned as of the close of business on the CCP record date. As of the close of business on the CCP record date, there were 84,070,493 outstanding shares of CCP common stock, approximately 0.8% of which were beneficially owned by the directors and executive officers of CCP and their affiliates.

Q: What constitutes a quorum?

A: Sabra. The presence in person or by proxy of holders of Sabra common stock on the Sabra record date entitled to cast a majority of all the votes entitled to be cast at the Sabra special meeting on any matter shall constitute a quorum. If you hold shares of Sabra common stock in “street name” and you provide your broker, bank or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you hold shares of Sabra common stock in “street name” and you do not provide your broker, bank or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

In addition, if a quorum is not present at the Sabra special meeting, the chairman of the meeting may adjourn the meeting to another place, date or time (subject to certain restrictions in the merger agreement, including that other than as a result of adjournments required by applicable law, the Sabra special meeting may not be held, without CCP’s consent, on a date that is more than thirty (30) days after the date on which the special meeting was originally scheduled or ninety (90) days after the Sabra record date, whichever is earlier).

CCP. The holders of a majority of the shares of CCP common stock issued and outstanding and entitled to vote as of the close of business on the CCP record date must be present in person or represented by proxy to constitute a quorum. If you hold shares of CCP common stock in “street name” and you provide your broker, bank or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you hold shares of CCP common stock in “street name” and you do not provide your broker, bank or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

In addition, if a quorum is not present at the CCP special meeting, the chairman of the meeting or a majority of the stockholders entitled to vote at the CCP special meeting, present in person or represented by proxy, may adjourn the meeting to another place, date or time (subject to certain restrictions in the merger agreement, including that other than as a result of adjournments required by applicable law, the CCP special meeting may not be held, without Sabra’s consent, on a date that is more than thirty (30) days after the date on which the special meeting was originally scheduled).

Q: If my shares of common stock are held in street name by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?	A: If you hold your shares of common stock in “street name”, you must provide the record holder of your shares with instructions on how to vote your shares of common stock. Your broker, bank or other nominee may not vote your shares without receiving voting instructions from you. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares of common stock held in street name by voting in person at either special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the applicable special meeting.

Q: What will happen if I fail to instruct my broker, bank or other nominee how to vote?

A: Sabra. If you hold your shares of Sabra common stock in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares of common stock, your broker, bank or other nominee will NOT be able to vote your shares of Sabra common stock on either of the Sabra proposals. In that case, your shares will not be counted in determining the outcome of the Sabra common stock issuance proposal or the Sabra adjournment proposal. Furthermore, your shares will not be included in the calculation of the number of shares of Sabra common stock present at the Sabra special meeting for purposes of determining whether a quorum is present.

CCP. If you hold your shares of CCP common stock in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares of common stock, your broker, bank or other nominee will NOT be able to vote your shares of CCP common stock on any of the CCP proposals. In that case, your shares will not be counted in determining the outcome of the CCP compensation proposal or the CCP adjournment proposal. Because the CCP merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CCP common stock, the failure to provide your broker, bank or other nominee with voting instructions will have the same effect as a vote “AGAINST” the CCP merger proposal, but will have no effect on the outcome of the CCP compensation proposal or the CCP adjournment proposal, assuming a quorum is present. Furthermore, your shares will not be included in the calculation of the number of shares of CCP common stock present at the CCP special meeting for purposes of determining whether a quorum is present.

Q: What will happen if I fail to vote or I abstain from voting?

A: Sabra. If you are a Sabra stockholder and fail to vote or abstain from voting, your shares will not be counted in determining the outcome of the Sabra common stock issuance proposal or the Sabra adjournment proposal and will have no effect on the outcome of either proposal.

CCP. If you are a CCP stockholder and fail to vote or abstain from voting, it will have the same effect as a vote “AGAINST” the CCP merger proposal. Abstentions from voting will have the same effect as a vote “AGAINST” the CCP compensation proposal and the CCP adjournment proposal. A failure to vote will have no effect on the outcome of the CCP compensation proposal or the CCP adjournment proposal.

Q: What if I return my proxy card without indicating how to vote?	A: If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of Sabra common stock or CCP common stock, as applicable, will be voted in accordance with the recommendation of the Sabra board of directors or CCP board of directors, as applicable, with respect to such proposal. See “How do the boards of directors of Sabra and CCP recommend that I vote?” above.

Q: Can I change or revoke my vote after I have returned a proxy or voting instruction card?

A: Sabra. Yes. You can change or revoke your vote at any time before your proxy votes your shares at the Sabra special meeting. A stockholder of record can do this in one of the following ways:

•    Execute and return a later-dated proxy card before your proxy is voted at the Sabra special meeting;

•    Vote by telephone or over the internet no later than 11:59 p.m. Eastern time on the day preceding the date of the Sabra special meeting;

•    Deliver a written notice to Sabra’s Corporate Secretary at Sabra’s principal executive offices located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, before your proxy is voted at the Sabra special meeting; or

•    Attend the Sabra special meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).

If your shares of Sabra common stock are held in “street name”, you may revoke any previous voting instructions by submitting new voting instructions to the broker, bank or other nominee holding your shares by the deadline for voting specified in the voting instruction form provided by your broker, bank or other nominee. Please note that you may not vote shares of Sabra common stock held in street name by voting in person at the Sabra special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the Sabra special meeting.

CCP. Yes. You can change or revoke your vote at any time before your proxy votes your shares at the CCP special meeting. A CCP stockholder of record can do this in one of the following ways:

•    Execute and return a later-dated proxy card before your proxy is voted at the CCP special meeting;

•    Vote by telephone or over the internet no later than 11:59 p.m. Eastern time on the day preceding the date of the CCP special meeting;

•    Deliver a written notice to CCP’s Corporate Secretary at CCP’s principal executive offices located at 191 North Wacker Drive, Suite 1200, Chicago, Illinois, 60606, before your proxy is voted at the CCP special meeting; or

•    Attend the CCP special meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).

If your shares of CCP common stock are held in “street name”, you may revoke any previous voting instructions by submitting new voting instructions to the broker, bank or other nominee holding your shares by the deadline for voting specified in the voting instruction form provided by your broker, bank or other nominee. Please note that you may not vote shares of CCP common stock held in street name by voting in person at the CCP special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the CCP special meeting.

Q: What does it mean if I receive more than one proxy card?	A: If you receive more than one proxy card with respect to CCP common stock or Sabra common stock, it means that you hold shares of CCP common stock or Sabra common stock that are registered in more than one account, respectively. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of CCP common stock or Sabra common stock, as applicable, are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the internet by using the different voter control number(s) on each proxy card.

Q: What are the material U.S. federal income tax consequences of the merger to U.S. holders of CCP common stock?	A: Sabra and CCP intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). It is a condition to Sabra’s obligation to complete the merger that Sabra receive the written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP (which we refer to as “Fried Frank”) (or other nationally recognized legal counsel reasonably acceptable to Sabra), dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to CCP’s obligation to complete the merger that CCP receive the written opinion of Sidley Austin LLP (which we refer to as “Sidley”) (or other nationally recognized legal counsel reasonably acceptable to CCP), dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, on the basis of the opinions described above, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of CCP common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of CCP common stock for shares of Sabra common stock in the merger (other than gain or loss with respect to any cash received in lieu of a fractional share of Sabra common stock).

The particular consequences of the merger to each CCP stockholder depend on such stockholder’s particular facts and circumstances. CCP stockholders are urged to consult their tax advisors to understand fully the consequences to them of the merger given their specific circumstances. For more information, see “Material U.S. Federal Income Tax Consequences of the Merger”.

Q: Are there any conditions to closing of the merger that must be satisfied for the merger to be completed?	A: Yes. In addition to the approvals of the stockholders of each of Sabra and CCP described herein, there are a number of conditions that must be satisfied or waived for the merger to be consummated. For more information, see “The Merger Agreement—Conditions to Completion of the Merger”.

Q: When do you expect the merger to be completed?	A: Sabra and CCP are working to complete the merger as promptly as practicable, and expect it to be completed in the third quarter of 2017. However, the merger is subject to various conditions, and it is possible that factors outside the control of Sabra and CCP could result in the merger being completed at a later time, or not at all.

Q: If I hold my CCP common stock in book-entry form, how will I receive my merger consideration?	A: The merger agreement provides that holders of any shares of CCP common stock that are represented by book-entry will automatically be entitled to receive the merger consideration, cash in lieu of fractional shares and dividends or other distributions as provided by the merger agreement, in each case without interest, upon the effective time of the merger, and such merger consideration will be paid as soon as reasonably practicable following the effective time of the merger without any requirement that the person in whose name such book-entry shares are registered deliver a certificate or letter of transmittal.

Q: What happens if the merger is not completed?	A: If the CCP merger proposal is not approved by the holders of a majority of the outstanding shares of CCP common stock, or if the Sabra stock issuance proposal is not approved by the holders of a majority of the votes cast by holders of Sabra common stock, or if the merger is not completed for any other reason, holders of CCP common stock would not receive any consideration from Sabra for their shares of CCP common stock. Instead, CCP would remain a public company, and CCP common stock would continue to be registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and listed and traded on the New York Stock Exchange (which we refer to as the “NYSE”). CCP expects that its management will operate CCP’s business in a manner similar to that in which it is being operated today and that holders of shares of CCP common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of CCP common stock. Under certain circumstances, if the merger is not completed, CCP may be required to pay Sabra a termination fee or Sabra may be required to pay CCP a termination fee. For additional information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement”.

Q: Are Sabra and CCP stockholders entitled to appraisal or dissenters’ rights in connection with the merger?	A: No. Holders of shares of Sabra common stock will not be entitled to appraisal or dissenters’ rights. Holders of CCP common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger. For more information, see “The Merger—No Appraisal or Dissenters’ Rights”.

Q: Do I need to do anything with my share certificates now?

A: Sabra. If you are a Sabra stockholder, you are not required to take any action with respect to your Sabra stock certificates. Such certificates will continue to represent shares of Sabra common stock after the merger.

CCP. If you are a CCP stockholder holding common stock represented by a certificate or certificates, within five business days of the effective time of the merger, the exchange agent appointed by Sabra (and reasonably acceptable to CCP) will send you a letter of transmittal and instructions for effecting the exchange of your share certificate(s) for the merger consideration. If your shares of CCP common stock are uncertificated, you will receive payment with respect to your shares promptly following the effective time of the merger without any action on your part.

Q: What dividends will be declared in connection with the merger?	A: In connection with the closing of the merger, Sabra will declare a dividend to the holders of Sabra common stock, and CCP will declare a dividend to the holders of CCP common stock. The record date and, to the extent practicable, the payment date for each of which will be the close of business on the last business day prior to the closing of the merger, subject to funds being legally available for such dividends. The per-share dividend amount payable by each of Sabra and CCP will be an amount equal to its most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend payment date through and including the business day prior to the closing date, and divided by the actual number of days in the calendar quarter in which such dividend is declared (subject to possible upward adjustment if required to comply with CCP’s REIT requirements, with a corresponding adjustment made to Sabra’s dividend payment, calculated in accordance with the exchange ratio).

Q: Do I need identification to attend the Sabra or CCP special meetings in person?	A: Yes. If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that, if you hold your shares in “street name”, you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of Sabra or CCP, as applicable.

Q: Who can help answer my questions?	A: Sabra stockholders or CCP stockholders who have questions about the merger or the other matters to be voted on at the special meetings or who desire to receive additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

if you are a Sabra stockholder:	if you are a CCP stockholder:

Innisfree M&A Incorporated 501 Madison Avenue New York, New York 10022 Stockholders call toll-free: (888) 750-5834 Banks and Brokers call collect: (212) 750-5833	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Banks, Brokers and Stockholders Call toll-free: (800) 322-2885

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you with respect to the merger and the related matters being considered at the applicable special meeting. Sabra and CCP urge you to read carefully this joint proxy statement/prospectus, including the attached annexes, and the other documents to which this joint proxy statement/prospectus refers you for a more complete understanding of the matters being considered at the applicable special meeting. In addition, this joint proxy statement/prospectus incorporates by reference important business and financial information about Sabra and CCP. You may obtain the information incorporated by reference in this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information”. We have included page references to direct you to a more complete description of the topics presented in this summary.

Information about the Companies

Sabra Health Care REIT, Inc. (See page 46)

Sabra, a Maryland corporation, is a self-administered, self-managed REIT that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra’s primary business consists of acquiring, financing and owning real estate property to be leased to third-party tenants in the healthcare sector. Sabra primarily generates revenues by leasing properties to tenants and operators throughout the United States and Canada.

As of March 31, 2017, Sabra’s investment portfolio included 182 real estate properties held for investment (consisting of 96 skilled nursing/transitional care facilities, 75 senior housing facilities, 10 senior housing facilities operated by third-party property managers pursuant to property management agreements (which we refer to as “managed properties”), and one acute care hospital), one asset held for sale, 10 investments in loans receivable and 12 preferred equity investments. As of March 31, 2017, Sabra’s real estate properties held for investment included 18,756 beds/units, spread across the United States and Canada. As of March 31, 2017, nearly all of Sabra’s real estate properties (excluding 10 managed properties) were leased under triple-net operating leases with expirations ranging from one to 16 years.

The principal executive offices of Sabra are located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, and its telephone number is (888) 393-8248. Sabra’s website address is www.sabrahealth.com. The information provided on Sabra’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference in this joint proxy statement/prospectus by this or any other reference to Sabra’s website in this joint proxy statement/prospectus.

Sabra common stock is listed on the NASDAQ Global Select Market (which we refer to as “NASDAQ”), trading under the symbol “SBRA”.

Additional information about Sabra and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information”.

Care Capital Properties, Inc. (See page 46)

CCP, a Delaware corporation, is a self-administered, self-managed healthcare real estate investment trust, with a diversified portfolio of skilled nursing facilities and other healthcare assets operated by private regional and local care providers. CCP leases its properties to unaffiliated tenants under long-term triple-net leases, pursuant to which tenants are obligated to pay all property-related expenses. In addition, CCP originates and manages a small portfolio of secured and unsecured loans, made primarily to skilled nursing facility operators and other post-acute care providers. As of March 31, 2017, CCP’s portfolio was comprised of 337 properties operated by 39 private regional and local care providers, spread across 36 states and contained a total of approximately 37,000 beds/ units. CCP conducts all of its operations through CCP LP and its subsidiaries.

The principal executive offices of CCP are located at 191 North Wacker Drive, Suite 1200, Chicago, Illinois 60606. CCP’s website address is www.carecapitalproperties.com. The information provided on CCP’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference in this joint proxy statement/prospectus by this or any other reference to CCP’s website in this joint proxy statement/prospectus.

CCP common stock is listed on the NYSE, trading under the symbol “CCP”.

Additional information about CCP and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information”.

Risk Factors (See page 37)

Before voting at the Sabra special meeting or the CCP special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 37, including the risks that:

•	the merger is subject to a number of conditions and may not be completed on the terms or timeline currently contemplated, or at all;

•	the exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Sabra or CCP;

•	Sabra may be unable to successfully integrate CCP’s business with its business in order to realize the anticipated benefits of the merger;

•	Sabra and CCP expect to incur substantial costs in connection with the merger;

•	in connection with the merger, Sabra plans to seek certain amendments or refinance certain indebtedness, and cannot guarantee that it will be able to obtain the amendments or necessary funds on favorable terms or at all;

•	following the merger, Sabra will have a substantial amount of indebtedness and may need to incur more indebtedness in the future; and

•	Sabra may incur adverse tax consequences if Sabra or CCP has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

The Merger

The Merger Agreement (See page 112)

Sabra, CCP, Merger Sub, Sabra LP and CCP LP have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus. The Sabra board of directors and the CCP board of directors have both unanimously approved the merger pursuant to the terms of the merger agreement. Sabra and CCP encourage you to read the entire merger agreement carefully because it is the principal legal document governing the merger.

Form of the Merger (See page 112)

Pursuant to the merger agreement, at the effective time of the merger, CCP will be merged with and into Merger Sub with Merger Sub continuing as the surviving entity. Following the merger, Merger Sub will be merged with and into Sabra, with Sabra continuing as the surviving entity. Simultaneous with the subsequent merger, CCP LP will merge with and into Sabra LP, with Sabra LP continuing as the surviving entity.

Upon completion of the merger, we expect that the legacy stockholders of Sabra (in their capacities as such) and the legacy stockholders of CCP (in their capacities as such) will own approximately 41% and 59%, respectively, of the outstanding shares of Sabra common stock, in each case without taking into account whether any legacy Sabra stockholders are also legacy CCP stockholders.

Merger Consideration (See page 113)

Pursuant to the terms and subject to the conditions of the merger agreement, upon consummation of the merger, each share of CCP common stock (other than any shares owned directly by Sabra, CCP or Merger Sub or any of their respective subsidiaries and in each case not held on behalf of third parties) issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive 1.123 (which we refer to as the “exchange ratio”) newly issued shares of Sabra common stock (which we refer to as the “merger consideration”), with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of Sabra common stock or CCP common stock. Because of this, the implied value of the merger consideration will fluctuate between now and the completion of the merger. Based on the closing price of Sabra common stock on NASDAQ of $26.68 on May 5, 2017, the last trading day before public announcement of the merger, the exchange ratio represented approximately $29.96 in Sabra common stock for each share of CCP common stock. Based on the closing price of Sabra common stock on NASDAQ of $23.18 on July 6, 2017, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $26.03 in Sabra common stock for each share of CCP common stock. For more information, see “Comparative Stock Prices and Dividends”.

The following table presents trading information for Sabra common stock and CCP common stock on May 5, 2017, the last trading day before public announcement of the merger, and July 6, 2017, the latest practicable trading day before the date of this joint proxy statement/prospectus. Equivalent per share value of the merger consideration for CCP stockholders, giving effect to the exchange ratio, is also provided for each of these dates.

	Sabra Common Stock (Close)	CCP Common Stock (Close)	Equivalent Per Share Value of Merger Consideration (giving effect to the exchange ratio)
May 5, 2017	$26.68	$26.79	$29.96
July 6, 2017	$23.18	$25.70	$26.03

The value of the merger consideration will fluctuate with changes in the market price of Sabra common stock. As a result, we urge you to obtain current market quotations of Sabra common stock and CCP common stock.

Treatment of CCP Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and Deferred Stock Unit Awards (See page 113)

At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement, outstanding CCP equity awards will be treated as follows:

•

Stock Options. Each CCP stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will vest in full (if not already vested), be assumed by Sabra and be converted into a stock option award to purchase a number of shares of Sabra common stock equal to the product of the number of shares of CCP common stock subject to such CCP stock option and the exchange ratio (rounded down to the nearest whole share), at an exercise price per share of Sabra common stock equal to the exercise price per share of CCP common stock under such CCP stock option divided by the exchange ratio (rounded up to the nearest whole cent), and will remain exercisable in accordance with the terms and conditions applicable to the CCP stock option.

•	Restricted Stock Awards. Each share of CCP restricted stock that is outstanding immediately prior to the effective time of the merger will vest in full and be converted into the right to receive the merger consideration, with cash paid in lieu of fractional shares.

•	Restricted Stock Unit Awards. Each CCP restricted stock unit (which we refer to as an “RSU”) award (other than the deferred stock unit awards described below) that is outstanding immediately prior to the effective time of the merger will vest in full, be assumed by Sabra and be converted into a stock unit award with respect to a number of whole shares of Sabra common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of CCP common stock subject to such CCP RSU award and (ii) the exchange ratio, and such Sabra stock unit awards will become payable in connection with the merger. CCP RSU awards that are subject to performance-based vesting terms will vest at the greater of (i) 100% of the target number of shares of CCP common stock subject to such CCP RSU award and (ii) the number of shares of CCP common stock subject to such CCP RSU award that is eligible to be paid to the holder based on actual performance as determined as of the last trading day immediately prior to the effective time of the merger. The holders of CCP RSU awards will also receive a payment in cash equal to the amount of any previously credited but unpaid cash dividends that had accumulated with respect to the CCP RSU awards within ten (10) business days following the effective time of the merger.

•	Deferred Stock Unit Awards. Each CCP deferred stock unit (which we refer to as a “DSU”) award that is outstanding immediately prior to the effective time of the merger will vest in full (if not already vested), be assumed by Sabra and be converted into a stock unit award with respect to a whole number of shares of Sabra common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of CCP common stock subject to such CCP DSU award and (ii) the exchange ratio. Each CCP DSU award assumed and converted into a Sabra stock unit award will continue to have the same terms and conditions as applied to the CCP DSU award immediately prior to the effective time of the merger, and will be settled in shares of Sabra common stock on the same settlement date or dates applicable to such CCP DSU award.

Recommendations of the Sabra Board of Directors (See page 137)

After careful consideration, the Sabra board of directors, on May 7, 2017, unanimously (a) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger transactions and the issuance of Sabra common stock in connection with the merger, in each case, on the terms and subject to the conditions set forth in the merger agreement, (b) declared the merger agreement and the transactions contemplated thereby including the merger transactions and the issuance of Sabra common stock in connection with the merger, in each case, on the terms and subject to the conditions set forth in the merger agreement, to be advisable and in the best interests of Sabra and its stockholders, (c) subject to certain exceptions, approved and directed that the issuance of Sabra common stock in connection with the merger be submitted for consideration at the Sabra special meeting and (d) subject to Sabra’s board of directors’ right to change its recommendation pursuant to the terms of the merger agreement, recommended that the Sabra stockholders vote in favor of the approval of the issuance of Sabra common stock in connection with the merger (which we refer to as the “Sabra board recommendation”) and determined to include such recommendation in this joint proxy statement/prospectus.

Accordingly, the Sabra board of directors unanimously recommends that holders of Sabra common stock vote “FOR” the Sabra common stock issuance proposal and “FOR” the Sabra adjournment proposal.

For the factors considered by the Sabra board of directors in reaching its decision to approve the merger agreement and make the foregoing recommendations, see “The Merger—Sabra’s Reasons for the Merger; Recommendations of the Sabra Board of Directors”.

Recommendation of the CCP Board of Directors (See page 143)

After careful consideration, on May 7, 2017, the CCP board of directors unanimously (a) approved and adopted the merger agreement and the merger, the subsequent merger and the transactions contemplated by the merger agreement and declared the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth in the merger agreement, to be advisable and in the best interests of CCP and its stockholders, (b) subject to certain exceptions, directed that the merger agreement be submitted for consideration at the CCP special meeting and (c) subject to CCP’s board of directors’ right to change its recommendation pursuant to the terms of the merger agreement, recommended that CCP’s stockholders vote in favor of the adoption of the merger agreement and determined to include such recommendation in this joint proxy statement/prospectus.

Accordingly, the CCP board of directors unanimously recommends you vote “FOR” the CCP merger proposal, “FOR” the CCP compensation proposal and “FOR” the CCP adjournment proposal.

For the factors considered by the CCP board of directors in reaching its decision to approve the merger agreement and make the foregoing recommendations, see “The Merger—CCP’s Reasons for the Merger; Recommendations of the CCP Board of Directors”.

Opinion of Sabra’s Financial Advisor, UBS Securities LLC (See page 71)

On May 7, 2017, at a meeting of the Sabra board of directors held to evaluate the proposed merger transactions, UBS Securities LLC (which we refer to as “UBS”), delivered to the Sabra board of directors an oral opinion, confirmed by delivery of a written opinion, dated May 7, 2017, to the effect that, as of that date and based on and subject to various procedures, assumptions, matters considered and qualifications and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Sabra.

The full text of UBS’s opinion describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by UBS. UBS’s opinion is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. UBS’s opinion was provided for the benefit of the Sabra board of directors in connection with, and for the purpose of, its evaluation of the exchange ratio provided for in the merger, and does not address any other aspect of the merger transactions. UBS’s opinion does not address the relative merits of the merger transactions or any related transaction as compared to other business strategies or transactions that might be available to Sabra or Sabra’s underlying business decision to effect the merger transactions or any related transaction. UBS’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger transactions or any related transaction. Sabra stockholders are encouraged to read UBS’s opinion carefully in its entirety.

The summary of the opinion of UBS set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. For a description of the opinion that the Sabra board of directors received from UBS, see “The Merger—Opinion of Sabra’s Financial Advisor, UBS Securities LLC”.

Opinion of CCP’s Financial Advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (See page 79)

CCP has engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as “BofA Merrill Lynch”), as a financial advisor in connection with the merger. In connection with the merger, BofA Merrill

Lynch delivered an oral opinion (which was subsequently confirmed in writing), on May 7, 2017, to the CCP board of directors as to the fairness, from a financial point of view and as of such date, of the exchange ratio provided for in the merger to the holders of shares of CCP common stock.

The full text of BofA Merrill Lynch’s written opinion, dated May 7, 2017, is attached as Annex C to this joint proxy statement/prospectus and sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by BofA Merrill Lynch in rendering its opinion. BofA Merrill Lynch provided its opinion to the CCP board of directors for the benefit and use of the CCP board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio provided for in the merger from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to CCP or in which CCP might engage or as to the underlying business decision of CCP to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any CCP stockholder as to how to vote or act in connection with the merger or any other matter.

Opinion of CCP’s Financial Advisor, Barclays Capital Inc. (See page 86)

CCP engaged Barclays Capital Inc. (which we refer to as “Barclays”) to act as a financial advisor to CCP in connection with a potential transaction involving CCP. At the CCP board of directors meeting on May 7, 2017, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the CCP board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions set forth in the written opinion, the exchange ratio of 1.123 shares of Sabra common stock per share of CCP common stock provided in the merger was fair, from a financial point of view, to the holders of CCP common stock.

The full text of Barclays’ written opinion, dated as of May 7, 2017, is attached to this joint proxy statement/prospectus as Annex D and incorporated by reference herein. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The summary of Barclays’ opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Barclays’ opinion is addressed to the CCP board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio to be offered to the holders of CCP common stock and does not constitute a recommendation to any stockholder of CCP as to how such stockholder should vote with respect to the merger or any other matter.

Interests of Sabra Directors and Executive Officers in the Merger (See page 101)

In addition to their interests in the merger as stockholders, the directors and executive officers of Sabra have interests in the merger that may be different from, or in addition to, those of Sabra stockholders generally. The Sabra board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger transactions and the issuance of Sabra common stock in connection with the merger.

Pursuant to the merger agreement, immediately after the effective time of the merger, the Sabra board of directors will have eight members, five of whom were directors of Sabra immediately prior to the effective time of the merger, with Richard K. Matros continuing as the chairman of the Sabra board of directors and Sabra’s chief executive officer. The remainder of the current senior leadership team of Sabra is not expected to change as a result of the merger.

Sabra’s non-employee directors will also receive accelerated payment of certain previously vested Sabra stock unit awards upon the effective time of the merger.

Interests of CCP Directors and Executive Officers in the Merger (See page 102)

In addition to their interests in the merger as stockholders, the directors and executive officers of CCP have interests in the merger that may be different from, or in addition to, those of CCP stockholders generally. The CCP board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

These interests include (i) the accelerated vesting of CCP equity awards, (ii) certain severance and other separation benefits that may be payable upon a qualifying termination of employment following the effective time of the merger and (iii) that CCP’s chief executive officer as well as two other current directors of CCP are expected to become members of the Sabra board of directors following the effective time of the merger.

Directors and Management Following the Merger (See page 108)

Pursuant to the merger agreement, as of the effective time of the merger, Sabra is required to increase the size of its board of directors from five to eight directors, five of whom are expected to be the directors of Sabra immediately prior to the effective time of the merger, with Mr. Matros continuing as the chairman of the Sabra board of directors, and three of whom are expected to be current directors of CCP, including Raymond J. Lewis, CCP’s chief executive officer, Ronald G. Geary and Jeffrey A. Malehorn. For additional information regarding the directors and executive officers of Sabra following the merger, including the directors designated by CCP, please refer to Sabra’s proxy statement on Schedule 14A filed on April 25, 2017 and CCP’s proxy statement on Schedule 14A filed on April 7, 2017, the relevant portions of which are incorporated into this document by reference through their respective Annual Reports on Form 10-K for the year ended December 31, 2016.

The merger agreement provides that the CCP designees will serve until the next annual meeting of stockholders of Sabra and until their respective successors are duly elected and qualified or their earlier death, resignation or removal.

The current senior leadership team of Sabra is not expected to change as a result of the merger and will be led by Mr. Matros, the chairman and chief executive officer of Sabra.

Regulatory Approvals (See page 109)

In connection with the issuance of Sabra common stock in the merger, pursuant to the merger agreement, Sabra has filed a registration statement with the Securities and Exchange Commission (which we refer to as the “SEC”) under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), of which this joint proxy statement/prospectus forms a part. As a condition to the closing of the merger, the registration statement must not be the subject of any stop order or proceedings by the SEC seeking a stop order.

Expected Timing of the Merger (See page 37)

Sabra and CCP are working to complete the merger as promptly as practicable and expect it to be completed during the third quarter of 2017. However, the merger is subject to various conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. For more information, see “Risk Factors—Risks Relating to the Merger”.

Conditions to Completion of the Merger (See page 125)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•	receipt of the requisite approvals of Sabra stockholders and CCP stockholders;

•	the approval for listing on NASDAQ of shares of Sabra common stock to be issued in connection with the merger, subject to official notice of issuance;

•	the SEC having declared effective the registration statement, of which this joint proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceedings by the SEC seeking a stop order;

•	the absence of an injunction or other legal restraint or prohibition preventing the consummation of the merger or any material law making the consummation of the merger illegal;

•	the correctness of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement subject to certain materiality standards, and receipt of an officer’s certificate from each party attesting thereto;

•	receipt by each of Sabra and CCP of an opinion of counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the receipt by each of Sabra and CCP of an opinion of counsel regarding such party’s qualification as a REIT; and

•	Sabra having taken all actions necessary to increase the size of its board of directors from five to eight directors, to elect the CCP designees as members of the Sabra board of directors and to amend its charter to increase the number of authorized shares of Sabra common stock to a number at least sufficient for the issuance of Sabra common stock contemplated by the merger agreement.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation (See page 128)

Sabra and CCP are each subject to a customary “no-shop” provision that requires them to refrain from, and to cease discussions or solicitations with respect to, alternative transactions and subjects them to certain restrictions in considering and negotiating alternative transactions. If either of the parties receives a superior proposal (as defined in “The Merger Agreement—No Solicitation”) or an acquisition proposal (as defined in “The Merger Agreement—No Solicitation”) that is reasonably likely to result in a superior proposal, the receiving party may, subject to specified conditions and requirements set forth in further detail below and in the merger agreement, provide nonpublic information to the proposing party and engage in discussions or negotiations with the proposing party. Each party shall promptly notify the other party of any proposal for an alternative transaction within 24 hours of receipt and provide the other party with a copy of such proposal.

In response to a superior proposal, the board of directors of the party receiving such a superior proposal may, subject to specified conditions and requirements set forth in further detail below and in the merger agreement, change its recommendation with respect to such party’s stockholder vote, and such party may terminate the merger agreement in order to accept such proposal. Prior to effecting such change or terminating the merger agreement, the board of directors of the party receiving the superior proposal must provide the other party with notice, reasons for such action and five calendar days of good-faith negotiations to counter such proposal.

Termination of the Merger Agreement (See page 130)

The merger agreement may be terminated prior to the effective time of the merger, whether before or (except where noted below) after the required approvals of the Sabra stockholders and CCP stockholders are obtained:

•	by mutual written consent of Sabra and CCP;

•	by either Sabra or CCP, if the merger is not consummated by November 7, 2017;

•	by either Sabra or CCP, if a court or other governmental entity issues a final and nonappealable order prohibiting the merger;

•	by either Sabra or CCP, if the required approval of either the Sabra stockholders or the CCP stockholders is not obtained;

•	by either Sabra or CCP, upon a willful and material breach of the other party’s nonsolicitation obligations under the merger agreement at any time before the time the required approvals of the breaching party’s stockholders are obtained;

•	by either Sabra or CCP, if there is a breach of the representations or covenants of the other party that would result in the failure of the related closing condition to be satisfied, subject to a cure period;

•	by Sabra, if, at any time before the required approvals of the CCP stockholders are obtained, the CCP board of directors changes its recommendation in favor of the approval of the CCP merger proposal (see “The Merger Agreement—Change in Recommendation Restrictions and Exceptions” for a description of the limited circumstances in which the CCP board of directors is permitted to change its recommendation);

•	by CCP, if, at any time before the required approvals of the Sabra stockholders are obtained, the Sabra board of directors changes its recommendation in favor of the approval of the Sabra common stock issuance proposal (see “The Merger Agreement—Change in Recommendation Restrictions and Exceptions” for a description of the limited circumstances in which the Sabra board of directors is permitted to change its recommendation);

•	by Sabra, at any time before the required approvals of the Sabra stockholders are obtained, to enter into a definitive agreement with respect to a superior proposal, subject to compliance with specified terms of the merger agreement, including payment of a termination fee described below; and

•	by CCP, at any time before the required approvals of the CCP stockholders are obtained, to enter into a definitive agreement with respect to a superior proposal, subject to compliance with specified terms of the merger agreement, including payment of a termination fee described below.

Expenses and Termination Fees (See pages 130 and 132)

Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. For more information, see “The Merger Agreement—Fees and Expenses”.

The merger agreement further provides that, upon termination of the merger agreement under specified circumstances, Sabra or CCP, as applicable, may be required to pay the other party a termination fee of $38.5 million or may be required to reimburse such other party for transaction expenses subject to a cap of $15 million. For more information, see “The Merger Agreement—Termination of the Merger Agreement”.

No Appraisal or Dissenters’ Rights (See page 110)

Under Maryland and Delaware law, the holders of Sabra common stock and CCP common stock, respectively, are not entitled to appraisal or dissenters’ rights in connection with the merger.

For more information, see “The Merger—No Appraisal or Dissenters’ Rights”.

Description of Indebtedness to be Amended or Refinanced (See page 110)

The following indebtedness of Sabra and CCP does not permit the consummation of the merger and therefore will need to be amended or refinanced in connection with the merger:

Sabra

•	$500 million unsecured revolving credit facility, of which $32 million was outstanding as of the Sabra record date;

•	$245 million unsecured term loan due 2021, of which $245 million was outstanding as of the Sabra record date; and

•	CAD $125 million unsecured term loan due 2021, of which CAD $125 million was outstanding as of the Sabra record date.

CCP

•	$600 million unsecured revolving credit facility, of which $402 million was outstanding as of the CCP record date;

•	$200 million unsecured term loan due 2023, of which $200 million was outstanding as of the CCP record date;

•	$800 million unsecured term loan due 2020, of which $474 million was outstanding as of the CCP record date;

•	$135 million secured term loan due 2019, of which $98.5 million was outstanding as of the CCP record date; and

•	$100 million aggregate principal amount of 5.38% senior unsecured notes due 2027, of which $100 million was outstanding as of the CCP record date.

For more information, see “The Merger—Amendments or Refinancing of Certain Indebtedness; Debt Commitment Letter”.

Litigation Related to the Merger (See page 111)

As of July 6, 2017, purported stockholders of CCP have filed five putative class action lawsuits challenging the merger against CCP, its directors and, in one case, Sabra, Merger Sub, CCP LP, and Sabra LP. The lawsuits seek various forms of relief, including an injunction, dissemination of a revised registration statement, declaratory judgment, and award of damages and expenses. For more information about litigation related to the merger, see “The Merger—Litigation Related to the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (See page 135)

Sabra and CCP intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Sabra’s obligation to complete the merger that Sabra receive the written opinion of Fried Frank (or other nationally recognized legal counsel reasonably acceptable to Sabra), dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to CCP’s obligation to complete the merger that CCP receive the written opinion of Sidley (or other nationally recognized legal counsel reasonably acceptable to CCP), dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, on the basis of the opinions described above, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of CCP common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of CCP common stock for shares of Sabra common stock in the merger (other than gain or loss with respect to any cash received in lieu of a fractional share of Sabra common stock).

You should read “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on your particular facts and circumstances. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

The Sabra Special Meeting (See page 137)

The Sabra special meeting will be held at Sabra’s headquarters located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, at 1:00 p.m. local time, on August 15, 2017.

You may vote at the Sabra special meeting if you owned shares of Sabra common stock at the close of business on the Sabra record date. On the Sabra record date, there were 65,423,864 shares of Sabra common stock issued and outstanding and entitled to vote at the Sabra special meeting. You may cast one vote for each share of Sabra common stock that you owned on that date. Holders of Sabra Series A Preferred Stock are not entitled to receive notice of, or to vote at, the Sabra special meeting.

At the Sabra special meeting, holders of Sabra common stock will be asked to consider and vote on:

•	the Sabra common stock issuance proposal; and

•	the Sabra adjournment proposal, if necessary or appropriate.

The approval of the Sabra common stock issuance proposal is a condition to the completion of the merger and if the Sabra common stock issuance proposal is not approved, the merger and related transactions will not be completed.

Approval of each of the Sabra common stock issuance proposal and the Sabra adjournment proposal requires the affirmative vote of a majority of all of the votes cast on such proposal by holders of Sabra common stock.

As of the Sabra record date, approximately 2.4% of the outstanding shares of Sabra common stock was beneficially owned by Sabra directors and executive officers and their affiliates. Sabra currently expects that the Sabra directors and executive officers will vote their shares in favor of each of the proposals set forth above, although none has entered into any agreements requiring them to do so.

The Sabra board of directors unanimously recommends that Sabra stockholders vote “FOR” each of the proposals set forth above. For more information, see “The Sabra Special Meeting”.

The CCP Special Meeting (See page 143)

The CCP special meeting of stockholders will be held at 191 North Wacker Drive, Conference Center (10th Floor), Chicago, Illinois 60606 on August 15, 2017, at 2:00 p.m. local time.

You may vote at the CCP special meeting if you owned shares of CCP common stock at the close of business on the CCP record date. On the CCP record date, there were 84,070,493 shares of CCP common stock issued and outstanding and entitled to vote at the CCP special meeting. You may cast one vote for each share of CCP common stock that you owned on the CCP record date.

At the CCP special meeting, CCP stockholders will be asked to consider and vote on:

•	the CCP merger proposal;

•	the CCP compensation proposal; and

•	the CCP adjournment proposal, if necessary or appropriate.

The approval of the CCP merger proposal is a condition to the completion of the merger and if the CCP merger proposal is not approved, the merger and related transactions will not be completed.

Approval of the CCP merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CCP common stock. Approval of each of the CCP compensation proposal and the CCP adjournment proposal requires the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the CCP special meeting.

As of the CCP record date, approximately 0.8% of the outstanding shares of CCP common stock was held by CCP directors and executive officers and their affiliates. CCP currently expects that the CCP directors and executive officers will vote their shares in favor of each of the proposals set forth above, although none has entered into any agreements requiring them to do so.

The CCP board of directors unanimously recommends that CCP stockholders vote “FOR” the CCP merger proposal, “FOR” the CCP compensation proposal and “FOR” the CCP adjournment proposal. For more information, see “The CCP Special Meeting”.

SELECTED HISTORICAL FINANCIAL DATA OF SABRA

The following tables set forth selected consolidated financial information for Sabra as of and for each of the five years ended December 31, 2016, 2015, 2014, 2013 and 2012, and as of March 31, 2017 and for the three-month period ended March 31, 2017. The selected consolidated financial information as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 were derived from the audited consolidated financial statements of Sabra contained in Sabra’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 22, 2017, which is incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial information as of December 31, 2014, 2013 and 2012, and for the years ended December 31, 2013 and 2012, were derived from Sabra’s audited consolidated financial statements not included or incorporated by reference into this joint proxy statement/prospectus. The selected consolidated financial information as of March 31, 2017 and for each of the three-month periods ended March 31, 2017 and 2016 was derived from Sabra’s unaudited consolidated financial statements contained in Sabra’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 8, 2017, which is incorporated by reference into this joint proxy statement/prospectus.

The following information should be read together with the consolidated financial statements of Sabra, the notes related thereto and the related reports of management on the financial condition and performance of Sabra, all of which are contained in the reports of Sabra filed with the SEC and incorporated herein by reference. For more information, see “Where You Can Find More Information”.

	As of March 31,	As of December 31,
	2017	2016	2015	2014	2013	2012
		(In thousands)
Balance sheet data:
Total real estate investments, net	$1,993,592	$2,009,939	$2,039,616	$1,645,805	$915,418	$827,135
Loans receivable and other investments, net	$96,489	$96,036	$300,177	$251,583	$185,293	$12,017
Cash and cash equivalents	$12,814	$25,663	$7,434	$61,793	$4,308	$17,101
Total assets	$2,240,126	$2,265,919	$2,468,837	$2,046,165	$1,162,298	$883,234
Mortgage notes, net	$159,905	$160,752	$174,846	$121,401	$139,103	$150,226
Revolving credit facility	$17,000	$26,000	$255,000	$68,000	$135,500	$92,500
Term loans, net	$336,592	$335,673	$264,229	$200,000	$—	$—
Senior unsecured notes, net	$688,879	$688,246	$685,704	$683,167	$405,302	$323,327
Total liabilities	$1,235,773	$1,250,310	$1,414,961	$1,104,342	$702,134	$577,746
Total Sabra stockholders’ equity	$1,004,350	$1,015,574	$1,053,770	$941,866	$460,164	$305,488

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In thousands, except share and per share amounts)
Operating data:
Total revenues	$62,650	$62,559	$260,526	$238,864	$183,518	$134,780	$103,170
Operating expenses	2,420	1,412	5,703	2,576	1,930	—	—
Net income (loss) attributable to common stockholders	16,262	(18,272)	60,034	69,171	36,710	25,749	19,513
Net income (loss) attributable to common stockholders per share—basic	$0.25	$(0.28)	$0.92	$1.11	$0.79	$0.69	$0.53

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In thousands, except share and per share amounts)
Net income (loss) attributable to common stockholders per share—diluted	$0.25	$(0.28)	$0.92	$1.11	$0.78	$0.68	$0.52

Other data:
Cash flows provided by operations	$31,438	$24,726	$176,739	$121,101	$85,337	$62,099	$56,252
Cash flows (used in) provided by investing activities	(961)	1,964	142,363	(489,226)	(826,472)	(297,509)	(218,650)
Cash flows (used in) provided by financing activities	(43,347)	(25,122)	(300,898)	314,078	798,620	222,617	137,249
Dividends declared and paid per common share	$0.42	$0.41	$1.67	$1.60	$1.51	$1.36	$1.32
Weighted average number of common shares outstanding, basic	65,354,649	65,248,203	65,284,251	62,235,014	46,351,544	37,514,637	37,061,111
Weighted average number of common shares outstanding, diluted—net income and FFO attributable to common stockholders	65,920,486	65,414,703	65,520,672	62,460,239	46,889,531	38,071,926	37,321,517
Weighted average number of common shares outstanding, diluted—AFFO attributable to common stockholders	66,325,908	65,825,187	65,904,435	62,659,935	47,147,722	38,364,727	37,829,421
FFO attributable to common stockholders (1)	$35,399	$33,907	$164,439	$132,411	$76,128	$59,030	$52,257
Diluted FFO attributable to common stockholders per common share (1)	$0.54	$0.52	$2.51	$2.12	$1.62	$1.55	$1.40
AFFO attributable to common stockholders (1)	$36,187	$34,825	$161,465	$133,913	$77,223	$57,942	$60,287
Diluted AFFO attributable to common stockholders per common share (1)	$0.55	$0.53	$2.45	$2.14	$1.64	$1.51	$1.59

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In thousands, except share and per share amounts)

Reconciliation of FFO and AFFO
Net income (loss) attributable to common stockholders	$16,262	$(18,272)	$60,034	$69,171	$36,710	$25,749	$19,513
Add:
Depreciation of real estate assets	19,137	17,766	68,472	63,079	43,332	33,281	30,263
Net loss (gain) on sales of real estate	—	4,602	6,122	161	(3,914)	—	—
Impairment of real estate	—	29,811	29,811	—	—	—	2,481

FFO attributable to common stockholders	$35,399	$33,907	$164,439	$132,411	$76,128	$59,030	$52,257
Expensed acquisition pursuit costs (2)	563	89	1,197	7,023	3,095	1,455	1,654
Stock-based compensation	2,588	1,818	7,496	6,123	9,851	7,819	8,279
Straight-line rental income adjustments	(4,607)	(5,593)	(21,984)	(24,320)	(19,821)	(14,709)	(4,893)
Amortization of deferred financing costs	1,277	1,221	5,040	5,143	4,045	3,280	2,685
Non-cash portion of loss on extinguishment of debt	—	556	556	—	1,576	859	628
Change in fair value of contingent consolidation	(822)	—	(1,526)	(1,550)	(1,560)	800	—
Provision for doubtful straight-line rental income and loan losses	1,390	2,523	5,833	9,031	3,594	—	—
Other non-cash adjustments (3)	399	304	414	52	315	(592)	(323)

AFFO attributable to common stockholders	$36,187	$34,825	$161,465	$133,913	$77,223	$57,942	$60,287

(1)	Sabra believes that net income attributable to common stockholders, as defined by GAAP, is the most appropriate earnings measure. Sabra also believes that funds from operations attributable to common stockholders (“FFO”), as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), and adjusted funds from operations attributable to common stockholders (“AFFO”) (and related per share amounts) are important non-GAAP supplemental measures of operating performance. Sabra considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, real estate depreciation and amortization, real estate impairment charges, and for AFFO, by excluding straight-line rental income adjustments, stock-based compensation expense, amortization of deferred financing costs, acquisition pursuit costs, as well as other non-cash revenue and expense items (including provisions and write-offs related to straight-line rental income, provision for loan losses, changes in fair value of contingent consideration, amortization of debt premiums/discounts and non-cash interest income adjustments), FFO and AFFO can help investors compare Sabra’s operating performance between periods or as compared to other companies. See the section entitled “Results of Operations—Funds from Operations and Adjusted Funds from Operations” contained in Sabra’s Quarterly Report on Form 10-Q for the period ending March 31, 2017, for further discussion of FFO and AFFO.
(2)

On October 1, 2016, Sabra early-adopted ASU 2017-01, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as business acquisitions. All real estate acquisitions completed subsequent to October 1, 2016 by Sabra were considered asset acquisitions and Sabra has capitalized acquisition pursuit costs associated with these acquisitions, including those costs incurred prior to

October 1, 2016. Acquisitions completed by Sabra prior to October 1, 2016 were deemed business combinations and the related acquisition pursuit costs were expensed as incurred.
(3)	Other non-cash adjustments include amortization of debt premiums/discounts, non-cash interest income adjustments and amortization expense related to Sabra’s interest rate hedges.

SELECTED HISTORICAL FINANCIAL DATA OF CCP

The following table sets forth CCP’s selected financial data, some of which was carved out from the financial information of Ventas, Inc. (“Ventas”), as described below. Prior to CCP’s separation from Ventas in August 2015, CCP did not conduct any business operations other than those incidental to its formation and in connection with the transactions related to the separation and distribution.

CCP’s combined consolidated financial statements for periods prior to the separation were carved out from the financial information of Ventas at a carrying value reflective of historical cost in Ventas’s records. These combined consolidated financial statements include an allocation of expenses related to certain Ventas corporate functions, including executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. These expenses were allocated to CCP based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount or other measures. CCP considers the expense methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had CCP operated as an independent, publicly traded company for the full periods presented. In connection with the separation, CCP entered into a transition services agreement with Ventas pursuant to which it received certain support services from Ventas on a transitional basis until August 31, 2016. The historical combined consolidated financial information presented may not be indicative of the results of operations, financial position or cash flows that would have been obtained if CCP had been an independent, standalone entity during the full periods shown.

This selected historical financial data should be read in conjunction with CCP’s audited combined consolidated financial statements, the notes related thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CCP’s Annual Report on Form 10-K for the year ended December 31, 2016 and CCP’s unaudited consolidated financial statements, the notes related thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in CCP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. See “Where You Can Find More Information”.

	As of March 31,	As of December 31,
	2017	2016	2015	2014	2013	2012
	(unaudited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
	(In thousands)
Balance sheet data:
Total real estate investments, net	$2,463,950	$2,482,744	$2,702,755	$2,191,241	$2,272,744	$2,349,416	(3)
Loans receivable and other investments, net	84,158	84,795	51,802	31,117	26,423	35,545	(3)
Cash and cash equivalents	82,287	15,813	16,995	2,424	2,167	6,745
Total assets	2,832,451	2,812,368	2,954,969	2,331,750	2,405,764	2,499,879
Mortgage notes, net	135,000	135,000	—	—	—	—
Revolving credit facility	86,000	24,000	143,000	—	—	—
Term loans, net	674,000	674,000	1,400,000	—	—	—
Senior unsecured notes, net	600,000	600,000	—	—	—	—
Total liabilities	1,647,014	1,647,180	1,739,122	208,671	214,464	230,330	(3)
Total CCP stockholders’ equity	1,185,437	1,165,188	1,215,847	2,123,079	2,191,300	2,265,524

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
	(In thousands, except per share amounts)
Operating data:
Total revenues	$82,831	$84,543	$347,904	$327,941	$295,364	$291,632	$290,537
Net income attributable to CCP/common stockholders	64,909	29,766	122,743	143,166	157,595	174,290	172,421
Net income attributable to CCP/common stockholders per share—basic	$0.77	$0.35	$1.46	$1.71	$1.89	$2.09	$2.07
Net income attributable to CCP/common stockholders per share—diluted	$0.77	$0.35	$1.46	$1.71	$1.88	$2.08	$2.06

Other data:
Cash flows provided by operations	$44,972	$50,384	$249,220	$267,174	$255,082	$249,727	$250,312
Cash flows (used in) provided by investing activities	(7,855)	(9,494)	14,660	(507,111)	(28,977)	(4,505)	(21,899)
Cash flows (used in) provided by financing activities	(35,039)	(45,337)	(265,062)	254,508	(225,848)	(249,800)	(231,240)
Dividends declared per common share	$0.57	$0.57	$2.28	$1.14	n/a	n/a	n/a
Weighted average number of common shares outstanding, basic	83,670	83,544	83,592	83,488	83,488	83,488	83,488
Weighted average number of common shares outstanding, diluted—net income and FFO attributable to CCP/common stockholders (1)	83,799	83,620	83,689	83,607	83,658	83,658	83,658
FFO attributable to CCP/common stockholders (1)(2)	$57,333	$63,804	$244,670	$276,645	$257,197	$266,651	$269,968
Diluted FFO attributable to CCP/common stockholders per common share (1)(2)	$0.68	$0.76	$2.92	$3.31	$3.07	$3.19	$3.23

	Three Months Ended March 31,		For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In thousands)
Reconciliation of FFO
Net income attributable to CCP/common stockholders	$64,909	$29,766	$122,743	$143,166	$157,595	$174,290	$172,421
Adjustments:
Real estate depreciation and amortization	24,702	28,456	106,803	111,242	91,199	87,216	85,047
Real estate depreciation related to noncontrolling interests	(33)	(37)	(139)	(270)	(427)	(471)	(573)
Impairment on real estate investments and goodwill	—	5,499	18,157	23,139	8,769	5,601	13,045
(Gain) loss on real estate dispositions	(32,245)	120	(2,894)	(632)	61	15	28

FFO attributable to CCP/common stockholders	$57,333	$63,804	$244,670	$276,645	$257,197	$266,651	$269,968

(1)	Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, CCP considers FFO to be an appropriate measure of operating performance of an equity REIT. CCP uses the NAREIT definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures will be calculated to reflect FFO on the same basis.
(2)	Basic and diluted earnings per share for the periods prior to CCP’s separation from Ventas were retroactively restated for the number of basic and diluted shares outstanding immediately following the separation.
(3)	Amount carved out from the financial information of Ventas at a carrying value reflective of historical cost in Ventas’s records.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables show summary unaudited pro forma condensed combined financial information about the combined financial condition and operating results of Sabra and CCP after giving effect to the merger, CCP LP’s issuance and sale of $500.0 million aggregate principal amount of 5.125% Senior Notes due 2026 and use of the proceeds from that sale to repay $500.0 million of existing variable rate debt with an average rate of 1.95% in July 2016 (which we refer to as the “CCP debt refinancing”) and CCP’s acquisition of six behavioral health hospitals in a sale-leaseback transaction in April 2017 (which we refer to as the “CCP behavioral hospital acquisition”). The unaudited pro forma condensed combined financial information assumes that the merger is accounted for by applying the acquisition method of accounting with Sabra treated as the acquiring entity. The unaudited pro forma condensed combined balance sheet data gives effect to the merger and the CCP behavioral hospital acquisition as if each had occurred on March 31, 2017. The unaudited pro forma condensed combined statement of operations data gives effect to the merger, the CCP debt refinancing and the CCP behavioral hospital acquisition as if each had occurred on January 1, 2016, based on the most recent valuation data available. The summary unaudited pro forma condensed combined financial information listed below has been derived from and should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus, (ii) the historical financial statements and the related notes of both Sabra and CCP contained in their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017 and in their respective Annual Reports on Form 10-K for the year ended December 31, 2016 and (iii) CCP’s Current Report on Form 8-K, as amended, dated April 28, 2017, all of which are incorporated by reference into this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements” and “Where You Can Find More Information”.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of the future operating results or financial position of Sabra.

Sabra Health Care REIT, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2017

(In thousands)

Assets
Real estate investments, net	$5,778,343
Loans receivable and other investments, net	157,010
Cash and cash equivalents	30,705
Restricted cash	9,151
Assets held for sale, net	127,078
Lease intangible assets, net	331,990
Prepaid expenses, deferred financing costs and other assets, net	153,635

Total assets	$6,587,912

Liabilities
Secured debt, net	$294,905
Revolving credit facility	329,982
Unsecured term loans, net	1,186,690
Senior unsecured notes, net	1,288,879
Accounts payable and accrued liabilities	115,494
Lease intangible liabilities, net	202,708
Deferred income taxes	1,766

Total liabilities	3,420,424

Equity
Preferred stock	58
Common stock	1,600
Additional paid-in-capital	3,460,313
Cumulative distributions in excess of net income	(296,591)
Accumulated other comprehensive loss	(1,628)

Total Sabra Health Care REIT, Inc. stockholders’ equity	3,163,752
Noncontrolling interests	3,736

Total equity	3,167,488

Total liabilities and equity	$6,587,912

Sabra Health Care REIT, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2017

(In thousands, except share and per share amounts)

Revenues:
Rental income	$140,975
Interest and other income	5,440
Resident fees and services	3,481

Total revenues	149,896

Expenses:
Depreciation and amortization	47,413
Interest	34,084
Operating expenses	2,420
General and administrative	16,951
Provision for doubtful accounts and loan losses	1,770

Total expenses	102,638

Other income:
Other income	2,129
Net gain on sale of real estate	32,245

Total other income	34,374

Net Income	81,632
Net income attributable to noncontrolling interests	24

Net income attributable to Sabra Health Care REIT, Inc.	81,656
Preferred stock dividends	(2,561)

Net income attributable to common stockholders	$79,095

Net income attributable to common stockholders, per:
Basic common share	$0.49

Diluted common share	$0.49

Weighted average number of common shares outstanding, basic	159,951,546

Weighted average number of common shares outstanding, diluted	160,518,249

Sabra Health Care REIT, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

(In thousands, except share and per share amounts)

Revenues:
Rental income	$575,184
Interest and other income	42,605
Resident fees and services	7,788

Total revenues	625,577

Expenses:
Depreciation and amortization	181,577
Interest	131,836
Operating expenses	5,703
General and administrative	59,396
Provision for doubtful accounts and loan losses	5,677
Impairment of real estate	51,471

Total expenses	435,660

Other income (expense):
Loss on extinguishment of debt	(6,017)
Other income	7,107
Net loss on sale of real estate	(3,228)

Total other expense	(2,138)

Net Income	187,779
Net income attributable to noncontrolling interests	49

Net income attributable to Sabra Health Care REIT, Inc.	187,828
Preferred stock dividends	(10,242)

Net income attributable to common stockholders	$177,586

Net income attributable to common stockholders, per:
Basic common share	$1.11

Diluted common share	$1.11

Weighted average number of common shares outstanding, basic	159,881,148

Weighted average number of common shares outstanding, diluted	160,118,435

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

The following table sets forth, for the three months ended March 31, 2017 and the year ended December 31, 2016, selected per share information for Sabra common stock on a historical and pro forma combined basis and for CCP common stock on a historical and pro forma equivalent basis. You should read the table below together with the historical consolidated financial statements and related notes of Sabra and CCP contained in their respective Quarterly Reports on Form 10-Q for the period ended March 31, 2017 and Annual Reports on Form 10-K for the year ended December 31, 2016, all of which are incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information”.

The Sabra pro forma combined earnings per share were calculated using the methodology as described above under the heading “Summary Unaudited Pro Forma Condensed Combined Financial Information”, and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma condensed combined balance sheet data gives effect to the merger and the CCP behavioral hospital acquisition as if each had occurred on March 31, 2017. The unaudited pro forma condensed combined statements of operations data gives effect to the merger, the CCP debt refinancing and the CCP behavioral hospital acquisition as if each had become effective at January 1, 2016, based on the most recent valuation data available. The CCP pro forma equivalent per common share amounts were calculated by multiplying the Sabra pro forma combined per share amounts by the exchange ratio. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of Sabra that actually would have occurred had the merger been completed as of the date indicated above, nor are they necessarily indicative of the future operating results or financial position of Sabra.

	Sabra						CCP
	Historical		Pro Forma for Merger				Historical		Pro Forma Equivalent
	Three Months Ended March 31, 2017	Year Ended December 31, 2016	Three Months Ended March 31, 2017		Year Ended December 31, 2016		Three Months Ended March 31, 2017	Year Ended December 31, 2016	Three Months Ended March 31, 2017		Year Ended December 31, 2016
Basic earnings per share	$0.25	$0.92	$0.49		$1.11		$0.77	$1.46	$0.56		$1.25
Diluted earnings per share	$0.25	$0.92	$0.49		$1.11		$0.77	$1.46	$0.55		$1.25
Cash dividends declared per share	$0.42	$1.67	$0.42	(1)	$1.67	(1)	$0.57	$2.28	$0.47	(2)	$1.88	(2)
Book value per share (period end)	$15.24	—	$19.73		—		$14.16	—	$22.16		—

(1)	Dividends are declared and paid at the discretion of the Sabra board of directors. Subject to the terms of the merger agreement, the Sabra board of directors may change Sabra’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.
(2)	Dividends are declared and paid at the discretion of the CCP board of directors. Subject to the terms of the merger agreement, the CCP board of directors may change CCP’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Sabra and CCP because these risks will also affect Sabra, as the combined company, following completion of the transactions. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017 of Sabra and CCP, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information”.

Risks Relating to the Merger

The merger may not be completed on the terms or timeline currently contemplated, or at all.

The completion of the merger is subject to certain conditions, including: (1) approval by Sabra stockholders and CCP stockholders, (2) approval for listing on NASDAQ of Sabra common stock to be issued in connection with the merger, subject to official notice of issuance, (3) the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceeding seeking a stop order, (4) the absence of an injunction or other legal restraint or prohibition preventing the consummation of the merger or any material law making consummation of the merger illegal, (5) accuracy of each party’s representations and warranties, subject in most cases to materiality or material adverse effect qualifications, (6) compliance in all material respects with each party’s obligations required to be performed by it at or prior to the closing and (7) receipt by each of Sabra and CCP of an opinion of counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and an opinion of counsel that each of Sabra and CCP qualify as a REIT under the Code. Sabra and CCP cannot provide assurances that the merger will be consummated on the terms or timeline currently contemplated, or at all.

The exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Sabra or CCP.

At the effective time of the merger, each share of CCP common stock (other than any shares owned directly by Sabra, CCP or Merger Sub or their respective subsidiaries and in each case not held on behalf of third parties) issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive 1.123 newly issued shares of Sabra common stock, with cash paid in lieu of fractional shares. The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Sabra common stock or CCP common stock. Changes in the price of Sabra common stock prior to the merger will affect the market value of the merger consideration that CCP stockholders will receive upon the closing of the merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Sabra and CCP), including the following factors:

•	changes in the respective businesses, operations, assets, liabilities and prospects of either company;

•	changes in market assessments of the business, operations, assets, liabilities and prospects of either company;

•	market assessments of the likelihood that the merger will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of Sabra common stock and CCP common stock;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Sabra and CCP operate; and

•	other factors beyond the control of Sabra and CCP, including those described under this “Risk Factors” heading.

The price of Sabra common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of Sabra and CCP. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. Because the merger will be completed after the date of the stockholder meetings, at the time of your stockholder meeting, you will not know the exact market value of the Sabra common stock that CCP stockholders will receive upon completion of the merger. You should consider the following two risks:

•	if the price of Sabra common stock increases between the date the merger agreement was signed or the date of the applicable stockholder meeting and the closing of the merger, CCP stockholders will receive shares of Sabra common stock that have a market value upon completion of the merger that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the applicable stockholder meeting, respectively; and

•	if the price of Sabra common stock declines between the date the merger agreement was signed or the date of the applicable special meeting and the closing of the merger, including for any of the reasons described above, CCP stockholders will receive shares of Sabra common stock that have a market value upon completion of the merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the applicable stockholder meeting, respectively.

Therefore, since the number of shares of Sabra common stock to be issued per share of CCP common stock is fixed, CCP stockholders cannot be sure of the market value of the consideration they will receive upon completion of the merger.

Sabra and CCP stockholders may be diluted by the merger.

The merger may dilute the ownership position of Sabra stockholders and result in CCP stockholders having an ownership stake in Sabra that is smaller than their current stake in CCP. Upon completion of the merger, legacy Sabra stockholders (in their capacities as such) will own approximately 41% of the issued and outstanding shares of Sabra common stock, and legacy CCP stockholders (in their capacities as such) will own approximately 59% of the issued and outstanding shares of Sabra common stock, in each case without taking into account whether any legacy Sabra stockholders are also legacy CCP stockholders. Consequently, Sabra stockholders and CCP stockholders may have less influence over the management and policies of Sabra after the effective time of the merger than they currently exercise over the management and policies of Sabra or CCP, as applicable.

Failure to complete the merger could adversely affect the stock prices and the future business and financial results of Sabra and CCP.

If the merger is not completed, the ongoing businesses of Sabra or CCP may be adversely affected and Sabra and CCP will be subject to numerous risks, including the following:

•	upon termination of the merger agreement under specified circumstances, Sabra or CCP having to pay the other party a termination fee of $38.5 million or reimburse the other party for transaction expenses subject to a cap of $15 million;

•	each of Sabra and CCP having to pay substantial costs relating to the merger, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration preparation costs that have already been incurred or will continue to be incurred until the closing of the merger;

•	the management of each of Sabra and CCP focusing on the merger instead of having pursued other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of having the merger completed; and

•	reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, Sabra and CCP cannot assure their respective stockholders that these risks will not materialize or will not materially affect the business, financial results and stock prices of Sabra or CCP.

The pendency of the merger could adversely affect the business and operations of Sabra and CCP.

In connection with the pending merger, some tenants or vendors of each of Sabra and CCP may react unfavorably or delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Sabra and CCP, regardless of whether the merger is completed. Similarly, current and prospective employees of Sabra and CCP may experience uncertainty about their future roles with Sabra following the merger, which may materially adversely affect the ability of each of Sabra and CCP to attract and retain key personnel during the pendency of the merger. In addition, due to interim operating covenants in the merger agreement, each of Sabra and CCP may be unable (without the other party’s prior written consent), during the pendency of the merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

The directors and executive officers of CCP have interests in seeing the merger completed that may be different from, or in addition to, those of the other CCP stockholders.

The directors and executive officers of CCP have interests in the merger that may be different from, or in addition to, those of other CCP stockholders. As described in more detail below, these interests include:

•	the accelerated vesting (and in some cases, payment) of unvested CCP stock options, restricted stock awards, restricted stock unit awards and deferred stock unit awards upon the effective time of the merger, as described in more detail in the section entitled “The Merger Agreement—Treatment of Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and Deferred Stock Unit Awards”;

•	severance payments and benefits under the employment agreement with Mr. Lewis and the employee protection and noncompetition agreements with each of Ms. Wittman, Mr. Doman and Ms. Benson that are payable upon certain types of terminations of employment that occur following the effective time of the merger, as described in more detail in the section entitled “The Merger—Interests of CCP Directors and Executive Officers in the Merger”;

•	the entitlement to indemnification benefits in favor of CCP directors and executive officers, as described in more detail in the sections entitled “The Merger Agreement—Directors and Officers Indemnification and Insurance” and “Comparison of Rights of Sabra Stockholders and CCP Stockholders—Liability and Indemnification of Officers and Directors”; and

•	the fact that in connection with the closing of the merger, Sabra is required to elect to the Sabra board of directors Mr. Lewis, who is the current chief executive officer and a director of CCP, and Mr. Geary and Mr. Malehorn, two current directors of CCP, as described in more detail in the section entitled “The Merger Agreement—Directors and Officers”.

The directors and executive officers of Sabra have interests in seeing the merger completed that may be different from, or in addition to, those of other Sabra stockholders.

Pursuant to the merger agreement, immediately after the effective time of the merger, the Sabra board of directors will have eight members, five of whom were directors of Sabra immediately prior to the effective time of the merger, with Mr. Matros continuing as the chairman of the Sabra board of directors and Sabra’s chief executive officer. The remainder of the current senior leadership team of Sabra is not expected to change as a result of the merger.

Each of Sabra’s non-employee directors has been granted annual stock unit awards as the equity component of his or her annual director compensation. In order to further link each director’s interests with those of Sabra’s stockholders, each annual director stock unit award has been structured as a form of deferred compensation under Section 409A of the Code that will generally become payable in connection with a change in control within the meaning of Section 409A of the Code. Because the merger will be a change in control of Sabra within the meaning of Section 409A of the Code, each earned and vested annual director stock unit (which does not include the stock unit awards granted at Sabra’s 2017 annual meeting) will become payable in shares of Sabra’s common stock upon the consummation of the merger. The merger will not trigger accelerated vesting of any director stock unit awards.

Risks Relating to the Combined Company after the Completion of the Merger

Sabra expects to incur substantial expenses related to the merger.

Sabra expects to incur substantial expenses in completing the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of Sabra and CCP. While Sabra and CCP have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses.

Following the merger, Sabra may be unable to integrate the business of CCP successfully or realize the anticipated synergies and related benefits of the merger or do so within the anticipated time frame.

The merger involves the combination of two companies that currently operate as independent public companies. Sabra will be required to devote significant management attention and resources to integrating the portfolio, business practices and operations of CCP. Potential difficulties Sabra may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of Sabra and CCP in a manner that permits Sabra to achieve the cost savings anticipated to result from the merger, which would result in some anticipated benefits of the merger not being realized in the time frame currently anticipated, or at all;

•	the inability to successfully realize the anticipated value from some of CCP’s assets;

•	the complexities associated with integrating personnel from the two companies;

•	the failure by Sabra to retain key employees of either of the two companies;

•	potential unknown liabilities and unforeseen increased expenses or delays in connection with the merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

In addition, management of the combined company may make certain decisions with respect to the business, operations, assets and liabilities of the combined company, including potential changes to the terms of its triple-net leases, that are different from what Sabra and CCP may have made with respect to their respective portfolios on a standalone basis. For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of Sabra’s management, the disruption of Sabra’s ongoing business or inconsistencies in Sabra’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of Sabra to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of Sabra.

Following the merger, Sabra will have a substantial amount of indebtedness and may need to incur more indebtedness in the future.

Sabra has substantial indebtedness and, in connection with the merger, will incur additional indebtedness. The incurrence of new indebtedness could have adverse consequences on Sabra’s business following the merger, such as:

•	increasing the cost to Sabra of borrowing;

•	limiting Sabra’s ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general corporate requirements;

•	increasing Sabra’s exposure to increased interest rates under debt instruments subject to variable rates of interest;

•	limiting Sabra’s ability to adjust rapidly to changing market conditions and increasing its vulnerability in the event of a downturn in general economic conditions or in the real estate and/or healthcare sectors;

•	placing Sabra at a competitive disadvantage compared with less leveraged competitors;

•	restricting the way in which Sabra conducts its business because of financial and operating covenants in the agreements governing Sabra’s existing and future indebtedness;

•	increasing the difficulty for Sabra to satisfy its obligations (including ongoing interest payments and, where applicable, scheduled amortization payments); and

•	requiring Sabra to sell assets and properties at an inopportune time.

The impact of any of these potential adverse consequences could have a material adverse effect on Sabra’s results of operations, financial condition, and liquidity.

In connection with the merger, Sabra plans to seek certain amendments or refinance certain indebtedness, and cannot guarantee that it will be able to obtain the amendments or necessary funds on favorable terms or at all.

In connection with the merger, Sabra anticipates that it will seek certain amendments to, or refinance certain indebtedness of, Sabra and CCP in connection with the merger. Sabra’s ability to obtain such amendments or refinancings will depend on, among other factors, prevailing market conditions and other factors beyond the control of Sabra. Sabra cannot assure you that it will be able to obtain financing on terms acceptable to Sabra or at all, and any such failure could materially adversely affect the operations and financial condition of Sabra. If Sabra is not able to obtain such amendments to certain indebtedness of Sabra or CCP, it will be required to refinance or repay some or all of such indebtedness upon consummation of the merger. Under such circumstances, Sabra may not be able to refinance, or have sufficient resources to repay, such indebtedness. While Sabra may, subject to certain terms and conditions, borrow up to $550 million of senior unsecured bridge loans pursuant to a commitment letter, dated as of May 7, 2017, with UBS AG Stanford Branch (which we refer to as “UBS Bank”) and UBS, this amount may not be enough to fully refinance the indebtedness of Sabra and CCP that, absent an amendment or refinancing, would come due upon the consummation of the merger. Completion of the merger is not conditioned on completing such financing transactions.

The trading price of shares of Sabra common stock following the merger may be affected by factors different from those affecting the price of shares of Sabra common stock or CCP common stock before the merger.

If the merger is completed, legacy Sabra stockholders (in their capacities as such) will become holders of approximately 41% of the outstanding shares of Sabra common stock and legacy CCP stockholders (in their capacities as such) will become holders of approximately 59% of the outstanding shares of Sabra common stock immediately following the merger, in each case without taking into account whether any legacy Sabra stockholders are also legacy CCP stockholders. The results of operations of Sabra and the trading price of Sabra common stock after the merger may be affected by factors different from those currently affecting Sabra’s or CCP’s results of operations and the trading prices of Sabra common stock and CCP common stock. For example, some institutional investors that currently hold shares of both Sabra common stock and CCP common stock may elect to decrease their ownership in the merged company by selling Sabra common stock. Accordingly, the historical trading prices and financial results of Sabra and CCP may not be indicative of these matters for Sabra after the merger.

The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of Sabra’s results after the merger.

The unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of Sabra after the merger. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to CCP’s assets and liabilities. The purchase price allocation reflected in the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of CCP as of the date of the completion of the merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma condensed combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the merger that Sabra believes are reasonable under the circumstances. Sabra cannot assure you that the assumptions will prove to be accurate over time.

Risks Relating to the Status of Sabra and CCP as REITs

Sabra may incur adverse tax consequences if CCP has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

It is a condition to the obligation of Sabra to complete the merger that Sabra receive the written opinion of Sidley (or other nationally recognized legal counsel reasonably acceptable to Sabra and CCP), dated as of the closing date of the merger, to the effect that, for all taxable periods from CCP’s taxable year ended December 31, 2015 through the closing date of the merger, CCP has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled CCP to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code. The opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by CCP, and if any such representations are or become inaccurate or incomplete, such opinion may be invalid and the conclusions reached therein could be jeopardized. In addition, the opinion will not be binding on the Internal Revenue Service (which we refer to as the “IRS”) or any court, and there can be no assurance that the IRS will not take a contrary position or that such position would not be sustained. If CCP has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, Sabra generally would succeed to and may incur significant tax liabilities and Sabra could possibly fail to qualify as a REIT. In addition, if CCP has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the merger is completed, for the five-year period following the effective time of the merger, upon a taxable disposition of any of CCP’s assets, Sabra generally would be subject to corporate level tax with respect to any gain in such asset at the time of the merger.

CCP’s or Sabra’s failure to maintain its qualification as a REIT would subject CCP and/or Sabra to U.S. federal income tax, which could adversely affect the value of the shares of Sabra common stock and would substantially reduce the cash available for distribution to Sabra stockholders.

The qualification and taxation of each of CCP and Sabra as a REIT will depend upon each’s ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Accordingly, given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of investments that CCP or Sabra may make, and the possibility of future changes in circumstances, no assurance can be given that the actual results of operations for each of CCP and Sabra for any particular taxable year will satisfy such requirements.

If either CCP or Sabra fails to qualify as a REIT in any calendar year, it would be required to pay U.S. federal income tax (and any applicable state and local tax), including any applicable alternative minimum tax, on its taxable income at regular corporate rates, and dividends paid to its stockholders would not be deductible by it in computing its taxable income (although such dividends received by certain non-corporate U.S. taxpayers generally would currently be subject to a preferential rate of taxation). Further, if either CCP or Sabra fails to qualify as a REIT, CCP or Sabra might need to borrow money or sell assets in order to pay any resulting tax. The payment of income tax would decrease the amount available for distribution to stockholders. Furthermore, if either CCP or Sabra fails to maintain its qualification as a REIT, it no longer would be required under U.S. federal tax laws to distribute substantially all of its REIT taxable income to its stockholders. Unless its failure to qualify as a REIT was subject to relief under U.S. federal tax laws, it could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify.

The tax imposed on REITs engaging in “prohibited transactions” may limit Sabra’s ability to engage in transactions which would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although Sabra does not intend to hold any properties (including any historic CCP properties) that would be characterized as held for sale to customers in the ordinary course of its business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with Sabra’s characterization of its properties or that Sabra will always be able to make use of the available safe harbors.

Risks Relating to an Investment in Sabra Common Stock Following the Merger

The market price of Sabra common stock may decline as a result of the merger.

The market price of Sabra common stock may decline as a result of the merger if Sabra does not achieve the perceived benefits of the merger or the effect of the merger on Sabra’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the merger, Sabra stockholders and CCP stockholders will own interests in Sabra, which will operate an expanded business with a different mix of properties, risks and liabilities. Current stockholders of Sabra and CCP may not wish to continue to invest in Sabra as the combined company, or for other reasons may wish to dispose of some or all of their shares of Sabra common stock. If, following the effective time of the merger, large amounts of Sabra common stock are sold, the price of Sabra common stock could decline.

The market price of Sabra common stock may also be affected by the issuance of the merger consideration to CCP stockholders.

After the merger is completed, CCP stockholders who receive shares of Sabra common stock in connection with the merger will have different rights that may be less favorable than their current rights as CCP stockholders.

After the effective time of the merger, CCP stockholders who receive shares of Sabra common stock in connection with the merger will have different rights, which may be less favorable than their current rights as CCP stockholders. For more information, see “Comparison of Rights of Sabra Stockholders and CCP Stockholders”.

Following the merger, Sabra may not continue to pay dividends at or above the rate currently paid by Sabra or CCP.

Following the merger, holders of Sabra common stock may not receive dividends at the same rate that they did as stockholders of Sabra or CCP prior to the merger for various reasons, including the following:

•	Sabra may not have enough cash to pay such dividends due to changes in Sabra’s cash requirements, capital spending plans, cash flow or financial position;

•	decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the Sabra board of directors, which reserves the right to change Sabra’s dividend practices at any time and for any reason, subject to applicable REIT requirements; and

•	the amount of dividends that Sabra’s subsidiaries may distribute to Sabra may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Holders of Sabra common stock will have no contractual or other legal right to dividends that have not been declared by the Sabra board of directors.

Other Risks

The risks listed above are not exhaustive, and you should be aware that, following the merger, Sabra will face various other risks, including those discussed in reports filed by Sabra and CCP with the SEC from time to time, such as those discussed under the heading “Risk Factors” in their respective most recently filed annual and quarterly reports on Forms 10-K and 10-Q. For more information, see “Where You Can Find More Information”.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Sabra and CCP operate and beliefs of and assumptions made by Sabra’s management and CCP’s management, involve uncertainties that could significantly affect the financial or operating results of Sabra or CCP. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will”, variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the proposed merger, the expected impact of the merger on Sabra’s financial results, Sabra’s ability to achieve the synergies and other benefits of the merger and Sabra’s and CCP’s strategic and operational plans. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, the following:

•	risks associated with the ability to consummate the merger;

•	risks associated with the fixed exchange ratio;

•	risks associated with the dilution of Sabra stockholders in the merger;

•	risks associated with the pendency of the merger adversely affecting the businesses of Sabra and CCP;

•	risks relating to the incurrence of substantial expenses in connection with the merger;

•	risks relating to the failure to integrate the businesses of Sabra and CCP;

•	risks relating to Sabra’s indebtedness after the merger and the amount of debt that will need to be refinanced or amended in connection with the merger and the ability to do so on acceptable terms;

•	risks relating to the inability of Sabra to retain key employees after the merger;

•	risks relating to the potential adverse effect of the merger on tenant and vendor relationships;

•	risks relating to the ability of Sabra to effectively manage its expanded operations following the merger;

•	risks relating to failure to obtain amendments or necessary funds on favorable terms or at all to refinance certain indebtedness in connection with the merger;

•	risks relating to the trading price of Sabra common stock following the merger;

•	risks relating to the use of pro forma financial information;

•	risks relating to the failure of Sabra, CCP or the combined company to qualify as a REIT;

•	risks relating to the ability of Sabra to pay dividends following the merger;

•	risks associated with the failure of the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	those additional risks and factors discussed in the joint proxy statement/prospectus under “Risk Factors” and in reports filed with the SEC by Sabra and CCP from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed annual and quarterly reports on Forms 10-K and 10-Q.

Neither Sabra nor CCP undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws.

INFORMATION ABOUT THE COMPANIES

Sabra Health Care REIT, Inc.

Sabra, a Maryland corporation, is a self-administered, self-managed REIT that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra’s primary business consists of acquiring, financing and owning real estate property to be leased to third-party tenants in the healthcare sector. Sabra primarily generates revenues by leasing properties to tenants and operators throughout the United States and Canada.

As of March 31, 2017, Sabra’s investment portfolio included 182 real estate properties held for investment (consisting of 96 skilled nursing/transitional care facilities, 75 senior housing facilities, 10 senior housing facilities operated by third-party property managers pursuant to property management agreements (which we refer to as “managed properties”), and one acute care hospital), one asset held for sale, 10 investments in loans receivable and 12 preferred equity investments. As of March 31, 2017, Sabra’s real estate properties held for investment included 18,756 beds/units, spread across the United States and Canada. As of March 31, 2017, nearly all of Sabra’s real estate properties (excluding 10 managed properties) were leased under triple-net operating leases with expirations ranging from one to 16 years.

The principal executive offices of Sabra are located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, and its telephone number is (888) 393-8248. Sabra’s website address is www.sabrahealth.com. The information provided on Sabra’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference in this joint proxy statement/prospectus by this or any other reference to Sabra’s website in this joint proxy statement/prospectus.

Sabra common stock is listed on NASDAQ, trading under the symbol “SBRA”.

Additional information about Sabra and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information”.

Care Capital Properties, Inc.

CCP, a Delaware corporation, is a self-administered, self-managed healthcare real estate investment trust, with a diversified portfolio of skilled nursing facilities and other healthcare assets operated by private regional and local care providers. CCP leases properties to unaffiliated tenants under long-term triple-net leases, pursuant to which tenants are obligated to pay all property-related expenses. In addition, CCP originates and manages a small portfolio of secured and unsecured loans, made primarily to skilled nursing facility operators and other post-acute care providers. As of March 31, 2017, CCP’s portfolio was comprised of 337 properties operated by 39 private regional and local care providers, spread across 36 states and contained a total of approximately 37,000 beds/units. CCP conducts all of its operations through CCP LP and its subsidiaries.

The principal executive offices of CCP are located at 191 North Wacker Drive, Suite 1200, Chicago, Illinois 60606. CCP’s website address is www.carecapitalproperties.com. The information provided on CCP’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference in this proxy statement by this or any other reference to CCP’s website in this joint proxy statement/prospectus.

CCP common stock is listed on the NYSE, trading under the symbol “CCP”.

Additional information about CCP and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information”.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement by and among Sabra, Sabra LP, Merger Sub, CCP and CCP LP. You are urged to read the merger agreement carefully and in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference into this joint proxy statement/prospectus.

Background of the Merger

The Sabra board of directors and management team periodically and in the ordinary course evaluate and consider a variety of financial and strategic opportunities to enhance stockholder value as part of Sabra’s long-term business plans and operating strategies in light of industry, regulatory and economic trends and developments.

During the first year following CCP’s spin-off from Ventas, Inc. (which we refer to as “Ventas”), CCP’s board of directors and management prioritized optimization of CCP’s real estate portfolio, refinancing CCP’s debt, build out of CCP’s infrastructure and cultivation of CCP’s investment pipeline. During that year and subsequently, the CCP board of directors and management, in the ordinary course of business, regularly evaluate and consider historical performance, future growth prospects, overall strategic goals and objectives of CCP and various opportunities to enhance stockholder value, as well as industry conditions and trends. As part of that ongoing process, the CCP board of directors and management consider strategic transactions, including business combinations, including through discussions with, and presentations by, various investment banks and other third-party advisors.

On June 29, 2016, representatives of UBS met with Richard K. Matros, chairman of the board, chief executive officer and president of Sabra, to discuss potential strategic merger and acquisition opportunities for Sabra. Although at that time, UBS was not acting as an advisor to either CCP or Sabra and had not previously discussed with CCP or Sabra a potential business combination transaction between the two companies, the representatives of UBS discussed with Mr. Matros their perspective on the potential benefits of such a transaction.

On July 7, 2016, Mr. Matros contacted Raymond J. Lewis, chief executive officer of CCP, to request a meeting to explore potential opportunities for the two companies to work together. Following such conversation, Mr. Lewis contacted Douglas Crocker II, non-executive chairman of the CCP board of directors, who suggested that Mr. Lewis agree to meet with Mr. Matros.

On July 18, 2016, following their discussion on July 7, 2016, Messrs. Matros and Lewis met in Chicago and engaged in a general discussion regarding the potential merits of a business combination transaction between Sabra and CCP.

Following such meeting, Mr. Lewis contacted Mr. Crocker in order to update Mr. Crocker regarding the topics discussed at the meeting with Mr. Matros. Messrs. Crocker and Lewis discussed exploring on a preliminary basis the possibility of a potential business combination transaction with Sabra. Following that conversation, CCP contacted BofA Merrill Lynch requesting that BofA Merrill Lynch prepare a presentation with respect to a potential business combination transaction with Sabra to be presented at a meeting of the CCP board of directors in September 2016. CCP contacted BofA Merrill Lynch because of its familiarity with CCP, including in its capacity as lead arranger and administrative agent of CCP’s credit facility, and its expertise and experience in the industry generally, including its knowledge of Sabra.

On July 19, 2016, Mr. Matros provided an email update to the Sabra board of directors regarding his meeting with Mr. Lewis the previous day. Mr. Matros recommended that Sabra retain UBS as a financial advisor to advise Sabra with respect to the potential business combination transaction with CCP, noting the expertise and experience of the UBS team and the initiative taken by that team in connection with proposing the preliminary discussions between CCP and Sabra.

On August 24, 2016, Mr. Matros and Mr. Lewis spoke by phone. They again engaged in a general discussion regarding the potential of a business combination transaction between Sabra and CCP. Mr. Matros also raised certain social issues with respect to the combined company, including a general discussion of the potential roles for various members of the Sabra and CCP management teams. Mr. Matros and Mr. Lewis also discussed their respective preliminary expectations that any business combination between Sabra and CCP would be an all-stock transaction structured as a merger of equals. Mr. Matros indicated his expectation that he would continue in his role as chief executive officer of the combined company and that the headquarters would be Sabra’s current headquarters. Mr. Lewis stated that he would be open to whatever was in the best interest of stockholders of CCP, and that if the CCP board of directors believed that included a role in management or a seat on the board of directors of the combined company, Mr. Lewis would be willing to serve in such capacity.

Following this meeting between Mr. Matros and Mr. Lewis, Mr. Lewis briefed Mr. Crocker regarding the meeting. Mr. Lewis and Mr. Crocker discussed the importance of the potential combined company’s governance in connection with a potential merger of equals and their expectations related thereto, including that, consistent with other mergers of equals in which there was little or no premium paid to existing stock prices, the board and management of the combined company should be adequately represented by members of the board and/or management of CCP in order to help ensure the overall success of the combined company, including by helping the combined company realize the potential strategic benefits of the potential combination.

Also on August 24, 2016, Mr. Matros provided an email update to the Sabra board of directors regarding his conversation with Mr. Lewis. Mr. Matros also reiterated his recommendation that UBS be retained as a financial advisor to advise Sabra with respect to the potential transaction with CCP.

On September 19, 2016, Mr. Matros and Harold W. Andrews Jr., executive vice president, chief financial officer and secretary of Sabra, met with Mr. Lewis and Lori B. Wittman, executive vice president and chief financial officer of CCP, in Chicago in connection with Mr. Matros’s and Mr. Andrews’s previously planned attendance at a real estate conference scheduled for September 20, 2016. During this meeting, the participants discussed the potential merits of a potential business combination transaction between CCP and Sabra.

On September 20, 2016, Mr. Matros, Mr. Lewis and Mr. Crocker met in Chicago. Mr. Matros, Mr. Lewis and Mr. Crocker discussed the potential merits of a potential business combination transaction between Sabra and CCP. Mr. Crocker indicated that he would be discussing the potential business combination transaction between the two companies with the CCP board of directors at its upcoming meeting on September 21, 2016.

Also, on September 20, 2016, Mr. Matros provided an email update to the Sabra board of directors regarding the discussions with representatives of CCP on September 19 and 20, 2016.

On September 21, 2016, the CCP board of directors held a regularly scheduled meeting, during which representatives of BofA Merrill Lynch reviewed a potential business combination between CCP and Sabra pursuant to which CCP would have been the surviving entity, including discussing with the CCP board of directors pro forma diversification perspectives and accretion/dilution considerations, and in response to a question from the CCP board of directors, discussed other potential strategic alternatives. The CCP board of directors also engaged in a review and discussion of other initiatives, including with respect to CCP’s investments, acquisition portfolio, potential dispositions and on-going work to prepare for its first assessment regarding internal control over financial reporting under the Sarbanes-Oxley Act of 2002. The CCP board of directors discussed with management the advisability of delaying substantive discussions with Sabra regarding a potential business combination until after the end of the year (assuming CCP had made more progress on these initiatives by such time).

On September 23, 2016, Mr. Matros and Mr. Lewis spoke by phone at Mr. Lewis’s request. Mr. Lewis reported that the CCP board of directors had met and had directed management to suspend discussions at that time regarding a potential business combination transaction with Sabra because the CCP board wanted to focus its management team’s energies on making further progress with respect to certain business and operational priorities relating to the spin-off from Ventas. Mr. Lewis indicated that CCP might be interested in reengaging with Sabra again in early 2017 once further progress had been made on those priorities and offered that Mr. Crocker would be happy to speak with him as well. Mr. Matros responded that Sabra could not commit that it would still be interested in such a transaction at a later time.

Later on September 23, 2016, Mr. Matros provided an email update to the Sabra board of directors regarding his conversation with Mr. Lewis, and Mr. Lewis provided Mr. Crocker with an update regarding his discussion with Mr. Matros.

On September 25, 2016, Mr. Matros and Mr. Crocker spoke by phone and Mr. Crocker explained that CCP remained interested in a potential business combination transaction with Sabra, as had been conveyed by Mr. Lewis, but that it needed to address business and operational priorities that CCP had been working to address since the spin-off, and wanted to make sure the attention of its management team was not diverted during this time. Mr. Crocker reiterated CCP’s potential interest in resuming discussions with Sabra after January 1, 2017.

Later on September 25, 2016, Mr. Matros provided an email update to the Sabra board of directors regarding his conversation with Mr. Crocker.

On or about January 3, 2017, Mr. Matros contacted Mr. Crocker to discuss resuming discussions regarding a potential business combination transaction between Sabra and CCP. Both Mr. Matros and Mr. Crocker expressed their interest in resuming such discussions.

Following his discussion with Mr. Matros, Mr. Crocker discussed with Mr. Lewis that in the context of a merger of equals the governance structure of the combined company would be of great significance to CCP in considering the potential combination and that CCP management (and at a minimum Mr. Lewis) should have a role in the management of the combined company. In light of the fact that management of CCP may have roles in management of the combined company and Mr. Lewis’s prior discussions with Mr. Matros regarding his potential role with the combined company, Mr. Crocker raised the possibility of obtaining a second fairness opinion in connection with any business combination transaction from Barclays. Barclays was considered because of Barclays’ expertise and familiarity with CCP, including its role in CCP’s existing credit facility.

Following this discussion, Mr. Crocker contacted Barclays to inquire about Barclays’ interest in acting as a financial advisor to CCP in connection with a potential business combination with Sabra. Mr. Crocker explained that CCP was working with, and likely to formally engage, BofA Merrill Lynch as a financial advisor for the potential business combination and that CCP was considering engaging a second financial advisor in light of the fact that management of CCP, including Mr. Lewis, may have roles in the management of the combined company.

On January 5, 2017, Mr. Matros and Mr. Lewis spoke by phone and Mr. Lewis confirmed that he and Mr. Crocker were supportive of CCP resuming discussions with Sabra regarding a potential business combination transaction, but noted that the CCP board of directors’ next meeting was scheduled for the beginning of February. Mr. Matros and Mr. Lewis did not discuss any transaction terms, but it was noted that in the context of a merger of equals, Mr. Crocker believed that the governance structure of the combined company would be of great significance to CCP in considering the potential combination and, in that regard, felt that it was important that CCP management (and at a minimum Mr. Lewis) have a role in the management of the combined company. Mr. Lewis offered to travel to California to meet with Mr. Matros sometime during the following two to three weeks to engage in further discussions.

Later that day, Mr. Matros provided an email update to the Sabra board of directors regarding the communications with Mr. Crocker and Mr. Lewis on January 3, 2017 and January 5, 2017.

On January 12, 2017, Mr. Matros and Mr. Lewis spoke by phone and Mr. Lewis indicated that the next meeting of the CCP board of directors was scheduled for February 8, 2017 and that the CCP board of directors would consider whether to proceed with the evaluation of a potential business combination between Sabra and CCP. Mr. Lewis and Mr. Matros agreed, subject to CCP board approval, to instruct their teams to begin assembling virtual data rooms and related diligence materials in preparation for this timing, but not share any such information with each other until such approval was received.

Later on January 12, 2017, Mr. Matros provided an email update to the Sabra board of directors regarding his conversation with Mr. Lewis earlier that day. Mr. Matros also communicated to the Sabra board of directors that the Sabra management team had negotiated an engagement letter with UBS, but had not entered into the engagement letter pending confirmation that CCP was prepared to move forward with discussions regarding a potential business combination transaction between Sabra and CCP.

Throughout the remainder of January 2017, representatives of UBS and BofA Merrill Lynch and the respective management teams of Sabra and CCP engaged in discussions regarding coordination of a potential due diligence process in connection with a potential business combination transaction in the event that CCP’s board of directors was supportive of engaging in due diligence.

On February 1, 2017, Mr. Matros and Mr. Lewis met and Mr. Lewis noted that the current stock prices of CCP and Sabra were different from when the discussions had begun, and that as a result, he believed that if the parties proceeded with further business combination discussions, CCP would likely expect to receive a premium in connection with a merger of equals transaction with Sabra. Mr. Matros indicated Sabra’s expectation that discussions regarding pricing would occur after CCP and Sabra had each had an opportunity to perform diligence with respect to the other party.

Also on February 1, 2017, at the direction of Sabra, representatives of UBS provided to representatives of BofA Merrill Lynch, who forwarded the draft to CCP, an initial draft of a mutual non-disclosure agreement that had been prepared by O’Melveny & Myers LLP, legal counsel to Sabra (which we refer to as “O’Melveny”). The draft non-disclosure agreement included mutual non-disclosure provisions and mutual standstill provisions. On February 2, 2017, Sabra provided CCP with a draft agreement providing for a period of time during which each of CCP and Sabra would agree to engage exclusively with each other to conduct further due diligence and negotiate a potential business combination transaction.

On February 8, 2017, the CCP board of directors held a regularly scheduled meeting. Representatives of BofA Merrill Lynch were present for portions of the meeting. During the meeting, Mr. Lewis provided the CCP board of directors with an update regarding his discussions to date with Mr. Matros, and representatives of BofA Merrill Lynch discussed with the CCP board of directors a potential business combination transaction with Sabra. Throughout these discussions, CCP was considered to be the surviving entity. The discussions included, among other matters, perspectives on financing considerations, potential synergies and accretion/dilution based on publicly available information. Representatives of BofA Merrill Lynch also discussed with the CCP board of directors benefits and other considerations of other potential strategic alternatives, including a sale to a private equity firm. The CCP board of directors, management and CCP’s advisors discussed the viability of such other alternatives and the view that it was unlikely those alternatives would be attractive. The CCP board of directors engaged in a discussion with respect to the potential strategic rationale for a potential business combination with Sabra. Following discussion, the CCP board of directors directed management to commence the exchange of confidential financial information with Sabra and authorized Mr. Lewis to inform Sabra that the CCP board of directors expected that any potential business combination transaction would be structured as a merger of equals pursuant to which holders of shares of CCP common stock would receive a pricing premium.

On February 9, 2017, Mr. Lewis called Mr. Matros to report that the CCP board of directors was supportive of CCP moving forward with discussions with Sabra regarding a potential business combination transaction structured as a merger of equals. During that discussion, Mr. Matros and Mr. Lewis scheduled a meeting between the Sabra and CCP management teams for February 16, 2017 in Los Angeles, California. Mr. Lewis stated that CCP was not willing to agree to a mutual exclusivity undertaking but would be sending a markup of the draft mutual non-disclosure agreement. Mr. Lewis also noted that following the upcoming meeting between the Sabra and CCP management teams, CCP would expect to pause the discussions with Sabra until CCP had reported its fourth quarter and year-end earnings results and filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the SEC. Mr. Lewis also reiterated CCP’s concerns regarding the relative stock prices of Sabra and CCP given the changes in stock prices of each company since discussions first began, but agreed with Mr. Matros’s suggestion to postpone that discussion pending each party’s due diligence review of the other.

Later on February 9, 2017, Mr. Matros provided an email update to the Sabra board of directors regarding his conversation with Mr. Lewis.

Also on February 9, 2017, representatives of UBS and representatives of BofA Merrill Lynch discussed planning for the February 16, 2017 meeting between the Sabra and CCP management teams and other process points. Representatives of BofA Merrill Lynch noted that CCP had retained Sidley as legal counsel in connection with the potential business combination transaction between Sabra and CCP.

On February 10, 2017, BofA Merrill Lynch delivered to UBS the markup of the mutual non-disclosure agreement as prepared by Sidley. On February 13, 2017, Sabra and CCP entered into a mutual non-disclosure agreement, dated February 11, 2017.

Also on February 10, 2017, Sabra formalized its engagement of UBS as a financial advisor to Sabra by entering into an engagement letter with UBS.

On February 15, 2017, the Sabra board of directors held a special meeting, which was also attended by Sabra management and representatives of O’Melveny. Sabra management provided an update on the most recent discussions with CCP and reviewed with the Sabra board proposed next steps, noting that negotiations over the terms for a potential transaction would likely be deferred until both parties had an opportunity to perform due diligence. Representatives of O’Melveny discussed with the Sabra board of directors a memorandum, dated as of January 5, 2017, prepared by UBS at Sabra’s request describing its relationships with Sabra and CCP. Following discussion regarding these topics, the Sabra board of directors directed management to continue discussions with CCP.

Also, on February 15, 2017, Sabra and CCP each provided the other with access to its virtual data room. In the weeks that followed each party provided the other party’s various advisors with access as well.

On February 16, 2017, Mr. Matros, Mr. Andrews, Talya Nevo-Hacohen, executive vice president, chief investment officer and treasurer of Sabra, Michael Costa, senior vice president–finance and controller of Sabra, Peter Nyland, senior vice president–asset management of Sabra, representatives of UBS, Mr. Lewis, Ms. Wittman, Timothy A. Doman, executive vice president and chief operating officer of CCP, and representatives of BofA Merrill Lynch met in Los Angeles, California. Each of Sabra’s and CCP’s management team gave a presentation to the other. Both management teams discussed their respective company’s properties, tenants and business operations. Each of CCP’s and Sabra’s management team also discussed their respective underwriting methodology and their development and acquisition pipelines in general terms.

On February 17, 2017, Mr. Matros and Mr. Lewis had a follow up discussion during which Mr. Lewis again expressed CCP’s interest in pursuing the potential business combination transaction, and reiterated that the CCP management team planned to spend the following two weeks focusing on CCP’s fourth quarter and year-end earnings results and filing CCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 with the SEC, but that BofA Merrill Lynch would be instructed to continue to work with UBS on various work streams in connection with the proposed business combination transaction between CCP and Sabra. Mr. Lewis also reiterated that any exchange ratio in a potential business combination would need to take into account the change in the relative stock prices of Sabra and CCP since the parties’ initial discussions.

On February 19, 2017, representatives of UBS and BofA Merrill Lynch spoke and each side reiterated their client’s interest in moving expeditiously following their respective earnings announcements, which were ultimately released by Sabra on February 22, 2017 and by CCP on February 20, 2017 and agreed to work on furnishing information in the respective data rooms.

On February 24, 2017, the audit committee of the CCP board of directors held a meeting at which unaudited financial models with multi-year financial projections were discussed. Also on February 24, 2017, the CCP board of directors held a meeting during which Mr. Lewis provided the CCP board of directors with an update on his discussions with Mr. Matros.

Over the course of the remainder of February, March, April and the beginning of May 2017, Sabra and CCP, together with their respective advisors, continued their respective diligence reviews of each other, including summary information from an unaudited financial model with respect to projected financial performance of Sabra, which was made available to CCP on February 15, 2017, and summary information from an unaudited financial model with respect to projected financial performance of CCP, which was made available to Sabra on February 26, 2017.

On March 6, 2017, Mr. Matros, Mr. Andrews, Mr. Lewis and Ms. Wittman met and discussed the possible benefits of a potential business combination transaction between Sabra and CCP.

On March 14, 2017, Sabra posted to its virtual data room an unaudited financial model with respect to its projected financial performance for fiscal years ending December 31, 2017 through December 31, 2021 (which projections we refer to as the “Sabra March 2017 projections”), and on March 20, 2017, CCP posted to its virtual data room an unaudited financial model with respect to its projected financial performance for fiscal years ending December 31, 2017 through December 31, 2020 (which projections we refer to as the “CCP March 2017 projections”).

On March 18, 2017, Mr. Matros and Mr. Lewis spoke by phone to discuss Sabra’s and CCP’s respective businesses, including rent coverage ratios and tenant relationships. During this conversation they discussed the general topic of composition of the board of directors for the combined company, but agreed to defer a specific discussion until the two companies were in a position to have a full, substantive discussion regarding economics and governance matters (including management composition) in connection with a potential business combination transaction between Sabra and CCP, which was expected to occur after both parties had substantially completed their business diligence.

On March 21, 2017, the CCP board of directors held a regularly scheduled meeting. Representatives of BofA Merrill Lynch and Sidley were present for portions of the meeting. Representatives of Sidley reviewed the fiduciary duties owed by directors under Delaware law in the context of a potential strategic transaction, including a discussion of the duties of care, loyalty and candor, and considerations particular to stock-for-stock transactions. In addition, representatives of BofA Merrill Lynch provided an update regarding the status and analysis of the potential business combination transaction with Sabra, and reported that CCP had initiated due diligence on Sabra, as previously directed by the CCP board of directors. Referring to, among other things, the CCP March 2017 projections and the Sabra March 2017 projections, representatives of BofA Merrill Lynch discussed with the CCP board of directors preliminary financial perspectives, including, among others, financing considerations and assumptions, potential synergies, stand-alone and pro forma growth rates for CCP, accretion/dilution considerations and pro forma trading considerations. Representatives of BofA Merrill Lynch also reviewed the portfolio composition of each company. The CCP board of directors, management and representatives of BofA Merrill Lynch discussed the CCP financial projections and the Sabra financial projections. It was noted that while each company had prepared projections both with and excluding unidentified acquisitions and unidentified dispositions (that is, (i) in the case of acquisitions (which we refer to as the “unidentified acquisitions”), potential future acquisitions of portfolios where the specific portfolio and seller had not yet been identified or where the talks between the company and the potential seller had not yet reached a point that the company believed there was a relatively high degree of likelihood that an agreement would be reached and (ii) in the case of dispositions (which we refer to as the “unidentified dispositions”), potential future dispositions of portfolios where the specific portfolio had not yet been identified or where the talks between the company and the potential seller had not yet reached a point that the company believed there was a high degree of likelihood that an agreement would be reached) (which we refer to, together with any financing to be obtained in connection with such unidentified acquisitions, as the “unidentified transactions”), for purposes of evaluating the potential business combination CCP was planning to focus on the projections that did not include unidentified acquisitions and dispositions. The CCP board of directors discussed with management and CCP’s advisors the status of negotiations regarding CCP’s potential acquisition of six behavioral health hospitals, including the potential impact the announcement of such acquisition may have on the trading price of CCP’s common stock and the views of investors. Following such discussions, the CCP board of directors directed management to continue to conduct due diligence and exchange confidential financial information with Sabra but to defer engaging in discussions with Sabra regarding pricing and other material terms of a potential business combination transaction until after CCP’s announcement of the behavioral health hospitals acquisition.

On March 26, 2017, at the instruction of the CCP board of directors, representatives of BofA Merrill Lynch informed representatives of UBS that the CCP board of directors wanted to continue the due diligence process but defer negotiations over economics and governance matters until the announcement of a potential acquisition transaction with respect to which CCP was then in negotiations.

On March 31, 2017, Sabra and its advisors, including representatives of O’Melveny and Fried Frank, and CCP and its advisors, including representatives of Sidley, held a conference call to discuss structuring matters and process matters to be addressed prior to execution of a definitive agreement with respect to a potential business combination transaction, including the tax opinion that would need to be delivered pursuant to the terms of the tax matters agreement between CCP and Ventas and CCP’s expectation that the merger would be structured as a tax-free transaction for CCP’s stockholders.

On April 1, 2017, Mr. Matros and Mr. Lewis spoke by phone about the timing and process for negotiating and potentially entering into a merger agreement and certain tenant relationship matters.

On April 4, 2017, Sabra and its advisors, including representatives of UBS, O’Melveny and Fried Frank, and CCP and its advisors, including representatives of BofA Merrill Lynch and Sidley, held a conference call to discuss the potential benefits and considerations of various transaction structures, including which entity would be the legal and accounting acquiring entity and the resulting impact on the parties’ outstanding indebtedness.

On April 6, 2017, the Sabra board of directors held a regularly scheduled meeting, which was also attended by Sabra management and representatives of UBS and O’Melveny. Sabra management provided an update on the most recent transaction discussions with CCP and reviewed with the Sabra board proposed next steps. Representatives of UBS reviewed with the Sabra board of directors UBS’s preliminary financial analysis of the potential business combination transaction, a summary of the discussions between Sabra and CCP to date, an overview of CCP and its business, financial projections for Sabra for fiscal years ending December 31, 2017 through December 31, 2021 that had been prepared by Sabra management as of April 4, 2017 (which projections we refer to as the “Sabra April 4, 2017 projections”), the CCP March 2017 projections, and estimates relating to certain synergies, transaction costs and other adjustments relating to the pro forma combined company, which had been provided to UBS by Sabra over the course of March and April. Representatives of O’Melveny reviewed with the Sabra board of directors their fiduciary duties under Maryland law in connection with their consideration of the potential business combination transaction with CCP.

Also on April 6, 2017, Mr. Matros and Mr. Lewis spoke by phone and discussed structuring considerations with respect to a potential business combination transaction between Sabra and CCP.

On April 7, 2017, Sabra and its advisors including representatives of UBS, O’Melveny and Fried Frank and CCP and its advisors, including representatives of BofA Merrill Lynch and Sidley, held a conference call to continue the discussion regarding the potential transaction structure and timing.

Also on April 7, 2017, Sabra posted to its virtual data room the Sabra April 4, 2017 projections, which had been updated as compared to the unaudited financial model that had been posted to the Sabra virtual data room on March 14, 2017 to reflect Sabra’s actual results from February 2017 and modified assumptions regarding the disposition of certain assets.

On April 10, 2017, CCP announced its entry into a definitive purchase and sale agreement to acquire six behavioral health hospitals for an aggregate purchase price of approximately $400 million in cash.

Also on April 10, 2017, at the request of CCP, representatives of Sidley reached out to representatives of O’Melveny to request that O’Melveny provide them with the draft merger agreement and, with Sabra’s authorization, representatives of O’Melveny distributed an initial draft of the merger agreement. Among other provisions, the draft merger agreement contained a mutual “force the vote” provision which required each of Sabra and CCP to submit the proposed transaction to a vote of their respective stockholders notwithstanding the receipt of an unsolicited superior proposal, did not permit Sabra or CCP to unilaterally terminate the merger agreement in order to accept a superior proposal and did not obligate Sabra to obtain any financing with respect to the indebtedness of CCP or Sabra to be refinanced in connection with the merger.

On April 12, 2017, the CCP board of directors held a meeting to discuss the potential business combination. Representatives of Sidley were present for the meeting. Mr. Lewis provided the CCP board of directors with an update on the status of CCP’s evaluation of a potential business combination with Sabra, including noting that while discussions regarding exchange ratio and governance had generally been deferred, Sabra or its advisors had indicated previously that Sabra believed it would be the acquiring entity in any combination and have greater representation on the combined company’s board and management team. The CCP board of directors discussed with management of CCP and representatives of Sidley a number of considerations relating to the potential combination. Following the discussion, Mr. Lewis requested that the CCP board of directors authorize management to request from Sabra a written proposal with respect to the potential combination so that CCP would have clarity as to the terms being proposed by Sabra. The CCP board of directors authorized management to request a written proposal from Sabra. The CCP board of directors also discussed with management and representatives of Sidley the potential engagement of BofA Merrill Lynch as a financial advisor to CCP. Mr. Lewis reported on the terms of engagement being proposed by BofA Merrill Lynch and representatives of Sidley discussed with the CCP board of directors a memorandum prepared by BofA Merrill Lynch at CCP’s request describing its corporate and investment banking relationships with Sabra, including revenues earned by BofA Merrill Lynch and its affiliates for acting as lead arranger, administrative agent and lender in both the Sabra and CCP credit facilities. Following discussion, the CCP board of directors (i) determined that, based on the information provided to the CCP board of directors, there were not any relationships or interests of BofA Merrill Lynch or its team members that would prevent BofA Merrill Lynch from providing independent advice and an independent fairness opinion to CCP and (ii) approved the engagement of BofA Merrill Lynch to serve as a financial advisor to CCP. During the executive session of the meeting without members of management present, the CCP board of directors discussed the potential engagement of a second financial advisor to CCP. Mr. Crocker indicated that while there did not appear to be any conflict of interest with respect to management or that would prevent BofA Merrill Lynch from providing independent advice to CCP, given the possibility that members of management could serve as management of the combined company, he believed a fairness opinion from Barclays may ameliorate any appearance of a conflict. Following discussion by the CCP board of directors, representatives of Sidley discussed with the CCP board of directors a memorandum prepared by Barclays at CCP’s request describing its relationships with CCP and Sabra. Following discussion, the CCP board of directors (i) determined that based on the information provided to the CCP board of directors, there were not any relationships or interests of Barclays or its team members that would prevent Barclays from providing independent advice and an independent fairness opinion to CCP and (ii) authorized management to enter into discussions with Barclays to serve as a second financial advisor to CCP. The CCP board of directors also discussed that because of the fact that Mr. Lewis may have a role in the management of the combined company, Mr. Crocker should participate in the negotiation of the key terms of any potential business combination.

On April 12, 2017, Mr. Matros and Mr. Lewis spoke by phone to discuss the potential business combination transaction between Sabra and CCP. Mr. Lewis requested that Sabra provide CCP with a written indication of interest outlining Sabra’s proposal.

On April 13, 2017, the Sabra board of directors held a special meeting, which was also attended by Sabra management and representatives of UBS and O’Melveny. Sabra management provided an update on the most recent transaction negotiations, including the request from CCP for a written indication of interest outlining Sabra’s proposal, and reviewed with the Sabra board of directors proposed next steps. Representatives of UBS reviewed with the Sabra board of directors UBS’s updated and preliminary financial analyses of the then contemplated transaction. Representatives of UBS also reviewed with the Sabra board of directors a draft indication of interest letter proposed to be delivered by Sabra to CCP that had been developed by representatives of UBS with input from Sabra management and Sabra’s legal counsel. Following discussion regarding these topics, the Sabra board of directors authorized Sabra management to deliver the indication of interest letter to CCP.

Also on April 13, 2017, Sabra sent a non-binding, written indication of interest letter to CCP proposing a merger in which Sabra would be the legal and accounting acquiring entity and CCP stockholders would receive 1.047 shares of Sabra common stock for each share of CCP common stock held by them, representing a 6.5% premium to the closing price of CCP common stock on April 12, 2017 and a 12.5% premium to the volume weighted average price of CCP common stock for the 20 trading days leading up to and including April 12, 2017, in each case based on the closing prices of Sabra common stock and CCP common stock on April 12, 2017. The proposal implied that existing holders of CCP common stock would own approximately 57% of the outstanding common stock of the combined company. The letter also proposed that at the closing of the merger, the Sabra board of directors would be expanded from five directors to eight directors and three existing CCP directors, one of which would chair one of the Sabra board of directors’ three standing committees (audit, compensation or governance), would fill the three resulting vacancies. The letter also stated that the headquarters for the combined company would be Sabra’s headquarters location and that Sabra would be open to offering employment to members of CCP management, particularly Mr. Lewis, as part of the combined company’s management team and further that Sabra would also expect that Mr. Lewis would be one of the three CCP directors appointed to the Sabra board of directors at the closing of the merger.

On April 17, 2017, the CCP board of directors held a meeting at which representatives of BofA Merrill Lynch and Sidley were present. During the meeting, CCP management provided the board of directors with an update regarding the due diligence of Sabra, and BofA Merrill Lynch provided an update on the status and analysis of the potential business combination transaction with Sabra, including a summary of the key terms of the indication of interest received from Sabra on April 13, 2017. The representatives of BofA Merrill Lynch also discussed with the CCP board of directors updated preliminary financial perspectives with respect to a potential business combination (including, among other matters, financing considerations and assumptions, accretion/dilution analysis, standalone versus pro forma growth rates for CCP, and pro forma trading analysis), referring at times to the CCP March 2017 projections (excluding unidentified transactions) and the Sabra April 4, 2017 projections (excluding unidentified transactions).

The CCP board of directors discussed with management and CCP’s advisors potential strategic alternatives, including a potential transaction involving another industry participant. It was further discussed that it was unlikely that other potential companies in the industry (including such other industry participant) would be interested in acquiring CCP at this time, and that it was unlikely private equity firms would be interested in acquiring CCP at this time. With respect to such industry participant, one of the members of the CCP board of directors reported on a conversation he had several months ago with a director of such company, during which such director indicated to such member that if CCP was ever interested in a potential transaction, CCP should contact that industry participant. The CCP board of directors engaged in further discussion with management and

CCP’s advisors regarding other potential strategic alternatives in which it was discussed that it was unlikely that such industry participant was positioned to undertake an additional acquisition at this time, and Mr. Lewis indicated that his understanding was that such company was currently focused more on its operations than acquisitions. Following this discussion, the CCP board of directors determined that no further action was warranted with respect to other potential strategic alternatives for the reasons described above.

The CCP board of directors then authorized management to respond to Sabra’s indication of interest, including by stating that (i) while the proposed premium may be within the range of acceptability for a merger of equals, it was not in the range for an acquisition (which is how Sabra’s indication of interest was crafted) and (ii) in the context of a merger of equals, CCP’s independent members of its board should retain control of the combined company’s board, and that the initial chairman of the board as well as the chair of the audit committee should be designated from among such directors in order to provide oversight to attempt to ensure that the combined company would realize the expected benefits of the potential business combination. The CCP board of directors discussed with management and CCP’s advisors whether to include in the response that the exchange ratio include a collar to provide some protection against changes in the trading price of Sabra’s common stock between signing of any merger agreement and the closing of the merger. During these discussions it was noted that it was not common for transactions of this type to have an exchange ratio with a collar, and that there were no specific circumstances with respect to the potential business combination transaction with Sabra that suggested that a collar was more appropriate. Following discussion, the CCP board of directors determined not to include a collar in the counter proposal to Sabra.

Also on April 17, 2017, at the instruction of the CCP board of directors, representatives of BofA Merrill Lynch called representatives of UBS to discuss certain business diligence matters and to confirm that the merger as proposed in Sabra’s indication of interest letter would not include a financing condition. At the direction of Sabra, representatives of UBS confirmed that Sabra was proposing a transaction that was not conditioned on financing and Sabra intended to have an appropriate debt commitment letter in place at the time a merger agreement was entered into. At the direction of the CCP board of directors, representatives of BofA Merrill Lynch also informed representatives of UBS that CCP would be responding in writing to Sabra’s April 13, 2017 indication of interest letter to express its expectation that the proposed transaction would include governance provisions consistent with a merger of equals transaction that would help ensure the success of the combined company, and specifically that CCP directors would make up a majority of the board of directors of the combined company, a CCP director would be chairman of the board of directors of the combined company and a CCP director would be the chairman of the audit committee of the combined company.

On April 18, 2017, CCP delivered to Sabra a written response to Sabra’s April 13, 2017 indication of interest letter, in which CCP noted that the 6.5% premium offered by Sabra may be generally appropriate for a merger of equals transaction, but that if Sabra was interested in acquiring CCP, that would warrant a higher premium. With respect to governance matters, CCP stated that, assuming a merger of equals transaction, CCP would expect that its directors would make up a majority of the board of directors of the combined company, that a CCP director would be chairman of the board of directors of the combined company and that a CCP director would be the chairman of the audit committee of the combined company.

Also on April 18, 2017, the Sabra board of directors held a special meeting, which was also attended by Sabra management and representatives of O’Melveny. Sabra management provided an update on the most recent transaction negotiations and outstanding issues, including the conversations between representatives of UBS and BofA Merrill Lynch since the April 13, 2017 Sabra board meeting. Sabra management also reviewed for the Sabra board CCP’s April 18, 2017 written response to Sabra’s indication of interest, which response was received by Sabra management and forwarded to the directors during the Sabra board meeting. The Sabra board of directors then provided direction with respect to outstanding issues, including the size of the premium to be offered by Sabra to CCP stockholders and CCP board representation, and requested that Sabra’s management team and advisors continue negotiations with CCP.

Later on April 18, 2017, at the instruction of Sabra, representatives of UBS called representatives of BofA Merrill Lynch to relay that at the exchange ratio proposed by Sabra in its April 13, 2017 indication of interest letter, Sabra would be willing to offer an additional board seat (which would mean that the board of directors of the combined company would consist of four existing CCP directors and the five legacy Sabra directors), a chairman emeritus position for Mr. Crocker, who would also be one of the four CCP directors to be added to the Sabra board, and an audit committee co-chair position for one of the four CCP directors to be added to the Sabra board. BofA Merrill Lynch responded on that call that they did not consider this counter by Sabra to represent a significant move to address CCP’s concerns with Sabra’s April 13, 2017 indication of interest letter.

On April 19, 2017, the CCP board of directors held a meeting at which representatives of BofA Merrill Lynch and Sidley were present to consider the April 18, 2017 revised proposal from Sabra. The CCP board of directors again discussed other potential strategic alternatives to a business combination with Sabra. The CCP board of directors discussed with management and CCP’s advisors the terms of the Sabra revised proposal and following discussion instructed representatives of BofA Merrill Lynch to revert to Sabra’s financial advisor indicating CCP’s position that a majority of the board of directors of the combined company should be comprised of the current independent directors of CCP and that the initial lead independent director of such board should be designated from among such directors, but that the chairman would be a Sabra designee and the audit committee could be headed by co-chairs with a Sabra designee and a CCP designee serving in such role. The CCP board of directors also instructed representatives of BofA Merrill Lynch to request that Mr. Matros attend a meeting of the CCP board of directors and make a presentation regarding his proposed approach to the operations of a combined company.

Subsequently on April 19, 2017, at the direction of the CCP board of directors, representatives of BofA Merrill Lynch called representatives of UBS and presented the following response on behalf of CCP: (i) a Sabra director would become chairman of the board of the combined company, (ii) the audit committee of the combined company would be co-chaired (with a CCP nominee and a Sabra nominee serving as the co-chairs), (iii) Mr. Crocker would become chairman emeritus of the combined company, (iv) CCP independent directors would represent a majority of the board of the combined company and (v) a CCP director would become the lead independent director for the combined company. Representatives of BofA Merrill Lynch observed that the above governance terms would be consistent with a merger of equals transaction, which it believed was consistent with the size of the premium offered by Sabra. BofA Merrill Lynch stated that, based on their discussions with the CCP board of directors, it was BofA Merrill Lynch’s understanding that if Sabra instead wanted terms and governance consistent with an acquisition transaction, it was the CCP board of directors’ expectation that a larger premium would need to be paid by Sabra. Representatives of BofA Merrill Lynch also communicated the desire of the CCP board of directors to meet in person with Mr. Matros if an agreement in principle on terms could be reached.

On April 20, 2017, the Sabra board of directors held a special meeting, which was also attended by Sabra management and representatives of O’Melveny. Sabra management provided an update on the most recent transaction negotiations and outstanding issues, including the conversations between representatives of UBS and representatives of BofA Merrill Lynch since the April 18, 2017 board meeting. Following discussion regarding these topics, the Sabra board of directors provided direction with respect to outstanding issues, including the size of the premium to be offered by Sabra to CCP stockholders and CCP board representation, and requested that Sabra’s management team and advisors continue negotiations with CCP.

On April 21, 2017, the Sabra board of directors held a special meeting, which was also attended by Sabra management and representatives of O’Melveny. Sabra management reviewed UBS’s additional financial analyses that had been provided to the board on April 20, 2017, following the meeting of the Sabra board of directors held on that day, including with respect to the impact of increasing the premium to be paid to CCP’s stockholders. Sabra management also provided an update on the most recent transaction negotiations and outstanding issues, which included the amount of premium to be paid by Sabra to CCP stockholders and certain governance matters including the number of CCP directors who would join the board of directors of the combined company. Following discussion regarding these topics, the Sabra board of directors provided direction with respect to outstanding issues and requested that Sabra’s management team and advisors continue negotiations with CCP.

Later on April 21, 2017, at the direction of Sabra, representatives of UBS contacted representatives of BofA Merrill Lynch to relay Sabra’s revised non-binding offer of 1.09 shares of Sabra common stock per share of CCP common stock, representing a 12% premium based on the closing prices of Sabra common stock and CCP common stock that day and a combined company board of directors composition consisting of two CCP directors and five Sabra directors.

On April 23, 2017, the CCP board of directors held a meeting at which representatives of BofA Merrill Lynch and Sidley were present to consider the April 21, 2017 proposal from Sabra. Representatives of BofA Merrill Lynch provided the CCP board of directors with a summary of Sabra’s most recent proposal. Representatives of BofA Merrill Lynch also discussed with the CCP board of directors updated preliminary financial perspectives of the potential business combination transaction with Sabra (including, among other things, the financing considerations and assumptions, accretion/dilution analysis, standalone versus pro forma growth rates for CCP, and pro forma trading analysis). The representatives of BofA Merrill Lynch then again discussed with the CCP board of directors potential strategic alternatives. The CCP board of directors discussed with management and CCP’s advisors certain business considerations that could result in CCP stockholders viewing such a potential combination as less attractive than a combination with Sabra.

Representatives of BofA Merrill Lynch and CCP management also briefed the CCP board of directors with respect to CCP’s and Sabra’s outstanding indebtedness, the portions of which would come due (absent consent) in connection with the potential business combination transaction and Sabra’s proposed plan for refinancing or amending such indebtedness. The CCP board of directors discussed with representatives of Sidley certain of the key terms provided in the Sabra draft merger agreement, including the “force the vote” provision.

The CCP board of directors determined to respond to Sabra with the following proposal: (i) a 15% premium to CCP’s stockholders based on the closing prices of the common stock of each of Sabra and CCP on April 21, 2017, the last trading day before the CCP board of directors meeting; (ii) the “force the vote” provision would be removed and each party would have the right to terminate the merger agreement to accept a superior proposal subject to paying a mutual break fee equal to 1.5% of the equity value of the consideration to be paid in the potential business combination transaction, (iii) three directors of CCP would be added to Sabra’s board of directors and (iv) Sabra’s chief executive officer meet with the CCP board of directors and make a detailed presentation with respect to the contemplated operations of the combined company. The CCP board of directors, management and CCP’s advisors again discussed whether to include a collar on the exchange ratio. Following discussion, the CCP board of directors determined that it would not request a collar.

Later on April 23, 2017, Mr. Matros and Mr. Crocker spoke by phone and agreed to recommend to the Sabra board of directors and the CCP board of directors, respectively, the following proposal: (i) a fixed exchange ratio of 1.123 shares of Sabra common stock per share of CCP common stock, which ratio was determined in order to provide a 15% premium to CCP’s stockholders based on the closing prices of the common stock of each of Sabra and CCP on April 21, 2017, the last trading day before this discussion: (ii) a combined company board of directors consisting of eight members, including three former CCP directors and (iii) a mutual termination fee equal to 1.5% of the equity value of the transaction. Mr. Matros and Mr. Crocker agreed that, subject to support from their respective boards of directors, they would work to negotiate a merger agreement on these terms and aim to announce the transaction by May 8, 2017. Mr. Matros also indicated that Mr. Lewis would not be a member of the combined company’s management team, but that Mr. Matros hoped that Mr. Lewis would serve as a director on the board of directors of Sabra.

On April 24, 2017, Sabra and its advisors including representatives of UBS, O’Melveny and Fried Frank and CCP and its advisors, including representatives of BofA Merrill Lynch and Sidley, held a conference call to discuss the status of various work streams leading up to the proposed target date for announcing the merger of May 8, 2017, including documentation, diligence and next steps.

On April 25, 2017, the CCP board of directors held a meeting at which representatives of BofA Merrill Lynch and Sidley were present. Mr. Crocker provided an update on the discussions with Sabra, reporting that he had proposed to Sabra the following terms, to which he believed Mr. Matros had agreed to recommend to the Sabra board of directors: (i) a 1.123 exchange ratio which represented a 15% premium based on stock prices of CCP and Sabra as of the close of market on April 21, 2017, (ii) Sabra would be the legal and accounting acquiring entity, (iii) Sabra’s board of directors would be expanded to include three representatives from the existing board of CCP, including Mr. Lewis, (iv) the merger agreement would provide for a mutual termination fee equal to 1.5% of the equity value of the transaction and (v) each company would declare and pay a pro rata dividend equal to its current dividend rate through the day immediately prior to closing the potential business combination transaction. Mr. Lewis noted that based on additional discussions with Sabra, Mr. Lewis would not serve as an employee of the combined company. Mr. Lewis reviewed Sabra’s proposed timing for a public announcement of the potential business combination transaction on May 8, 2017, and Mr. Lewis responded to questions from the board regarding Sabra’s first quarter 2017 earnings and the companies’ ability to execute a merger agreement within the desired timeframe. Representatives of Sidley then discussed a proposed timeline with respect to completing the proposed business combination transaction, and the key terms reflected in the draft merger agreement provided by Sabra, following which the CCP board of directors directed Sidley with respect to the positions to be provided for in a draft of the merger agreement to be provided to Sabra and its legal counsel.

Also on April 25, 2017, BofA Merrill Lynch and CCP discussed the possibility of BofA Merrill Lynch being involved in the amended and restated credit facility of Sabra contemplated by the transaction, including potentially as lead arranger, administrative agent and lender, and CCP determined to consider the matter further.

On April 27, 2017, at the direction of CCP, representatives of Sidley provided representatives of O’Melveny a revised draft of the merger agreement. Among other things, the revised draft of the merger agreement did not contain the “force the vote” provision that had been included in the O’Melveny draft that had been provided to Sidley on April 10, 2017, the Sidley draft provided that either Sabra or CCP could terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, subject to paying the termination fee and complying with certain other obligations and the Sidley draft provided that Sabra would be obligated to obtain any financing with respect to the indebtedness of CCP or Sabra to be refinanced in connection with the merger.

Also on April 27, 2017, the Sabra board of directors held a special meeting, which was attended by Sabra management and representatives of O’Melveny. Sabra management provided an update on the most recent transaction negotiations, including CCP’s interactions with Ventas regarding the Ventas tax opinion and Sabra’s financing plan in connection with the repayment or assumption of CCP’s debt, including the associated costs and fees. Sabra’s management recommended that, based on its assessment of outstanding indebtedness of each of CCP and Sabra, Sabra seek to obtain a commitment from an affiliate of UBS (which we refer to as UBS Bank), in order to provide up to $550 million in debt financing in the event Sabra was not able to arrange the full amount of any new financing necessary in connection with the proposed business combination transaction with CCP. Representatives of O’Melveny provided a summary of the current status of merger agreement negotiations with CCP noting that key unresolved items included the “force the vote” provision that had been included by Sabra in its initial draft of the merger agreement. Following discussion regarding these topics, the Sabra board of directors provided direction with respect to the foregoing matters and requested that Sabra management and its advisors continue negotiations with CCP.

On April 28, 2017, Sabra and its advisors, including representatives of UBS, O’Melveny and Fried Frank, and CCP and its advisors, including representatives of BofA Merrill Lynch and Sidley, held a conference call to discuss the status of various work streams, including documentation and diligence.

Also on April 28, 2017, Sabra posted to its virtual data room an unaudited financial model with respect to its projected financial performance for fiscal years ending December 31, 2017 through December 31, 2021, which had been updated as compared to the Sabra April 4, 2017 projections to reflect actual consolidated financial results of Sabra and its subsidiaries for the quarter ended March 31, 2017 (which we refer to as the “Sabra April 28, 2017 projections”).

On April 29, 2017, CCP posted to its virtual data room an unaudited financial model with respect to its projected financial performance for fiscal years ending December 31, 2017 through December 31, 2020, which had been updated as compared to the CCP March 2017 projections to reflect (i) actual consolidated financial results of CCP and its subsidiaries for the quarter ended March 31, 2017, (ii) the acquisition by CCP of a portfolio of six behavioral health hospitals and (iii) additional proposed dispositions by CCP of $175 million (which we refer to as the “CCP April 2017 projections”).

On April 30, 2017, at the direction of Sabra, representatives of O’Melveny sent to representatives of Sidley an e-mail listing certain open items with respect to the merger agreement raised by Sidley’s comments including Sidley’s removal of the mutual “force the vote” provision.

Also on April 30, 2017, UBS Bank’s counsel provided Sabra and its finance counsel with a draft commitment letter for up to $550 million of debt financing if needed by Sabra to consummate the potential business combination transaction with CCP. Over the course of the next week, Sabra, its advisors, CCP, its advisors, UBS Bank and its advisors negotiated, exchanged drafts of, and finalized the commitment letter.

On May 1, 2017, the audit committee of the CCP board of directors held a meeting at which the CCP April 2017 projections (excluding unidentified transactions) were reviewed (which projections we refer to as the “CCP April 2017 projections (excluding unidentified transactions)”).

In addition, on May 1, 2017, in response to the invitation of the CCP board of directors that had been communicated by representatives of BofA Merrill Lynch to representatives of UBS on April 19, 2017, Mr. Matros met with the CCP board of directors and discussed Sabra’s vision for the combined company. Following such meeting with Mr. Matros, the CCP board of directors continued the meeting during which representatives of Sidley, BofA Merrill Lynch and Barclays were also present. Members of CCP management provided the CCP board of directors with an update regarding diligence and briefed the board regarding Sabra’s plan with respect to the outstanding indebtedness of CCP and Sabra. In addition, representatives of Sidley described for the CCP board of directors Sabra’s position with respect to the following issues that had been identified by Sabra’s counsel: (i) the request for a “force the vote” provision, (ii) issues related to closing certainty, and (iii) issues relating to financing obligations and remedies. The CCP board of directors provided guidance to representatives of Sidley with respect to such issues indicating that these requests by Sabra as articulated in their issues list were not acceptable. The CCP board of directors then authorized Messrs. Crocker and Lewis to convey these responses to Mr. Matros.

Also on May 1, 2017, at the direction of Sabra, representatives O’Melveny provided representatives of Sidley with a revised draft of the merger agreement. Among other provisions, the revised draft of the merger agreement included a mutual “force the vote” provision.

On May 2, 2017, Mr. Matros, Mr. Lewis and Mr. Crocker spoke by phone to discuss CCP’s concerns with respect to the latest draft of the merger agreement that O’Melveny had provided to Sidley, including the mutual “force the vote” provision and certain financing matters. Mr. Matros agreed to address these issues.

On May 3, 2017, at the direction of CCP, representatives of Sidley provided O’Melveny with a revised draft of the merger agreement. Among other things, the revised draft of the merger agreement (i) did not contain the mutual “force the vote” provision that had been included in the O’Melveny drafts of April 10, 2017 and May 1, 2017, (ii) modified certain conditions precedent to increase closing certainty, and (iii) provided that a breach by

Sabra of certain of its obligations with respect to obtaining financing and refinancing of the combined company’s indebtedness would be considered a willful breach by Sabra that would provide CCP with greater ability to pursue damages suffered in connection with such a breach in the event of a termination of the merger agreement.

On May 4, 2017, the Sabra board of directors held a special meeting, which was also attended by Sabra management and representatives of UBS and representatives of O’Melveny. Sabra management provided an update on the most recent transaction negotiations and reviewed with the board proposed next steps. Representatives of O’Melveny provided a summary of the current draft of the merger agreement and discussed the status of negotiations with CCP. Representatives of UBS reviewed with the Sabra board of directors UBS’s preliminary financial analysis, which had been updated from the preliminary financial analysis provided by UBS at the April 6, 2017 Sabra board meeting to reflect (i) the current proposed transaction terms, (ii) the Sabra April 28, 2017 projections and (iii) the CCP April 2017 projections. Representatives of UBS also noted that they would be prepared to present UBS’s final financial analysis at the proposed May 7, 2017 Sabra board of directors meeting. Following discussion regarding these topics, the Sabra board of directors reiterated its support for the transaction with CCP and instructed management to continue negotiations with CCP.

Also on May 4, 2017, at the direction of Sabra, representatives of O’Melveny provided representatives of Sidley with a revised draft of the merger agreement, which was intended to address CCP’s remaining open issues, including that the revised draft (i) did not include the mutual “force the vote” provision, (ii) reverted to Sabra’s prior positions regarding closing certainty, and (iii) included provisions limiting CCP’s right to pursue damages suffered in connection with a breach by Sabra of its obligations with respect to obtaining financing and refinancing with respect to the combined company’s indebtedness (and did not include a stand-alone termination right by CCP for a breach by Sabra of its obligations to obtain financing).

Also on May 4, 2017, representatives of O’Melveny, Sabra, Sidley and CCP held a conference call to discuss the material open terms in the merger agreement, including with respect to CCP’s remedies in the event that Sabra did not obtain financing to refinance certain indebtedness of CCP and Sabra. Over the course of the next several days, the parties resolved the remaining open issues.

In addition, the compensation committee of the CCP board of directors held a meeting on May 4, 2017, at which a proposed retention plan with respect to CCP employees was reviewed, and the committee recommended that the CCP board of directors approve such retention plan.

On May 5, 2017, the audit committee of the CCP board of directors held a meeting during which the committee was briefed regarding the accounting, financial and tax due diligence completed to date with respect to Sabra.

In addition, on May 5, 2017, Sabra and its advisors including representatives of UBS, O’Melveny and Fried Frank, and CCP and its advisors, including representatives of BofA Merrill Lynch and Sidley, held a conference call to discuss the status of various work streams, including documentation and diligence, and remaining open items.

Also on May 5, 2017, CCP and Barclays formally entered into an engagement letter with respect to Barclays’ engagement as a financial advisor to CCP.

On May 6, 2017, at the direction of CCP, representatives of Sidley provided representatives of O’Melveny with a revised draft of the merger agreement. During the course of May 6, 2017 and May 7, 2017, the parties exchanged drafts of, and finalized, the merger agreement and other ancillary documents.

Also on May 6, 2017, Sabra and its advisors including representatives of UBS, O’Melveny and Fried Frank, and CCP and its advisors, including representatives of BofA Merrill Lynch and Sidley, held a conference call to discuss the remaining open items to finalize and announce the proposed business combination transaction.

In addition, on May 6, 2017, CCP and BofA Merrill Lynch formally entered into an engagement letter with respect to BofA Merrill Lynch’s engagement as a financial advisor to CCP.

On the morning of May 7, 2017, the CCP board of directors held a board meeting at which CCP management and representatives of Sidley, BofA Merrill Lynch and Barclays were present. Representatives of Sidley briefly updated the board regarding their fiduciary duties under Delaware law in the context of the potential stock-for-stock strategic transaction between CCP and Sabra. CCP management then updated the CCP board of directors with respect to the due diligence conducted regarding Sabra, and reviewed the key terms of Sabra’s proposed financing for the potential business combination transaction, in addition to referring to the bridge facility commitment letter. Mr. Lewis described the previously discussed proposed retention plan for CCP’s non-executive employees, as presented to and reviewed by the compensation committee of the CCP board of directors. Mr. Lewis also reviewed the potential change in control payments for CCP’s executive officers.

Next, representatives of BofA Merrill Lynch reviewed with the CCP board of directors its financial analysis of the exchange ratio provided for in the merger referring at times to the CCP April 2017 projections (excluding unidentified transactions) and the Sabra April 28, 2017 projections excluding unidentified transactions (which projections we refer to as the “Sabra April 28, 2017 projections (excluding unidentified transactions)”). A representative of BofA Merrill Lynch then delivered to the CCP board of directors BoA Merrill Lynch’s oral opinion, which was confirmed by delivery of a written opinion dated May 7, 2017, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of CCP common stock.

A representative of Barclays then commented on the financial valuation methodologies used by Barclays, and examined the range of implied exchange ratios under each of the methodologies, including based on selected public company trading multiples, discounted cash flow analysis, net asset value (NAV) analysis and selected precedent portfolio transaction analysis, referring at times to the CCP April 2017 projections (excluding unidentified transactions) and the Sabra April 28, 2017 projections (excluding unidentified transactions). A representative of Barclays then rendered to the CCP board of directors Barclays’ oral opinion (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the qualifications, limitations and assumptions set forth in the written opinion, the exchange ratio to be offered to the holders of CCP common stock was fair, from a financial standpoint, to CCP’s stockholders.

A representative of Sidley then reviewed changes to the key terms reflected in the draft merger agreement that had previously been identified to the Board, including (i) that Sabra had agreed that it would have an obligation to obtain the financing to refinance certain indebtedness of each party and CCP’s ability to pursue claims for damages in the event that the merger agreement is terminated and Sabra has breached its obligation to obtain the financing to refinance certain indebtedness of each party, and (ii) that CCP would be, subject to compliance with the terms of the merger agreement, including payment of a termination fee and providing Sabra with matching rights, entitled to terminate the merger agreement in order to accept a superior proposal. A representative of Sidley then discussed with the CCP board of directors the strategic and financial factors considered by the CCP board related to the potential business combination transaction. Mr. Lewis then stated that management recommended that the board approve the potential business combination transaction, and then the board unanimously (i) approved and adopted the merger agreement, the merger and the transactions contemplated thereby and declared the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth in the merger agreement, to be advisable and in the best interests of CCP and its stockholders, (ii) duly and validly authorized the execution and delivery of the merger agreement, (iii) subject to the CCP board of directors ability to change its recommendation as provided in the merger agreement, directed that the merger agreement be submitted for consideration at a meeting of CCP’s stockholders and (iv) subject to the CCP board of directors ability to change its recommendation as provided in the merger agreement, recommended that CCP’s stockholders vote in favor of the adoption of the merger agreement and determined to include such recommendation in the joint proxy statement/prospectus. The CCP board of directors also determined that, given the potential benefits to CCP and its stockholders, CCP would consent to BofA Merrill

Lynch (including certain real estate financing bankers that had been members of the advisory deal team) participating, as specified in a consent letter subsequently executed by CCP and BofA Merrill Lynch, in the refinancing of the indebtedness of the combined company.

Later that morning, the Sabra board of directors held a special meeting, which was also attended by Sabra management and representatives of UBS and O’Melveny. Representatives of O’Melveny reviewed the draft merger agreement and provided an update on the proposed terms and conditions, including that the amount of the termination fee, approximately 1.5% of the equity value of the transaction, and other outstanding items that were resolved in accordance with the Sabra board of directors’ guidance. Representatives of O’Melveny also discussed with the Sabra board of directors an updated memorandum, dated as of May 5, 2017, prepared by UBS at Sabra’s request describing its relationships with Sabra and CCP. Also at this meeting, representatives of UBS reviewed with the Sabra board of directors UBS’s financial analysis of the exchange ratio and rendered to the Sabra board of directors an oral opinion, later confirmed by delivery of a written opinion, dated May 7, 2017, to the effect that, as of such date and based upon and subject to the various assumptions, matters considered, qualifications and limitations set forth in such written opinion, the exchange ratio of 1.123 provided for in the merger was fair, from a financial point of view, to Sabra. Based on the discussions and deliberations at this meeting and prior meetings and after receiving Sabra management’s favorable recommendation of the proposed transactions, the Sabra board of directors unanimously (i) approved and adopted the merger agreement and the transactions contemplated thereby, including the mergers and the issuance of Sabra common stock in connection with the merger, in each case, on the terms and subject to the conditions set forth in the merger agreement, (ii) declared the merger agreement and the transactions contemplated thereby including the mergers and the issuance of Sabra common stock in connection with the merger, in each case, on the terms and subject to the conditions set forth in the merger agreement, to be advisable and in the best interests of Sabra and its stockholders, (iii) duly and validly authorized the execution, delivery and performance of the merger agreement, (iv) subject to the Sabra board of directors ability to change its recommendation as provided in the merger agreement, approved and directed that such issuance be submitted for consideration at the Sabra special meeting, (v) subject to the Sabra board of directors ability to change its recommendation as provided in the merger agreement, recommended that the Sabra stockholders vote in favor of the approval of the issuance of Sabra common stock in connection with the merger (which we refer as the “Sabra board recommendation”) and determined to include such recommendation in this joint proxy statement/prospectus, (vi) approved an amendment to Sabra’s charter increasing Sabra’s authorized common stock from 125 million shares to 250 million shares and (vii) approved an amendment to Sabra’s bylaws providing for the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division as the exclusive forum for certain types of actions brought on behalf of Sabra or against Sabra or its directors, officers or employees (see “Description of Sabra Capital Stock—Certain Provisions of Maryland Law and of the Sabra Charter and the Sabra Bylaws–Exclusive Forum”).

Later in the day on May 7, 2017, Sabra, Sabra LP, Merger Sub, CCP and CCP LP executed the merger agreement. Also, on May 7, 2017, Sabra and UBS Bank entered into the commitment letter.

Promptly following the execution of the merger agreement on May 7, 2017, Sabra and CCP issued a joint press release announcing their entry into the merger agreement and, on May 8, 2017, held an investor call to discuss the merger.

Sabra’s Reasons for the Merger; Recommendations of the Sabra Board of Directors

After careful consideration, the Sabra board of directors, by a unanimous vote of all directors, at a meeting held on May 7, 2017, approved the merger agreement and the transactions contemplated thereby, including the merger transactions and the issuance of Sabra common stock in connection with the merger. In the course of evaluating the merger agreement and the transactions contemplated thereby, the Sabra board of directors consulted with Sabra’s management and Sabra’s outside legal and financial advisors and considered a number of positive factors that the Sabra board of directors determined supported its decision to approve the merger agreement and recommend approval by Sabra stockholders of the Sabra common stock issuance proposal, including the following material factors:

•	the belief that the combined company would have a high-quality and complementary portfolio of 564 investments operated by 70 operators in 43 states with greater diversification by geography and tenant/operator than Sabra currently possesses;

•	the belief that the merger will result in the combined company having a greater diversity of high-quality tenants, with no one tenant of the combined company representing more than 11% of the annualized net operating income of the combined company after giving effect to Sabra’s previously announced dispositions of properties leased to affiliates of Genesis Healthcare, Inc. and the previously announced CCP behavioral hospital acquisition;

•	the belief that the larger, more liquid combined company would benefit from increased access to multiple sources of capital;

•	the expectation that Sabra, once combined with CCP, would be better positioned to achieve investment grade ratings from credit ratings agencies;

•	the expectation that the combined company would benefit from annual cost savings;

•	the expectation that the transaction will be immediately accretive to Sabra’s FFO and AFFO per share and provide the combined company with an attractive earnings growth profile;

•	the expected benefits of combining the two companies’ portfolios under the proven leadership of Sabra’s management team, the strong track record established by Sabra’s management team and the fact that Sabra’s management team is expected to lead the combined company after closing;

•	the belief that the businesses of Sabra and CCP are highly complementary and that the integration of the two companies will be completed in a timely and efficient manner with minimal disruption to tenants and employees;

•	the fact that, effective as of the effective time of the merger, the size of the Sabra board of directors will be increased from five to eight directors and the three newly created vacancies will be filled by three current CCP directors and the expectation that this will facilitate an effective and timely integration of the two companies’ operations with continuity of board leadership;

•	general economic, industry and financial market conditions and opportunities and competitive factors within the industries in which Sabra and CCP invest;

•	current and prospective information regarding Sabra’s and CCP’s business, prospects, financial condition, results of operations, real estate investment portfolio, assets, management and competitive position;

•	the financial analyses presented by UBS to the Sabra board of directors on May 7, 2017, and the opinion of UBS dated May 7, 2017 to the effect that, as of such date, and based upon and subject to the various procedures, assumptions, qualifications and limitations described by UBS to the Sabra board of directors and set forth in such opinion, the exchange ratio of 1.123 provided for in the merger is fair, from a financial point of view, to Sabra; and

•	the fact that the merger agreement (i) precludes CCP from actively soliciting competing acquisition proposals, (ii) permits the CCP board of directors to change its recommendation of the merger agreement to its stockholders only under certain limited circumstances and (iii) requires CCP to pay Sabra a termination fee of $38.5 million under specified circumstances.

The Sabra board of directors also considered a number of potential risks and negative factors concerning the merger and the other transactions contemplated by the merger agreement, including the following material factors:

•	the fact that immediately following the completion of the merger, it is expected that legacy CCP stockholders (in their capacities as such) will own approximately 59% of the outstanding shares of Sabra common stock;

•	the fact that the merger will be a tax-free reorganization and, therefore, Sabra will not receive a step up in basis with respect to CCP’s assets;

•	the risk of not achieving all of the anticipated estimated annual run-rate cost savings and potential additional synergies and the risk that other anticipated benefits of the merger might not be realized on the expected time frame or at all;

•	the risk that the transaction might not be completed in a timely manner or at all, and that such failure could negatively affect the price of Sabra common stock and future business and financial results;

•	the risk of diverting Sabra management’s focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•	the potential impact on the market price of Sabra common stock as a result of the issuance of the merger consideration to CCP stockholders;

•	the possible negative effect of the merger and public announcement of the merger on Sabra’s financial performance, operating results and stock price and Sabra’s relationships with tenants, vendors, other business partners, management and employees;

•	the possible negative effect of the merger and public announcement of the merger on CCP’s financial performance, operating results and CCP’s relationships with tenants, vendors, other business partners, management and employees;

•	the fact that the merger agreement imposes restrictions on the conduct of Sabra’s business in the period between the signing of the merger agreement and the closing of the merger, which may adversely affect Sabra’s business in the event the merger is not completed (including by delaying or preventing Sabra from pursuing business opportunities that may arise or precluding actions that would be advisable if the merger were not to be consummated);

•	the substantial transaction expenses to be incurred in connection with the merger and the negative impact of such expenses on Sabra’s cash reserves and operating results should the merger not be completed;

•	the fact that the merger agreement (i) precludes Sabra from actively soliciting competing acquisition proposals, (ii) permits the Sabra board of directors to change its recommendation only under certain limited circumstances and (iii) requires Sabra to pay CCP a termination fee of $38.5 million under specified circumstances, which could discourage third parties from making competing acquisition proposals with respect to Sabra or adversely impact the price offered in such a proposal; and

•	all known interests of directors and executive officers of Sabra in the merger that may be different from, or in addition to, their interests as stockholders of Sabra or the interests of Sabra’s other stockholders generally.

After consideration of these factors, the Sabra board of directors determined that, overall, the potential benefits of the merger outweighed the potential risks.

The foregoing discussion of factors considered by the Sabra board of directors is not intended to be exhaustive and may not include all the factors considered by the Sabra board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Sabra board of directors did not attempt to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger agreement and the transactions contemplated thereby, including the merger transactions and the issuance of Sabra common stock in connection with the merger. In addition, individual members of the Sabra board of directors may have given differing weights to different factors. The Sabra board of directors conducted an overall review of the factors described above and other factors, including through discussions with, and inquiry of, Sabra’s management and outside legal and financial advisors.

This explanation of Sabra’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the sections herein entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

For the reasons set forth above, the Sabra board of directors unanimously declared that the merger agreement, the merger transactions, the issuance of Sabra common stock in connection with the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Sabra and its stockholders and unanimously approved and adopted the merger agreement and approved the issuance of Sabra common stock in connection with the merger. The Sabra board of directors unanimously recommends to Sabra’s stockholders that they vote “FOR” the Sabra common stock issuance proposal.

CCP’s Reasons for the Merger; Recommendations of the CCP Board of Directors

In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the merger, the CCP board of directors consulted with CCP’s management team and outside legal and financial advisors and considered and evaluated a variety of factors over the course of more than nine months and eleven meetings (five of which were in-person) of the CCP board of directors. The CCP board of directors’ evaluation and consideration included the following factors, which the CCP board believed supported its unanimous recommendation that, subject to the CCP board of directors’ right to change its recommendation pursuant to the terms of the merger agreement, CCP stockholders should vote “FOR” the CCP merger proposal and determined to include such recommendation in this joint proxy statement/prospectus:

Strategic Case for the Transaction

•	Increased Portfolio Diversification. The CCP board of directors considered that the combined company would have a more substantially diversified portfolio, including reduced concentration in skilled nursing facilities than CCP has as stand-alone company and increased exposure to senior housing properties. The CCP board of directors also considered the combined company’s reduced concentration with respect to any one tenant.

•	Increased Scale and Scope. The CCP board of directors considered the enhanced scale and scope of the combined company, including an increased geographic footprint, including Canada, expanded market presence, the potential for greater operational and cost efficiencies, and the potential for an improved cost of capital. The CCP board of directors also considered that the increased scale and efficiencies of the combined company should provide for a greater ability to compete for future acquisitions.

•	Expected Management Team and Board. The CCP board of directors considered the presentation made by Mr. Matros to the CCP board of directors regarding Sabra’s and the combined company’s expected operations, the known operating expertise of Sabra’s management team, and that members of Sabra’s management team have a track record of successful acquisitions. The CCP board of directors also considered that the interests of the CCP stockholders would be protected by the fact that three of the existing members of CCP’s board of directors would be added to the board of directors of the combined company at the closing of the merger, which would ensure continued oversight of the combined company by members of the CCP board of directors.

Financial Considerations for CCP’s Stockholders

•	Financial Terms and Course of Negotiations. The CCP board of directors considered the fact that because of the fixed exchange ratio (i.e., it will not be adjusted for fluctuations in the market price of CCP common stock or Sabra common stock), CCP would have certainty as to the number of shares of Sabra common stock to be issued in connection with the merger, CCP stockholders would also have the opportunity to benefit from any increase in the trading price of Sabra common stock between the announcement and closing of the merger. However, the CCP board of directors also noted that the value of Sabra common stock to be paid to CCP stockholders upon closing of the merger could be less than its implied value immediately prior to the announcement of the execution of the merger agreement as a result of a decrease in the market price of Sabra common stock between the time of announcement and the closing of the merger. The CCP board of directors also took note of the course of negotiations between the parties in arriving at the exchange ratio, and the historic and current market prices of CCP common stock and Sabra common stock. The CCP board of directors further took into account that the merger consideration represented a premium of approximately 12% to the closing price of CCP common stock on May 5, 2017 (the last full trading day prior to public announcement of the merger), and a premium of approximately 15% to the closing price of CCP common stock on the day that the companies agreed upon the exchange ratio.

•	Pro Forma Ownership. The CCP board of directors took note of the fact that upon closing of the merger, current CCP stockholders and Sabra stockholders (in each case in their capacities as such) are expected to own approximately 59% and 41%, respectively, of the combined company based on the number of outstanding shares of common stock and other equity securities of CCP and Sabra on the date of the merger agreement.

•	Possible Future Growth Prospects. The CCP board of directors also considered possible growth opportunities that would be available to the combined company (including as a result of its increased scale and scope described above) and that given the stock-for-stock structure of the transaction, CCP stockholders would have the ability to participate in value realized from any such growth opportunities.

•	Dividend Policies of CCP and Sabra. The CCP board of directors considered the respective dividend policies of the two companies (noting that CCP’s dividend policy historically had a higher dividend yield), and that each company will continue to pay its respective dividends leading up to the closing of the merger, including, in connection with the closing of the merger, that Sabra will declare a pro-rated dividend to the holders of Sabra common stock, and CCP will declare a pro-rated dividend to the holders of CCP common.

•	Potential Strategic Alternatives. The CCP board of directors considered other potential strategic alternatives available to CCP, including remaining as a standalone operating company, in each case, considering the possible stockholder value that might result from such alternatives. In addition, as well as the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives was evaluated by the CCP board of directors. The CCP board of directors (after consultation with its financial advisors) concluded that there was a low likelihood that a strategic or a financial buyer would be interested in acquiring or combining with CCP at a higher valuation.

•

Expected Financial Impact. The CCP board of directors considered the expected financial impact of the merger for CCP stockholders on CCP and its financial metrics and that, while there is no guarantee regarding future results of the combined company, the merger is expected to be accretive to net asset value in 2018 and to have a positive impact on trading multiple, but is expected to be dilutive to Funds From Operations per share of CCP common stock and Funds Available For Distribution per share of CCP common stock. The CCP board of directors also considered that Sabra and CCP intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that accordingly, a U.S. holder of CCP common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of CCP common stock for shares of Sabra common stock in the merger (other than gain or loss with respect to any cash received in lieu of a fractional share of Sabra common stock).

•	Fairness Opinions. The CCP board of directors considered the separate opinions, dated May 7, 2017, of BofA Merrill Lynch and Barclays to the CCP board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided in the merger, which opinions were based on and subject to the assumptions made, procedures followed, qualifications and limitations on the independently prepared detailed analyses undertaken as more fully described in the sections entitled “The Merger—Opinion of CCP’s Financial Advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated” and “The Merger—Opinion of CCP’s Financial Advisor, Barclays Capital Inc.”. In considering such opinions, the CCP board of directors took into account the reports it had received regarding past fees received by BofA Merrill Lynch and Barclays for services provided to each of CCP and Sabra (including in connection with participating in each of CCP’s and Sabra’s existing credit facilities), BofA Merrill Lynch’s potential involvement in the credit facility of the combined company (including potentially serving as the lead arranger with respect thereto) (which was mitigated by the fact that BofA Merrill Lynch did not participate in any discussions with Sabra regarding such role until after CCP and Sabra had agreed on the exchange ratio) and fees payable to BofA Merrill Lynch and Barclays in connection with the transactions contemplated by the merger agreement (including potential financing fees).

Financial Considerations of the Combined Company

•	Cost Synergies. The CCP board of directors considered the expectation that the combined company would benefit from annual cost savings.

•	Incurrence of Indebtedness. The CCP board of directors considered that Sabra will need to refinance certain indebtedness of CCP and Sabra that may become due and payable as a result of the consummation of the merger. The CCP board of directors further considered the refinancing plan proposed by Sabra and the terms of the indebtedness contemplated by the commitment letter entered into with UBS Bank, the structure and estimated cost of the proposed permanent financing for the combined company and the combined company’s ability to refinance that indebtedness, as well as the potential constraints on the combined company due to the leverage created by such financing.

Due Diligence Investigations

•	Substantive Results of Portfolio, Financial, Accounting, Tax, Legal and Regulatory Due Diligence Investigations. The CCP board of directors considered the scope of the due diligence investigation conducted by CCP’s management (including with respect to Sabra’s tenants and facilities), legal counsel and outside tax and accounting advisors and the substantive results thereof as reported by management to the CCP board of directors.

•	Transition Planning. The CCP board of directors noted that the due diligence investigations set the stage for pre-closing integration and transition planning and post-closing implementation.

Terms and Conditions of the Merger Agreement, Including Course of Negotiations and Participation of the Board

•	Terms of the Merger Agreement and Related Documentation. The CCP board of directors considered the terms and conditions of the merger agreement and related documentation, including:

•	the generally reciprocal nature of the parties’ representations, warranties and covenants (including interim operating covenants) and deal protection provisions;

•	the fact that each of the CCP board of directors and Sabra board of directors is, in certain circumstances, permitted to change its recommendation with respect to the CCP merger proposal or the Sabra common stock issuance proposal, respectively, and terminate the merger agreement to enter into an agreement with respect to a superior proposal, subject to the payment of a termination fee of $38.5 million (representing approximately 1.5% of the equity value of the transaction);

•	the fact that each of the CCP board of directors and the Sabra board of directors is, in certain circumstances, permitted to change its recommendation with respect to the CCP merger proposal or the Sabra common stock issuance proposal, respectively, in response to an intervening event, which change in recommendation would give the other party the right to terminate the merger agreement and receive a $38.5 million termination fee from the party whose board of directors changed its recommendation;

•	even if the boards of directors of CCP and Sabra do not change their recommendation, in the event that the stockholders of the other company do not approve the CCP merger proposal or the Sabra common stock issuance proposal, as the case may be, CCP or Sabra, respectively, is obligated to reimburse up to $15 million of the other party’s expenses in connection with the termination of the merger agreement;

•	the view of the CCP board of directors that the termination fees and expense reimbursement provisions described above would not prevent a potentially interested third party from making a proposal to acquire CCP;

•	the obligation of Sabra to obtain a six-year prepaid directors and officers “tail” insurance policy and to indemnify and hold harmless present and former directors and officers of CCP to the extent based on the fact that such person is or was a director or officer of CCP to the same extent as CCP would have been required to do so pursuant to its organizational documents;

•	the obligation of Sabra to cause the appointment of three of the existing members of CCP’s board of directors to the combined company’s board of directors; and

•	the fact that Sabra has an obligation under the merger agreement to provide CCP with funds in an amount sufficient to repay in full as of the effective time of the merger certain specified indebtedness of CCP that will become due and payable upon the closing and the fact that it is a condition precedent to CCP’s obligation to consummate the merger that Sabra has performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the closing and that, subject to a cure period, CCP has the right to terminate the merger agreement in the event that Sabra has breached its covenants such that the foregoing condition to closing is not satisfied.

Likelihood of Completion of the Merger. The CCP board of directors considered the likelihood that the merger and the other transactions contemplated by the merger agreement would be completed on a timely basis, acknowledging the customary closing conditions in the merger agreement, including need for stockholder approval by CCP stockholders and Sabra stockholders of the CCP merger proposal and the Sabra common stock issuance proposal, respectively. The CCP board of directors noted the absence of a financing closing condition (but that Sabra planned to enter into the bridge facility) and the possibility that an unforeseen intervening event could occur, giving the board of directors of one party the right, under certain circumstances, to change its recommendation with respect to the CCP merger proposal or the Sabra common stock issuance proposal, as the case may be, or that a third party third party could make an offer to purchase CCP or Sabra, giving the other party the right to terminate the merger agreement (subject to match rights and payment of a termination fee).

Recommendation of Management. The CCP board of directors took into account management’s recommendation in favor of the transactions contemplated by the merger agreement.

In the course of its deliberations, the CCP board of directors also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•	Financial Considerations. The CCP board of directors considered the amount of the financing necessary as described above in order to refinance certain existing indebtedness of CCP and Sabra, and the possibility that such financing may not be obtained at all or on acceptable terms (but noted that CCP’s management believed that there was a high likelihood of Sabra obtaining such financing) and that pursuant to the merger agreement, in the event that Sabra had not obtained such financing, CCP would be entitled to pursue remedies. In addition, the CCP board of directors considered the uncertainty regarding the credit rating of the combined company, and the possibility that such credit rating would not be an investment grade rating.

•	Cost and Disruption of the Pending Transaction. The CCP board of directors noted the significant costs involved in connection with entering into the merger agreement and completing the merger and the substantial time and effort of CCP management required to complete the transactions contemplated by the merger agreement, which may disrupt CCP’s business operations. In addition, the CCP board noted the risks and contingencies related to the announcement and pendency of the transactions contemplated by the merger agreement, including the impact on CCP’s employees (but noted CCP’s recently adopted retention plan) and its relationships with its prospective and existing tenants and operators.

•	Risks to and Attributes of Sabra’s Business. The CCP board of directors considered the risks related to Sabra’s business, including as described in the risk factors set forth in Sabra’s filings with the SEC.

•	Possible Trading Impact and Reaction of Stockholders of CCP and Sabra. The CCP board of directors considered the merger’s potential impact on each of CCP’s and Sabra’s trading multiple, and the potential reaction of investors of CCP and Sabra to the announcement of the merger.

•	Interest of CCP’s Directors and Officers. The CCP board of directors considered the fact that some of CCP’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of CCP’s stockholders generally, including certain interests arising from the employment and compensation arrangements of CCP’s executive officers, and the manner in which they would be affected by the merger.

•	Restrictions on Interim Operations. The CCP board of directors considered the provisions of the merger agreement placing restrictions on the conduct of CCP’s business prior to the consummation of the merger, which may delay or prevent CCP from undertaking business opportunities that may arise or other actions that it might otherwise take with respect to the operations of CCP.

•	Restrictions on Competing Proposals. The CCP board of directors took into account that prior to entering into the merger agreement, CCP did not participate in a competitive auction process, that the merger agreement precludes CCP from actively soliciting proposals with respect to alternative transactions, and that payment to Sabra of a fee of $38.5 million (representing approximately 1.5% of the equity value of the transaction) would be payable under the merger agreement, if among other things, CCP enters into an agreement with respect to a superior proposal and CCP terminates the merger agreement.

The CCP board of directors understood that there can be no assurance about future results, including results considered or expected as described in the factors listed above. This explanation of the CCP board of directors’ reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statements Regarding Forward-Looking Statements”.

The foregoing discussion of the information and factors considered by the CCP board of directors is not intended to be exhaustive, but includes the material factors considered by the CCP board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the CCP board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The CCP board of directors did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The CCP board of directors based its recommendation on the totality of the information presented, including the factors described above.

Opinion of Sabra’s Financial Advisor, UBS Securities LLC

UBS was retained as financial advisor to the Sabra board of directors in connection with the merger transactions. As part of that engagement, the Sabra board of directors requested that UBS evaluate the fairness, from a financial point of view, to Sabra of the exchange ratio provided for in the merger. On May 7, 2017, at a meeting of the Sabra board of directors held to evaluate the proposed merger transactions, UBS delivered to the Sabra board of directors an oral opinion, confirmed by delivery of a written opinion, dated May 7, 2017, to the effect that, as of that date and based on and subject to various procedures, assumptions, matters considered and qualifications and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Sabra.

The full text of UBS’s opinion describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by UBS. UBS’s opinion is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. UBS’s opinion was provided for the benefit of the Sabra board of directors in connection with, and for the purpose of, its evaluation of the exchange ratio provided for in the merger, and does not address any other aspect of the merger. UBS’s opinion does not address the relative merits of the merger transactions or any related transaction as compared to other business strategies or transactions that might be available to Sabra or Sabra’s underlying business decision to effect the merger transactions or any related transaction. UBS’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger transactions or any related transaction. The following summary of UBS’s opinion is qualified in its entirety by reference to the full text of UBS’s written opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to CCP and Sabra;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of CCP that were provided to UBS by the management of CCP, and not publicly available, including the CCP April 2017 projections (excluding unidentified transactions) and financial forecasts and estimates including CCP’s unidentified acquisition and disposition pipeline prepared by CCP management (which we refer to as the “CCP April 2017 projections (including unidentified transactions)”) that the Sabra board of directors directed UBS to utilize for purposes of its analysis;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Sabra that were provided to UBS by the management of Sabra, and not publicly available, including the Sabra April 28, 2017 projections (including unidentified transactions) and the Sabra April 28, 2017 projections (excluding unidentified transactions) that the Sabra board of directors directed UBS to utilize for purposes of its analysis;

•	reviewed certain pro forma combined company financial forecasts and estimates, including estimates of synergies prepared by Sabra management and not publicly available that the Sabra board of directors directed UBS to utilize for purposes of its analysis;

•	conducted discussions with senior members of CCP management and Sabra management concerning the businesses and financial prospects of Sabra and CCP;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger transactions with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Sabra common stock and CCP common stock;

•	considered certain pro forma effects of the merger transactions on Sabra’s financial statements;

•	reviewed an unexecuted draft of the merger agreement labeled “Execution Version”, circulated on May 7, 2017; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with UBS’s review, with the consent of the Sabra board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the Sabra board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Sabra or CCP, and UBS was not furnished with any such evaluation or appraisal. With respect to the Sabra and combined company pro forma financial forecasts, estimates, synergies and pro forma effects referred to above, UBS assumed, at the direction of the Sabra board of directors, that they were reasonably prepared on a basis reflecting the best currently available estimates of Sabra management as to the future financial performance of Sabra and such synergies and pro forma effects. With respect to the CCP financial forecasts and estimates referred to above, UBS assumed, at the direction of the Sabra board of directors that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of CCP management. In addition, UBS assumed with the approval of the Sabra board of directors that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. At the direction of the Sabra board of directors, for the purposes of UBS’s discounted cash flow analyses, UBS relied exclusively upon forecasts and estimates that excluded CCP and Sabra’s unidentified acquisition and disposition pipeline. UBS also assumed, at the direction of the Sabra board of directors, that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Further, UBS assumed, at the direction of the Sabra board of directors, that the merger transactions will not impact the tax-free treatment of CCP’s separation from Ventas, and that the consummation of the merger transactions will not cause CCP or the post-transaction combined entity to have, any liability to Ventas relating to or incurred in connection with CCP’s separation from Ventas. At the direction of the Sabra board of directors, UBS assumed that each of Sabra and CCP has operated in conformity with the requirements for qualification as a real estate investment trust (as used herein a “REIT”) for U.S. federal income tax purposes since its formation as a REIT and that the merger transactions will not adversely affect such status or operations of Sabra or CCP. UBS’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to it as of, the date of its opinion.

UBS was not asked to, and it did not, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in its opinion, of the merger agreement or any related documents or the form of the merger transactions or any related transaction. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger transactions, or any class of such persons, whether relative to the exchange ratio or otherwise. UBS expressed no opinion as to what the value of Sabra common stock will be when issued pursuant to the merger or the prices at which Sabra common stock or the CCP common stock will trade at any time. In rendering its opinion, UBS assumed, with the consent of the Sabra board of directors, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the merger agreement would comply with all material terms of the merger agreement, (iii) the merger transactions will be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof and (iv) any delay of the effective time of the merger that may be agreed by Sabra and CCP, and any delay of the effectiveness of the partnership merger or the subsequent merger will not have any adverse effect on Sabra, CCP, Sabra LP, CCP LP, Merger Sub or the merger transactions that would be material to UBS’s analyses and opinion. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger transactions will be obtained without any adverse effect on Sabra, CCP, Sabra LP, CCP LP, Merger Sub or the merger transactions that would be material to UBS’s analyses and opinion. The issuance of UBS’s opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to the Sabra board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to Sabra, CCP or the merger transactions. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of the future performance of Sabra and CCP provided by Sabra management and CCP management, respectively, in or underlying UBS’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing these analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond Sabra’s and CCP’s control. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The exchange ratio was determined through negotiation between Sabra and CCP. The decision by Sabra to enter into the merger transactions was solely that of the Sabra board of directors. UBS’s opinion and financial analyses were only one of many factors considered by the Sabra board of directors in its evaluation of the merger transactions and should not be viewed as determinative of the views of the Sabra board of directors or Sabra management with respect to the merger transactions or the exchange ratio provided for in the merger.

The following is a summary of the material financial analyses performed by UBS in connection with its opinion and reviewed with the Sabra board of directors on May 7, 2017. The financial analyses summarized below include information presented in tabular format. In order for UBS’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’s financial analyses. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of analyses undertaken by it and assessed as a whole.

Selected Public Companies Analysis—Overview. UBS reviewed financial information of CCP and Sabra and publicly available financial and stock market information of certain publicly traded REITs which, based on its professional judgment and expertise, UBS deemed to be relevant to its analysis of each of CCP and Sabra.

The group of REITs used by UBS in this analysis with respect to CCP was as follows:

•	CareTrust REIT, Inc.

•	LTC Properties, Inc.

•	National Health Investors, Inc.

•	Omega Healthcare Investors, Inc.

•	Sabra

The group of REITs used by UBS in this analysis with respect to Sabra was as follows:

•	CareTrust REIT, Inc.

•	CCP

•	LTC Properties, Inc.

•	National Health Investors, Inc.

•	Omega Healthcare Investors, Inc.

UBS reviewed, among other things:

•	enterprise values (which we refer to as “EV”) of the selected REITs, calculated as equity market value as of May 5, 2017, plus consolidated debt at book value, plus preferred securities at liquidation value, plus minority interests at book value, less cash and cash equivalents (in each case, based on publicly available information as of May 5, 2017), as a multiple of calendar year 2017 and 2018 adjusted earnings before interest, taxes and depreciation and amortization (which we refer to as “Adjusted EBITDA”). Adjusted EBITDA was calculated as EBITDA plus certain non-cash stock-based compensation expenses and non-recurring transaction costs. Adjusted EBITDA for the selected public companies represented FactSet consensus estimates as of May 5, 2017;

•	equity stock prices of the selected REITs as of May 5, 2017, as a multiple of calendar year 2017 estimated FFO per share and calendar year 2018 estimated FFO per share. Estimated FFO per share for the selected companies represented FactSet consensus estimates as of May 5, 2017; and

•	equity stock prices of the selected REITs as of May 5, 2017, as a multiple of calendar year 2017 AFFO per share and calendar year 2018 estimated AFFO per share. Estimated AFFO per share for the selected companies represented SNL Platform consensus estimates as of May 5, 2017.

UBS then compared these multiples for the selected REITs with corresponding multiples of Sabra and CCP, as applicable.

UBS calculated consensus multiples for Sabra and CCP based on FactSet (for FFO per share and Adjusted EBITDA) and SNL Platform (for AFFO per share) estimates. Balance sheet information was as of the latest public filings. UBS also calculated multiples based on earnings estimates (FFO and AFFO per share and Adjusted EBITDA) provided by Sabra and CCP management, both with and without each company’s unidentified acquisition and disposition pipeline. Balance sheet information was as of March 31, 2017. Multiples for CCP were calculated to reflect the announcement of the CCP behavioral hospital acquisition. For the purpose of calculating EV, diluted shares outstanding were based on the share count information as of May 5, 2017 and calculated using the Treasury Stock Method.

Selected Public Companies Analysis—CCP

This analysis indicated the following implied high, mean, median and low multiples for the selected REITs, as compared to corresponding implied multiples for CCP based on a 1.123x exchange ratio and a Sabra price of $26.68, the closing price for Sabra common stock on May 5, 2017:

Selected Public REITs	Price/FFO 2017E	Price/FFO 2018E	Price/AFFO 2017E	Price/AFFO 2018E	EV/ADJ. EBITDA 2017E	EV/ADJ. EBITDA 2018E
High	15.0x	14.5x	16.3x	15.4x	16.3x	15.2x
Mean	12.9x	12.4x	13.6x	12.9x	14.7x	13.5x
Median	14.2x	13.3x	13.7x	12.7x	14.7x	13.2x
Low	9.5x	9.3x	10.2x	10.0x	12.4x	11.9x
CCP Consensus Estimates(1)	10.5x	10.2x	Not available	Not available	13.4x	12.9x
CCP Management Estimates—including unidentified transactions(2)(3)	10.3x	10.0x	10.9x	10.4x	12.7x	12.0x
CCP Management Estimates—excluding unidentified transactions(2)(3)	10.3x	10.2x	10.9x	10.3x	12.7x	12.8x

(1)	CCP consensus estimates reflect EBITDA and FFO from research analyst estimates that had been updated to reflect the CCP behavioral hospital acquisition as of May 5, 2017. As of May 5, 2017, no AFFO estimates had been updated since the announcement of the CCP behavioral hospital acquisition.
(2)	With respect to CCP, AFFO was assumed to be equal to Normalized FAD (as set forth in “The Merger—Certain Unaudited Projections—CCP Unaudited Projections”).
(3)	Based on CCP April 2017 projections. See “The Merger—Certain Unaudited Projections—CCP Unaudited Projections”.

Selected Public Companies Analysis—Sabra

This analysis indicated the following implied high, mean, median and low multiples for the selected REITs, as compared to corresponding multiples for Sabra based on a Sabra price of $26.68, the closing price for Sabra common stock on May 5, 2017:

Selected Public REITs	Price/FFO 2017E	Price/FFO 2018E	Price/AFFO 2017E	Price/AFFO 2018E	EV/ADJ. EBITDA 2017E	EV/ADJ. EBITDA 2018E
High	15.0x	14.5x	16.3x	15.4x	16.3x	15.2x
Mean	12.5x	12.0x	13.9x	13.3x	14.4x	13.3x
Median	14.2x	13.3x	14.6x	13.9x	14.7x	12.3x
Low	9.4x	9.1x	10.2x	10.0x	12.4x	11.9x
Sabra Consensus Estimates	11.4x	11.0x	12.1x	11.6x	14.0x	13.2x
Sabra April 28, 2017 projections (including unidentified transactions)	12.0x	12.1x	12.2x	12.0x	13.3x	12.3x
Sabra April 28, 2017 projections (excluding unidentified transactions)	12.2x	12.4x	12.4x	12.1x	13.7x	13.8x

Selected Precedent Transactions Analysis. UBS reviewed publicly available information relating to the following five selected transactions involving publicly traded REITs:

Date Announced	Target Name	Acquiror Name
October 31, 2014	Aviv REIT, Inc.	Omega Healthcare Investors, Inc.
August 13, 2014	HealthLease Properties Real Estate Investment Trust	Welltower Inc.
August 5, 2014	Griffin-American Healthcare REIT II, Inc.	NorthStar Realty Finance Corporation
June 2, 2014	American Realty Capital Healthcare Trust, Inc.	Ventas
February 28, 2011	Nationwide Health Properties, Inc.	Ventas

UBS reviewed, among other things, the implied equity values of target companies in the selected transactions (based on the implied prices paid for the equity of the target companies), as multiples of one-year forward (which we refer to as “CY + 1”) estimated FFO and CY + 1 estimated AFFO, as well as the transaction values, based on the implied enterprise values (using the implied prices paid for the equity of the target company as equity values) in the selected transactions, as multiples of CY + 1 EBITDA. UBS then compared these multiples derived for the selected transactions with corresponding FFO and AFFO per share and Adjusted EBITDA multiples implied for CCP (based upon the implied per share consideration in the merger of $29.96, using the 1.123x exchange ratio and the closing price of Sabra common stock on May 5, 2017), using the CCP April 2017 projections. For precedent transactions announced prior to June 30, 2017 of a given year, CY + 1 represents the calendar year in which the transaction was announced, otherwise, CY + 1 represents the following calendar year. See “The Merger—Certain Unaudited Projections—CCP Unaudited Projections”. Financial data of the selected transactions were based on public filings, research analysts’ consensus estimates and other publicly available information. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for CCP (calculated separately on the basis of CCP management estimates provided by CCP management):

Selected Precedent REIT Transactions	Equity Value/CY + 1 FFO	Equity Value/CY + 1 AFFO	Transaction Value/CY+1 EBITDA
High	17.1x	18.4x	18.2x
Mean	14.8x	15.8x	15.9x
Median	14.3x	16.4x	16.1x
Low	12.2x	13.1x	13.0x
CCP Management Estimates—including unidentified transactions	10.3x	10.9x	12.7x
CCP Management Estimates—excluding unidentified transactions	10.3x	10.9x	12.7x

Discounted Cash Flow Analyses. For each of the discounted cash flow analyses described below, UBS used, as applicable, diluted shares outstanding at the time of signing of the merger agreement, calculated using the Treasury Stock Method, financial forecasts and estimates relating to CCP prepared by CCP management, terminal year 2021 CCP Adjusted EBITDA (as defined below), excluding unidentified transactions, extrapolated based on Sabra management guidance (which we refer to as “CCP Extrapolated 2021 Adjusted EBITDA”), financial forecasts and estimates relating to Sabra prepared by Sabra management, excluding unidentified transactions, and estimates relating to certain synergies, transactions costs and other adjustments relating to the pro forma combined company, in each case, prepared by Sabra management as well as certain terms of the transaction. See “The Merger—Certain Unaudited Projections—CCP Unaudited Projections” and “The Merger—Certain Unaudited Projections—Sabra Unaudited Projections”.

CCP. UBS calculated a range of implied present values (as of June 30, 2017) of the standalone unlevered free cash flows (calculated as CCP Adjusted EBITDA less stock-based compensation expense, less expensed acquisition pursuit costs, less straight-line rental income adjustments, less change in working capital accounts, less income taxes, less investments in real estate, plus sale of real estate, less other capital expenditures) that CCP was forecasted to generate from June 30, 2017 through the end of calendar year 2020 and of terminal values for CCP. Implied terminal values were derived by applying to CCP Extrapolated 2021 Adjusted EBITDA a range of forward Adjusted EBITDA multiples of 11.5x to 13.5x. UBS selected the range of Adjusted EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.0% to 8.0%, based on a range of CCP’s weighted average cost of capital estimated by UBS. The discounted cash flow analysis resulted in a range of implied present values of $27.11 to $34.75 per share of CCP common stock.

Sabra. UBS calculated a range of implied present values (as of June 30, 2017) of the standalone unlevered free cash flows (calculated as Sabra Adjusted EBITDA less stock-based compensation expense, less expensed acquisition pursuit costs, less straight-line rental income adjustments, less change in working capital accounts, less income taxes, less acquisitions of and additions to real estate, plus net proceeds from sale of real estate, plus repayment of loans receivable, less origination and fundings of loans receivable and preferred equity investments) that Sabra was forecasted to generate from June 30, 2017 through the end of calendar year 2020 and of terminal values for Sabra. Implied terminal values were derived by applying to Sabra’s estimated 2021 Adjusted EBITDA a range of forward Adjusted EBITDA multiples of 12.5x to 14.5x. UBS selected the range of Adjusted EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.0% to 8.0%, based on a range of Sabra’s weighted average cost of capital estimated by UBS. The discounted cash flow analysis resulted in a range of implied present values of $22.63 to $29.83 per share of Sabra common stock.

Pro Forma Combined Company. UBS calculated a range of implied present values (as of June 30, 2017) of the unlevered free cash flows (calculated as Adjusted EBITDA less stock-based compensation expense, less expensed acquisition pursuit costs, less straight-line rental income and ASC 805 adjustments, less change in working capital accounts, less income taxes, less acquisitions of and additions to real estate, plus net proceeds from sale of real estate, plus repayment of loans receivable, less origination and fundings of loans receivable and preferred equity investments, less other capital expenditures) that the pro forma combined company was forecasted to generate from June 30, 2017 through the end of calendar year 2020 and of terminal values for the pro forma combined company, including certain cost savings estimates prepared by Sabra management. Implied terminal values were derived by applying to the pro forma combined company’s estimated 2021 Adjusted EBITDA a range of forward Adjusted EBITDA multiples of 11.5x to 14.5x. UBS selected the range of Adjusted EBITDA multiples based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 6.75% to 7.75%, based on an estimated range of the pro forma combined company’s weighted average cost of capital. The discounted cash flow analysis resulted in a range of implied present values of $23.00 to $33.26 per share of the pro forma combined company.

Other Matters Presented

For the information of the Sabra board of directors, and not for purposes of rendering UBS’s opinion, UBS prepared an accretion/dilution analysis and a historical stock trading range analysis and reviewed research analyst price targets for CCP and Sabra, as summarized below.

Accretion/Dilution Analysis. For the information of the Sabra board of directors, UBS reviewed the potential effect of the merger on Sabra’s calendar year 2018 estimated FFO per share and AFFO per share. Estimated financial data for Sabra was based on financial forecasts and estimates prepared by Sabra management including unidentified transactions, estimated financial data for CCP was based on financial forecasts and estimates prepared by CCP management excluding unidentified transactions, financial forecasts and estimates relating to certain synergies, transaction costs and other adjustments relating to the pro forma combined company were prepared by Sabra management. Based on the 1.123x exchange ratio provided for in the merger, this analysis indicated that the merger could be approximately 19.5% and 16.4% accretive to Sabra’s estimated FFO and

AFFO, respectively, per share in calendar year 2018. Actual results may vary from projected results and the variations may be material.

Historical Trading Ratio Analysis. To provide the Sabra board of directors with a perspective on the relative prices at which CCP’s common stock and Sabra’s common stock have historically traded, UBS compared the ratio of CCP’s average daily closing stock prices to Sabra’s average daily closing stock prices on May 5, 2017 and for various periods ended May 5, 2017 as shown in the table below.

Trading Ratio
May 5, 2017	1.004x
1-month average	0.981x
3-month average	0.963x
6-month average	1.005x
1-year average	1.103x
July 18, 2016	1.252x

Research Analysts’ Price Targets. For the information of the Sabra board of directors, UBS reviewed the most recent research analysts’ per share price target for Sabra and CCP according to FactSet and as of May 5, 2017. Of the four research analysts’ reports UBS reviewed for CCP that provided price targets, the analysis indicated a high price of $32.00 per share and a low price of $20.00 per share. UBS cautioned the Sabra board of directors that several of these analyst price target reports did not take into account the CCP behavioral hospital acquisition. Of the twelve research analysts’ reports UBS reviewed for Sabra, the analysis indicated a high price of $30.00 per share and a low price of $26.00 per share.

Miscellaneous

Under the terms of UBS’s engagement, the Sabra board of directors and Sabra agreed to pay UBS an aggregate fee of $12.0 million for its financial advisory services in connection with the merger transactions, of which $2.0 million was payable in connection with the delivery of UBS’s opinion and the remaining $10.0 million is payable contingent upon consummation of the merger. Sabra has also agreed to reimburse UBS for certain expenses, including fees, disbursements and other charges of counsel, and indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. UBS Bank has agreed to provide financing to Sabra in connection with the merger transactions for which UBS will receive and has received compensation currently estimated at $2.2 million, in the aggregate. In the past, UBS and its affiliates have provided investment banking services to Sabra and CCP and their related entities unrelated to the merger transactions, for which UBS and its affiliates have received or will receive compensation, including in the past two years (i) having acted as co-manager for CCP in connection with its $500 million Senior Notes offering and (ii) executing a $100 million derivative transaction on behalf of CCP. UBS is also a participant in CCP’s at-the-market offering program, although as of May 7, 2017 UBS had not (and to date UBS has not) effected any transactions under this arrangement. Since January 1, 2013, the aggregate compensation received by UBS and its affiliates for such investment banking services has aggregated under $500,000 from Sabra and under $1.0 million from CCP. Also, an affiliate of UBS participates in a credit facility of CCP for which it received and continues to receive fees and interest payments. In addition, in the future UBS may provide investment banking services to Sabra, CCP and their related entities unrelated to the proposed merger transactions for which UBS may receive compensation. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Sabra and CCP or their affiliates or related entities, and, accordingly, may at any time hold a long or short position in such securities (including in respect of derivative transactions).

Sabra’s board selected UBS as its financial advisor in connection with the merger transactions because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Opinion of CCP’s Financial Advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated

CCP engaged BofA Merrill Lynch as a financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm, which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CCP selected BofA Merrill Lynch to act as one of CCP’s financial advisors in connection with the merger on the basis of BofA Merrill Lynch’s experience in similar transactions, its reputation in the investment community and its familiarity with CCP and its business.

At a May 7, 2017 meeting of the CCP board of directors held to evaluate the merger, BofA Merrill Lynch rendered to the CCP board of directors an oral opinion, confirmed by delivery of a written opinion dated May 7, 2017, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to the holders of shares of CCP common stock.

The full text of BofA Merrill Lynch’s written opinion, dated May 7, 2017, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by BofA Merrill Lynch in rendering its opinion. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the CCP board of directors for the benefit and use of the CCP board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio provided for in the merger from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to CCP or in which CCP might engage or as to the underlying business decision of CCP to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any CCP stockholder as to how to vote or act in connection with the merger or any other matter.

In connection with rendering its opinion, BofA Merrill Lynch:

•	reviewed certain publicly available business and financial information relating to CCP and Sabra;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of CCP furnished to or discussed with BofA Merrill Lynch by the management of CCP, including the CCP April 2017 projections (excluding unidentified transactions);

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sabra furnished to or discussed with BofA Merrill Lynch by the management of Sabra, including the Sabra April 28, 2017 projections (excluding unidentified transactions);

•	reviewed certain estimates as to the amount and timing of cost savings, referred to as the cost savings, anticipated by the managements of CCP and Sabra to result from the merger;

•	discussed with the members of senior managements of CCP and Sabra the past and current business, operations, financial condition and prospects of CCP and Sabra;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of Sabra, including the potential effect on Sabra’s estimated funds from operations per share and adjusted funds from operations per share;

•	reviewed the trading histories for shares of CCP common stock and shares of Sabra common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of CCP and Sabra with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the relative financial contributions of CCP and Sabra to the future financial performance of the combined company on a pro forma basis;

•	reviewed a draft, dated May 7, 2017, of the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Merrill Lynch and relied upon assurances of the managements of CCP and Sabra that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the CCP April 2017 projections (excluding unidentified transactions), BofA Merrill Lynch was advised by CCP, and BofA Merrill Lynch assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of CCP as to the future financial performance of CCP. With respect to the Sabra April 28, 2017 projections (excluding unidentified transactions) and cost savings, BofA Merrill Lynch has been advised by Sabra, and BofA Merrill Lynch assumed, with the consent of CCP, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sabra as to the future financial performance of Sabra and other matters covered thereby. BofA Merrill Lynch relied, at the direction of CCP, on the assessments of the managements of CCP and Sabra as to Sabra’s ability to achieve the cost savings and was advised by CCP and Sabra, and BofA Merrill Lynch assumed, with the consent of CCP, that the cost savings would be realized in the amounts and at the times projected.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of CCP or Sabra, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of CCP or Sabra. BofA Merrill Lynch did not evaluate the solvency or fair value of CCP or Sabra under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at CCP’s direction, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on CCP, Sabra or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at CCP’s direction, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code. BofA Merrill Lynch further assumed, at CCP’s direction, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio provided for in the merger to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of CCP or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio provided for in the merger to the holders of CCP common stock, and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, BofA Merrill Lynch expressed no opinion or view with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. BofA Merrill Lynch also expressed no view or opinion with respect to the relative merits of the merger in comparison to other strategies or transactions that might have been available to CCP or in which CCP might have engaged or as to the underlying business decision of CCP to proceed with or effect the merger. BofA Merrill Lynch further did not express any opinion as to what the value of the shares of Sabra common stock actually would be when issued or the prices at which CCP common stock or Sabra common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect BofA Merrill Lynch’s opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee. Except as described in this summary, CCP imposed no other instructions or limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The discussion set forth below in the sections entitled “—Selected Public Companies Analysis” and

“—Discounted Cash Flow Analysis” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the CCP board of directors in connection with its opinion, dated May 7, 2017. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. In calculating implied exchange ratio reference ranges as reflected in such analyses, BofA Merrill Lynch (i) compared the low-end of the approximate implied per share equity value reference ranges for CCP to the high-end of the approximate implied per share equity value reference ranges for Sabra in order to derive the low-end of the implied exchange ratio reference ranges and (ii) compared the high-end of the approximate implied per share equity reference ranges for CCP to the low-end of the approximate implied per share equity reference ranges for Sabra in order to derive the high-end of the implied exchange ratio reference ranges.

Selected Public Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information of CCP and the following six REITs, including Sabra, which, in its professional judgment, BofA Merrill Lynch generally considered relevant for purposes of its analysis as U.S. publicly traded healthcare REITs, referred to as the selected companies:

•	LTC Properties, Inc.

•	CareTrust REIT, Inc.

•	National Health Investors, Inc.

•	Medical Properties Trust, Inc.

•	Omega Healthcare Investors, Inc.

•	Sabra Health Care REIT, Inc.

BofA Merrill Lynch calculated multiples of share price to estimated FFO, and share price to estimated adjusted funds from operations, referred to as AFFO, in each case for the calendar years ending December 31, 2017 and 2018, based on Wall Street research and publicly available information and reports and using closing stock prices on May 5, 2017. With respect to CCP, Normalized AFFO was assumed to be equal to Normalized FAD (as set forth in the CCP April 2017 projections (excluding unidentified transactions)). The results of this analysis were as follows:

CCP

Ratio	Multiple Range	CCP Forecast Normalized FFO Per Share	Implied Share Price Range
P / 2017E FFO	8.5x – 10.5x	$2.92	$24.80 – $30.65
P / 2018E FFO	8.0x – 10.0x	$2.93	$23.40 – $29.25

CCP

Ratio	Multiple Range	CCP Forecast Normalized AFFO Per Share	Implied Share Price Range
P / 2017E AFFO	9.0x – 11.0x	$2.74	$24.65 – $30.15
P / 2018E AFFO	8.5x – 10.5x	$2.90	$24.60 – $30.40

In addition, BofA Merrill Lynch reviewed publicly available financial and stock market information of Sabra and the following five REITs, including CCP, which, in its professional judgment, BofA Merrill Lynch generally considered relevant for purposes of its analysis as U.S. publicly traded healthcare REITs, referred to as the selected companies:

•	LTC Properties, Inc.

•	CareTrust REIT, Inc.

•	National Health Investors, Inc.

•	Omega Healthcare Investors, Inc.

•	Care Capital Properties, Inc.

BofA Merrill Lynch reviewed calculated multiples of share price to estimated FFO and share price to estimated AFFO, in each case for the calendar years ending December 31, 2017 and 2018, based on Wall Street research and publicly available information and reports and using closing stock prices on May 5, 2017. With respect to Sabra, BofA Merrill Lynch also calculated these multiples based on the Sabra April 28, 2017 projections (excluding unidentified transactions). The results of this analysis were as follows:

Sabra

Ratio	Multiple Range	Sabra Forecast Normalized FFO Per Share	Implied Share Price Range
P / 2017E FFO	11.5x – 13.5x	$2.17	$24.95 – $29.25
P / 2018E FFO	11.0x – 13.0x	$2.15	$23.65 – $27.90

Sabra

Ratio	Multiple Range	Sabra Forecast Normalized AFFO Per Share	Implied Share Price Range
P / 2017E AFFO	11.5.x – 13.5x	$2.13	$24.50 – $28.75
P / 2018E AFFO	11.0x – 13.0x	$2.21	$24.30 – $28.75

Based on the approximate implied per share equity value reference ranges for CCP and Sabra described above, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges Based on:
Exchange Ratio
P / 2017E Normalized FFO	0.848x – 1.229x
P / 2018E Normalized FFO	0.839x – 1.239x	1.123x
P / 2017E Normalized AFFO	0.859x – 1.232x
P / 2018E Normalized AFFO	0.857x – 1.250x

No company used in this analysis is identical or directly comparable to CCP or Sabra. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which CCP and Sabra were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed discounted cash flow analyses for each of CCP and Sabra, in each case using the CCP April 2017 projections (excluding unidentified transactions) and the Sabra April 28, 2017 projections (excluding unidentified transactions) and calculating the estimated present value of the standalone unlevered, after tax free cash flows that CCP and Sabra were each forecasted to generate. Projected unlevered free cash flow of CCP was calculated as CCP Adjusted EBITDA less stock-based compensation, deal fees, above/below market lease amortization, non-cash interest income, loans payable, growth capital expenditures, non-yield capital expenditures and amounts spent on acquisitions, plus proceeds of dispositions, as further adjusted for expected changes in working capital. Projected unlevered free cash flow of Sabra was calculated as Calculated Sabra EBITDA (as defined in “—Certain Unaudited Projections—CCP Unaudited Projections”) less stock-based compensation, deal fees, taxes, straight line rent, acquisition/origination of mortgage notes, and amounts spent on acquisitions, plus proceeds of dispositions, other income, and non-cash interest income as further adjusted for expected changes in working capital.

Using discount rates ranging from 7.5% to 8.5%, reflecting estimates of the weighted average cost of capital of CCP, BofA Merrill Lynch calculated an illustrative range of implied enterprise values for CCP by discounting to present values, as of March 31, 2017, estimates of CCP’s unlevered free cash flows for the second quarter of 2017 through 2020, and illustrative terminal values based on a terminal EBITDA multiple range of 11.0x to 13.0x. BofA Merrill Lynch calculated implied equity value per share of CCP by subtracting the value of CCP’s net debt, which was defined as $1,495 million of debt, plus $1 million of non-controlling interest less $18 million of unrestricted cash, all as of March 31, 2017, and dividing the result by the number of fully diluted outstanding shares of CCP common stock as of May 4, 2017. This analysis resulted in a range of illustrative implied equity values of $24.00 to $31.25.

Using discount rates ranging from 7.0% to 8.0%, reflecting estimates of the weighted average cost of capital of Sabra, BofA Merrill Lynch calculated an illustrative range of implied enterprise values for Sabra by discounting to present values, as of March 31, 2017, estimates of Sabra’s unlevered free cash flows for the second quarter of 2017 through 2021, and illustrative terminal values based on a terminal EBITDA multiple range of 12.5x to 14.5x. BofA Merrill Lynch calculated implied equity value per share of Sabra by subtracting the value of Sabra’s net debt, which was defined as $1,219 million of debt, plus $138 million of preferred stock less $13 million of cash, all as of March 31, 2017, and dividing the result by the number of fully diluted outstanding shares of Sabra common stock as of May 4, 2017. This analysis resulted in a range of illustrative implied equity values of $22.25 to $29.40.

Based upon the approximate implied per share equity value reference ranges for CCP and Sabra described above, BofA Merrill Lynch calculated the following approximate implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger.

Implied Exchange Ratio Reference Range	Exchange Ratio
0.816x – 1.406x	1.123x

Other Factors. BofA Merrill Lynch observed certain additional factors that were not considered part of BofA Merrill Lynch’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading performance of shares of CCP common stock and shares of Sabra common stock during the 52-week period ended May 5, 2017, which reflected low to high closing prices for shares of CCP common stock and the shares of Sabra common stock during such period of $22.79 to $31.51 and $19.47 to $28.87 per share, respectively, based upon which, BofA Merrill Lynch calculated the implied exchange ratio reference range of 0.789x to 1.618x, as compared to the exchange ratio provided for in the merger;

•	publicly available Wall Street research analysts’ stock price targets for CCP and Sabra (discounted at 9.5% cost of equity for a one-year period for CCP and discounted at 8.5% cost of equity for a one-year period for Sabra) which indicated ranges of target stock prices for CCP and Sabra of $18.25 to $29.20 per share and $18.45 to $27.65 per share, respectively, based upon which, BofA Merrill Lynch calculated the implied exchange ratio reference range of 0.661x to 1.585x, as compared to the exchange ratio provided for in the merger; and

•	the potential pro forma value accretion to holders of CCP common stock based on the projected discounted cash flow of the combined company, including estimated cost savings. This analysis indicated that, based on the pro forma ownership of holders of CCP common stock of approximately 59% in the combined company upon consummation of the merger, the merger could result in value accretion of approximately $279 million in the aggregate to the holders of CCP common stock. The actual results achieved by the combined company, including achievement of estimated cost savings, may vary from projected results and the variations may be material.

Miscellaneous

As noted above, the discussion set forth above in the sections entitled “—Selected Public Companies Analysis” and “—Discounted Cash Flow Analysis” is a summary of the material financial analyses provided by BofA Merrill Lynch to the CCP board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses or factors considered or focusing on information presented in tabular format, without considering all analyses or factors or the narrative description of such analyses or factors, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of CCP and Sabra. The estimates of the future performance of CCP and Sabra in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the exchange ratio provided for in the merger and were provided to the CCP board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of CCP or Sabra.

The type and amount of consideration payable in the merger was determined through negotiations between CCP and Sabra, rather than by any financial advisor, and was approved by the CCP board of directors. The decision to enter into the merger agreement was solely that of the CCP board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the CCP board of directors and should not be viewed as determinative of the views of the CCP board of directors, management or any other party with respect to the consideration payable in the merger or otherwise.

In connection with BofA Merrill Lynch’s services as CCP’s financial advisor, CCP has agreed to pay BofA Merrill Lynch an aggregate fee of $11 million, $2 million of which was payable upon delivery of its opinion and $9 million of which is contingent upon consummation of the merger. CCP also has agreed to reimburse BofA Merrill Lynch for certain expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws, arising from BofA Merrill Lynch’s engagement. BofA Merrill Lynch and its affiliates may also provide and arrange certain revolving credit and term loan facilities to be put in place for Sabra upon consummation of the merger (including an amendment and restatement of Sabra’s existing facilities), which may include BofA Merrill Lynch and its affiliates acting in the roles of administrative agent, lead left arranger and bookrunner, and lender. If BofA Merrill Lynch and its affiliates are offered and accept these roles, and assuming an aggregate facility size of $2 billion and further assuming affiliates of BofA Merrill Lynch commit to lend up to $250 million, BofA Merrill Lynch and its affiliates anticipate earning fees for such services of between $5 million and $6 million, depending upon the final allocated loan commitment from BofA Merrill Lynch and its affiliates at the closing of such financing in consideration of BofA Merrill Lynch and its affiliates serving in such roles with respect to such financing.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of business, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of CCP, Sabra and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to CCP and its affiliates, including CCP LP, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to Ventas in connection with CCP’s spin-off from Ventas, (ii) having acted as a joint bookrunner in connection with certain debt capital markets transactions for CCP and/or certain of its affiliates, (iii) having acted or acting as administrative agent, joint bookrunner and co-lead arranger for, and a lender (including a swing-line, letter of credit and alternative currency fronting lender) to, CCP and/or certain of its affiliates, and (iv) having provided or providing CCP and its affiliates certain treasury management services and products. From August 17, 2015 (the date CCP was spun-off from Ventas) through March 31, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from CCP and its affiliates of approximately $10 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Sabra and its affiliates, including Sabra LP and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, sole bookrunner and joint-lead arranger for, and a lender (including a swing-line and letter of credit lender) to, Sabra and/or certain of its affiliates, and (ii) having provided or providing Sabra and its affiliates certain treasury management and foreign exchange trading services and products. From April 1, 2015 through March 31, 2017, BofA Merrill Lynch and its affiliates derived aggregate revenues from Sabra and its affiliates of approximately $6 million for investment and corporate banking services.

Opinion of CCP’s Financial Advisor, Barclays Capital Inc.

CCP engaged Barclays to act as a financial advisor in connection with a potential transaction involving CCP. On May 7, 2017, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the CCP board of directors that, as of such date and based on and subject to the qualifications, limitations and assumptions set forth in the written opinion, the exchange ratio of 1.123 shares of Sabra common stock per share of CCP common stock was fair, from a financial point of view, to the holders of CCP common stock.

The full text of Barclays’ written opinion, dated as of May 7, 2017, is attached to this joint proxy statement/prospectus as Annex D and incorporated by reference herein. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Fairness Opinion Committee, is addressed to the CCP board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio of 1.123 shares of Sabra common stock per share of CCP common stock to be offered to the holders of CCP common stock and does not constitute a recommendation to any stockholder of CCP as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between CCP and Sabra and were unanimously approved by the CCP board of directors. Barclays did not recommend any specific form of consideration to CCP or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, CCP’s underlying business decision to proceed with or effect the merger. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration to be offered to the holders of CCP common stock. No limitations were imposed by the CCP board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the final form of the merger agreement, dated as of May 7, 2017 and the specific terms of the merger;

•	reviewed and analyzed publicly available information concerning CCP and Sabra that Barclays believed to be relevant to its analysis, including CCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Sabra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of CCP furnished to Barclays by CCP (excluding unidentified transactions), including the CCP April 2017 projections (excluding unidentified transactions);

•	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Sabra furnished to Barclays by Sabra, including the Sabra April 28, 2017 projections (excluding unidentified transactions);

•	reviewed and analyzed a trading history of CCP’s common stock from August 2015 to May 2017 and a comparison of that trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed the pro forma impact of the merger on the future financial performance of the combined company, including cost savings expected by management of Sabra to result from the combination of the businesses of CCP and Sabra (which we refer to as “expected synergies”);

•	reviewed and analyzed a comparison of the historical and projected financial results and present financial condition of CCP and Sabra with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance, net asset value and price targets of CCP and Sabra;

•	had discussions with the management of CCP concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information) and further relied upon the assurances of management of CCP that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the CCP April 2017 projections (excluding unidentified transactions), upon the advice of CCP, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CCP as to the future financial performance of CCP, and that CCP would perform substantially in accordance with such projections. With respect to the Sabra April 28, 2017 projections (excluding unidentified transactions), upon the advice and at the direction of CCP, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sabra as to the future financial performance of Sabra. Furthermore, upon the advice of CCP, Barclays assumed that the amounts and timing of the expected synergies were reasonable and that the expected synergies would be realized in accordance with such estimates. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates (including the expected synergies) or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of CCP or Sabra and did not make or obtain any evaluations or appraisals of the assets or liabilities of CCP or Sabra. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 7, 2017. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after May 7, 2017. Barclays expressed no opinion as to the prices at which (i) shares of the CCP common stock would trade following the announcement of the merger or (ii) shares of the Sabra common stock would trade following the announcement or consummation of the merger. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of the Sabra common stock to be held by the stockholders of CCP after the consummation of the merger will be in excess of the market value of the shares of the CCP common stock owned by such stockholders at any time prior to the announcement or consummation of the merger.

Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of CCP, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement, and that the merger transactions would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor does Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that CCP has obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of CCP common stock or Sabra common stock, but rather made its determination as to fairness, from a financial point of view, to CCP’s stockholders of the exchange ratio of 1.123 shares of Sabra common stock per share of CCP common stock to be offered to the holders of CCP common stock on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the CCP board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CCP or any other parties to the merger. None of CCP, Sabra, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Discounted Cash Flow Analysis

In order to estimate the present value of the CCP common stock and the Sabra common stock, Barclays performed a discounted cash flow analysis of CCP and Sabra. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of CCP and Sabra using the discounted cash flow method, Barclays added each of CCP’s and Sabra’s respective (i) projected unlevered free cash flows for fiscal years 2018 through 2021 based on the CCP April 2017 projections (excluding unidentified transactions) or the Sabra April 28, 2017 projections (excluding unidentified transactions), as applicable, to (ii) the “terminal value” as of 2021 for each of CCP and Sabra, and discounted such amounts to their respective present value using a range of selected discount rates. The projected unlevered free cash flows were calculated by taking the projected earnings before interest, tax expense and amortization, which treated stock-based compensation as a cash expense, adding the projected repayment of loan receivables, subtracting projected investment in loan receivables and subtracting projected capital expenditures. The residual value of CCP and Sabra, respectively, at the end of the forecast period, or “terminal value,” was estimated by selecting a range of weighted average capitalization rates of 8.5% to 9.5% for CCP and 7.5% to 8.5% for Sabra, which was based on publicly available analyst estimates and Barclays’ professional judgment and experience, and which were applied to the estimated 2022 cash net operating income. The cash flows and terminal values were then discounted to present value as of December 31, 2017 using discount rates of 7.5% to 8.5% for CCP and 7.0% to 8.0% for Sabra. The range of discount rates was selected based on an analysis of the weighted average cost of capital of CCP and Sabra, respectively. Barclays then calculated a range of implied prices per share of CCP and Sabra, respectively, by subtracting estimated net debt as of December 31, 2017 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the diluted number of shares of CCP common stock and Sabra common stock, respectively. The following summarizes the result of these calculations (amounts in dollars rounded to the nearest $0.10):

Implied Price Per Share
CCP	$27.10 – $32.50
Sabra	$24.60 – $31.00

Using the ranges of implied equity values of CCP and Sabra resulting from the foregoing analysis, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied total price per share of CCP common stock by the highest implied price per share of Sabra common stock to arrive at the low end of the implied exchange ratio range and (2) dividing the highest implied total price per share of CCP common stock by the lowest implied price per share of Sabra common stock to arrive at the high end of the implied exchange ratio range for such valuation method.

Based on this implied per share equity value range for CCP and Sabra, Barclays calculated an implied exchange ratio range of 0.874x to 1.321x. Barclays noted that on the basis of the discounted cash flow analysis, the exchange ratio of 1.123 shares of Sabra common stock per share of CCP common stock to be offered to the holders of CCP common stock was within the range of implied exchange ratios calculated in this analysis.

Net Asset Value Analysis

Barclays performed a net asset valuation (“NAV”) of CCP’s and Sabra’s real estate portfolios. To calculate the in-place gross real estate value of CCP and Sabra, Barclays utilized the in-place 2018 estimated net operating income by property type for each company, in each case provided by CCP management or Sabra management, as applicable, and applied corresponding capitalization rates based on Barclays’ professional judgment and experience of 8.5% to 9.5% for skilled nursing assets, 6.0% to 6.5% for senior housing assets and 7.0% to 8.0% for hospital assets. The gross value of acquisitions at cost by each company was then added to the in-place gross real estate value of each company to arrive at the gross real estate value of CCP and Sabra. Barclays then added the value of cash and other tangible assets to, and deducted debt and other tangible liabilities from, these aggregate values in order to arrive at a range of implied net asset values for each company. The implied net asset values for CCP and Sabra were then divided by the diluted number of shares of CCP common stock and Sabra common stock, respectively. The following summarizes the result of these calculations (amounts in dollars rounded to the nearest $0.10):

Implied NAV Per Share
CCP	$25.60 – $30.00
Sabra	$23.00 – $27.10

Using the ranges of implied equity values of CCP and Sabra resulting from the foregoing analysis, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied total price per share of CCP common stock by the highest implied price per share of Sabra common stock to arrive at the low end of the implied exchange ratio range and (2) dividing the highest implied total price per share of CCP common stock by the lowest implied price per share of Sabra common stock to arrive at the high end of the implied exchange ratio range for such valuation method.

Based on this implied per share equity value range for CCP and Sabra, Barclays calculated an implied exchange ratio range of 0.945x to 1.304x. Barclays noted that on the basis of the net asset valuation analysis, the exchange ratio of 1.123 shares of Sabra common stock per share of CCP common stock to be offered to the holders of CCP common stock was within the range of implied exchange ratios calculated in this analysis.

Selected Comparable Public Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of CCP common stock and per share of Sabra common stock by reference to these companies, which could then be used to calculate implied exchange ratio ranges, Barclays reviewed and compared specific financial and operating data relating to CCP and Sabra with selected companies that Barclays, based on its experience in the real estate industry and considering similarity in company size, asset type and portfolio asset mix, deemed comparable to CCP and Sabra. The selected comparable companies were:

CCP Comparables

•	CareTrust REIT, Inc.

•	Omega Healthcare Investors, Inc.

Sabra Comparables

•	CareTrust REIT, Inc.

•	LTC Properties, Inc.

•	National Health Investors, Inc.

•	Omega Healthcare Investors, Inc.

In addition to the companies listed above, Barclays added Sabra to the list of selected companies for the CCP analysis and added CCP to the list of selected companies for the Sabra analysis.

Barclays calculated and compared various financial multiples and ratios of CCP, Sabra and the selected comparable companies. As part of its comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its calendar year 2017 estimated adjusted funds from operations per share (which we refer to as “2017E AFFO per share”) based on Wall Street research consensus estimates. For CCP, this resulted in a range of 10.2x to 13.7x 2017E AFFO multiple with a median of 12.1x, including Sabra. For Sabra, this resulted in a range of 9.8x to 16.3x 2017E AFFO multiple with a median of 13.7x, including CCP.

All of these calculations were performed, and based on publicly available financial data and closing prices, as of May 5, 2017, the last trading date prior to the delivery of Barclays’ opinion. Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of CCP and Sabra, as all the selected companies are REITs with operations that, for the purposes of the analysis of Barclays, may be considered similar to those of CCP and Sabra, but none of the selected companies is identical to CCP or Sabra. However, because of the inherent differences between the business, operations and prospects of CCP, Sabra and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of CCP and Sabra and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels, leverage and degree of operational risk between CCP, Sabra and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 10.0x to 12.0x multiples of 2017E AFFO per share for CCP and 12.0x to 14.0x multiples of 2017E AFFO per share for Sabra and applied such CCP’s standalone Normalized FAD per share projections and Sabra’s Normalized AFFO per share projections to calculate a range of implied prices per share of CCP and Sabra. The following summarizes the result of these calculations (amounts in dollars rounded to the nearest $0.10):

Implied Price Per Share
CCP	$27.40 – $32.90
Sabra	$25.60 – $29.80

Using the ranges of implied equity values of CCP and Sabra resulting from the foregoing analysis, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied total price per share of CCP common stock by the highest implied price per share of Sabra common stock to arrive at the low end of the implied exchange ratio range and (2) dividing the highest implied total price per share of CCP common stock by the lowest implied price per share of Sabra common stock to arrive at the high end of the implied exchange ratio range for such valuation method.

Based on this implied per share equity value range for CCP and Sabra, Barclays calculated an implied exchange ratio range of 0.919x to 1.285x. Barclays noted that on the basis of the selected comparable company analysis, the exchange ratio of 1.123 shares of Sabra common stock per share of CCP common stock to be offered to the holders of CCP common stock was within the range of implied exchange ratios calculated in this analysis.

Selected Precedent Portfolio Transaction Analysis

Barclays reviewed and compared the purchase prices and implied valuation metrics in selected portfolio transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable portfolio in the transactions to CCP with respect to portfolio size, asset type and other characteristics that Barclays deemed relevant. The selected precedent portfolio transactions were:

Month and Year Announced	Acquiror	Target Portfolio Assets
November 2016	Union Life Insurance Co. Ltd., Cindat Capital Management	Welltower Inc.
November 2016	Omega Healthcare Investors, Inc., Lindsay Goldberg LLC	Welltower Inc.
April 2016	National Health Investors, Inc.	Legend Healthcare, LLC
February 2016	Formation Capital, LLC	GE Capital’s Healthcare Financial Services
March 2016	Omega Healthcare Investors, Inc.	Autumn Care Management Inc.
October 2015	CareTrust REIT, Inc.	Liberty Healthcare Corporation
September 2015	NorthStar Healthcare Income, Inc., Griffin-American Healthcare III, Inc.	Trilogy Health Services, LLC
September 2015	Care Capital Properties, Inc.	Senior Care Centers, LLC
July 2015	NorthStar Healthcare Income, Inc.	Extendicare Inc.
June 2015	Sabra Health Care REIT, Inc.	G&L Realty Corp.
June 2015	Northstar Healthcare JV, Inc.	Arcapita Bank BSC
December 2014	Aviv REIT, Inc.	Diamond Senior Living, LLC

Using publicly available information, Barclays analyzed the ratio of the forward nominal net operating income to purchase price paid to calculate the implied capitalization rate in each transaction. The following summarizes the result of these calculations:

Implied Capitalization Rate
Low	8.3%
High	9.8%
Mean	8.9%

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of CCP and the portfolios included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target portfolios and CCP. Based upon these judgments, Barclays selected a range of 8.25% to 9.50% forward implied capitalization rates and applied such range to the CCP in-place 2018 estimated net operating income to calculate the in-place gross real estate value. The gross value of acquisitions at cost was then added to the in-place gross real estate value to arrive at the gross real estate value of CCP. Barclays then added the value of cash and other tangible assets to, and deducted debt and other tangible liabilities from, this aggregate value in order to arrive at a range of implied net asset values for CCP. The implied net asset values of CCP were then divided by the diluted number of shares of CCP common stock to calculate a range of implied prices per share of

CCP common stock. The following summarizes the result of these calculations (amounts in dollars rounded to the nearest $0.10):

Implied Price Per Share
CCP	$24.20 – $29.80

Using the ranges of implied equity values of CCP resulting from the foregoing analysis, Barclays calculated a range of implied exchange ratios by (1) dividing the lowest implied total price per share of CCP common stock by the highest implied price per share for Sabra common stock as set forth above in the section entitled “Selected Comparable Public Company Analysis” to arrive at the low end of the implied exchange ratio range and (2) dividing the highest implied total price per share of CCP common stock by the lowest implied price per share for Sabra common stock as set forth above in the section entitled “Selected Comparable Public Company Analysis” to arrive at the high end of the implied exchange ratio range for such valuation method.

Based on this implied per share equity value range for CCP common stock and the analysis set forth above in the section entitled “Selected Comparable Public Company Analysis” implied per share equity value range for Sabra common stock, Barclays calculated an implied exchange ratio range of 0.812x to 1.164x. Barclays noted that on the basis of the analysis set forth above in the section entitled “Section Precedent Transaction Analysis”, the exchange ratio of 1.123 shares of Sabra common stock per share of CCP common stock provided in the merger was within the range of implied exchange ratios calculated in this analysis.

General

Barclays is acting as financial advisor to CCP in connection with the merger and will receive a fee for its services of approximately $2.5 million if the merger is consummated, $1.0 million of which was payable upon rendering its opinion and the remainder of which is contingent upon the consummation of the merger. CCP has agreed to reimburse Barclays for its reasonable out-of-pocket expenses and to indemnify Barclays for certain liabilities that may arise out of its engagement. Barclays has performed various investment banking services for CCP in the past and has received customary fees for such services. Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (i) joint lead arranger on CCP’s inaugural $2 billion senior unsecured credit facilities in August 2015, (ii) ratings co-advisor in connection with CCP achieving its investment grade ratings in August 2015, (iii) joint bookrunner in CCP’s inaugural $500 million bond offering in July 2016 and (iv) sales agent in CCP’s $250 million at-the-market (ATM) equity offering program. From August 17, 2015 (the date CCP was spun off from Ventas) through April 11, 2017, Barclays derived aggregate revenue from CCP and its affiliates of approximately $2 million for investment and corporate banking services. In addition, in the similar time period, Barclays derived approximately $0.2 million for investment banking and corporate banking services from Sabra and its affiliates. Barclays is currently a lender under Sabra’s existing Senior Unsecured Credit Facilities, and, on June 2, 2017, subsequent to the announcement of the merger agreement, Sabra invited Barclays to participate in an amendment to such facility upon the consummation of the merger to, among other things, increase the aggregate commitment amount. After being informed of the invitation, Barclays requested a CCP consent and, subject to certain terms and conditions and after consultation with outside counsel and approval of the CCP board of directors, CCP consented to Barclays’ participation, upon the consummation of the merger, in the amendment and restatement of the existing Sabra Senior Unsecured Credit Facilities. Assuming an aggregate facility size of $2 billion and Barclays commits to lend up to $175 million, Barclays anticipates earning fees of up to approximately $0.6 million, depending upon the final allocations of Sabra’s amended and restated Senior Unsecured Credit Facilities. Barclays has not sought to provide, and Barclays will not provide, “stapled” or acquisition financing in connection with the merger.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of CCP and Sabra and for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Unaudited Projections

CCP Unaudited Projections

Although CCP, from time to time, provides annual guidance for the then-current or next fiscal year of certain expected financial results in its regular earnings communications and other investor materials, including with respect to CCP Normalized FFO (as defined below), CCP does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates.

However, in connection with the merger CCP management prepared or approved the CCP April 2017 projections. CCP has included a summary of the CCP April 2017 projections (excluding unidentified transactions) in this joint proxy statement/prospectus only because they were both made available to the CCP board of directors, Sabra, UBS, BofA Merrill Lynch and Barclays in connection with their respect evaluations of the merger and used by BofA Merrill Lynch and Barclays in connection with the preparation of their respective fairness opinions. The inclusion of the CCP April 2017 projections (excluding unidentified transactions) (which projections and calculations we refer to collectively as the “CCP projections”) in this joint proxy statement/prospectus should not be regarded as an indication that any of CCP, Sabra, UBS, BofA Merrill Lynch, Barclays or any other recipient of this information considered, or now considers, the CCP projections to be necessarily predictive of actual future results of CCP. The inclusion of the CCP projections in this joint proxy statement/prospectus does not constitute an admission or representation by CCP that the CCP projections are material. The CCP April 2017 projections (excluding unidentified transactions) include certain assumptions based solely on information available at the time of their preparation, some of which could be directly impacted by various macro- and micro-economic forces beyond CCP’s control. Some of these assumptions include: (i) the timing and pricing of certain investment activities, including acquisitions and dispositions; (ii) the timing and pricing of certain financing activities, including equity and debt issuances; (iii) dividend rates; (iv) debt servicing fees; (v) tax depreciation rates; and (vi) general and administrative growth rates.

Set forth below is a summary of the CCP April 2017 projections (excluding unidentified transactions):

As of April 28, 2017

(In millions, except per share amounts)	2017	2018	2019	2020
Total CCP NOI and Other Income (1) (2)	$346.7	$348.3	$358.7	$363.3
CCP Adjusted EBITDA (3)	$318.4	$318.2	$327.4	$330.9
CCP Normalized FFO (4)(6)	$244.6	$246.0	$253.3	$258.3
CCP Normalized FFO per share (4)(6)	$2.92	$2.93	$3.00	$3.06
Normalized FAD (5)(6)	$229.7	$243.4	$252.6	$257.5
Normalized FAD per share (5)(6)	$2.74	$2.90	$3.00	$3.05

(1)	CCP defines Total CCP NOI and Other Income as total revenue derived from real estate investments plus Other Income, which includes real estate services fee income attributable to CCP’s specialty valuation firm, and other income. Total CCP NOI and Other Income is a non-GAAP financial measure and should not be considered independently from, or as a substitute for, financial information presented in accordance with GAAP.
(2)	In connection with Barclays’ discounted cash flows analysis, Barclays calculated Total Cash NOI based upon the CCP April 2017 projections (excluding unidentified transactions) provided by CCP management. Total Cash NOI equals the sum of cash rental revenues less property-level expenses generated by properties owned and identified for acquisition by CCP. Total Cash NOI for 2018 through 2020 equaled $326 million, $338 million and $345 million, respectively. Total Cash NOI is a non-GAAP financial measure and should not be considered independently from, or as a substitute for, financial information presented in accordance with GAAP.
(3)	CCP defines CCP Adjusted EBITDA (which we refer to as “CCP Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (but does not include any reduction for stock based compensation) and adjusted for items which may be nonrecurring or recurring in nature but not consistent in amounts from period to period. CCP Adjusted EBITDA is a non-GAAP financial measure and should not be considered independently from, or as a substitute for, financial information presented in accordance with GAAP.
(4)	CCP defines CCP Normalized FFO as FFO excluding items which may be nonrecurring or recurring in nature and may not be consistent in amounts from period to period. CCP Normalized FFO is a non-GAAP financial measure and should not be considered independently from, or as a substitute for, financial information presented in accordance with GAAP. CCP uses the NAREIT definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures will be calculated to reflect FFO on the same basis.
(5)	CCP defines Normalized FAD as Normalized FFO excluding amortization of above and below market lease intangibles, amortization of deferred financing fees, accretion of direct financing lease, other amortization, straight-line rental adjustments and stock-based compensation, but including deal costs on a cash basis. Normalized FAD also includes a deduction for non-yielding capital expenditures.
(6)	CCP’s computation of CCP Normalized FFO and CCP Normalized FAD may not be comparable to normalized FFO and normalized FAD reported by other real estate investment trusts that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than CCP does.

In addition, in connection with their respective discounted cash flow analyses, each of UBS, BofA Merrill Lynch and Barclays calculated CCP unlevered free cash flow based upon the CCP April 2017 projections (excluding unidentified transactions) provided by CCP management (and, in the case of Barclays, Barclays’ extrapolations of the CCP April 2017 projections (excluding unidentified transactions) for 2021 and 2022).

UBS calculated CCP unlevered free cash flow for the third and fourth quarters of 2017 through 2020 by calculating CCP Adjusted EBITDA less stock-based compensation expense, less expensed acquisition pursuit costs, less straight-line rental income adjustments, less change in working capital accounts, less income taxes, less investments in real estate, plus sale of real estate, less other capital expenditures. Based on the foregoing calculations, which were approved by Sabra management for use by UBS and based on information provided by CCP or its financial advisors, UBS calculated CCP unlevered free cash flow for the third and fourth quarters of 2017 through 2020 of $292 million, $240 million, $298 million and $330 million, respectively. UBS’s calculations of CCP unlevered free cash flow were not shared with CCP or its financial advisors.

BofA Merrill Lynch calculated CCP unlevered free cash flow for the second through fourth quarters of 2017 through 2020 by calculating CCP Adjusted EBITDA less stock-based compensation, deal fees, above/below market lease amortization, non-cash interest income, loans payable, growth capital expenditures, non-yielding capital expenditures and amounts spent on identified acquisitions, plus proceeds of identified dispositions, as further adjusted for expected changes in working capital. Based on the foregoing calculations, BofA Merrill Lynch calculated unlevered free cash flow for the second through fourth quarters of 2017 through 2020 of $126 million, $231 million, $290 million and $321 million, respectively. BofA Merrill Lynch’s calculations of CCP unlevered free cash flow were not shared with Sabra or its financial advisor.

In connection with Barclays discounted cash flow analysis, Barclays extrapolated the calendar year 2020 Total Cash NOI amount using annualized growth rates ranging between 2.0% and 3.0% for each component of Total Cash NOI, in order to calculate Total Cash NOI for 2021 and 2022 of $353 million and $360 million, respectively. Barclays then calculated unlevered cash flow for 2018 through 2021 by calculating Total Cash NOI plus other income, less corporate general and administrative expenses, treating stock-based compensation as a cash expense, and net capital expenditures (which consisted of redevelopment capital expenditures, maintenance capital expenditures, investments in loans receivables, and proceeds from repayment of loans receivable). Based on the foregoing calculations, Barclays calculated unlevered cash flow for calendar years 2018 through 2021 of $258 million, $295 million, $329 million and $306 million, respectively. Barclays’ calculations of CCP unlevered free cash flow were not shared with Sabra or its financial advisor.

Sabra Unaudited Projections

Although Sabra, from time to time, provides annual guidance for the then-current fiscal year of certain expected financial results in its regular earnings communications and other investor materials, Sabra does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the merger Sabra management prepared or approved the Sabra projections, a summary of which is provided below, and which were made available to the Sabra board of directors, UBS, CCP, BofA Merrill Lynch and Barclays in connection with their respective evaluations of the merger. Sabra has included a summary of the Sabra April 28, 2017 projections in this joint proxy statement/prospectus only because they were made available to the Sabra board of directors, UBS, CCP, BofA Merrill Lynch and Barclays in connection with their respective evaluations of the merger. The inclusion of the Sabra April 28, 2017 projections, the combined company projections (as defined below) in this joint proxy statement/prospectus should not be regarded as an indication that any of Sabra, CCP, UBS, BofA Merrill Lynch or Barclays or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results of Sabra whether or not the merger is completed. The inclusion of the Sabra April 28, 2017 projections and the combined company projections in this joint proxy statement/prospectus does not constitute an admission or representation by Sabra that the Sabra April 28, 2017 projections are material.

Sabra Standalone Projections

The following tables present a summary of the Sabra April 28, 2017 projections for the fiscal years ending 2017 through 2021, which were prepared by Sabra management and provided to UBS on April 28, 2017 and first presented to the Sabra board of directors on May 4, 2017. The Sabra April 28, 2017 projections presented below were also provided to CCP, BofA Merrill Lynch and Barclays on April 29, 2017. Certain of the financial measures included in the tables below, including Sabra NOI, Sabra Adjusted EBITDA, Sabra Normalized FFO and Normalized AFFO are non-GAAP financial measures and should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

Excluding Unidentified Transactions (as of April 28, 2017)

(In millions)	2017	2018	2019	2020	2021
Sabra NOI(1)	$240.9	$240.4	$253.3	$262.7	$268.0
Sabra Adjusted EBITDA(2)	$227.3	$225.4	$237.6	$246.3	$251.0
Sabra Normalized FFO (3)	$142.6	$141.3	$150.9	$160.4	$163.9
Normalized AFFO(3)	$140.7	$146.1	$159.4	$169.8	$174.2
Acquisitions of Real Estate	$(121.4)	$(40.3)	$(154.5)	$(78.6)	$(50.6)
Proceeds from Sales of Real Estate and Repayments	$205.5 (4)	$—	$—	$—	$—
Origination and Fundings of Loans Receivable and Preferred Equity Investments, net	$(14.4)	$(18.8)	$(2.7)	$1.9	$—

In addition, each of UBS, BofA Merrill Lynch and Barclays calculated Sabra unlevered free cash flow based upon the Sabra April 28, 2017 projections (excluding unidentified transactions) provided by Sabra management.

UBS calculated Sabra unlevered free cash flow for the third and fourth quarters of 2017 through 2020 by calculating Sabra Adjusted EBITDA less stock-based compensation expense, less expensed acquisition pursuit costs, less straight-line rental income adjustments, less change in working capital accounts, less income taxes, less acquisitions of and additions to real estate, plus net proceeds from sale of real estate, plus repayment of loans receivable, less origination and fundings of loans receivable and preferred equity investments. Based on the foregoing calculations, which were approved by Sabra management for use by UBS and based on information provided by Sabra, UBS calculated Sabra unlevered cash flow for the third and fourth quarters of 2017 through 2020 of $89 million, $148 million, $45 million and $150 million, respectively. UBS’s calculations of Sabra unlevered free cash flow were not shared with CCP or its financial advisors.

BofA Merrill Lynch calculated Sabra unlevered free cash flow for the second through fourth quarters of 2017 through 2021 by using the Sabra April 28, 2017 projections (excluding unidentified acquisitions). BofA Merrill Lynch calculated EBITDA for Sabra (which we refer to as “Calculated Sabra EBITDA”) as total revenues, less facility operating expenses and recurring cash general and administrative expenses, resulting in Calculated Sabra EBITDA for 2017 through 2021 of $227.5 million, $227.5 million, $239.7 million, $248.4 million and $253.1 million, respectively. BofA Merrill Lynch then determined Calculated Sabra EBITDA less stock-based compensation, deal fees, non-cash interest income, straight line rent, working capital, acquisition/origination of mortgage notes and identified acquisitions of real estate, plus proceeds from identified divestitures and other income. Based on the foregoing calculations, BofA Merrill Lynch calculated Sabra unlevered free cash flow for the second through fourth quarters of 2017 through 2021 of $210 million, $150 million, $47 million, $152 million and $190 million, respectively. BofA Merrill Lynch’s calculations of Sabra unlevered free cash flow were not shared Sabra or its financial advisor.

Barclays calculated Sabra unlevered free cash flow for 2018 through 2021 using the Sabra April 28, 2017 projections (excluding unidentified acquisitions). Barclays used Sabra’s Cash NOI and Other Income for 2018 through 2021 of $228 million, $245 million, $258 million, and $265 million, respectively. Barclays then calculated Sabra unlevered cash flow for 2018 through 2021 by calculating Sabra Cash NOI and Other Income less corporate general and administrative expenses, which treated stock-based compensation as a cash expense and net capital expenditures (which consisted of repayment of loans, proceeds of loans receivables, capital expenditures related to identified acquisitions and capital expenditures related to loan options exercised). Based on the foregoing calculations, Barclays calculated Sabra unlevered cash flow for 2018 through 2021 of $146 million, $64 million, $159 million, and $191 million, respectively. Barclays’ calculation of Sabra unlevered free cash flow was not shared with Sabra or its financial advisor.

Including Unidentified Transactions (as of April 28, 2017)

(In millions)	2017	2018	2019	2020	2021
Sabra NOI(1)	$248.0	$268.7	$308.5	$344.9	$371.1
Sabra Adjusted EBITDA(2)	$234.4	$253.7	$292.8	$328.5	$354.0
Sabra Normalized FFO(3)	$149.6	$161.3	$192.3	$223.6	$242.7
Normalized AFFO(3)	$146.8	$163.2	$195.7	$226.3	$245.9
Acquisitions of Real Estate	$(373.2)	$(342.6)	$(456.7)	$(380.9)	$(50.6)
Proceeds from Sales of Real Estate and Repayments	$205.5 (4)	$—	$—	$—	$—
Origination and Fundings of Loans Receivable and Preferred Equity Investments, net	$(14.4)	$(18.8)	$(2.7)	$1.9	$—

(1)	Sabra defines net operating income (which we refer to as “Sabra NOI”) as total revenues less facility operating expenses.
(2)	Sabra defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, plus stock based compensation and expensed acquisition pursuit costs (which we refer to as “Sabra Adjusted EBITDA”).
(3)

Sabra defines normalized funds from operations attributable to common stockholders (which we refer to in this footnote and the above tables as “Sabra Normalized FFO”), in accordance with the definition of FFO used by NAREIT as adjusted for certain income and expense items that Sabra does not believe are indicative of its ongoing operating results. Specifically, Sabra defines Sabra Normalized FFO as net income attributable to common stockholders, computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and real estate impairment charges, and adjusted for certain income and expense items that Sabra does not believe are indicative of its ongoing operating results. Sabra defines normalized adjusted funds from operations attributable to common stockholders (which we refer to as “Normalized AFFO”) as Sabra Normalized FFO excluding straight-line rental income adjustments, stock-based compensation expense, amortization of deferred financing costs and expensed acquisition pursuit costs, as well as other non-cash revenue and expense items (including provisions and write-offs related to straight-line rental income, provision for loan losses, changes in fair value of contingent consideration, amortization of debt premiums/discounts and non-cash interest income adjustments), and adjusted for certain income and expense items that Sabra does not believe are indicative of its ongoing operating results. Sabra’s computation of Sabra Normalized FFO and Normalized AFFO may not be comparable to normalized FFO and normalized AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than Sabra does.
(4)	Includes approximately $3.4 million of repayments on loans receivable and preferred equity investments.

CCP Projections Including Unidentified Transactions

The following tables present a summary of the CCP April 2017 projections (including unidentified transactions), which were prepared by CCP management and, in addition to the CCP April 2017 projections (excluding unidentified transactions), provided to UBS on April 28, 2017 and first presented to the Sabra board of directors on May 4, 2017 (which we refer to as the “additional CCP projections”). Unlike the CCP April 2017 projections (excluding unidentified transactions), the additional CCP projections were not provided to the CCP board of directors and CCP’s financial advisors did not perform analyses on the basis of the additional CCP projections. Each of the below financial measures is a non-GAAP financial measure and should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

Including Unidentified Transactions (as of April 28, 2017)

(In millions except per share amounts)	2017	2018	2019	2020
Total CCP NOI and Other Income(1)	$346.8	$367.3	$423.6	$477.0
CCP Adjusted EBITDA(2)	$318.4	$337.2	$392.3	$444.5
CCP Normalized FFO(3)(5)	$244.6	$262.2	$299.9	$335.7
CCP Normalized FFO per share(3)(5)	$2.92	$2.99	$3.15	$3.31
Normalized FAD(4)(5)	$229.7	$253.6	$294.4	$330.3
Normalized FAD per share(4)(5)	$2.74	$2.89	$3.10	$3.25

(1)	CCP defines Total CCP NOI and Other Income as total revenue derived from real estate investments plus Other Income, which includes real estate services fee income attributable to CCP’s specialty valuation firm, and other income. Total CCP NOI and Other Income is a non-GAAP financial measure and should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.
(2)	CCP Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization (but does not include any reduction for stock-based compensation) and adjusted for items which may be nonrecurring or recurring in nature but not consistent in amounts from period to period. CCP Adjusted EBITDA is a non-GAAP financial measure and should not be considered independently from, or as a substitute for, financial information presented in accordance with GAAP.
(3)

CCP defines CCP Normalized FFO as FFO excluding items which may be nonrecurring or recurring in nature and may not be consistent in amounts from period to period. CCP Normalized FFO is a non-GAAP financial measure and should not be considered independently from or as a substitute for, financial information presented in accordance with GAAP. CCP uses the NAREIT definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. CCP’s computation of CCP Normalized FFO may not be comparable to normalized FFO reported by other real estate investment trusts that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than CCP does.
(4)	CCP defines Normalized FAD as Normalized FFO excluding amortization of above and below market lease intangibles, amortization of deferred financing fees, accretion of direct financing lease, other amortization, straight-line rental adjustments and stock-based compensation, but including deal costs on a cash basis. Normalized FAD also includes a deduction for non-yielding capital expenditures.
(5)	CCP’s computation of CCP Normalized FFO and CCP Normalized FAD may not be comparable to normalized FFO and normalized FAD reported by other real estate investment trusts that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than CCP does.

Combined Company Projections

The following table presents selected unaudited pro forma prospective financial data for the fiscal years ending 2017 through 2020 for the combined company (which we refer to as the “combined company projections”), excluding unidentified transactions, that were provided by Sabra management to UBS on April 28, 2017, and first presented to the Sabra board of directors on May 4, 2017. Sabra management prepared the combined company projections by combining the Sabra April 28, 2017 projections (excluding unidentified transactions) and the CCP April 2017 projections (excluding unidentified transactions), taking into account synergies estimated to be realized in connection with the merger and making certain other adjustments as described in the footnotes below. The combined company projections were not provided to CCP or its financial advisors. Certain of the financial measures included in the table below, including Adjusted EBITDA, are non-GAAP financial measures and should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

Excluding Unidentified Transactions (as of April 28, 2017)

(In millions)	2017(2)	2018	2019	2020
Adjusted EBITDA(1)	$286.6	$576.6	$589.6	$599.9
Acquisitions of Real Estate	$(118.1)	($61.7)	$(154.4)	$(78.6)
Proceeds from Sales of Real Estate and Repayments	$134.7 (3)	$—	$—	$—
Origination and Fundings of Loans Receivable and Preferred Equity Investments, net	$(26.6)	$(65.2)	$(21.6)	$12.0
Estimated G&A Synergies	$8.4	$14.9	$14.9	$14.9
Stock based Compensation Synergies	$3.2	$6.8	$7.1	$7.5
Expensed Acquisition Pursuit Costs	$(1.2)	$(1.3)	$(1.1)	$(1.1)

(1)	Includes Sabra Adjusted EBITDA , plus CCP Adjusted EBITDA further adjusted to reflect the retention of certain real estate assets otherwise projected to be sold under the CCP April 2017 projections (excluding unidentified transactions), plus straight-line rental income and ASC 805 adjustments relating to the merger, plus estimated general and administrative synergies relating to the merger.
(2)	Includes only the third and fourth quarters of fiscal year 2017.
(3)	Includes approximately $3.0 million of repayments on loans receivable and preferred equity investments.

In addition, UBS calculated pro forma prospective unlevered free cash flow, excluding unidentified transactions, for the third and fourth quarters of 2017 through 2020 based on information provided by Sabra and CCP and approved by Sabra management for use by UBS, by calculating, on a pro forma prospective basis, Adjusted EBITDA less stock-based compensation expense, less expensed acquisition pursuit costs, less straight-line rental income and ASC 805 adjustments, less change in working capital accounts, less income taxes, less acquisitions of and additions to real estate, plus net proceeds from sale of real estate, plus repayment of loans receivable, less origination and fundings of loans receivable and preferred equity investments, less other capital expenditures. Based on the foregoing calculations, UBS calculated pro forma prospective unlevered free cash flow for the third and fourth quarters of 2017 through 2020 of $244 million, $425 million, $381 million and $518 million, respectively. UBS’s calculations of Sabra pro forma prospective unlevered free cash flow were not shared with CCP or its financial advisors.

Important Note Regarding the Projections

The Sabra projections, the CCP projections, the additional CCP projections, the combined company projections the CCP Unlevered Free Cash Flow, the Sabra Unlevered Free Cash Flow and the calculated Sabra EBITDA (which we refer to collectively as the “projections”) were, in general, prepared solely for internal use and are subjective in many respects. As a result, there can be no assurance that the projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. For a description of risk factors with respect to Sabra’s and CCP’s businesses and results of operations, see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”. The projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation, presentation of projections. The projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the projections. None of Sabra’s independent registered public accounting firm, CCP’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Sabra’s independent registered public accounting firm contained in Sabra’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus, relates to Sabra’s historical financial information and it does not extend to the projections and should not be read to do so. The report of CCP’s independent registered public accounting firm contained in CCP’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this joint proxy statement/prospectus, relates to CCP’s historical financial information and it does not extend to the projections and should not be read to do so. Furthermore, the projections do not take into account any circumstances or events occurring after the date they were prepared.

Each of BofA Merrill Lynch, Barclays and UBS based its evaluation of the merger in varying degrees on different metrics included in the projections, as further set forth in “The Merger—Opinion of CCP’s Financial Advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated”, “The Merger—Opinion of CCP’s Financial Advisor, Barclays Capital Inc.” and “The Merger—Opinion of Sabra’s Financial Advisor, UBS Securities LLC”.

The estimates and assumptions underlying the Sabra April 28, 2017 projections and the Sabra components of the combined company projections involve judgments with respect to, among other things, interest rates, foreign exchange rates, corporate financing activities, price appreciation of Sabra common stock or CCP common stock, as applicable, and the timing and amount of common stock issuances, annual dividend levels, changes in rent, the amount, timing and cost of existing and planned developments, exercise of purchase options on existing and planned developments, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on such investments, the amount of income taxes paid, the amount of general and administrative costs and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”, all of which are difficult to predict and many of which are beyond the control of

Sabra and/or CCP and will be beyond the control of the combined company. The Sabra April 28, 2017 projections assume no prospective changes in the material terms, including rent obligations, of its triple-net leases. The Sabra April 28, 2017 projections do not give effect to the merger.

The estimates and assumptions underlying the CCP April 2017 projections and the CCP components of the combined company projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions (including with respect to dividend rates, stock-based compensation, debt servicing fees and tax depreciation/amortization rates and general and administrative growth rates) and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”, all of which are difficult to predict and many of which are beyond the control of CCP and/or Sabra and will be beyond the control of the combined company. The CCP April 2017 projections assume no prospective changes in the material terms, including rent obligations, of its triple-net leases. The CCP April 2017 projections do not give effect to the merger.

There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the projections, whether or not the merger is completed.

In addition, although presented with numerical specificity, the projections reflects numerous assumptions and estimates as to future events made by Sabra management or CCP management, as applicable, that Sabra management or CCP management, as applicable, believed were reasonable at the time the projections were prepared. The prospective financial information included in this filing has been prepared by, and is the responsibility of, Sabra management or CCP management, as applicable. Sabra and CCP stockholders are urged to review Sabra’s and CCP’s most recent SEC filings for a description of Sabra’s and CCP’s respective reported and anticipated results of operations and financial condition. See “Where You Can Find More Information”.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the projections. No representation is made by Sabra, CCP or any other person to any Sabra or CCP stockholder regarding the ultimate performance of Sabra or the combined company compared with projections. The inclusion of the projections in this joint proxy statement/prospectus should not be regarded as an indication that such projections will be an accurate prediction of future events, and such information should not be relied on as such.

NEITHER SABRA NOR CCP INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW. IN LIGHT OF THE FOREGOING FACTORS AND THE UNCERTAINTIES INHERENT IN PROJECTIONS, SABRA AND CCP STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE, IF ANY, RELIANCE ON THE INFORMATION PRESENTED ABOVE.

Interests of Sabra Directors and Executive Officers in the Merger

In addition to their interests in the merger as stockholders, the directors and executive officers of Sabra have interests in the merger that may be different from, or in addition to, those of Sabra stockholders generally. The Sabra board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger transactions and the issuance of Sabra common stock in connection with the merger.

Pursuant to the merger agreement, as of the effective time of the merger, the Sabra board of directors will have eight members, five of whom were directors of Sabra immediately prior to the effective time of the merger, with

Mr. Matros continuing as the chairman of the Sabra board of directors and Sabra’s chief executive officer. The remainder of the current senior leadership team of Sabra is not expected to change as a result of the merger.

Each of Sabra’s executive officers is a party to an employment agreement with Sabra that provides for increased severance payments and benefits upon a qualifying termination of the executive’s employment by Sabra without “good cause” or by the executive for “good reason” on or within two years following the date of a “change in control” of Sabra (each as defined in the applicable employment agreement). Additionally, each of Sabra’s executive officers has been granted stock unit awards pursuant to stock unit agreements that provide for accelerated vesting of the stock units upon certain terminations of the executive’s employment, including a termination by Sabra without “good cause” or by the executive for “good reason” within thirty days prior to or eighteen months following the date of a “change in control” of Sabra (each as defined in the applicable award agreement). In the case of the Sabra time-based stock unit awards granted to the executive officers, the award will fully vest upon the occurrence of such qualifying termination within thirty days prior to or eighteen months following a change in control of Sabra. In the case of the executives’ performance stock unit awards that vest based on Sabra’s FFO, the target number of units subject to the award will fully vest upon the occurrence of a qualifying termination within thirty days prior to or eighteen months following a change in control of Sabra. In the case of the executives’ performance stock unit awards that vest based on Sabra’s total stockholder return, the award will vest upon a qualifying termination within thirty days prior to or eighteen months following a change in control of Sabra based on Sabra’s performance immediately prior to the effective date of a change in control.

The merger would likely have constituted a “change in control” of Sabra for purposes of the employment agreements and stock unit award agreements described above. However, effective May 3, 2017, each of Sabra’s executive officers entered into a letter agreement with Sabra that acknowledges that (i) the merger will not constitute a “change in control” for purposes of the executive’s employment agreement, equity award agreements or any other compensation arrangement and (ii) the merger will not trigger any of the “change in control” benefits or protections described in the preceding paragraph. The Sabra board of directors also confirmed that a transaction such as the merger was never intended to constitute a change in control under Sabra’s compensation arrangements, and that the merger will not be treated as a change in control for any purpose under Sabra’s compensation arrangements (other than under the statutory change in control definition under Section 409A of the Code that applies with respect to annual stock unit awards granted to Sabra’s non-employee directors and over which the Sabra board of directors has no authority to exercise any discretion).

As a result of these letter agreements and the board of directors’ interpretation, none of Sabra’s executive officers is party to an agreement with Sabra, or participates in any Sabra plan, program or arrangement, that provides for payments or benefits based on or that otherwise relate to the consummation of the merger.

Each of Sabra’s non-employee directors has been granted annual stock unit awards as the equity component of his or her annual director compensation. In order to further link each director’s interests with those of Sabra’s stockholders, each annual director stock unit award has been structured as a form of deferred compensation under Section 409A of the Code that will generally become payable in connection with a change in control within the meaning of Section 409A of the Code. Because the merger will be a change in control of Sabra within the meaning of Section 409A of the Code, each earned and vested annual director stock unit (which does not include the stock unit awards that will be granted at Sabra’s 2017 annual meeting) will become payable in shares of Sabra’s common stock upon the consummation of the merger. The merger will not trigger accelerated vesting of any director stock unit awards. As of June 29, 2017, the number of shares of Sabra common stock subject to annual director stock unit awards that will become payable to each Sabra non-employee director upon the consummation of the merger is as follows: Craig A. Barbarosh, 14,364; Robert A. Ettl, 14,364; Michael J. Foster, 14,364; and Milton J. Walters, 14,364.

Interests of CCP Directors and Executive Officers in the Merger

In addition to their interests in the merger as stockholders, the directors and executive officers of CCP have various interests in the merger described in this section that may be different from, or in addition to, the interests of CCP stockholders generally. The CCP board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that CCP stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. These interests are described in more detail below.

Treatment of Outstanding Equity Awards

At the effective time of the merger, each outstanding CCP stock option, CCP restricted stock award, CCP restricted stock unit award and CCP deferred stock unit award (which we refer to collectively as the “CCP equity awards”) will vest in full and will be converted into the right to receive shares of Sabra common stock in the merger or corresponding Sabra equity awards, as described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Treatment of Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and Deferred Stock Unit Awards” on page 113.

The table below sets forth, for each CCP executive officer and director, the number of outstanding unvested CCP stock options and the number of shares covered by outstanding CCP restricted stock awards, CCP restricted stock unit awards and CCP deferred stock unit awards that were held by such executive officer or director on June 29, 2017. These numbers do not forecast any grants or additional issuances of equity-based awards following June 29, 2017, nor do they forecast any dividends payable with respect to or any forfeitures of equity-based awards following the date hereof. With respect to CCP restricted stock unit awards that are subject to performance-based vesting terms (which we refer to as “CCP performance stock unit awards”), these numbers reflect (i) achievement of applicable performance goals at target level performance with respect to 2016 grants and (ii) achievement of applicable performance goals based on actual performance with respect to 2017 grants. Under the terms of the merger agreement, CCP performance stock unit awards will vest at the greater of (i) target level and (ii) actual level of performance in connection with the merger. For 2016 grants of CCP performance stock unit awards, the payouts at target level performance would be greater than the payouts based on actual performance through June 27, 2017, and therefore the numbers set forth in the table reflect vesting based on target level performance. For 2017 grants of CCP performance stock unit awards, the payouts based on actual performance through June 27, 2017 would be greater than the payouts based on target level performance, and therefore the numbers set forth in the table reflect vesting based on actual performance with respect to 2017 grants. Depending on when the closing date occurs, certain CCP equity awards shown in the table may vest in accordance with their terms.

The table below also sets forth the intrinsic value, based on the number of CCP equity awards determined as described above, of such CCP equity awards on the closing date, which we assume to be June 29, 2017 for these purposes, with such amounts calculated by:

•	in the case of CCP stock options, multiplying (1) the number of shares of CCP common stock subject to such options by (2) the excess, if any, of the average closing price of CCP’s common stock over the first five business days following the first public announcement of the proposed merger over the exercise price per share of common stock of such CCP stock option; and

•	in the case of CCP restricted stock awards, CCP restricted stock unit awards and CCP deferred stock unit awards, multiplying (1) the number of shares of CCP common stock subject to such awards by (2) the average closing price of CCP’s common stock over the first five business days following the first public announcement of the proposed merger.

The executive officers also hold vested CCP stock options, which, provided they remain unexercised at the effective time of the merger, will also be assumed and converted into options to purchase Sabra common stock. The number and value of vested CCP stock options held by the executive officers are not included in the table below. The dollar amounts of any cash dividends or other distributions previously credited (but not paid) to holders of CCP restricted stock unit awards, which will be paid to the holder within 10 business days following the effective time of the merger, are included in the table below. All dollar amounts set forth below have been rounded to the nearest whole number.

CCP Equity Awards

Name	Unvested CCP Stock Options (#)	CCP Restricted Stock Awards (#)	CCP Restricted Stock Unit Awards (#)	CCP Deferred Stock Unit Awards (#)	CCP Restricted Stock Unit Awards – Accrued Dividends or Other Distributions ($)	Amount ($)
Executive Officers
Raymond J. Lewis	107,152	105,768	39,873	—	89,327	4,043,189
Lori B. Wittman	48,047	57,526	15,374	—	37,415	2,016,504
Timothy A. Doman	76,867	63,203	15,374	—	37,415	2,170,623
Kristen M. Benson	26,687	46,648	9,387	—	21,960	1,543,198
Non-Employee Directors
Douglas Crocker II	—	4,894	4,160	5,883	—	405,510
John S. Gates, Jr.	—	4,160	—	—	—	112,936
Ronald G. Geary	—	4,160	—	—	—	112,936
Jeffrey A. Malehorn	—	4,160	—	2,324	—	176,028
Dale Anne Reiss	—	4,160	—	—	—	112,936
John L. Workman	—	4,160	—	—	—	112,936

Change in Control Severance Benefits for Executive Officers

CCP has previously entered into (i) an employment agreement with Mr. Lewis and (ii) employee protection and noncompetition agreements with each of Ms. Wittman, Mr. Doman and Ms. Benson. Each of these agreements provides for certain payments and benefits upon certain terminations of employment, including certain terminations of employment following a change in control.

Employment Agreement with Mr. Lewis

CCP previously entered into an employment agreement with Mr. Lewis which specifies certain compensation and benefits payable to Mr. Lewis in the event of a qualifying termination of employment in connection with a change in control. Pursuant to the employment agreement, upon termination of Mr. Lewis’s employment by CCP other than for “cause”, death or disability or by Mr. Lewis for “good reason” (each as defined below) within the 12-month period commencing on the date of a change in control, Mr. Lewis will become entitled to, subject to his execution and non-revocation of a release of claims, the following termination payments and benefits:

•	A lump sum cash severance payment equal to 2.5 times the sum of annual base salary plus target annual bonus as in effect for the fiscal year during which the termination of employment occurs;

•	A prorated annual bonus for the fiscal year during which the termination of employment occurs, determined based on target performance and paid in a lump sum; and

•	A monthly reimbursement in respect of Mr. Lewis’s medical, dental and vision coverage expenses for 24 months, with the reimbursement to equal an amount that, on an after-tax basis, is equal to the excess of the monthly COBRA premium as of the date of termination for the medical, dental and vision coverage Mr. Lewis had immediately prior to the date of termination over the monthly dollar amount the executive would have paid to CCP for such coverage if he had remained employed.

The employment agreement also provides for accelerated vesting of all long-term equity incentive awards outstanding as of the date of such a qualifying termination, with performance-based awards to vest based on the greater of target or actual performance as of immediately prior to the date of termination, unless the level of performance was previously determined. However, upon the effective time of the merger, the CCP equity awards held by Mr. Lewis will be treated as described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Treatment of Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and Deferred Stock Unit Awards” on page 113.

In addition, the employment agreement subjects Mr. Lewis to noncompetition, nonsolicitation, noninterference and assistance covenants that remain in effect for a period of two years following such a termination of employment. The employment agreement further subjects Mr. Lewis to perpetual confidentiality and nondisparagement covenants.

For purposes of Mr. Lewis’s employment agreement, “cause” means: (i) the executive’s indictment for, conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud, dishonesty or moral turpitude; (ii) the executive’s willful or intentional material breach of the executive’s duties and responsibilities; (iii) the executive’s willful or intentional material misconduct in the performance of the executive’s duties; or (iv) the executive’s willful or intentional failure to comply with any lawful instruction or directive of the CCP board of directors.

For purposes of Mr. Lewis’s employment agreement, “good reason” means the occurrence of any one of the following, to the extent not consented to, or suggested by, the executive: (i) material diminution in the executive’s position, authority or duties (including the assignment to the executive of any duties materially and adversely inconsistent with the executive’s position, authority or duties specified in the employment agreement); (ii) material reduction (other than pursuant to a uniform reduction applicable to other senior executives of CCP) of the executive’s annual base salary or target annual bonus opportunity; (iii) requirement to relocate the executive’s principal business office to any location more than 30 miles from its location on the effective date of the employment agreement; (iv) any material breach by CCP of the employment agreement; (v) the failure of CCP to obtain the assumption of the employment agreement by any successor to CCP; or (vi) delivery of a notice of non-renewal from CCP to the executive.

Please see the “Golden Parachute Compensation” section below for a quantification of the severance and benefits to be received by Mr. Lewis, assuming the merger occurs on June 29, 2017 and Mr. Lewis experiences a qualifying termination of employment immediately following the merger.

Employee Protection and Noncompetition Agreements

CCP previously entered into employee protection and noncompetition agreements with each of Ms. Wittman, Mr. Doman and Ms. Benson. The employee protection and noncompetition agreements provide for certain payments and benefits upon certain terminations of employment, including certain terminations of employment following a change in control. Upon a termination of an executive’s employment by CCP without “cause” or by the executive for “good reason” (each as defined below) within one year after the date of a change in control, the executive will become entitled to the following termination payments and benefits, subject to the execution of a release of claims:

•	A lump sum cash severance payment equal to two times the sum of annual base salary plus target annual bonus as in effect for the year during which the termination of employment occurs;

•	A prorated annual bonus for the year in which the termination of employment occurs, determined based on target performance and paid in a lump sum; and

•	At CCP’s election, either (i) continued eligibility for medical, dental and vision benefits for 24 months at the same level as if the executive remained actively employed, or (ii) a lump sum payment equal to (a) 24 multiplied by (b) the excess of the monthly COBRA premium as of the executive’s date of termination for the medical, dental and vision coverage the executive had immediately prior to the termination date over the monthly dollar amount the executive would have paid to CCP for such medical, dental and vision coverage if the executive had remained employed during the 24-month period following the termination of employment.

The employee protection and noncompetition agreements subject each executive to noncompetition, nonsolicitation, noninterference and assistance covenants that remain in effect for a period of 12 months following any termination of employment. The employee protection and noncompetition agreements further subject each executive to perpetual confidentiality and nondisparagement covenants.

For purposes of the employee protection and noncompetition agreements, “cause” means: (i) the executive’s indictment for, conviction of, or plea of nolo contendere to, any felony or a misdemeanor involving fraud, dishonesty or moral turpitude; (ii) the executive’s willful or intentional material breach of executive’s duties and responsibilities; (iii) the executive’s willful or intentional material misconduct in the performance of executive’s duties; or (iv) the executive’s willful or intentional failure to comply with any lawful instruction or directive of CCP’s chief executive officer.

For purposes of the employee protection and noncompetition agreements, “good reason” means the occurrence of any of the following, to the extent not consented to, or suggested by, the executive: (i) a material diminution in the executive’s position, authority or duties (including the assignment to the executive of any duties materially and adversely inconsistent with the executive’s position, authority or duties); (ii) a material reduction (other than pursuant to a uniform reduction applicable to other similarly situated executives of CCP) of the annual base salary or annual target bonus opportunity of the executive; (iii) the requirement that the executive relocate his or her principal business office to any location more than 30 miles from its location on the effective date of the agreement; or (iv) the failure by CCP to obtain the assumption of the agreement by any successor.

Please see the “Golden Parachute Compensation” section below for a quantification of the severance and benefits to be received by Ms. Wittman, Mr. Doman and Ms. Benson, assuming the merger occurs on June 29, 2017 and each executive experiences a qualifying termination of employment immediately following the merger.

Terminations of Employment and Board Service Following the Merger

It is contemplated that the executive officers will terminate their employment with CCP effective as of the consummation of the merger. In addition, it is expected that Mr. Lewis, Mr. Geary and Mr. Malehorn will serve on the Sabra board of directors following the consummation of the merger. Mr. Lewis, Mr. Geary and Mr. Malehorn are each currently a member of the CCP board of directors.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to CCP’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of CCP stockholders, as set forth below in the section entitled “CCP Proposal 2: The CCP Compensation Proposal”, beginning on page 148.

The amounts set forth below have been calculated assuming the merger is consummated on June 29, 2017, the latest practicable date prior to this filing, and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of the same date, immediately following the completion of the merger. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described herein. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

	Golden Parachute Compensation (1)
Name	Cash (2)	Equity (3)	Pension/ NQDC (4)	Perquisites/ Benefits (5)	Tax Reimbursement (6)	Other	Total
Raymond J. Lewis
Chief Executive Officer	$6,587,491	$4,043,189	—	$49,738	—	—	$10,680,418
Lori B. Wittman
Executive Vice President & Chief Financial Officer	$2,055,482	$2,016,504	—	—	—	—	$4,071,986
Timothy A. Doman
Executive Vice President & Chief Operating Officer	$2,055,482	$2,170,623	—	$48,749	—	—	$4,274,854
Kristen M. Benson
Executive Vice President, General Counsel & Corporate Secretary	$1,692,750	$1,543,198	—	$14,901	—	—	$3,250,849

(1)	All amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the merger and payment is conditioned upon the executive officer’s qualifying termination of employment related to the change in control), except for the accelerated vesting of CCP equity awards, which will occur upon completion of the merger pursuant to the merger agreement and which is not conditioned upon the executive officer’s involuntary termination.
(2)	Amounts reflect cash severance benefits that would be payable under: (i) the employment agreement entered into with Mr. Lewis, assuming a termination of employment by CCP other than for cause, death or disability or by Mr. Lewis for good reason within the 12-month period commencing on the date of a change in control (upon which Mr. Lewis would be entitled to (A) a lump sum cash severance payment equal to 2.5 times the sum of his annual base salary plus target annual bonus as in effect for the fiscal year during which the termination of employment occurs, and (B) a prorated annual bonus for the fiscal year during which the termination of employment occurs, determined based on target performance and paid in a lump sum); and (ii) the employee protection and noncompetition agreements entered into with each of Ms. Wittman, Mr. Doman and Ms. Benson, assuming a termination of employment by CCP other than for cause or by each executive for good reason within one year after the date of a change in control (upon which each executive would be entitled to (A) a lump sum cash severance payment equal to two times the sum of his or her annual base salary plus target annual bonus as in effect for the year during which the termination of employment occurs, and (B) a prorated annual bonus for the year during which the termination of employment occurs, determined based on target performance and paid in a lump sum). For purposes of amounts reflected in the table above, the annual base salaries for Mr. Lewis, Ms. Wittman, Mr. Doman and Ms. Benson are $776,250; $457,470; $457,470; and $376,740, respectively, and the target annual bonuses for Mr. Lewis, Ms. Wittman, Mr. Doman and Ms. Benson are $1,552,500; $457,470; $457,470; and $376,740, respectively.
(3)

Amounts reflect the intrinsic value of CCP equity awards that are receiving accelerated vesting treatment in connection with the completion of the merger. The amounts shown are (i) based on the number of unvested CCP equity awards held by each named executive officer on June 29, 2017, and do not forecast any additional grants or issuances of CCP equity awards, and (ii) calculated using an assumed merger consideration amount equal to the average closing price of CCP’s common stock over the first five business days following the first public announcement of the proposed merger. The value with respect to the accelerated vesting of CCP equity awards held by each of the named executive officers is summarized in the following table. With respect to CCP restricted stock unit awards, the dollar amounts listed below include the amount of any cash dividends or other distributions previously credited (but not paid) to the holder thereof, which will be paid to the holder within 10 business days following the effective time of the merger. For CCP performance stock unit awards, the amounts shown reflect (i) achievement of applicable performance goals at target level performance with respect to 2016 grants and (ii) achievement of applicable performance goals based on actual performance with respect to 2017 grants. Under the terms of the merger agreement, CCP performance stock unit awards will vest at the greater of (i) target level and (ii) actual level of performance in connection with the merger. For 2016 grants of CCP performance stock unit awards, the payouts at target level performance would be greater than the payouts based on actual performance through June 27, 2017, and therefore the numbers set forth in the table reflect vesting based on target level performance. For 2017 grants of CCP performance stock unit awards, the payouts based on actual performance through June 27, 2017 would be greater than the payouts based on target level performance, and therefore the numbers set forth in the table reflect vesting based on actual performance with respect to 2017 grants.

	Unvested CCP Stock Options (#)	Unvested CCP Stock Options ($)	CCP Restricted Stock Awards (#)	CCP Restricted Stock Awards ($)	CCP Restricted Stock Unit Awards (#)	CCP Restricted Stock Unit Awards ($)
Raymond J. Lewis	107,152	—	105,768	2,871,390	39,873	1,171,799
Lori B. Wittman	48,047	—	57,526	1,561,716	15,374	454,788
Timothy A. Doman	76,867	—	63,203	1,715,835	15,374	454,788
Kristen M. Benson	26,687	—	46,648	1,266,400	9,387	276,798

(4)	None of the named executive officers are eligible to receive any nonqualified deferred compensation plan enhancements upon a change in control or termination following a change in control. CCP does not maintain any defined benefit pension plans for its employees.
(5)	Amounts reflect the payments in respect of health and welfare benefit continuation coverage provided for under: (i) Mr. Lewis’s employment agreement; and (ii) the employee protection and noncompetition agreements with each of Ms. Wittman, Mr. Doman and Ms. Benson. The continuation benefits under Mr. Lewis’s employment agreement and the employee protection and noncompetition agreements are described in more detail above in the section entitled “Change in Control Severance Benefits for Executive Officers”.
(6)	None of the named executive officers is eligible to receive an excise tax gross up.

Directors and Management Following the Merger

Board composition of Sabra following the merger

Pursuant to the merger agreement, as of the effective time of the merger, the Sabra board of directors will have eight members, five of whom are expected to be the directors of Sabra immediately prior to the effective time of the merger, with Mr. Matros continuing as the chairman of the Sabra board of directors, and three of whom are expected to be current directors of CCP, including Raymond J. Lewis, CCP’s chief executive officer, Ronald G. Geary and Jeffrey A. Malehorn. For additional information regarding the directors and executive officers of Sabra following the merger, including the directors designated by CCP, please refer to Sabra’s proxy statement on Schedule 14A filed with the SEC on April 25, 2017 and CCP’s proxy statement on Schedule 14A filed with the SEC on April 7, 2017, respectively, the relevant portions of which are incorporated into this joint proxy statement/prospectus by reference through their respective Annual Reports on Form 10-K for the year ended December 31, 2016.

The merger agreement provides that the CCP designees will serve on the Sabra board of directors until the next annual meeting of the stockholders of Sabra and until their successors are duly elected and qualified or their earlier death, resignation or removal.

Officers of Sabra following the merger

The current senior leadership team of Sabra is not expected to change as a result of the merger and will be led by Mr. Matros, the chairman and chief executive officer of Sabra.

Regulatory Approvals

Sabra and CCP have each agreed to use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement.

The parties’ respective obligations to complete the merger are conditioned, among other matters, upon (i) the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraint, prohibition or binding order of any court of competent jurisdiction that prohibits the merger, (ii) the absence of any material statute, material rule or material regulation which makes the consummation of the merger illegal and (iii) the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, with no stop order in effect and no proceeding by the SEC seeking a stop order.

Exchange of Shares in the Merger

Sabra will appoint an exchange agent who is reasonably acceptable to CCP to handle the exchange of shares of CCP common stock for Sabra common stock. Within five business days after the effective time of the merger, the exchange agent will send to each holder of record of a certificate or certificates which immediately prior to the effective time of the merger represented outstanding CCP common stock a letter of transmittal and instructions for effecting the exchange of such certificate or certificates for the merger consideration the holder is entitled to receive under the merger agreement.

Upon surrender of stock certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, each holder of CCP common stock evidenced by a certificate will receive: (i) the merger consideration of 1.123 shares of Sabra common stock for each share of CCP common stock (other than any shares owned directly by Sabra or CCP and in each case not held on behalf of third parties) and (ii) cash in lieu of fractional shares of Sabra common stock. CCP stockholders will also receive the CCP closing dividend (described below), to the extent such dividend has not been paid prior to the consummation of the merger, and any Sabra dividend with a record date after the consummation of the merger. Payment with respect to shares of CCP common stock represented by book-entry shares will be made promptly following the effective time of the merger without any action on the part of the person in whose name such book-entry shares are registered.

If you are a Sabra stockholder, you are not required to take any action with respect to your shares of Sabra common stock.

Dividends

Sabra and CCP plan to continue their respective current dividend policies until the closing of the merger. The parties each intend to pay quarterly dividends to their respective common stockholders at a rate not in excess of $0.43 per share of Sabra common stock and $0.57 per share of CCP common stock.

In connection with the closing of the merger, Sabra will declare a dividend to the holders of Sabra common stock, and CCP will declare a dividend to the holders of CCP common stock (which we refer to as the “CCP closing dividend”), the record date and, to the extent practicable, the payment date for each of which will be the close of business on the last business day prior to the closing of the merger, subject to funds being legally available for such dividends. The per-share dividend amount payable by each of Sabra and CCP will be an amount equal to its most recent quarterly dividend, multiplied by the number of days elapsed since the last dividend payment date through and including the business day prior to the closing date, and divided by the actual number of days in the calendar quarter in which such dividend is declared (subject to possible upward adjustment if required to comply with CCP’s REIT requirements, with a corresponding adjustment made to Sabra’s dividend payment, calculated in accordance with the exchange ratio).

In addition, Sabra and CCP have each agreed that the other party, with notice to the other, can declare or pay the minimum dividend as may be required in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise tax (which we refer to as a “REIT dividend”). If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the exchange ratio.

Listing of Sabra Common Stock in the Merger

It is a condition to the completion of the merger that the Sabra common stock issuable in connection with the merger be approved for listing on NASDAQ, subject to official notice of issuance.

De-Listing and Deregistration of CCP Common Stock

Pursuant to the merger agreement, when the merger is completed, the CCP common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal or Dissenters’ Rights

Under Section 3-202 of the Maryland General Corporation Law (which we refer to as the “MGCL”) and pursuant to the Sabra charter, holders of Sabra common stock do not have any of the rights of an objecting stockholder to receive the appraised value of their shares in connection with the merger.

Pursuant to the merger agreement and in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), holders of CCP common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger.

Amendments or Refinancing of Certain Indebtedness; Debt Commitment Letter

The consummation of the merger would result in an event of default under certain outstanding indebtedness of CCP (the aggregate principal amount of which as of the CCP record date was approximately $1.3 billion) (we refer to this indebtedness of CCP as the “triggered CCP indebtedness”) and under Sabra’s outstanding indebtedness under its existing credit facility (the aggregate principal amount of which as of the Sabra record date was approximately $372.3 million), in each case if the terms of such indebtedness are not amended to permit the merger or if such indebtedness is not repaid prior to or at the effective time of the merger. Under the terms of the merger agreement, Sabra has agreed to (i) amend and restate its existing credit facility to, among other things, permit the transactions contemplated by the merger agreement and (ii) refinance the triggered CCP indebtedness by providing CCP with sufficient funds to repay the triggered CCP indebtedness in connection with the merger. In lieu of refinancing certain of the triggered CCP indebtedness, Sabra anticipates that it may seek amendments to the terms of certain of such triggered CCP indebtedness to, among other things, permit the transactions contemplated by the merger agreement. Pursuant to the merger agreement, CCP has agreed to use its commercially reasonable efforts to assist Sabra with Sabra’s efforts to obtain such amendments or refinancings.

In addition, in connection with the entry into the merger agreement, Sabra entered into a commitment letter (which we refer to as the “debt commitment letter”) with UBS Bank) pursuant to which UBS Bank has agreed to provide Sabra, subject to the terms and conditions of such commitment letter, with a $550 million senior unsecured bridge loan that Sabra may use to repay a portion of the triggered CCP indebtedness.

The obligations of UBS Bank to provide the financing under the commitment letter are subject to a number of conditions (including conditions that do not relate directly to the merger agreement), including without limitation: (i) that since May 7, 2017, subject to the exceptions and qualifications set forth in the debt commitment letter, there has not been any “Company Material Adverse Effect” (as defined in the merger agreement), (ii) consummation of the merger in accordance with the merger agreement (without giving effect to any amendments, modifications or waivers to the merger agreement that are materially adverse to the interests of the lenders without the prior written consent of the lenders) substantially concurrently with the initial funding of the bridge facilities, (iii) delivery of certain financial statements, (iv) execution and delivery of definitive documentation with respect to the bridge facilities, delivery of certain customary closing documents and satisfaction of other customary closing conditions and (v) the making of certain representations and warranties.

Litigation Related to the Merger

On June 29, 2017, a putative class action lawsuit (Gordon v. Care Capital Props., Inc., et al., Case No. 1:17-cv-00859) was filed in the United States District Court for the District of Delaware against CCP and its directors. On June 30, 2017, a putative class action lawsuit (Douglas v. Care Capital Props., Inc., et al., Case No. 1:17-cv-04942) was filed in the United States District Court for the Northern District of Illinois against the same parties. That same day, another putative class action lawsuit (Loeb v. Care Capital Props., Inc., et al., Case No. 1:17-cv-00866) was filed in the United States District Court for the District of Delaware against CCP, its directors, Sabra, Merger Sub, CCP LP, and Sabra LP. On July 3, 2017 and July 6, 2017, respectively, additional putative class action lawsuits (Vineyard v. Care Capital Props., Inc., et al., Case No. 1:17-cv-00878, and Parrish v. Care Capital Props., Inc., et al., Case No. 1:99-mc-09999) were filed in the United States District Court for the District of Delaware against CCP and its directors. All five lawsuits allege that this joint proxy statement/prospectus violated federal securities laws in purportedly omitting to disclose information necessary to make the statements herein not materially false or misleading. The lawsuits seek, among other things, an injunction of the merger; dissemination of a revised registration statement; declarations that the registration statement violated federal securities laws; damages, including rescissory damages; and an award of costs and attorneys’ fees. The lawsuits are in a preliminary stage.

CCP, its directors, Sabra, Merger Sub, CCP LP, and Sabra LP believe that each of these actions is without merit. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger agreement and the merger.

The summary of the merger agreement is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about Sabra or CCP or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information” on page 205.

The representations, warranties and covenants contained in the merger agreement and described in this joint proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments since the date of the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors or from those generally applicable to documents filed with the SEC. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Investors should not assume that the representations, warranties and covenants or any description thereof constitute characterizations of the actual state of facts or conditions of Sabra, CCP or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Sabra or CCP.

Date of the Merger Agreement

The merger agreement was executed by Sabra, CCP, Sabra LP, CCP LP and Merger Sub on May 7, 2017.

Form of the Merger

Pursuant to the merger agreement, upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (which we refer to as the “DLLCA”), at the effective time of the merger, CCP will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity in the merger. Following the merger, upon the terms and subject to the conditions of the merger agreement and in accordance with the MGCL and the DLLCA, Merger Sub will be merged with and into Sabra, with Sabra continuing as the surviving entity. Simultaneous with the subsequent merger, upon the terms and subject to the conditions of the merger agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (which we refer to as the “DRUPA”), CCP LP will merge with and into Sabra LP, with Sabra LP continuing as the surviving entity in the partnership merger. As a result of the merger transactions, Sabra will succeed to and assume all of the rights and obligations of CCP and Merger Sub and Sabra LP will succeed to and assume all of the rights and obligations of CCP LP.

Merger Consideration

Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each share of CCP common stock (other than shares owned directly by Sabra, Merger Sub, CCP or their respective subsidiaries and, in each case, not held on behalf of third parties, which shares will be cancelled) issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive 1.123 (which we refer to as the “exchange ratio”) newly issued shares of Sabra common stock, with cash paid in lieu of fractional shares (which we refer to together as the “merger consideration”). The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger.

If, between the date of the merger agreement and the effective time of the merger, (a) there is a change in the number of issued and outstanding shares of CCP common stock or shares of Sabra common stock, or securities convertible or exchangeable into shares of CCP common stock or shares of Sabra common stock, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, combination, exchange of shares, subdivision or other similar transaction or (b) a stock dividend, stock distribution or stock split (including reverse stock split) with a record date prior to the effective time of the merger has been declared on Sabra common stock, the exchange ratio will be adjusted to provide the holders of CCP common stock (other than shares owned directly by Sabra, Merger Sub, CCP or their respective subsidiaries and, in each case, not held on behalf of third parties) and CCP equity awards and Sabra with the same economic effect as contemplated by the merger agreement prior to such event.

For more information, see “The Merger Agreement—Exchange of Shares in the Merger” beginning on page 115.

Treatment of Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and Deferred Stock Unit Awards

At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement, outstanding CCP equity awards will be treated as follows:

•	Stock Options. Each CCP stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger will vest in full (if not already vested), be assumed by Sabra and be converted into a stock option award to purchase a number of shares of Sabra common stock equal to the product of (i) the number of shares of CCP common stock subject to such CCP stock option and (ii) the exchange ratio (rounded down to the nearest whole share), at an exercise price per share of Sabra common stock equal to the exercise price per share of CCP common stock under such CCP stock option divided by the exchange ratio (rounded up to the nearest whole cent), and will remain exercisable in accordance with the terms and conditions applicable to the CCP stock option.

•	Restricted Stock Awards. Each share of CCP restricted stock that is outstanding immediately prior to the effective time of the merger will vest in full and be converted into the right to receive the merger consideration, with cash paid in lieu of fractional shares.

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Restricted Stock Unit Awards. Each CCP RSU award (other than the deferred stock unit awards described below) that is outstanding immediately prior to the effective time of the merger will vest in full, be assumed by Sabra and be converted into a stock unit award with respect to a number of whole shares of Sabra common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of CCP common stock subject to such CCP RSU award and (ii) the exchange ratio, and such Sabra stock unit awards will become payable in connection with the merger. CCP RSU awards that are subject to performance-based vesting terms will vest at the greater of (i) 100% of the target number of shares of CCP common stock subject to such CCP RSU award and (ii) the number of shares of CCP common stock subject to such CCP RSU award that is eligible to be paid to the holder based on actual performance as determined as of the last trading day immediately prior to the effective time of the merger. The holders of CCP RSU awards will also receive a payment in cash equal to the amount of any previously credited but unpaid cash dividends that had accumulated with respect to the CCP RSU awards within ten (10) business days following the effective time of the merger.

•	Deferred Stock Unit Awards. Each CCP DSU award that is outstanding immediately prior to the effective time of the merger will vest in full (if not already vested), be assumed by Sabra and be converted into a stock unit award with respect to a whole number of shares of Sabra common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of CCP common stock subject to such CCP DSU award and (ii) the exchange ratio. Each CCP DSU award assumed and converted into a Sabra stock unit award will continue to have the same terms and conditions as applied to the CCP DSU award immediately prior to the effective time of the merger, and will be settled in shares of Sabra common stock on the same settlement date or dates applicable to such CCP DSU award.

Closing; Effective Time of the Merger Transactions

Unless the parties otherwise agree in writing, upon the terms and subject to the conditions of the merger agreement, the closing of the merger transactions and the other transactions contemplated by the merger agreement will take place on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that, by their nature, are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the time of closing).

Upon the terms and subject to the conditions of the merger agreement, the merger will become effective at the time the certificate of merger for the merger of CCP with and into Merger Sub is duly filed with the Secretary of State of the State of Delaware, or at a later time as may be agreed by Sabra and CCP and specified in the certificate of merger (not to exceed 90 days from filing).

Upon the terms and subject to the conditions of the merger agreement, the subsequent merger will become effective at the time the articles of merger for the subsequent merger are duly filed with the State Department of Assessments and Taxation of Maryland and the certificate of merger for the subsequent merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed to by the parties in writing and specified in the articles of merger and certificate of merger (not to exceed 30 days from filing).

Upon the terms and subject to the conditions of the merger agreement, the partnership merger will become effective at the time the certificate of merger for the partnership merger is duly filed with the Secretary of State of the State of Delaware, or at a later time as may be agreed by Sabra and CCP and specified in the certificate of merger (not to exceed 90 days from filing), and in any event simultaneous with the effective time of the subsequent merger.

Organizational Documents

At the effective time of the merger, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the certificate of formation and limited liability company agreement of Merger Sub, as the surviving entity in the merger. At the effective time of the subsequent merger, Sabra’s charter and bylaws, as in effect immediately prior to the effective time of the subsequent merger, will be the Sabra charter and the Sabra bylaws, as the surviving corporation in the subsequent merger. At the effective time of the partnership merger, the certificate of limited partnership and the limited partnership agreement of Sabra LP, as in effect immediately prior to the effective time of the partnership merger, will be the certificate of limited partnership and limited partnership agreement of Sabra LP, as the surviving entity in the partnership merger.

Sabra has agreed to, no less than five business days prior to the earlier to occur of the Sabra special meeting and the CCP special meeting, take all action necessary to duly amend its charter to increase the number of authorized shares of Sabra common stock to a number of shares that is at least sufficient to effect the issuance of Sabra common stock in connection with the merger. On May 7, 2017, the Sabra board of directors approved an amendment to Sabra’s charter increasing Sabra’s authorized common stock from 125 million shares to 250 million shares. The charter amendment will not be effective until it is executed by Sabra and filed with and accepted for record by the State Department of Assessments and Taxation of Maryland. Pursuant to the MGCL and the Sabra charter, no vote of stockholders is required to amend the Sabra charter to increase the total number of authorized shares of common stock that Sabra may issue.

Directors and Officers

The parties have agreed that, from and after the effective time of the merger, the directors and officers of Sabra immediately prior to the effective time will be the directors and officers of the surviving corporation in the subsequent merger, except that in connection with the closing and effective as of the effective time of the merger, Sabra is required to increase its board of directors from five to eight directors and to elect as members of the Sabra board of directors Raymond J. Lewis, who is the current chief executive officer and a director of CCP, and Ronald G. Geary and Jeffrey A. Malehorn, two current directors of CCP, to fill the three vacancies created by the increase in the size of the Sabra board of directors, who will serve until the next annual meeting of Sabra stockholders and until their successor is duly elected and qualified or their earlier death, resignation or removal, or if any of them is unwilling or unable to serve in such capacity, a replacement director to be selected by CCP and approved by Sabra (such approval not to be unreasonably withheld, conditioned or delayed) (we refer to these three directors or their respective replacements as the “CCP designees”).

Exchange of Shares in the Merger

At or prior to the effective time of the merger, Sabra will appoint an exchange agent who is reasonably acceptable to CCP to handle the exchange of shares of CCP common stock for Sabra common stock. Within five business days after the effective time of the merger, the exchange agent will send to each holder of record of a certificate or certificates which immediately prior to the effective time of the merger represented outstanding CCP common stock a letter of transmittal and instructions for effecting the exchange of such certificate or certificates for the merger consideration the holder is entitled to receive under the merger agreement. Sabra or Merger Sub will deposit or will cause to be deposited with the exchange agent an aggregate amount of (i) Sabra common stock equal to the number of shares to be issued as merger consideration and (ii) cash comprising a good faith estimate of the amount to be paid as merger consideration in lieu of fractional shares of Sabra common stock, in each case to be held in trust for the benefit of CCP stockholders.

Payment with respect to shares of CCP common stock represented by book-entry shares will be made promptly following the effective time of the merger without any action on the part of the person in whose name such book-entry shares are registered.

No fractional shares of Sabra common stock will be issued upon the conversion of shares of CCP common stock. Any holder of CCP common stock otherwise entitled to receive a fractional share of Sabra common stock pursuant to the merger agreement will be entitled to receive a cash payment in lieu of such fractional share, based on the closing price of a share of Sabra common stock on NASDAQ on the last trading day immediately preceding the closing date. No holder of CCP common stock receiving a cash payment in lieu of fractional shares of Sabra common stock will be entitled to any dividends, voting rights or other rights in respect of any fractional share of Sabra common stock.

If any certificate representing CCP common stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if requested by Sabra in its reasonable discretion, the posting by such person of a bond, in such reasonable amount as Sabra may direct, the exchange agent will deliver, in exchange for such lost, stolen or destroyed certificate, the shares of Sabra common stock into which the shares of CCP common stock represented by such certificate were converted in connection with the merger, any cash in lieu of fractional shares and any dividends and other distributions deliverable in respect thereof pursuant to the merger agreement.

Holders of shares of Sabra common stock are not required to take any action with respect to their shares of Sabra common stock in connection with the exchange.

Representations and Warranties of Sabra and CCP

Sabra and Merger Sub, on the one hand, and CCP, on the other hand, have made representations and warranties to each other in the merger agreement. The representations and warranties referenced below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures filed with or furnished to the SEC and the parties’ confidential disclosure letters exchanged by the parties in connection with the execution of the merger agreement. The representations and warranties contained in the merger agreement should not be relied upon as characterizations of the actual state of facts or condition of Sabra, Sabra LP, Merger Sub, CCP and CCP LP or any of their respective subsidiaries, affiliates or businesses. Some of the significant representations and warranties of both Sabra and CCP contained in the merger agreement relate to, among other things:

•	organization, standing, corporate power and organizational documents;

•	capital structure;

•	authority relative to execution and delivery of, and performance of obligations under, the merger agreement;

•	SEC documents and correspondence, financial statements, internal controls and accounting and auditing matters;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus and the registration statement of which it forms a part;

•	compliance with applicable laws;

•	absence of certain litigation;

•	tax matters, including qualification as a REIT;

•	existence and validity of certain material contracts;

•	benefits matters and compliance with the Employee Retirement Income Security Act of 1974, as amended (which we refer to as “ERISA”);

•	collective bargaining agreements and other employment and labor matters;

•	absence of certain changes and non-existence of a material adverse effect, since December 31, 2016;

•	Sabra and CCP board approval of the merger agreement and the transactions contemplated thereby and approval of the general partners and requisite limited partners of each of Sabra LP and CCP LP of the merger agreement, partnership merger and the other transactions contemplated thereby;

•	required stockholder approval;

•	real property matters;

•	compliance with environmental laws;

•	ownership of or licenses to certain intellectual property;

•	possession of certain permits, licenses and other approvals;

•	existence of insurance policies;

•	inapplicability of the 1940 Act (as defined below);

•	brokers’ and finders’ fees in connection with the merger or the other transactions contemplated by the merger agreement;

•	receipt of opinions from each party’s financial advisors;

•	lack of related party transactions;

•	exemption from anti-takeover statutes;

•	lack of ownership of the other party’s common stock;

•	joint ventures; and

•	with respect to Sabra only, the validity of the commitment letter entered into between Sabra and UBS Bank and other aspects of the financing of the merger.

Definition of “Material Adverse Effect”

Many of the representations of Sabra and CCP are qualified by a “material adverse effect” standard (that is, they generally will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). Under the terms of the merger agreement, “material adverse effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence that has a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of Sabra or CCP, as applicable, including their respective subsidiaries, taken as a whole, except that a “material adverse effect” will not include any change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of or resulting from any of the following:

•	any changes in general U.S. or global economic conditions;

•	changes generally affecting the industry or industries in which such party operates;

•	any change in law or the interpretation thereof or GAAP or the interpretation thereof;

•	acts of war, armed hostility or terrorism or any worsening thereof;

•	earthquakes, hurricanes, tornados or other natural disasters or calamities;

•	any effect to the extent attributable to the negotiation, pendency or announcement of the merger agreement and the transactions contemplated thereby or any action required by (or failure to take an action prohibited by) the merger agreement or action taken (or failure to take an action) at the request of the other party to the merger agreement (except with regard to any representation or warranty to the extent the purpose thereof is to address the consequences resulting from the merger agreement or the consummation of the transactions contemplated thereby);

•	any failure in and of itself by such party to meet any internal or published projections (whether published by such party or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (however, the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any change in the price or trading volume of such party’s common stock or any publicly traded securities of such party (however, the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any reduction in the credit rating of such party or its subsidiaries (however, the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

•	any bankruptcy, insolvency or reorganization of any tenant under any of such party’s leases or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any of such party’s leases.

However, if any change, effect, development, circumstance, condition, state of facts, event or occurrence described in any of the first five bullets above has had a disproportionate adverse impact on such party relative to other companies of comparable size to such party operating in the industry in which such party operates, then the incremental impact of such event will be taken into account for the purpose of determining whether a “material adverse effect” has occurred.

Conduct of Business Pending the Merger

Under the merger agreement, between the date of the merger agreement and the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, except as (i) expressly contemplated or required by the merger agreement, (ii) as set forth in the parties’ confidential disclosure letters exchanged by the parties in connection with the execution of the merger agreement, (iii) required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to such party or any of its subsidiaries or (iv) consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), each of Sabra and CCP have agreed to, and to cause its respective subsidiaries to, use its respective commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice, to use its respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with tenants, operators, service providers and development or joint venture partners and maintain its status as a REIT, as well as not to, and not to permit its subsidiaries to (subject to specified exceptions):

•	amend the governing documents of Sabra or CCP, as applicable, or any of their respective significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC), or waive any provision thereunder or to the extent adversely affecting the rights of the other party, amend any of the organizational documents of Sabra’s or CCP’s other subsidiaries, as applicable, or waive any provision thereunder;

•	split, combine, subdivide or reclassify outstanding capital stock or other equity interests of Sabra or CCP, or any of Sabra’s or CCP’s subsidiaries that is not a wholly-owned subsidiary, as applicable;

•	enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

•	repurchase, redeem or otherwise acquire, or permit any of its respective subsidiaries to redeem, purchase or otherwise acquire, any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for (i) acquisitions of such party’s common stock tendered by holders of equity awards in effect as of the date of the merger agreement in order to satisfy obligations to pay the exercise price and/or tax withholding obligations of such equity awards or (ii) with respect to the equity of any wholly-owned subsidiary;

•	enter into or adopt a plan of merger, liquidation, consolidation, dissolution, recapitalization, conversion or reorganization, including any bankruptcy related action or reorganization, other than (i) transactions solely between or among the parties or the parties’ wholly-owned subsidiaries or (ii) liquidations or dissolutions of immaterial subsidiaries;

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acquire any real or personal property, any business or business organization or division thereof or otherwise acquire any assets (except as otherwise permitted by specified other sections of the merger agreement) or make any material loans, advances or capital contributions to or investments in any other person or entity or make any change in existing borrowing or lending arrangements for or on behalf of such person or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (i) such acquisitions that would not reasonably be expected to materially delay, impede or prevent the consummation of the merger and the transactions contemplated by the merger agreement and for which the fair market value of total consideration paid does not exceed $50 million individually or $250 million in the aggregate, (ii) transactions solely with wholly-owned subsidiaries, (iii) loans or advances required by lease or contract entered into in the ordinary course of business, (iv) to (A) in the case of Sabra, enter into an agreement providing for, and to consummate, the acquisition of certain specified skilled nursing facilities, subject to certain limitations agreed to by Sabra and CCP, and in the case of CCP, to purchase membership interests of certain companies owning property located in Southern California and related leases, or (B) fund development commitments, after consultation with the other party, where there is a good faith belief that such loan or advance is reasonably likely to be in the best interests of preserving asset values, (v) such acquisitions of immaterial assets in the ordinary course of business consistent with past practice, and (vi) after consultation with the other party, loans or advances to tenants that are intended to preserve value under the applicable lease, not to exceed $50 million in the aggregate;

•	sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any sale rights, except (i) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to such party’s property or assets, or that of its subsidiaries, (ii) with respect to property or assets with a fair market value of less than $50 million individually and $250 million in the aggregate, (iii) transactions solely between or among each party’s wholly-owned subsidiaries, (iv) sales required by existing purchase rights or options existing on the date of the merger agreement and made available to the other party prior to the date of the merger agreement and (v) sale of immaterial assets in the ordinary course of business consistent with past practice;

•	incur, create, assume, refinance, prepay or replace any indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the indebtedness of any other person (other than a wholly-owned subsidiary), except (i) indebtedness incurred under the parties’ existing credit facilities (A) for working capital purposes in the ordinary course of business, (B) in connection with acquisitions not otherwise prohibited under the merger agreement or (C) to fund dividends permitted under the terms of the merger agreement, (ii) indebtedness of the parties’ wholly-owned subsidiaries to such party or between wholly-owned subsidiaries, (iii) refinancing of any existing indebtedness of the parties or any of their subsidiaries to the extent that (1) the material terms and conditions of any newly incurred indebtedness are reasonable market terms, (2) the aggregate principal amount of such indebtedness is not increased as a result of such refinancing and (3) with respect to CCP, none of the execution, delivery or performance of the merger agreement or the consummation of the transactions contemplated by or to be consummated in connection with the merger agreement may conflict with, or result in any violation of or default under indebtedness, or would reasonably likely require the preparation of separate financial statements of CCP and/or any of its subsidiaries following the closing and (iv) with respect to Sabra, the prepayment of any indebtedness in connection with any sale transaction permitted under the merger agreement;

•	change their methods of accounting or accounting policies, except as required by the SEC or by changes in GAAP (or any interpretation thereof) or in applicable law;

•	except in the ordinary course of business, enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under specified types of material contracts, except for (i) any automatic termination or renewal in accordance with the terms of any existing material contract or (ii) as otherwise permitted by specified other sections of the merger agreement;

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enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under any lease, except for (i) after consultation with the other party, entering into any new lease or renewing any lease in the ordinary course of business on market terms so long as such new lease complies with applicable REIT requirements and contemplates aggregate annual rent of not more than $1 million per year, (ii) after consultation with the other party, modifications, amendments, waivers, releases or compromises made in the ordinary course of business that are not reasonably expected to be detrimental to such party’s business in any material respect, (iii) after consultation with the other party, terminating any lease as a result of a default by the counterparty to such lease (in accordance with the terms of such lease and subject to any applicable cure period therein), (iv) any termination or renewal in accordance with the terms of any existing lease that occurs automatically or (v) any modification, amendment or termination of a lease in connection with any transaction permitted under specific sections of the merger agreement;

•	take or fail to take any action which would reasonably be expected to cause, as applicable, (i) Sabra or CCP to fail to qualify as a REIT, (ii) cause a change in the status, for U.S. federal income tax purposes, of any subsidiary of CCP or Sabra as a partnership, disregarded entity, a qualified REIT subsidiary, taxable REIT subsidiary or REIT, (iii) cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (iv) in the case of CCP, adversely affect the conclusions set forth in a tax opinion delivered in connection with CCP’s spin-off from Ventas;

•	make, change or rescind any material tax election, change a material method of tax accounting, amend any material tax return, settle or compromise any material tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes or surrender any right to claim any material tax refund, in each case, except as necessary or appropriate to: (i) preserve the REIT qualification of Sabra or CCP (as applicable), (ii) continue to comply with applicable tax laws in the ordinary course of business consistent with past practice, including the settlement of non-income tax assessments or liabilities up to an aggregate amount of $100,000 or (iii) preserve the status of any subsidiary of each of Sabra or CCP (as applicable) as a partnership or disregarded entity, qualified REIT subsidiary, taxable REIT subsidiary or a REIT for U.S. federal income tax purposes;

•	waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding (other than stockholder litigation, if any, in connection with the merger), other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages by Sabra or CCP or any of their subsidiaries involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) by Sabra or CCP or any of their subsidiaries that do not exceed $1 million individually or $5 million in the aggregate, (ii) do not involve the imposition of injunctive relief, as applicable, against Sabra or CCP or any of their subsidiaries or the surviving company following the effective time of the merger and (iii) do not provide for any admission of any liability by the applicable party or any of its subsidiaries;

•	enter into any contract with, or engage in any transaction with, any of its affiliates (other than its subsidiaries), directors, officers or stockholders or their other affiliates (other than its subsidiaries), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, or to the extent permitted by the other specified sections of the merger agreement;

•	demolish or enter into a contract to demolish any material structures on any of Sabra or CCP’s property, except following condemnation, casualty damage or any natural disaster or calamity;

•	make any capital expenditures other than (i) in accordance with capital expenditure budgets included in the confidential disclosure letters exchanged by the parties in connection with the execution of the merger agreement, (ii) as required under any lease, (iii) as required by law, (iv) for ordinary course capital expenditure not to exceed $1 million in the aggregate or (v) as reasonably required to satisfy health or safety concerns at any Sabra or CCP property;

•	amend or modify the engagement letter entered into with the applicable party’s financial advisor in a manner adverse to Sabra or CCP or any of their respective subsidiaries, or engage any other financial advisors in connection with the merger or the other transactions contemplated by the merger agreement; or

•	agree to, or make any binding commitment to, take, or authorize, any of the foregoing actions prohibited by the merger agreement.

In addition, unless (i) expressly contemplated or required by the merger agreement, (ii) as set forth in Sabra’s confidential disclosure letters provided to CCP in connection with the execution of the merger agreement, (iii) required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to Sabra or its subsidiaries or (iv) consented to by CCP (which consent may not be unreasonably withheld, conditioned or delayed), Sabra has agreed that it shall not, and shall cause its subsidiaries not to:

•	declare, set aside or pay any dividends or other distributions, except for (i) as described under “Dividends”, (ii) up to $0.43 per share per quarter, with declaration, record and payment dates consistent with past practice, (iii) pursuant to the terms of Sabra Series A Preferred Stock, (iv) by Sabra’s wholly-owned subsidiaries (or, with respect to any non-wholly-owned subsidiary, on a pro rata basis based on Sabra’s ownership of such subsidiary) to Sabra (or, with respect to any non-wholly-owned subsidiary, on a pro-rata basis based on Sabra’s ownership) or (v) as reasonably necessary for Sabra and any of its REIT-qualified subsidiaries to maintain their qualifications as REITs and avoid the imposition of entity-level income or excise tax;

•	issue, deliver or sell, or authorize or propose any issuance, delivery or sale of, shares of its capital stock or other equity interests or that of any subsidiary, any voting debt, stock appreciation rights, stock options, restricted shares or other equity-based awards or convertible, exercisable or exchangeable securities, except for (i) issuances of shares of Sabra common stock upon the exercise or settlement of equity awards in accordance with the terms of the merger agreement and the applicable equity plans and awards as in effect on the date of the merger agreement, (ii) grants of equity awards made in the ordinary course of business consistent with past practice and (iii) issuances by a wholly-owned subsidiary of its capital stock or other equity interests to its parent or to another wholly-owned subsidiary of Sabra;

•	grant any new equity-based awards to current or former directors, officers, employees or other individual service providers of Sabra or any of its subsidiaries, other than as required under a Sabra benefit plan or equity-based awards granted in the ordinary course of business consistent with past practice (including in connection with annual bonus awards for employees who have previously elected to receive their annual bonus opportunity in the form of an equity-based award); or

•	agree to, or make any binding commitment to, take, or authorize, any of the foregoing actions prohibited by the merger agreement.

In addition, unless (i) expressly contemplated or required by the merger agreement, (ii) as set forth in CCP’s confidential disclosure letter provided to Sabra in connection with the execution of the merger agreement, (iii) required by applicable law or the regulations or requirements of any stock exchange or regulatory organization applicable to CCP or its subsidiaries or (iv) consented to by Sabra (which consent may not be unreasonably withheld, conditioned or delayed), CCP has agreed that it shall not, and shall cause its subsidiaries not to:

•	declare, set aside or pay any dividends or other distributions, except for (i) as described under “Dividends”, (ii) up to $0.57 per share per quarter, with declaration, record and payment dates consistent with past practice, (iii) by CCP’s wholly-owned subsidiaries (or, with respect to any non-wholly-owned subsidiary, on a pro rata basis based on CCP’s ownership of such subsidiary) to CCP (or, with respect to any non-wholly-owned subsidiary on a pro-rata basis based on CCP’s ownership) or (iv) as reasonably necessary for CCP and any of its REIT-qualified subsidiaries to maintain their qualifications as REITs and avoid the imposition of entity-level income or excise tax;

•

issue, deliver or sell, or authorize or propose any issuance, delivery or sale of, shares of its capital stock or other equity interests or that of any subsidiary, any voting debt, stock appreciation rights, stock options, restricted shares or other equity-based awards or convertible, exercisable or exchangeable securities, except for (i) issuances of shares of CCP common stock upon the exercise or settlement of equity awards in accordance with the terms of the merger agreement and the applicable equity plans and awards as in effect on the date of the merger agreement, (ii) issuances of shares of CCP common stock under the CCP employee stock purchase plan as in effect on the date of the merger agreement and (iii) issuances by a wholly-owned subsidiary of its capital stock or other equity interests to its parent or to another wholly-owned subsidiary of CCP; or

•	except as required by any CCP benefit plan in effect as of the date of the merger agreement, (i) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards or long-term cash awards to, any current or former directors, officers, employees or other individual service providers of CCP or any of its subsidiaries, (ii) grant or provide any change of control, severance or retention payments or benefits to any director, officer, employee or other individual service provider of CCP or any of its subsidiaries, (iii) establish, adopt or enter into any new CCP benefit plan or materially amend any existing CCP benefit plan, subject to certain exceptions, (iv) enter into or amend any collective bargaining agreement or similar agreement, (v) hire, promote or terminate the employment (other than for cause) of any employee of CCP or any of its subsidiaries with a total annual compensation opportunity in excess of $150,000, (vi) hire, promote or terminate the employment (other than for cause) of any employee of CCP or any of its subsidiaries with a total annual compensation opportunity at or below $150,000, subject to certain exceptions or (vii) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any CCP benefit plan, provided however that clauses (i) through (iii) may not restrict CCP or its subsidiaries from entering into or making available compensation and benefits plans with newly hired or promoted employees in the ordinary course of business;

•	enter into any development contract with a governmental entity (other than with respect to permits or the application for rezoning or other entitlements);

•	exempt any person from the ownership or other limitations set forth in CCP’s certificate of incorporation, without providing notice to Sabra; or

•	agree to, or make any binding commitment to, take, or authorize, any of the foregoing actions prohibited by the merger agreement.

Financing

Pursuant to the merger agreement, Sabra has agreed to certain covenants with respect to its indebtedness and the refinancing of certain indebtedness of CCP in connection with the merger. It is a condition precedent to CCP’s obligations to consummate the merger that Sabra has preformed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the closing and that, subject to a cure period, CCP has the right to terminate the merger agreement in the event that Sabra has breached its covenants such that the foregoing condition to closing is not satisfied. Sabra’s obligations under the financing provisions of the merger agreement are not conditioned on its obtaining the financing. Such covenants include:

•	Sabra’s agreement to provide CCP with immediately available funds in an amount sufficient to repay in full, as of the effective time of the merger, certain indebtedness of CCP and to amend and restate Sabra’s credit agreement such that the amended and restated credit agreement will be in full force and effect immediately prior to the effective time of the merger and no default, breach or event will have occurred or will occur as a result of the merger or the other transactions contemplated by the merger agreement;

•	Sabra’s and Merger Sub’s agreement to use commercially reasonable efforts to, if necessary, arrange and obtain the financing contemplated by the debt commitment letter not later than the due date and time of CCP’s indebtedness that is to be repaid;

•	Sabra’s agreement not to, without the prior written consent of CCP (not to be unreasonably withheld, conditioned or delayed), permit or arrange any debt financing other than as contemplated by the merger agreement or the debt commitment letter, as applicable;

•	Sabra’s agreement to, if the financing contemplated by the merger agreement or the debt commitment letter, as applicable, becomes unavailable on the terms and conditions contemplated in the debt commitment letter, use commercially reasonable efforts to, as promptly as practicable and no later than the third business day preceding November 7, 2017, arrange and obtain alternative sources of debt financing in an amount sufficient to satisfy the financing contemplated by the merger agreement and the debt commitment letter, on terms and conditions that are at least as favorable to Sabra and CCP as those of the debt commitment letter;

•	Sabra’s agreement to, and to cause its representatives to, keep CCP informed as promptly as practicable in reasonable detail of the status of its efforts to arrange the financing contemplated by the merger agreement or the debt commitment letter, as applicable, and to substantially concurrently provide copies of all documents provided to or received from the lenders under the definitive debt financing agreements; and

•	Sabra’s agreement to hold as restricted cash for the purposes of repaying certain indebtedness of CCP any proceeds received from certain actions that result in reductions to the lender commitments contemplated by the debt commitment letter.

CCP has agreed to certain covenants under the merger agreement with respect to its cooperation with the financing of the merger and the other transactions contemplated by the merger agreement, provided, however, that nothing in the merger agreement will require CCP to provide cooperation in connection with the financing or debt refinancings under the merger agreement or take any other action if it would (i) interfere unreasonably with the business or operations of CCP or any of its subsidiaries or (ii) require CCP or any of its subsidiaries to take any action that would reasonably be expected to conflict with its or their organizational documents or any applicable laws or any contract.

Under the merger agreement (1) neither CCP nor any of its subsidiaries will be required to commit to take any action that is not contingent upon the closing of the merger or that would be effective at or prior to the effective time of the merger, (2) neither the CCP board of directors nor any of CCP’s subsidiaries’ boards of directors will be required to approve or adopt any financing or agreements related thereto at or prior to the effective time of the merger, (3) neither CCP nor any of its subsidiaries will be required to execute or deliver any agreements, certificates or instruments in connection with any financing at or prior to the effective time of the merger and (4) neither CCP nor any of CCP’s subsidiaries will be required to call for redemption, defease or otherwise repay any indebtedness of CCP or any of its subsidiaries unless and until Sabra has irrevocably provided CCP with sufficient funds to make such redemption, defeasance payment or other repayment.

Sabra has agreed to indemnify CCP, its subsidiaries and their representatives from and against all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered and incurred by them in connection with any financing or debt refinancing and any information used in connection therewith (other than information provided by CCP or its subsidiaries) as contemplated by the merger agreement (except as resulted from a willful breach by CCP, its subsidiaries or their representatives of the financing covenants contained in the merger agreement).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•	cooperation between Sabra and CCP in the preparation of this joint proxy statement/prospectus;

•

each party’s agreement to afford the representatives of the other party reasonable access to all its properties, books, contracts, records and representatives during normal business hours and in such a manner as not to unreasonably interfere with the operation of any business conducted by the other party;

•	each party’s agreement to cooperate to prepare the applicable filings, or obtain the applicable clearances, consents, authorizations, approvals or waivers with respect to the merger and the other transactions contemplated by the merger agreement under any applicable laws;

•	Sabra’s agreement to use its reasonable best efforts to cause the shares of Sabra common stock to be issued in connection with the merger to be approved for listing on NASDAQ, subject to official notice of issuance;

•	CCP and Sabra consulting with each other, and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other party, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the merger and the other transactions contemplated by the merger agreement;

•	the use by both parties of reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	prompt notice to the other party of any legal proceedings related to the merger agreement, the merger or the other transactions contemplated by the merger agreement, brought against such party or its directors or officers by stockholders of such party;

•	each party’s agreement to give the other the opportunity to participate in (but not control) the defense or of any stockholder litigation against such party or any of its directors and/or officers relating to the merger or the other transactions contemplated by the merger agreement and not to settle any such litigation without the other’s prior written consent (not to be unreasonably withheld) unless such settlement would not (i) require a payment in excess of coverage under applicable insurance policy limits or (ii) impose any obligations that relate to the operation of the business of CCP or its subsidiaries following the closing, on the one hand, or Sabra or its subsidiaries following the closing (including CCP and its subsidiaries), on the other hand;

•	CCP’s agreement to use its reasonable best efforts to cause to be delivered to Sabra resignations executed by each CCP director in office as of immediately prior to the effective time of the merger, effective upon the effective time of the merger;

•	cooperation between both parties in connection with the delisting of CCP’s common stock from the NYSE and termination of its registration under the Exchange Act;

•	Sabra’s agreement to cause Merger Sub and the surviving company in the merger to perform their respective obligations under the merger agreement; and

•	Sabra’s agreement to take all actions necessary to increase the size of its board of directors from five to eight directors, to elect the CCP designees as members of the Sabra board of directors and to duly amend its charter to effect an increase in the number of authorized shares of Sabra common stock to a number at least sufficient for the issuance of Sabra common stock contemplated by the merger agreement no less than 5 business days prior to the earlier to occur of the CCP special meeting and the Sabra special meeting.

Employee Matters

For a period of one year following the effective time of the merger, Sabra will provide, or will cause to be provided, to each employee of CCP and its subsidiaries who continues to be employed by Sabra or its subsidiaries following the effective time of the merger (which we refer to as the “continuing employees”), for so long as such continuing employee is employed following the effective time of the merger, (i) an annual base salary or wage rate no less favorable than was provided to such employee immediately prior to the effective time of the merger, (ii) an annual cash bonus opportunity that is no less than was provided to such employee immediately prior to the effective time of the merger, (iii) long-term equity incentive opportunities that are no less favorable than those provided to similarly situated employees of Sabra and its subsidiaries and (iv) other employee benefits (excluding long-term equity incentive opportunities) that are no less favorable in the aggregate than those provided to similarly situated employees of Sabra and its subsidiaries. For purposes of clause (iv), the employee benefits generally provided to employees of CCP and its subsidiaries immediately prior to the effective time of the merger will be deemed to be no less favorable in the aggregate than those provided to similarly situated employees of Sabra or its subsidiaries.

For purposes of any Sabra benefit plans that provide benefits to any continuing employees after the effective time of the merger, Sabra will, or will cause its applicable subsidiary to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to any continuing employees or their dependents under any such Sabra benefit plan, except to the extent such preexisting conditions or exclusions would apply under the analogous CCP benefit plan, (ii) credit continuing employees and their dependents for any co-payments and deductibles paid during the portion of the CCP plan year ending on the date such continuing employee’s participation in the Sabra benefit plan begins (to the same extent that such credit was given under the analogous CCP benefit plan) in satisfying any applicable deductible or out-of-pocket requirements under any such Sabra benefit plan and (iii) recognize all service of the continuing employees with CCP and its subsidiaries for all purposes to the same extent such service was taken into account under the analogous CCP benefit plan (except if such recognition would result in a duplication of benefits and except for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any Sabra benefit plan under which similarly situated employees of Sabra and its subsidiaries do not receive credit for prior service or that is grandfathered or frozen), with respect to either level of benefits or participation.

Dividends

Prior to the closing, Sabra and CCP may continue to pay their regular quarterly dividends, but may not increase the amounts, as described under “The Merger Agreement—Conduct of Business Pending the Merger”, beginning on page 118.

In connection with the closing of the merger, Sabra will declare a dividend to the holders of Sabra common stock, and CCP will declare a dividend to the holders of CCP common stock, the record date and, to the extent practicable, the payment date for each of which will be the close of business on the last business day prior to the closing of the merger, subject to funds being legally available for such dividends. The per share dividend amount payable by each of Sabra and CCP will be an amount equal to (i) its most recent quarterly dividend, multiplied by the number of days elapsed since such last dividend payment date through and including the business day prior to the closing date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount per share, if any, necessary so that the aggregate dividend payable by CCP is equal to the minimum amount required to comply with applicable tax laws and, to the extent possible, to avoid the imposition of income tax or excise tax (and with respect to Sabra, such amount adjusted according to the exchange ratio).

In addition, Sabra and CCP may, with notice to the other, declare or pay a special dividend as may be required in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise tax (which we refer to as a “REIT dividend”). If one party declares a REIT dividend, the other party may declare a dividend per share in the same amount, as adjusted by the exchange ratio.

Conditions to Completion of the Merger

The obligations of Sabra and CCP (and Merger Sub, Sabra LP and CCP LP) to complete the merger are subject to certain conditions being satisfied or waived by both parties in writing. These conditions include, among others:

•	the affirmative vote of the majority of the votes cast to approve the Sabra common stock issuance proposal by holders of Sabra common stock;

•	the affirmative vote of the holders of a majority of the outstanding shares of CCP common stock to approve the CCP merger proposal;

•	the approval for listing on NASDAQ, subject to official notice of issuance, of the shares of Sabra common stock to be issued pursuant to the merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the registration statement not being the subject of any stop order or proceedings by the SEC seeking a stop order;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraint, prohibition or order of any court or other governmental entity of competent jurisdiction in effect that prevents the consummation of the merger; and

•	the absence of any material statute, material rule or material regulation in existence and enforced or enacted, promulgated or entered by any governmental entity of competent jurisdiction that renders the consummation of the merger illegal.

In addition, the obligation of Sabra (and Merger Sub and Sabra LP) to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of CCP set forth in the merger agreement with respect to its organization (other than with respect to CCP’s subsidiaries), standing and power, capital structure (other than representations with respect to certain capital stock matters), board approval, required vote, investment company status inapplicability, brokers and finders and opinions of CCP’s financial advisors being true and correct in all material respects as of the date of the merger agreement and as of the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of CCP set forth in the merger agreement with respect to the tax opinion delivered by CCP’s counsel to Ventas prior to CCP entering into the merger agreement, that, subject to certain qualifications and limitations, the proposed merger would not cause CCP’s spin-off from Ventas in 2015 to fail to be tax-free under Section 368(a)(1)(D) or Section 355 (including, for the avoidance of doubt, Section 355(e) and Section 361) of the Code (without giving effect to any qualification as to material adverse effect) being true and correct in all respects, except for de minimis inaccuracies, as of the date of the merger agreement and as of the closing date;

•	the representations and warranties of CCP set forth in the merger agreement with respect to certain capital stock matters being true and correct in all respects except for de minimis inaccuracies as of the date of the merger agreement and as of the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of CCP set forth in the merger agreement with respect to the absence of a material adverse effect since December 31, 2016 being true and correct in all respects as of the date of the merger agreement and as of the closing date;

•	the representations and warranties of CCP set forth in the merger agreement with respect to all other matters being true and correct as of the date of the merger agreement and as of the closing date (except to the extent made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) has not had and would not reasonably be expected to have a material adverse effect;

•	each of CCP and CCP LP having performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the closing;

•	the receipt of an officer certificate signed by the chief executive officer or chief financial officer of CCP, certifying that the conditions set forth in the six immediately preceding bullets have been satisfied;

•	the receipt of an opinion of Fried Frank (or other nationally recognized legal counsel reasonably acceptable to Sabra), to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the receipt of an opinion from Sidley (or other nationally recognized legal counsel reasonably acceptable to Sabra and CCP), to the effect that, at all times from CCP’s taxable year ended December 31, 2015 through the closing date, CCP has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled CCP to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code.

The obligation of CCP (and CCP LP) to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Sabra and Merger Sub set forth in the merger agreement with respect to its organization (other than with respect to Sabra’s subsidiaries), standing and power, capital structure (other than representations with respect to certain capital stock matters), board approval, required vote, investment company status inapplicability, brokers and finders and opinion of Sabra’s financial advisor being true and correct in all material respects as of the date of the merger agreement and as of the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of Sabra and Merger Sub set forth in the merger agreement with respect to certain capital stock matters being true and correct except for any de minimis inaccuracies as of the date of the merger agreement and as of the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of Sabra and Merger Sub set forth in the merger agreement with respect to the absence of a material adverse effect since December 31, 2016 being true and correct in all respects as of date of the merger agreement and the closing date;

•	the representations and warranties of Sabra and Merger Sub set forth in the merger agreement with respect to all other matters being true and correct as of the date of the merger agreement and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) has not had and would not reasonably be expected to have a material adverse effect;

•	each of Sabra, Merger Sub and Sabra LP having performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the closing;

•	the receipt of an officer certificate signed by the chief executive officer or chief financial officer of Sabra, certifying that the conditions set forth in the five immediately preceding bullets have been satisfied;

•	the receipt of an opinion of Sidley (or other nationally recognized legal counsel reasonably acceptable to CCP), to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the receipt of an opinion from Fried Frank (or other nationally recognized legal counsel reasonably acceptable to Sabra and CCP), to the effect that, at all times from Sabra’s taxable year ended December 31, 2011 through the closing date, Sabra has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Sabra to continue to meet the requirements for qualification and taxation as a REIT under the Code;

•	Sabra having taken all actions necessary so that as of the effective time, the Sabra board of directors will be increased from five to eight directors and the CCP designees will be elected to the Sabra board of directors; and

•	Sabra having duly amended its charter to increase the number of authorized shares of Sabra common stock to a number at least sufficient for the issuance of Sabra common stock contemplated by the merger agreement, which amendment remains in full force and effect.

No Solicitation

In the merger agreement, each of Sabra and CCP has agreed that it will not, and will cause its subsidiaries and its and their respective directors and officers not to, and it will use its commercially reasonable efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

•	initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations relating to any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal, with the person making the acquisition proposal or such person’s affiliates or representatives;

•	provide any nonpublic information or data to any person making an acquisition proposal or any of such person’s affiliates or representatives in connection with an acquisition proposal or an inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal (which we refer to as an “alternative acquisition agreement”) except with respect to an acceptable confidentiality agreement (as defined below); or

•	agree to do any of the foregoing.

For purposes of the merger agreement, an “acquisition proposal” means (other than the transactions contemplated by the merger agreement) (a) any proposal, offer or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Sabra or CCP, as applicable, or any of its subsidiaries, respectively or (b) any acquisition by any person or group resulting in, or any proposal, offer or indication of interest that, in the case of (a) or (b), if consummated, would result in any person (or the stockholders or other equity interest holders of such person) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of Sabra or CCP (or of the surviving parent entity in such transaction), as applicable, or 20% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of subsidiaries) of Sabra and its subsidiaries, taken as a whole, or CCP and its subsidiaries, taken as a whole, as applicable, in each case other than the transactions contemplated by the merger agreement.

Notwithstanding anything in the merger agreement to the contrary, prior to CCP’s or Sabra’s receipt of its respective required stockholder approval, each of Sabra, CCP and their respective subsidiaries, affiliates and representatives will be permitted, prior to its respective stockholders’ meeting and subject to its compliance with the other terms of this exception described in this paragraph (it being acknowledged and agreed that each of Sabra and CCP and their respective directors and officers, as applicable, will not and will use commercially reasonable efforts to cause its subsidiaries, affiliates and other representatives not to, disclose any non-public information regarding Sabra and its subsidiaries or CCP and its subsidiaries, respectively, without first entering into a confidentiality agreement with provisions no less favorable to such party than those contained in the confidentiality agreement entered into between Sabra and CCP in connection with the merger (which we refer to as an “acceptable confidentiality agreement”)), to engage or participate in discussions and negotiations with, or provide nonpublic information or data to, any person making a bona fide written acquisition proposal with respect to Sabra or CCP, respectively, which did not result from a breach of the terms of certain non-solicitation obligations set forth in the merger agreement and which the Sabra board of directors or the CCP board of directors, respectively, determines in good faith that based on information then available, constitutes, or is reasonably likely to result in, a superior proposal.

For purposes of the merger agreement, a “superior proposal” means a bona fide written acquisition proposal (with references to “20% or more” in the definition of “acquisition proposal” being replaced with a reference to “more than 50%”) that the Sabra board of directors or the CCP board of directors, respectively, determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), if consummated, would result in a transaction that is more favorable from a financial perspective to the stockholders of Sabra or CCP, respectively, than the transactions contemplated by the merger agreement.

Each party is required to notify the other party within 24 hours after receipt of an acquisition proposal or any request for nonpublic information relating to a party or its subsidiaries, or if either party enters into discussions or negotiations concerning any acquisition proposal or provides nonpublic information to any person in connection with an acquisition proposal. Each party has also agreed to keep the other party reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including providing a copy of all material documentation or correspondence relating to such proposals, offers, discussions or negotiations (such as proposed agreements), and any material change in its intentions as previously notified.

Change in Recommendation Restrictions and Exceptions

In the merger agreement, each of Sabra and CCP agreed that its respective board of directors (and any committee thereof) will not, and will not publicly propose to, withhold, withdraw, qualify or modify in any manner adverse to the other party its approval, recommendation or declaration of advisability with respect to the merger agreement, the merger or the transactions contemplated thereby (which we refer to as a “change in recommendation”), except that the Sabra board of directors and the CCP board of directors each has the right to make a change in recommendation prior to the receipt of their respective required stockholder approval in the following circumstances:

•	to enter into a definition agreement to effect an acquisition proposal (in which case such party can terminate the merger agreement), if such board of directors has determined in good faith that an unsolicited bona fide written acquisition proposal that it has received from a third party, which has not been withdrawn and did not result from any violation of certain non-solicitation obligations in the merger agreement, constitutes a superior proposal; or

•	if a material change or development, which does not involve or relate to an acquisition proposal (and, in the case of Sabra, any such change or development is not Sabra’s or Sabra LP’s ability or perceived likelihood to effect or obtain the financing or debt refinancing contemplated by the merger agreement) and was neither known to nor reasonably foreseeable by the applicable board of directors as of the date of the merger agreement, has occurred or arisen on or after the date of the merger agreement, and the applicable board of directors has determined in good faith that failure to make a change in recommendation would be inconsistent with the applicable board of director’s duties under applicable law.

In the event of such a change in recommendation, Sabra or CCP, as applicable, must provide five calendar days’ notice of its intention to do so to the other party, which notice must contain certain information relating to, as applicable, the acquisition proposal, development or change in circumstances leading to the proposed change in recommendation, and must engage in good faith discussions with the other party regarding any adjustments or modifications to the terms of the merger agreement proposed by such party (it being agreed that neither the delivery of such notice nor any public announcement of such delivery will constitute a change in recommendation unless and until the applicable board of directors has failed to, within 24 hours following such five-calendar day period, publicly announce that it is recommending the merger agreement and the merger). Following such five-calendar day period and prior to making any change in recommendation, the party proposing to make a change in recommendation must again make the determinations described above, after taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party. If there is any amendment to any material term of such superior proposal (including any change in the form or amount of consideration), a new three-calendar day notice and negotiation period will be required.

Fees and Expenses

Other than as provided below with regard to the effect of termination, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the merger is completed.

Termination of the Merger Agreement

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the requisite stockholder approvals, under the following circumstances:

•	by mutual written consent of Sabra and CCP;

•	by either Sabra or CCP:

•	if any governmental entity of competent jurisdiction issues a final and non-appealable order, decree or ruling, in each case that permanently enjoins or otherwise prohibits the consummation of the merger; however, this right to terminate the merger agreement will not be available to any party whose failure to comply with any provision of the merger agreement has been the principal cause of or resulted in such order, decree or ruling or who has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such order, decree or ruling in accordance with certain provisions of the merger agreement;

•	if the merger is not consummated on or before 5:00 p.m. Eastern time, on November 7, 2017; however, this right to terminate the merger agreement will not be available to any party whose failure to comply with any provision of the merger agreement has been the principal cause of or resulted in the failure of the merger to be consummated before such date or who has failed to use its reasonable best efforts to consummate the transactions contemplated by the merger agreement;

•	if there has been a breach by the other party of any covenants or agreements or any of the representations and warranties set forth in the merger agreement, or if any representation or warranty of the other party becomes untrue, which breach or failure to be true would result in the related closing conditions set forth in the merger agreement not to be satisfied, and such breach is not cured or is not curable by the earlier of November 7, 2017, or 30 days after the giving of written notice of such breach (provided that the terminating party is not itself in breach of any of its representations, warranties, covenants and agreements under the merger agreement such that the related closing conditions would not be satisfied);

•	if the required approvals of either Sabra’s stockholders or CCP’s stockholders have not been obtained upon a vote thereon at the duly convened stockholders meeting;

•	by Sabra:

•	prior to CCP stockholder approval, upon a change in recommendation of the CCP board of directors regarding the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	prior to Sabra stockholder approval, to enter into a definitive agreement immediately following the termination of the merger agreement with respect to a superior proposal (subject to compliance with the provisions of the merger agreement regarding non-solicitation of acquisition proposals); however, the merger agreement may not be so terminated unless the termination fee discussed below has been paid in full prior to (or substantially concurrently with) such termination and the Sabra board of directors has changed its recommendation regarding approval of the merger agreement and authorized Sabra to enter into such definitive acquisition agreement in response to an acquisition proposal that did not result from any violation of certain non-solicitation obligations in the merger agreement;

•	prior to CCP stockholder approval, upon a willful and material breach by CCP of certain obligations under the merger agreement regarding non-solicitation of acquisition proposals;

•	by CCP:

•	prior to Sabra stockholder approval, upon a change in recommendation of the Sabra board of directors regarding the approval of the issuance of Sabra common stock in connection with the merger;

•	prior to CCP stockholder approval, to enter into a definitive agreement immediately following the termination of the merger agreement with respect to a superior proposal (subject to compliance with the provisions of the merger agreement regarding non-solicitation of acquisition proposals); however, the merger agreement may not be so terminated unless the termination fee discussed below has been paid in full prior to (or substantially concurrently with) such termination and the CCP board of directors has changed its recommendation regarding approval of the merger agreement and authorized CCP to enter into such definitive acquisition agreement in response to an acquisition proposal that did not result from any violation of certain non-solicitation obligations in the merger agreement; or

•	prior to Sabra stockholder approval, upon a willful and material breach by Sabra of certain obligations under the merger agreement regarding non-solicitation of acquisition proposals.

Effect of Termination

If the merger agreement is terminated, it will become null and void and there will be no liability or obligation on the part of Sabra, CCP or Merger Sub or their respective directors or representatives, except that (i) provisions of the merger agreement relating to fees and expenses, Sabra’s indemnification and expense reimbursement obligations related to the financing, certain miscellaneous provisions of the merger agreement, the provision of the merger agreement relating to the effect of termination, and the confidentiality agreement entered into between Sabra and CCP will survive such termination and no party will be relieved or released from any liabilities or damages of its breach of any such provisions or such confidentiality agreement, (ii) no party will be relieved or released from any liabilities or damages arising out of its fraud or willful breach of the merger agreement and (iii) Sabra will not be relieved or released from any liabilities or damages arising out of its breach of certain covenants of the merger agreement related to the financing whether or not any such breach was a willful breach (including those described under the first bullet point under “The Merger Agreement—Financing” on page 122).

For purposes of the merger agreement, a “willful breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be likely to cause a breach of the merger agreement.

Termination Fees and Expense Reimbursement

Sabra has agreed to pay a termination fee of $38.5 million to CCP in the following circumstances:

•	if CCP terminates the merger agreement because of a change of recommendation by the Sabra board of directors;

•	if (1) an acquisition proposal with respect to Sabra has been publicly announced and has not been publicly withdrawn at least three business days prior to the date of the Sabra stockholders’ meeting (in the case of termination due to a failure to obtain the Sabra stockholder vote) or communicated to the Sabra board of directors (in the case of termination due to a failure to consummate the merger by November 7, 2017, a willful breach by Sabra of its obligations under the merger agreement regarding non-solicitation of acquisition proposals or Sabra’s or Merger Sub’s breach of or failure to perform their respective representations, warranties, covenants or agreements under the merger agreement, subject to the cure period described above), (2) thereafter the merger agreement is terminated (a) by Sabra or CCP due to a failure (i) to consummate the merger by November 7, 2017 (if the Sabra stockholder vote has not been obtained by such date) or (ii) to obtain the Sabra stockholder vote or (b) by CCP because of (i) Sabra’s or Merger Sub’s breach or failure to perform their respective representations, warranties, covenants or agreements under the merger agreement, subject to the cure period described above or (ii) Sabra’s willful breach of its obligations under the merger agreement regarding non-solicitation of acquisition proposals and (3) within 12 months of such termination, Sabra enters into a definitive agreement with respect to or consummates a transaction in which a third party generally acquires at least 50% of Sabra’s common stock or assets; and

•	if Sabra terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal.

In the event that Sabra or CCP terminates the merger agreement due to a failure to obtain the Sabra stockholder vote, Sabra shall pay an expense reimbursement to CCP (which shall be deducted from any termination fee that subsequently becomes payable by Sabra to CCP). The amount of such expense reimbursement shall be the reasonable and documented out-of-pocket expenses incurred by CCP subject to a cap of $15 million.

The amount of any termination fee or expense reimbursement payable by Sabra shall be reduced to the extent necessary to maintain CCP’s qualification as a REIT under the Code.

CCP has agreed to pay a termination fee of $38.5 million to Sabra in the following circumstances:

•	if Sabra terminates the merger agreement because of a change of recommendation by the CCP board of directors;

•	if (1) an acquisition proposal with respect to CCP has been publicly announced and has not been publicly withdrawn at least three business days prior to the date of the CCP stockholders’ meeting (in the case of termination due to a failure to obtain the CCP stockholder vote) or communicated to the CCP board of directors (in the case of termination due to a failure to consummate the merger by November 7, 2017, a willful breach by CCP of its obligations under the merger agreement regarding non-solicitation of acquisition proposals or CCP’s breach of or failure to perform its representations, warranties, covenants or agreements under the merger agreement, subject to the cure period described above), (2) thereafter the merger agreement is terminated (a) by Sabra or CCP due to a failure (i) to consummate the merger by November 7, 2017 (if the CCP stockholder vote has not been obtained by such date) or (ii) to obtain the CCP stockholder vote or (b) by Sabra because of (i) CCP’s breach of or failure to perform its obligations under the merger agreement or (ii) CCP’s willful breach of its obligations under the merger agreement regarding non-solicitation of acquisition proposals and (3) within 12 months of such termination, CCP enters into a definitive agreement with respect to or consummates a transaction in which a third party generally acquires at least 50% of CCP’s common stock or assets; and

•	if CCP terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal.

In the event that Sabra or CCP terminates the merger agreement due to a failure to obtain the CCP stockholder vote, CCP shall pay an expense reimbursement to Sabra (which shall be deducted from any termination fee that subsequently becomes payable by CCP to Sabra). The amount of such expense reimbursement shall be the reasonable and documented out-of-pocket expenses incurred by Sabra subject to a cap of $15 million.

The amount of any termination fee or expense reimbursement payable by CCP shall be reduced to the extent necessary to maintain Sabra’s qualification as a REIT under the Code.

Directors and Officers Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger, Sabra will indemnify and hold harmless present and former directors and officers of CCP and its subsidiaries and persons who have served at the request of CCP as a director, officer, manager, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by law against any costs or expenses (including advancement of attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation (and whether asserted or claimed prior to or after the effective time of the merger) to the extent based on or arising out of the fact that such person is or was a director or officer of CCP or any of its subsidiaries or was serving at the request of CCP as a director, officer, manager, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, or is based on, arising out of or pertaining to the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger, in each case to the same extent as CCP would have been required to do so pursuant to its or its subsidiaries’ organizational documents.

For six years after the effective time of the merger, except to the extent that such agreements provide for earlier termination, Sabra is required to maintain in effect the provisions of any agreements (other than insurance contracts) of CCP and its subsidiaries with any indemnified party regarding elimination of liability, indemnification of officers, directors, agents and employees and advancement of expenses that are in existence on the date of the merger agreement, to the extent that such agreements have been made available to Sabra prior to the date of the merger agreement, and no such provision shall be amended, modified or repealed in any manner that would materially and adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger).

Prior to the effective time of the merger, in consultation with Sabra, CCP will be permitted to, and if CCP fails to do so, Sabra will, obtain and fully pay the premium for a six-year prepaid “tail” policy for the extension of coverage of CCP’s existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time of the merger, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to CCP’s existing policies, covering without limitation the transactions contemplated by the merger agreement, subject to an aggregate premium cap 300% of the last annual premium paid by CCP prior to date of the merger agreement. After the effective time of the merger, Sabra is required to maintain the “tail” policy in full force and effect. CCP is required to cooperate in good faith and consult with Sabra with respect to the procurement of the “tail” policy, including the selection of the broker and the available policy price and coverage options, and is required in good faith to consider Sabra’s recommendations with respect to such procurement. If CCP and Sabra for any reason fail to obtain such “tail” policy as of the effective time of the merger, Sabra will (i) maintain in effect for at least six years from and after the effective time of the merger the directors’ and officers’ liability coverage in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability at least as favorable as those of CCP’s existing policies as of the date of the merger agreement or (ii) purchase comparable directors’ and officers’ liability coverage for such six-year period upon such comparable terms, conditions, retentions and limits of liability, subject in each case to the aggregate premium cap of 300% of the last annual premium paid by CCP prior to the date of the merger agreement.

Amendment, Extension and Waiver of the Merger Agreement

Subject to the provisions of applicable law and certain exceptions described in this paragraph, at any time prior to the effective time of the merger, the merger agreement may be amended or modified if such amendment or modification is in writing and signed by both Sabra and CCP and may be waived if such waiver is in writing and signed by the party against whom the waiver is to be effective. However, if the required vote of either party’s stockholders has been obtained, no amendment, modification or waiver of the merger agreement may be made that requires the consent of the applicable party’s stockholders under applicable law without first obtaining such consent. No modification, waiver or termination of certain provisions of the merger agreement may be made in a manner that is adverse to the prospective lenders without the prior written consent of such lenders.

Governing Law; Submission to Jurisdiction; No Jury Trial

The merger agreement is governed by the laws of the State of Delaware (without giving effect to conflicts of law principles). Sabra and CCP each irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery in New Castle County (or, if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any other Delaware state or federal court) with regard to any legal proceeding arising out of or relating to the merger agreement or the transactions contemplated thereby. Sabra and CCP each also irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation arising out of or relating to the merger agreement, the negotiation, execution or performance of the merger agreement, any financing (or against any financing source) or the transactions contemplated by the merger agreement.

Specific Performance; Remedies

Sabra and CCP agreed in the merger agreement that irreparable damage would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached and that each party will be entitled to an injunction or injunctions to prevent breaches of the merger agreement by any other party and to specifically enforce the terms and provisions of the merger agreement. Each party to the merger agreement agreed (i) to waive any objections to the grant of specific performance to prevent or restrain breaches of the merger agreement by any other party, including any objection on the basis of an adequate remedy at law or that an award of specific performance is not an appropriate remedy and (ii) that a party seeking an injunction or specific performance will not be required to provide any bond or other security in connection with such order or injunction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of CCP common stock that exchange their shares of CCP common stock for shares of Sabra common stock in the merger. The following discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of CCP common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders subject to the alternative minimum tax provisions of the Code, holders who acquired CCP common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who actually or constructively own more than 5% of CCP’s outstanding common stock, persons that are not U.S. holders, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of CCP common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or United States expatriates).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of CCP common stock that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds CCP common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds CCP common stock and any partners in such partnership should consult their own tax advisors regarding the tax consequences of the merger given their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own tax advisor as to the specific tax consequences of the merger to you given your particular circumstances.

Sabra and CCP intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Sabra’s obligation to complete the merger that Sabra receive the written opinion of Fried Frank (or other nationally recognized legal counsel reasonably acceptable to Sabra), dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to CCP’s obligation to complete the merger that CCP receive the written opinion of Sidley (or other nationally recognized legal counsel reasonably acceptable to CCP), dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on customary assumptions as well as representations, warranties and covenants by Sabra and CCP. If any of these assumptions, representations or warranties are incorrect, incomplete or inaccurate, or if any of these covenants are violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court. Neither Sabra nor CCP has obtained a ruling from the IRS regarding the tax consequences of the merger, and there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the conclusions reflected in the opinions described above. If the IRS were to successfully challenge the qualification of the merger as a “reorganization”, the tax consequences of the merger would differ from those described in this joint proxy statement/prospectus.

Accordingly, on the basis of the opinions described above, the U.S. federal income tax consequences of the merger to U.S. holders of CCP common stock generally will be as follows:

Upon exchanging your CCP common stock for Sabra common stock in the merger, you generally will not recognize gain or loss, except with respect to any cash received in lieu of fractional shares of Sabra common stock (as discussed below). Your tax basis in the shares of Sabra common stock that you receive in the merger (including any fractional shares deemed received and exchanged for cash, as discussed below) will equal your adjusted tax basis in the shares of CCP common stock that you surrender in the merger in exchange therefor. Your holding period for the shares of Sabra common stock that you receive in the merger (including any fractional shares deemed received and exchanged for cash, as discussed below) will include your holding period for the shares of CCP common stock that you surrender in the merger in exchange therefor. If you acquired different blocks of CCP common stock at different times or at different prices, the Sabra common stock you receive will be allocated pro rata to each block of CCP common stock, and your basis in and holding period for each block of Sabra common stock you receive will be determined on a block-for-block basis depending on your basis in and holding period for the block of CCP common stock you exchange for such block of Sabra common stock.

If you receive cash in lieu of a fractional share of Sabra common stock, you will be treated as having received such fractional share of Sabra common stock pursuant to the merger and then as having sold such fractional share of Sabra common stock for cash. As a result, you generally will recognize capital gain or loss equal to the difference between the amount of cash received for such fractional share and your basis in such fractional share (determined as described above). Such capital gain or loss generally will be long-term capital gain or loss if, as of the effective time of the merger, your holding period for such fractional share (determined as described above) exceeds one year. Long-term capital gains of certain non-corporate taxpayers, including individuals, are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain U.S. holders of CCP common stock may be subject to information reporting and backup withholding with respect to any cash received in lieu of a fractional share of Sabra common stock. Backup withholding will not apply, however, to a U.S. holder of CCP common stock that furnishes a correct taxpayer identification number and certifies, on an IRS Form W-9, that it is not subject to backup withholding or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts so withheld will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.

The preceding discussion does not purport to be a complete analysis or discussion of all the potential tax consequences of the merger. Holders of CCP common stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular circumstances.

THE SABRA SPECIAL MEETING

Date, Time and Place

The Sabra special meeting will be held at Sabra’s headquarters located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612 on August 15, 2017, at 1:00 p.m. local time.

Sabra stockholders who wish to attend the Sabra special meeting may be asked to present valid photo identification. Please note that if you are a Sabra stockholder and hold your shares of Sabra common stock in “street name”, you will need to bring a copy of your voting instruction card or brokerage statement reflecting your ownership of Sabra common stock as of the Sabra record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the Sabra special meeting without the approval of Sabra.

Purpose of the Sabra Special Meeting

At the Sabra special meeting, Sabra stockholders will be asked to consider and vote upon the following matters:

•	the Sabra common stock issuance proposal; and

•	the Sabra adjournment proposal, if necessary or appropriate.

Recommendation of the Sabra Board of Directors

The Sabra board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Sabra and its stockholders and has unanimously approved and adopted the merger agreement.

The Sabra board of directors unanimously recommends that Sabra stockholders vote “FOR” the Sabra common stock issuance proposal and “FOR” the Sabra adjournment proposal.

Sabra Record Date; Common Stock Entitled to Vote

Only holders of record of shares of Sabra common stock at the close of business on the Sabra record date, will be entitled to notice of, and to vote at, the Sabra special meeting or any postponements or adjournments thereof. Holders of Sabra’s Series A Preferred Stock are not entitled to receive notice of, or to vote at, the Sabra special meeting. Holders of Sabra common stock may cast one vote for each share of Sabra common stock that they owned on the Sabra record date.

As of the Sabra record date, there were 65,423,864 shares of Sabra common stock outstanding and entitled to vote at the Sabra special meeting.

As of the Sabra record date, approximately 2.4% of the outstanding shares of Sabra common stock was beneficially owned by Sabra directors and executive officers and their affiliates. Sabra currently expects that the Sabra directors and executive officers will vote their shares “FOR” each of the proposals set forth above, although none has entered into any agreements obligating them to do so.

Quorum

The presence in person or by proxy of holders of Sabra common stock on the Sabra record date entitled to cast a majority of all the votes entitled to be cast at the Sabra special meeting on any matter shall constitute a quorum. All shares of Sabra common stock represented at the Sabra special meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum at the Sabra special meeting.

Required Vote

Approval of the Sabra common stock issuance proposal and the Sabra adjournment proposal requires the affirmative vote of a majority of all of the votes cast on such proposal (that is, the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” such proposal) by holders of Sabra common stock.

The approval of the Sabra common stock issuance proposal is a condition to the completion of the merger.

Abstentions

If you are a Sabra stockholder and fail to vote or abstain from voting, your shares will not be counted in determining the outcome of the Sabra common stock issuance proposal or the Sabra adjournment proposal and will have no effect on either proposal. Furthermore, if you fail to attend or be represented by a proxy, your shares will not be included in the calculation of the number of shares of Sabra common stock present at the Sabra special meeting for purposes of determining whether a quorum is present.

Shares Held in Street Name

If you hold your shares of common stock “street name”, you must provide the record holder of your shares with instructions on how to vote your shares of common stock. Your broker, bank or other nominee may not vote your shares without receiving instructions from you. Please follow the instructions provided by your broker, bank or other nominee. Please note that you may not vote shares of common stock held in “street name” by voting in person at the Sabra special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the Sabra special meeting.

If you are a Sabra stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares of common stock, your shares will not be voted on either of the Sabra proposals and will not be counted in determining the outcome of the Sabra common stock issuance proposal or the Sabra adjournment proposal.

Adjournments and Postponements

If a quorum is not present at the Sabra special meeting, the chairman of the meeting can adjourn the Sabra special meeting, without any action by the stockholders, as permitted by the Sabra bylaws and no business will be transacted at the Sabra special meeting. In addition, the Sabra board of directors has the right to, and at the request of CCP shall, make one or more postponements or adjournments of the Sabra special meeting if (i) there are insufficient shares of Sabra common stock present in person or represented by proxy to constitute a quorum or (ii) additional time is needed for the purpose of filing any additional disclosures that are required by law. Under the terms of the merger agreement, except as required by law the Sabra special meeting may not be postponed or adjourned by Sabra to a date that is more than thirty (30) days after the originally scheduled date without CCP’s consent.

Voting of Proxies; Deadlines for Voting

If you are a holder of record of Sabra common stock as of close of business on the Sabra record date, you may vote, or authorize a proxy to vote on your behalf, on the applicable proposals by:

•	By Telephone. Authorize a proxy to vote your shares of Sabra common stock by proxy by calling 1-800-690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on the day preceding the date of the Sabra special meeting. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•	By Internet. Vote your shares of Sabra common stock by proxy via the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on the day preceding the date of the Sabra special meeting. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•	By Mail. Vote your shares of Sabra common stock by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the internet, you do not need to return your proxy card by mail.

•	In Person. Vote your shares of Sabra common stock by attending the Sabra special meeting in person and completing a ballot that will be distributed at the Sabra special meeting. You may also authorize your proxy card in person at the Sabra special meeting to authorize a proxy to vote your shares at the Sabra special meeting.

If you hold shares of Sabra common stock in “street name”, please follow the instructions contained in the voting instruction form provided by your broker, bank or other nominee to ensure that your shares are represented at the Sabra special meeting. Please note that you may not vote shares of Sabra common stock held in “street name” by voting in person at the Sabra special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the Sabra special meeting.

When the accompanying proxy card or voting instruction form is returned properly executed, the shares of Sabra common stock represented by it will be voted at the Sabra special meeting or any postponement or adjournment thereof in accordance with the instructions contained in the proxy card or voting instruction form, as applicable. If you properly authorize a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the items listed above in the Notice of Special Meeting of Stockholders for the Sabra special meeting, your shares will be voted as recommended by the Sabra board of directors on those items.

As of the date hereof, the Sabra board of directors does not know of any business to be considered at the Sabra special meeting other than the items described in this joint proxy statement/prospectus and no other business shall be conducted except as set forth in the notice of the Sabra special meeting.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Sabra special meeting in person.

Revocability of Proxies or Voting Instructions

You have the power to change or revoke your proxy at any time before your proxy is exercised at the Sabra special meeting. If you are a stockholder of record, you can revoke your proxy in one of three ways:

•	Execute and return a later-dated proxy card before your proxy is voted at the Sabra special meeting;

•	Authorize your vote by telephone or over the internet no later than 11:59 p.m. Eastern time on the day preceding the date of the Sabra special meeting;

•	Deliver a written notice to Sabra’s Corporate Secretary at Sabra’s principal executive offices located at 18500 Von Karman Avenue, Suite 500, Irvine, California 92612, before your proxy is voted at the Sabra special meeting; or

•	Attend the Sabra special meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).

If your shares of Sabra common stock are held in “street name”, you may revoke any previous voting instructions by submitting new voting instructions to the broker, bank or other nominee holding your shares by the deadline for voting specified in the voting instruction form provided by your broker, bank or other nominee. Please note that you may not vote shares of Sabra common stock held in street name by voting in person at the Sabra special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the Sabra special meeting.

Solicitation of Proxies

The cost of proxy solicitation for the Sabra special meeting will be borne by Sabra. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Sabra, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Sabra will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Sabra has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay Innisfree M&A Incorporated a fee of $25,000, plus reasonable expenses, for these services.

SABRA PROPOSALS

SABRA PROPOSAL 1: THE SABRA COMMON STOCK ISSUANCE PROPOSAL

Sabra is asking its stockholders to approve the issuance of Sabra common stock in connection with the merger. For a detailed discussion of the terms and conditions of the merger, see “The Merger Agreement”. As discussed in the section entitled “The Merger—Sabra’s Reasons for the Merger; Recommendations of the Sabra Board of Directors”, after careful consideration, the Sabra board of directors, by a unanimous vote of all directors, determined that the merger, the issuance of shares of Sabra common stock to CCP stockholders in connection with the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Sabra and its stockholders and approved the merger agreement.

As of the Sabra record date, there were 65,423,864 shares of Sabra common stock outstanding. Based upon the number of outstanding shares of CCP common stock as of such date, we anticipate that Sabra will issue approximately 94,587,681 shares of Sabra common stock in connection with the merger, and will reserve approximately 1,742,384 shares of Sabra common stock for issuance in respect of outstanding CCP equity awards that Sabra will assume in connection with the merger. On May 7, 2017, the Sabra board of directors approved an amendment to Sabra’s charter increasing Sabra’s authorized common stock from 125 million shares to 250 million shares (which amendment will take effect upon execution by Sabra and filing with the State Department of Assessments and Taxation of Maryland no less than five (5) business days prior to the earlier to occur or the Sabra special meeting and the CCP special meeting). Upon completion of the merger, based on the number of shares of Sabra common stock and CCP common stock outstanding on the Sabra record date, legacy Sabra stockholders (in their capacities as such) will own approximately 41% of Sabra common stock and legacy CCP stockholders (in their capacities as such) will own approximately 59% of Sabra common stock following the completion of the merger, in each case without taking into account whether any legacy Sabra stockholders are also legacy CCP stockholders.

Approval of the Sabra common stock issuance proposal is a condition to the closing of the merger. If the Sabra common stock issuance proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see “The Merger Agreement—Conditions to Completion of the Merger”.

Required Vote

Approval of the Sabra common stock issuance proposal requires the affirmative vote of a majority of all of the votes cast on the Sabra common stock issuance proposal by holders of Sabra common stock.

The Sabra board of directors unanimously recommends that Sabra stockholders vote “FOR” the Sabra common stock issuance proposal.

SABRA PROPOSAL 2: THE SABRA ADJOURNMENT PROPOSAL

Sabra stockholders are being asked to approve the adjournment of the Sabra special meeting from time to time, if necessary or appropriate.

If, at the Sabra special meeting, a quorum is present and votes cast by holders of Sabra common stock in favor of the Sabra common stock issuance proposal are insufficient to approve the proposal, Sabra may move to adjourn the Sabra special meeting in order to enable the Sabra board of directors to solicit additional proxies for approval of such proposal. In that event, Sabra will ask the holders of Sabra common stock to vote only upon the Sabra adjournment proposal and not the Sabra common stock issuance proposal.

Sabra is asking its stockholders to authorize the holder of any proxy solicited by the Sabra board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Sabra special meeting to another time and place for the purpose of soliciting additional proxies, if necessary or appropriate. If the Sabra stockholders approve this proposal, Sabra could adjourn the Sabra special meeting and any adjourned session of the Sabra special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Sabra stockholders who have previously voted.

Required Vote

Approval of the Sabra adjournment proposal requires the affirmative vote of a majority of all of the votes cast on the Sabra adjournment proposal by holders of Sabra common stock.

The Sabra board of directors unanimously recommends that Sabra stockholders vote “FOR” the Sabra adjournment proposal.

THE CCP SPECIAL MEETING

Date, Time and Place

The CCP special meeting of stockholders will be held at 191 North Wacker Drive, Conference Center (10th Floor), Chicago, Illinois 60606, on August 15, 2017, at 2:00 p.m. local time.

CCP stockholders who wish to attend the CCP special meeting may be asked to present valid photo identification. Please note that if you are a CCP stockholder and hold your shares of CCP common stock in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your ownership of CCP common stock as of the CCP record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the CCP special meeting without the approval of CCP.

Purpose of the CCP Special Meeting

At the CCP special meeting, CCP stockholders will be asked to consider and vote on:

•	the CCP merger proposal;

•	the CCP compensation proposal; and

•	the CCP adjournment proposal, if necessary or appropriate.

Recommendation of the CCP Board of Directors

The CCP board of directors has unanimously (a) approved and adopted the merger agreement and the merger, the subsequent merger and the transactions contemplated by the merger agreement and declared the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth in the merger agreement, to be advisable and in the best interests of CCP and its stockholders, (b) subject to certain exceptions, directed that the merger agreement be submitted for consideration at the CCP special meeting and (c) subject to CCP’s board of directors’ right to change its recommendation pursuant to the terms of the merger agreement, recommended that CCP’s stockholders vote in favor of the adoption of the merger agreement and determined to include such recommendation in this joint proxy statement/prospectus.

The CCP board of directors unanimously recommends that CCP stockholders vote “FOR” the CCP merger proposal, “FOR” the CCP compensation proposal and “FOR” the CCP adjournment proposal.

Quorum

The holders of a majority of the issued and outstanding shares of CCP common stock entitled to vote present in person or represented by proxy constitute a quorum to transact business at the CCP special meeting. Stockholders who abstain from voting are counted for purposes of establishing a quorum. Stockholders that hold shares of CCP common stock in “street name” that provide their broker, bank or other nominee with voting instructions will have their shares counted in determining the presence of a quorum. Holders of CCP common stock in “street name” that do not provide their broker, bank or other nominee with voting instructions will not have their shares counted in determining the presence of a quorum.

Required Vote

Merger Proposal

The CCP merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CCP common stock.

Non-Binding Compensation Advisory Proposal

The approval of the CCP compensation proposal requires the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the CCP special meeting. The vote is advisory only and, therefore, is not binding on CCP, and, if the CCP merger proposal is approved by CCP stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to CCP’s named executive officers, in accordance with the terms and conditions applicable to such compensation, even if this proposal is not approved.

Adjournment Proposal

The approval of the CCP adjournment proposal requires the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the CCP special meeting. In addition, if a quorum is not present at the CCP special meeting, the chairman of the meeting or a majority of the stockholders entitled to vote at the CCP special meeting, present in person or represented by proxy, may adjourn the meeting to another place, date or time (subject to certain restrictions in the merger agreement, including that other than as a result of adjournments required by applicable law, the CCP special meeting may not be held, without Sabra’s consent, on a date that is more than thirty (30) days after the date on which the special meeting was originally scheduled).

Abstentions

The CCP merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CCP common stock. If you are a CCP stockholder and fail to vote or abstain from voting, it will have the same effect as a vote “AGAINST” the CCP merger proposal.

The approval of the CCP compensation proposal requires the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the CCP special meeting. Consequently, abstentions will have the same effect as a vote “AGAINST” the CCP compensation proposal.

The CCP adjournment proposal requires the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the CCP special meeting. Consequently, abstentions will have the same effect as a vote “AGAINST” the CCP adjournment proposal.

Broker Non-Votes

Under the NYSE rules, all of the proposals in this joint proxy statement/prospectus are non-routine matters, so there can be no broker non-votes at the CCP special meeting. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at a meeting, but the broker, bank or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares of CCP common stock are held in “street name”, your broker, bank or other nominee will not be able to vote your shares of CCP common stock on any of the proposals, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your broker, bank or other nominee on how to vote. Because the CCP merger proposal requires the affirmative vote of a majority of the outstanding shares of CCP common stock, the failure to provide your broker, bank or other nominee with voting instructions will have the same effect as a vote “AGAINST” the CCP merger proposal. Because the approval of each of (1) the CCP compensation proposal and (2) the CCP adjournment proposal requires the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy, and because your broker, bank or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your broker, bank or other nominee with voting instructions will have no effect on approval of either proposal.

CCP Record Date; Common Stock Entitled to Vote

Only holders of record of CCP common stock at the close of business on the CCP record date will be entitled to vote at the CCP special meeting. As of the CCP record date, 84,070,493 shares of CCP common stock were outstanding and approximately 0.8% of the outstanding shares of CCP common stock was held by CCP directors and executive officers and their affiliates. Each share of CCP common stock entitles the owner to one (1) vote on each matter properly brought before the CCP special meeting.

A list of all stockholders entitled to vote at the CCP special meeting will be available for inspection by any stockholder for any purpose reasonably related to the meeting at the CCP special meeting and during ordinary business hours for the ten days preceding the meeting at CCP’s principal executive offices located at 191 North Wacker Drive, Suite 1200, Chicago, Illinois 60606.

Adjournments and Postponements

If a quorum is not present at the CCP special meeting, the CCP special meeting may be adjourned by the chairman of the meeting or a majority of the stockholders entitled to vote at the CCP special meeting, present in person or represented by proxy, without notice other than announcement at the meeting, until a quorum shall be presented or represented. In addition, the CCP board of directors has the right to, and at the request of Sabra shall, make one or more postponements or adjournments of the CCP special meeting if (i) there are insufficient shares of CCP common stock present in person or represented by proxy to constitute a quorum or (ii) additional time is needed for the purpose of filing any additional disclosures that are required by law. Under the terms of the merger agreement, except as required by law the CCP special meeting may not be postponed or adjourned by CCP to a date that is more than thirty (30) days after the originally scheduled date without Sabra’s consent.

Voting of Proxies; Deadline for Voting

You may vote your shares of CCP common stock in one of several ways, depending on how you own your shares of CCP common stock.

Stockholders of Record

If you own shares of CCP common stock registered in your name (which we refer to as a “CCP stockholder of record”) you may vote your shares in one of the following ways:

•	By Telephone. Vote your shares of CCP common stock by proxy by calling 1-800-690-6903, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on the day preceding the date of the CCP special meeting. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•	By Internet. Vote your shares of CCP common stock by proxy via the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m. Eastern time on the day preceding the date of the CCP special meeting. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

•	By Mail. Vote your shares of CCP common stock by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the internet, you do not need to return your proxy card by mail.

•	In Person. Vote your shares of CCP common stock by attending the CCP special meeting in person and depositing your proxy card at the registration desk (if you have requested paper copies of CCP’s proxy materials by mail) or completing a ballot that will be distributed at the CCP special meeting.

Beneficial Owners

If you own shares of CCP common stock registered in street name, follow the instructions provided by your broker, bank or other nominee to instruct it how to vote your shares. If you want to vote your shares of CCP common stock in person at the CCP special meeting, contact your broker, bank or other nominee to obtain a legal proxy or broker’s proxy card that you should bring to the CCP special meeting to demonstrate your authority to vote.

Votes by Proxy

All shares of CCP common stock that have been properly voted by proxy and not revoked will be voted at the CCP special meeting in accordance with the instructions contained in the proxy. Shares of CCP common stock represented by proxy cards that are signed and returned, but do not contain any voting instructions, will be voted consistent with the recommendations of the CCP board of directors.

Revocability of Proxies or Voting Instructions

If you are a CCP stockholder of record, you can revoke your prior vote by proxy if you:

•	Execute and return a later-dated proxy card before your proxy is voted at the CCP special meeting;

•	Authorize your vote telephone or over the internet no later than 11:59 p.m. Eastern time on the day preceding the date of the CCP special meeting;

•	Deliver a written notice to CCP’s Corporate Secretary at CCP’s principal executive offices located at 191 North Wacker Drive, Suite 1200, Chicago, Illinois 60606, before your proxy is voted at the CCP special meeting; or

•	Attend the CCP special meeting and vote in person (attendance by itself will not revoke your prior vote by proxy).

If you hold shares of CCP common stock in street name, follow the instructions provided by your broker, bank or other nominee to revoke your vote by proxy.

Solicitation of Proxies

CCP will bear the cost of soliciting proxies by or on behalf of CCP’s board of directors. In addition to solicitation through the mail, proxies may be solicited in person or by telephone or electronic communication by CCP’s directors, officers and employees, none of whom will receive additional compensation for these services. CCP will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of CCP common stock. CCP has retained MacKenzie Partners, Inc. to assist in its solicitation of proxies and has agreed to pay MacKenzie Partners, Inc. a fee of $25,000, plus reasonable out-of-pocket expenses, for such services.

CCP PROPOSALS

CCP PROPOSAL 1: THE CCP MERGER PROPOSAL

CCP is asking its stockholders to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. For a detailed discussion of the terms of the merger agreement, see “The Merger Agreement”. As discussed in the section entitled “The Merger—CCP’s Reasons for the Merger; Recommendations of the CCP Board of Directors”, after consideration, the CCP board of directors, by a unanimous vote of all directors, approved and adopted the merger agreement and the merger, the subsequent merger and the transactions contemplated thereby and declared the merger agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth in the merger agreement, to be advisable and in the best interests of CCP and its stockholders.

Approval of the CCP merger proposal is a condition to the closing of the merger. If the CCP merger proposal is not approved, the merger will not occur. For a detailed discussion of the conditions of the merger, see “The Merger Agreement—Conditions to Completion of the Merger”.

Required Vote

Approval of the CCP merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CCP common stock. An abstention or failure to vote on this proposal will have the same effect as a vote “AGAINST” the proposal.

The CCP board of directors unanimously recommends that CCP stockholders vote “FOR” the CCP merger proposal.

CCP PROPOSAL 2: THE CCP COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, CCP is required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to CCP’s named executive officers in connection with the completion of the merger as discussed in the section entitled “The Merger—Interests of CCP Directors and Executive Officers in the Merger”, beginning on page 102, including the table entitled “Golden Parachute Compensation” and accompanying footnotes. Accordingly, CCP stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon CCP or the board of directors of CCP, and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with certain of CCP’s named executive officers, such compensation will be payable in accordance with the terms and conditions applicable to such compensation, regardless of the outcome of this advisory vote, if the merger and the other transactions contemplated by the merger agreement are approved by the CCP stockholders and the merger is completed. However, CCP seeks your support and believes that your support is appropriate because CCP has a comprehensive executive compensation program designed to link the compensation of its executives with CCP’s performance and the interests of CCP’s stockholders. Accordingly, CCP asks that you vote on the following resolution:

“RESOLVED, that the stockholders of Care Capital Properties, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Care Capital Properties, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of CCP Directors and Executive Officers in the Merger”, beginning on page 102 (which disclosure includes the “Golden Parachute Compensation” table required pursuant to Item 402(t) of Regulation S-K).”

Required Vote

The approval of the CCP compensation proposal requires the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the CCP special meeting. An abstention will have the same effect as a vote “AGAINST” the proposal. The vote is advisory only and, therefore, not binding on CCP or Sabra or any of their respective subsidiaries, and, if the merger and the other transactions contemplated by the merger agreement are approved by CCP’s stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers, in accordance with the terms and conditions applicable to such compensation, even if this proposal is not approved.

If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of CCP common stock will be voted in accordance with the recommendation of the CCP board of directors.

The CCP board of directors unanimously recommends that CCP stockholders vote “FOR” the CCP compensation proposal.

CCP PROPOSAL 3: THE CCP ADJOURNMENT PROPOSAL

CCP stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement if there are insufficient votes at the time of the CCP special meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Required Vote

The approval of the CCP adjournment proposal requires the affirmative vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy at the CCP special meeting. An abstention will have the same effect as a vote “AGAINST” the proposal. If a quorum is not present or represented, the chairman of the meeting or a majority of the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting.

The CCP board of directors unanimously recommends that CCP stockholders vote “FOR” the CCP adjournment proposal.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Shares of Sabra common stock are listed for trading on NASDAQ under the symbol “SBRA”. Shares of CCP common stock are listed for trading on the NYSE under the symbol “CCP”. The following tables set forth the high and low sales prices of Sabra common stock and CCP common stock as reported by the NASDAQ Global Select Market and the NYSE, and the quarterly cash dividends declared per share, for the calendar quarters indicated.

Sabra

	High	Low	Dividend Declared
2013
First Quarter	$29.14	$22.08	$0.34
Second Quarter	$32.40	$23.81	$0.34
Third Quarter	$28.54	$21.55	$0.34
Fourth Quarter	$27.77	$22.50	$0.34
2014
First Quarter	$29.33	$25.25	$0.36
Second Quarter	$31.17	$27.63	$0.38
Third Quarter	$29.50	$24.01	$0.38
Fourth Quarter	$31.34	$24.25	$0.39
2015
First Quarter	$34.44	$30.35	$0.39
Second Quarter	$33.94	$25.14	$0.39
Third Quarter	$27.66	$22.23	$0.41
Fourth Quarter	$24.06	$18.16	$0.41
2016
First Quarter	$21.71	$14.92	$0.41
Second Quarter	$23.55	$18.80	$0.42
Third Quarter	$26.40	$20.25	$0.42
Fourth Quarter	$25.17	$19.30	$0.42
2017
First Quarter	$28.01	$24.37	$0.42
Second Quarter	$29.10	$22.44	$0.43
Third Quarter (through July 6, 2017)	$24.53	$23.08	—

CCP

	High	Low	Dividend Declared
2015
Third Quarter (from August 18, 2015)	$35.61	$30.14	$0.57
Fourth Quarter	$34.32	$29.01	$0.57
2016
First Quarter	$31.75	$23.65	$0.57
Second Quarter	$28.07	$24.43	$0.57
Third Quarter	$31.56	$25.91	$0.57
Fourth Quarter	$28.45	$22.70	$0.57
2017
First Quarter	$26.95	$24.00	$0.57
Second Quarter	$29.49	$24.86	$0.57
Third Quarter (through July 6, 2017)	$27.16	$25.60	—

The following table presents trading information for Sabra and CCP common stock on May 5, 2017, the last trading day before public announcement of the merger agreement following the closing of trading on that day, and July 6, 2017, the latest practicable trading day before the date of this joint proxy statement/prospectus. The table includes CCP equivalent per share information calculated by multiplying the per share price of each share of Sabra common stock by 1.123, the exchange ratio, and rounded up or down to the nearest cent.

	Sabra Common Stock			CCP Common Stock			CCP Common Stock (price implied by exchange ratio)
Date	High	Low	Close	High	Low	Close	High	Low	Close
May 5, 2017	$26.76	$26.52	$26.68	$26.80	$26.26	$26.79	$30.05	$29.78	$29.96
July 6, 2017	$23.57	$23.08	$23.18	$26.19	$25.60	$25.70	$26.47	$25.92	$26.03

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 7, 2017, Sabra, Sabra LP, Merger Sub, CCP and CCP LP entered into the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth in the merger agreement, CCP will be merged with and into Merger Sub, a wholly-owned subsidiary of Sabra, with Merger Sub continuing as the surviving corporation in the merger, following which Merger Sub will be merged with and into Sabra, with Sabra continuing as the surviving entity in the subsequent merger, and, simultaneous with the subsequent merger, CCP LP will be merged with and into Sabra LP, with Sabra LP continuing as the surviving entity in the partnership merger.

In April, 2017, CCP completed the CCP behavioral hospital acquisition. These properties were acquired for approximately $382.0 million, including related acquisition expenses of $3.4 million. In addition, the tenant was required to make a $10.7 million security deposit and prepay rent in the amount of $2.8 million. CCP funded the CCP behavioral hospital acquisition with borrowing under its revolving credit facility of $304.1 million and $64.4 million of funds previously held in restricted cash. In July 2016, CCP LP issued and sold $500.0 million aggregate principal amount of 5.125% Senior Notes due 2026 (which we refer to as the “Notes due 2026”). The proceeds of the Notes due 2026 were used to repay $500.0 million of existing variable rate debt with an average rate of 1.95% (we refer to the issuance and sale of the Notes due 2026 and this subsequent repayment of debt as the “CCP debt refinancing”).

The following unaudited pro forma condensed combined financial statements as of March 31, 2017, for the year ended December 31, 2016 and for the three months ended March 31, 2017, have been prepared (i) as if the merger and the CCP behavioral hospital acquisition occurred on March 31, 2017 for purposes of the unaudited pro forma condensed combined balance sheet and (ii) as if the merger, the CCP behavioral hospital acquisition and the CCP debt refinancing occurred on January 1, 2016 for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and three months ended March 31, 2017. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual financial position and operating results would have been had the merger, the CCP behavioral hospital acquisition and the CCP debt refinancing occurred on March 31, 2017 or January 1, 2016, respectively, nor do they purport to represent Sabra’s future financial position or operating results.

The fair value of assets acquired and liabilities assumed as a result of the merger and the CCP behavioral hospital acquisition and related adjustments incorporated into the unaudited pro forma condensed combined financial statements are based on preliminary estimates and information currently available. The amount of the equity to be issued in connection with the merger and the assignment of fair value to assets and liabilities of CCP has not been finalized and are subject to change. The amount of the equity to be issued in connection with the merger will be based on the number of CCP shares outstanding immediately prior to the effective time of the merger, converted pursuant to the exchange ratio, and the fair value of the assets and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of CCP that exist at the effective time of the merger.

Actual amounts recorded in connection with the merger and the CCP behavioral hospital acquisition may change based on any increases or decreases in the fair value of the assets acquired and liabilities assumed upon the completion of the final valuation, and may result in variances to the amounts presented in the unaudited pro forma condensed combined balance sheet and/or unaudited pro forma condensed combined statements of operations. Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes. These adjustments are based on available information and assumptions that management of Sabra considered to be reasonable. The unaudited pro forma condensed combined financial statements do not purport to: (1) represent Sabra’s actual financial position had the merger and the CCP behavioral hospital acquisition occurred on March 31, 2017; (2) represent the results of Sabra’s operations that would have actually occurred had the merger, the CCP behavioral hospital acquisition and the CCP debt refinancing occurred on January 1, 2016; or (3) project Sabra’s financial position or results of operations as of any future date or for any future period, as applicable.

During the period from January 1, 2016 to the date hereof, Sabra and CCP acquired and disposed of various real estate operating properties. Other than the CCP behavioral hospital acquisition, none of the assets acquired or disposed by the respective companies during this period exceeded the significance level that requires the presentation of pro forma financial information pursuant to Article 11 of Regulation S-X promulgated by the SEC. As such, the following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and three months ended March 31, 2017 do not include pro forma adjustments to present the impact of these insignificant acquisitions and dispositions as if they occurred on January 1, 2016. In addition, the pro forma financial statements include the balances and operations associated with properties that are expected to be sold prior to the effective time of the merger.

Sabra Health Care REIT, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

(In thousands)

	As of March 31, 2017
	Sabra Historical	CCP Historical	CCP Behavioral Hospital Acquisition	Notes	Pro Forma Adjustments	Notes	Pro Forma Combined
	A	A	B		B
Assets
Real estate investments, net	$1,993,592	$2,417,049	$374,041	C	$993,661	C	$5,778,343
Loans receivable and other investments, net	96,489	61,522	—		(1,001)	C	157,010
Cash and cash equivalents	12,814	17,891	—		—		30,705
Restricted cash	9,151	64,396	(64,396)	B	—		9,151
Assets held for sale, net	2,073	38,582	—		86,423	C	127,078
Lease intangible assets, net	23,860	46,901	7,960	C	253,269	C	331,990
Prepaid expenses, deferred financing costs and other assets, net	102,147	66,173	—		(14,685)	C	153,635
Goodwill	—	123,884	—		(123,884)	D	—

Total Assets	$2,240,126	$2,836,398	$317,605		$1,193,783		$6,587,912

Liabilities
Secured debt, net	$159,905	$133,522	$—		$1,478	E	$294,905
Revolving credit facility	17,000	86,000	304,138	B	(77,156)	E	329,982
Unsecured term loans, net	336,592	668,118	—		181,980	E	1,186,690
Senior unsecured notes, net	688,879	593,898	—		6,102	E	1,288,879
Accounts payable and accrued liabilities	33,397	68,630	13,467	B	—		115,494
Lease intangible liabilities, net	—	99,027	—		103,681	C	202,708
Deferred income taxes	—	1,766	—		—		1,766

Total Liabilities	1,235,773	1,650,961	317,605		216,085		3,420,424

Equity
Preferred stock	58	—	—		—		58
Common stock	654	841	—		105	F	1,600
Additional paid-in-capital	1,208,907	1,274,079	—		977,327	F	3,460,313
Cumulative distributions in excess of net income	(203,641)	(102,752)	—		9,802	G	(296,591)
Accumulated other comprehensive (loss) income	(1,628)	12,471	—		(12,471)	H	(1,628)
Treasury stock	—	(488)	—		488	I	—

Total stockholders’ equity	1,004,350	1,184,151	—		975,251		3,163,752
Noncontrolling interests	3	1,286	—		2,447	B	3,736

Total Equity	1,004,353	1,185,437	—		977,698		3,167,488

Total Liabilities and Equity	$2,240,126	$2,836,398	$317,605		$1,193,783		$6,587,912

See accompanying notes

Note 1. Basis of Pro Forma Presentation

For purposes of the unaudited pro forma condensed combined financial statements, (which we sometimes refer to as the “unaudited pro forma financial statements”), Sabra has estimated a total preliminary purchase price for the merger of approximately $2.3 billion, which consists of Sabra common stock issued in exchange for shares of CCP common stock and shares underlying share-based awards to be assumed by Sabra. The total preliminary purchase price was calculated based on the closing price of Sabra’s common stock on June 29, 2017, which was $23.81. At the effective time of the merger, each share of CCP common stock issued and outstanding immediately prior to the effective time of the merger (other than any shares owned directly by Sabra, CCP or Merger Sub or any of their respective subsidiaries and in each case not held on behalf of third parties) will be converted into the right to receive 1.123 newly issued shares of Sabra common stock, totaling a maximum aggregate number of Sabra shares of common stock of approximately 94.6 million based on the number of shares of CCP common stock and share based awards outstanding as of June 29, 2017 determined as follows:

CCP common stock outstanding as of June 29, 2017	84,070,493
CCP share based awards exchanged	165,391

Total CCP shares to convert to Sabra common stock	84,235,884
Exchange ratio	1.123

Sabra common stock issued	94,596,897

The unaudited pro forma financial statements have been prepared based on the acquisition method of accounting under GAAP, with Sabra as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of CCP based on their respective fair values, as further described below.

The pro forma adjustments represent Sabra management’s estimates based on information available as of the date of this joint proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the unaudited pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the merger that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the merger are not included in the unaudited pro forma statements of operation.

Completion of the merger is subject to, among other things, approval of the CCP merger proposal by CCP stockholders and approval of the Sabra common stock issuance proposal by Sabra stockholders. As of the date of this joint proxy statement/prospectus, the merger is expected to be completed in the third quarter of 2017.

Note 2. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

A. Historical financial information of Sabra and CCP is derived from their respective Quarterly Reports filed on Form 10-Q for the three months ended March 31, 2017 and Annual Reports on Form 10-K for the year ended December 31, 2016. To the extent identified, certain reclassifications have been reflected in the unaudited pro forma adjustments to conform CCP’s financial statement presentation to that of Sabra. However, the unaudited pro forma condensed combined financial statements may not reflect all adjustments necessary to conform the accounting policies of CCP to those of Sabra due to limitations on the availability of information as of the date of this joint proxy statement/prospectus. In addition, Sabra has reclassified $23.9 million of lease assets intangibles from its historical prepaid expenses, deferred financing costs and other assets, net to lease asset intangibles, net on the unaudited pro forma condensed combined balance sheet.

B. Preliminary Estimated Purchase Price

The total preliminary estimated purchase price of approximately $2.3 billion was determined based on the number of shares of CCP common stock outstanding as of June 29, 2017 and shares underlying CCP share based awards expected to be converted into shares of Sabra common stock following assumption by Sabra. For purposes of the unaudited pro forma condensed combined financial statements, such shares of CCP common stock and shares underlying share-based awards expected to be converted into Sabra common stock following assumption by Sabra are assumed to be outstanding as of March 31, 2017. Further, no effect has been given to any other shares of common stock or share-based awards that may be issued or granted subsequent to the date of this joint proxy statement/prospectus and before the closing date of the merger. In all cases, Sabra’s closing stock price is a determining factor in arriving at final consideration for the merger. The stock price assumed for the total preliminary purchase price is the closing price of Sabra’s common stock on June 29, 2017 ($23.81 per share), the most recent date practicable in the preparation of this joint proxy statement/prospectus.

In April 2017, CCP completed the CCP behavioral hospital acquisition. These properties were acquired for approximately $382.0 million, including related acquisition expenses of $3.4 million. In addition, the tenant was required to make a $10.7 million security deposit and prepay rent in the amount of $2.8 million. CCP funded the CCP behavioral hospital acquisition by borrowing $304.1 million under CCP’s credit facility and using $64.4 million of funds held in restricted cash.

The total preliminary estimated purchase price described above has been allocated to CCP’s tangible and intangible assets acquired and liabilities assumed for purposes of these unaudited pro forma condensed combined financial statements, based on their estimated relative fair values. The final allocation will be based upon valuations and other analysis for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation will be determined after the merger is consummated and after a complete and thorough analysis within one year after the closing date. As a result, the final acquisition accounting adjustments, including those resulting from conforming CCP’s accounting policies to those of Sabra’s, could differ materially from the pro forma adjustments presented herein. The estimated purchase price of CCP, inclusive of the CCP behavioral hospital acquisition (as calculated in the manner described above), is allocated to the assets and liabilities to be assumed on the following preliminary basis (in thousands):

Real estate investments	$3,784,751
Loans receiveables and other investments	60,521
Lease intangibles assets	308,130
Assets held for sale	125,005
Cash and cash equivalents	17,891
Prepaid expenses, and other assets	51,488
Secured debt	(135,000)
Revolving credit facility	(220,032)
Unsecured term loans	(850,098)
Senior unsecured notes	(600,000)
Accounts payable and accrued liabilities	(82,097)
Lease intangible liabilities	(202,708)
Deferred income taxes	(1,766)
Noncontrolling interest	(3,733)

Total consideration to be given	$2,252,352

The purchase price will be computed using the closing price of Sabra common stock on the closing date; therefore, the actual purchase price will fluctuate with the market price of Sabra common stock until the merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. The following table presents the changes to the value of stock consideration and the total preliminary purchase price based on a 25% increase and decrease in the per share price of Sabra common stock (in thousands, except the price of Sabra common stock and Sabra shares to be issued):

	Price of Sabra Common Stock	Sabra Shares to be Issued	Calculated Value of Equity Consideration
			(in thousands)
As of June 29, 2017	$23.81	94,596,897	$2,252,352
Decrease of 25%	$17.86	94,596,897	$1,689,264
Increase of 25%	$29.76	94,596,897	$2,815,440

C. Represents Sabra’s preliminary purchase price allocation based on estimated fair value of real estate assets acquired, leases assumed, loans receivable acquired and other assets acquired as follows (in thousands):

	Estimated Fair Market Value	CCP Historical	CCP Behavioral Hospital Acquisition	Pro Forma Adjustment
Land	$300,429	$262,601	$30,552	$7,276
Building and improvements	3,484,322	2,154,448	343,489	986,385

Real estate investments, net	3,784,751	2,417,049	374,041	993,661
Loans receivable and other investments, net	60,521	61,522	—	(1,001)
Assets held for sale, net	125,005	38,582	—	86,423
Lease intangible assets, net	308,130	46,901	7,960	253,269
Prepaid expenses, deferred financing costs and other assets, net	51,488	66,173	—	(14,685)
Lease intangible liabilities, net	202,708	99,027	—	103,681

D. CCP had approximately $123.9 million of goodwill in its historical balance sheet from prior business combinations, which has been eliminated.

The allocation of the purchase price has been performed on a preliminary basis and will not be finalized until subsequent to the closing of the merger. Based on management’s preliminary estimate of fair value of the identifiable assets and liabilities, no goodwill or bargain purchase option is recorded as a result of this transaction. As more information is available and the purchase price allocation is finalized, this may change. Changes in the purchase price due to changes in Sabra’s stock price, as discussed further in footnote B, may result in goodwill or bargain purchase option.

E. The consummation of the merger would result in an event of default under certain outstanding indebtedness of CCP (the aggregate principal amount was approximately $1.3 billion on a pro forma basis as of March 31, 2017, consisting of $868.1 million of CCP’s current credit facility and $435.0 million of other CCP borrowings (the “CCP callable debt”)) and under Sabra’s outstanding indebtedness under its existing credit facility (the aggregate principal amount was approximately $455.5 million on a pro forma basis as of March 31, 2017 and consists of borrowings under the Sabra credit facility), in each case if the terms of such indebtedness are not amended to permit the merger or if such indebtedness is not repaid prior to or at the effective time of the merger. If Sabra is not able to amend certain indebtedness of Sabra or CCP, it will be required to refinance or repay some or all of such indebtedness upon consummation of the merger. Though Sabra may, subject to certain terms and conditions, borrow up to $550 million of senior unsecured bridge loans (the “UBS bridge loan”) pursuant to a commitment letter, dated as of May 7, 2017, with UBS Bank, this amount may not be enough to fully refinance the indebtedness of Sabra and CCP that, absent an amendment or refinancing, would come due upon the consummation of the merger. As such, Sabra is currently in the process of refinancing both Sabra’s and CCP’s existing credit facilities into one combined credit facility. The proposed credit facility would include a $1.0 billion revolving credit facility capacity, $900.0 million US term loan and CAD $125.0 million Canadian term loan. The proposed credit facility would be sufficient to repay the combined existing credit facilities of $1.3 billion and the CCP callable debt. Sabra believes the refinancing of the credit facilities for both Sabra and CCP as well as the assumption of the CCP callable debt are likely to occur. Sabra does not expect to utilize the UBS bridge loan to repay all or part of the Sabra credit facility, the CCP credit facility or the CCP callable debt.

The adjustments reflecting the fees and debt associated with the refinancing as if it had occurred as of March 31, 2017 are as follows:

	CCP Historical Deferred Financing Costs	Deferred Financing Costs	Debt	Pro forma Adjustment
Secured debt, net	$1,478	$—	$—	$1,478	(a)
Revolving credit facility	—	—	(77,156)	(77,156	)(b)
Unsecured term loans, net	5,882	(4,902)	181,000	181,980	(a),(c)
Senior unsecured notes, net	6,102	—	—	6,102	(a)

(a) Debt issuance costs were included within secured debt, net, unsecured term loans, net and senior unsecured notes, net within CCP’s historical balance sheet. Since the liabilities assumed in the merger are presented at fair value, the historical unamortized debt issuance costs have been eliminated.

(b) The revolving credit facility includes additional borrowings of $93.0 million for Sabra and CCP non-recurring transaction costs directly attributable to the merger and $10.9 million for estimated fees as part of the proposed credit facility. In addition, approximately $181.0 million of the amounts outstanding on the revolving credit facility are anticipated to be repaid by the proposed increase in the term loan capacity.

(c) Amount includes an increase of $181.0 million on the US term loan, offset by $4.9 million in estimated fees as part of the proposed term loans associated with the proposed credit facility.

F. Represents the estimated par value of Sabra’s common stock to be issued (94.6 million at $0.01 per share) and additional paid-in capital based on the estimated number of shares of Sabra common stock to be issued.

Outstanding shares of CCP common stock—historical basis (in thousands)	84,070
CCP equity-based awards converted into CCP common stock (in thousands)	165

Outstanding shares of CCP common stock (in thousands)	84,235
Exchange Ratio	1.123

Shares of Sabra common stock to be issued—pro forma basis (in thousands)	94,597
Sabra par value per share	$0.01

Par value of Sabra common stock to be issued—pro forma basis	946
Par value of CCP common stock—historical basis	(841)

Pro forma adjustment to common stock	$105

Shares of Sabra common stock to be issued—pro forma basis (in thousands)	94,597
Additional paid-in capital $23.81 per share (less $0.01 par value per share)	$23.80

Additional paid-in capital Sabra stock to be issued—pro forma basis	$2,251,406
CCP additional paid-in capital—historical basis	(1,274,079)

Pro forma adjustments to additional paid-in capital	$977,327

These amounts will be adjusted at the effective time of the merger to reflect the number of CCP shares then issued and outstanding and the then per share market value of Sabra common stock.

G. Represents the elimination of CCP’s accumulated deficit of approximately $102.8 million as of March 31, 2017 and an adjustment of approximately $93.0 million to increase distributions in excess of cumulative net income for non-recurring transaction costs directly attributable to the merger that have not yet been expensed in the historical statements of operations or accrued in the historical balance sheets.

H. Represents the elimination of accumulated other comprehensive income included in CCP’s historical balance sheet.

I. Represents the elimination of treasury stock in CCP’s historical balance sheet.

Sabra Health Care REIT, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except share and per share amounts)

	Three Months Ended March 31, 2017
	Sabra Historical	CCP Historical	CCP Behavioral Hospital Acquisition	Notes	Pro Forma Adjustments	Notes	Pro Forma Combined
	A	A	B
Revenues:
Rental income	$57,224	$79,336	$8,193	AA	$(3,778)	AA	$140,975
Interest and other income	1,945	3,495	—		—		5,440
Resident fees and services	3,481	—	—		—		3,481

Total revenues	62,650	82,831	8,193		(3,778)		149,896

Expenses:
Depreciation and amortization	19,137	24,896	2,655	BB	725	BB	47,413
Interest	15,788	15,185	1,736	CC	1,375	DD	34,084
Operating expenses	2,420	—	—		—		2,420
General and administrative	6,873	10,078	—		—		16,951
Provision for doubtful accounts and loan losses	1,770	—	—		—		1,770

Total expenses	45,988	50,159	4,391		2,100		102,638

Other income:
Other income	2,129	—	—		—		2,129
Net gain on sale of real estate	—	32,245	—		—		32,245

Total other income	2,129	32,245	—		—		34,374

Net Income	18,791	64,917	3,802		(5,878)		81,632
Net loss (income) attributable to noncontrolling interests	32	(8)	—		—		24

Net income attributable to shareholders	18,823	64,909	3,802		(5,878)		81,656
Preferred stock dividends	(2,561)	—	—		—		(2,561)

Net income attributable to common stockholders	$16,262	$64,909	$3,802		$(5,878)		$79,095

Net income attributable to common stockholders, per:
Basic common share	$0.25	$0.77					$0.49

Diluted common share	$0.25	$0.77					$0.49

Weighted average number of common shares outstanding, basic	65,354,649	83,670,291			10,926,606	EE	159,951,546

Weighted average number of common shares outstanding, diluted	65,920,486	83,799,497			10,798,266	EE	160,518,249

See accompanying notes

Sabra Health Care REIT, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except share and per share amounts)

	Year Ended December 31, 2016
	Sabra Historical	CCP Historical	CCP Behavioral Hospital Acquisition	Notes	Pro Forma Adjustments	Notes	CCP Debt Refinancing	Notes	Pro Forma Combined
	A	A	B
Revenues:
Rental income	$225,275	$332,762	$32,772	AA	$(15,625)	AA	$—		$575,184
Interest and other income	27,463	15,142	—		—		—		42,605
Resident fees and services	7,788	—	—		—		—		7,788

Total revenues	260,526	347,904	32,772		(15,625)		—		625,577

Expenses:
Depreciation and amortization	68,472	107,561	10,622	BB	(5,078)	BB	—		181,577
Interest	64,873	50,168	6,943	CC	1,253	DD	8,599	FF	131,836
Operating expenses	5,703	—	—		—		—		5,703
General and administrative	19,918	39,478	—		—		—		59,396
Provision for doubtful accounts and loan losses	5,543	134	—		—		—		5,677
Impairment of real estate	29,811	21,660	—		—		—		51,471

Total expenses	194,320	219,001	17,565		(3,825)		8,599		435,660

Other income (expense):
Loss on extinguishment of debt	(556)	(5,461)	—		—		—		(6,017)
Other income (expense)	10,677	(3,570)	—		—		—		7,107
Net (loss) gain on sale of real estate	(6,122)	2,894	—		—		—		(3,228)

Total other income (expense)	3,999	(6,137)	—		—		—		(2,138)

Net Income	70,205	122,766	15,207		(11,800)		(8,599)		187,779
Net loss (income) attributable to noncontrolling interests	71	(22)	—		—		—		49

Net income attributable to shareholders	70,276	122,744	15,207		(11,800)		(8,599)		187,828
Preferred stock dividends	(10,242)	—	—		—		—		(10,242)

Net income attributable to common stockholders	$60,034	$122,744	$15,207		$(11,800)		$(8,599)		$177,586

See accompanying notes

Net income attributable to common stockholders, per:
Basic common share	$0.92	$1.46			$1.11

Diluted common share	$0.92	$1.46			$1.11

Weighted average number of common shares outstanding, basic	65,284,251	83,591,511	11,005,386	EE	159,881,148

Weighted average number of common shares outstanding, diluted	65,520,672	83,689,193	10,908,570	EE	160,118,435

Note 3 Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

AA. Represents the amortization of above and below market leases assumed. The above and below-market rents are amortized or accreted to revenue over the remaining terms of the respective leases, which generally range from one to 14 years. The following table summarizes the components of the revenue adjustments for the periods presented (in thousands):

	Year Ended December 31, 2016	Three Months Ended March 31, 2017
Pro forma amortization of above and below market rent intangibles	$(7,812)	$(2,057)
Elimination of CCP amortization of above and below market rent intangibles	(7,813)	(1,721)

	$(15,625)	$(3,778)

In addition, rental income includes a $32.8 million adjustment to reflect the straight-line rental income impact of the CCP behavioral hospital acquisition as if the acquisition occurred on January 1, 2016. Concurrent with the CCP behavioral hospital acquisition, CCP entered into a 10-year triple-net lease with affiliates of the seller with an initial contractual annual base rent of $30.3 million.

BB. Represents an adjustment to reflect depreciation and amortization expense on CCP’s existing facilities assuming the merger occurred on January 1, 2016 based on the estimated fair value of the assets acquired. For purposes of the unaudited pro forma statements of operations, the useful life for the real estate acquired as part of the CCP merger and the CCP behavioral hospital acquisition for buildings and improvements ranges from 15 to 40 years; lease intangible assets ranges from eight to 20 years. The pro forma depreciation and amortization adjustment includes conforming CCP’s current depreciation accounting policy to Sabra’s accounting policy. The following table summarizes the components of the adjustments for the periods presented (dollars in thousands):

	Year Ended December 31, 2016	Three Months Ended March 31, 2017
Adjustment to reflect the impact of CCP’s existing facilities	$102,483	$25,621
Less: CCPs historical depreciation and amortization	(107,561)	(24,896)

	$(5,078)	$725

In addition, depreciation and amortization includes a $10.6 million adjustment to reflect the impact of the CCP behavioral hospital acquisition as if the acquisition occurred on January 1, 2016.

CC. Represents the additional interest expense that would have been incurred on the $304.1 million borrowed on the revolving credit facility for the CCP behavioral hospital acquisition as if the transactions occurred on January 1, 2016. For purposes of the pro forma adjustments, CCP’s unsecured line of credit bears interest at the London Interbank Offered Rate (which we refer to as “LIBOR”) plus a spread of 1.3%. The current underlying variable rate (one-month LIBOR), as used in these pro forma adjustments, was 0.9828%. An increase (decrease) of 0.125% in LIBOR would increase (decrease) annual pro forma interest expense by $0.4 million.

DD. Reflects changes in interest expense and amortization of deferred financing expenses for the credit facilities expected to be refinanced and debt expected to be assumed in connection with the merger:

	Year Ended December 31, 2016	Three Months Ended March 31, 2017
Interest expense on refinanced credit facilities(a)	$39,096	$9,774
Amortization of debt issuance costs(b)	4,296	1,074
Less: interest expense on refinance debt	(35,866)	(7,903)
Less: historical amortization of deferred financing costs on refinanced debt	(6,273)	(1,570)

Total pro forma adjustment	$1,253	$1,375

(a) Interest expense is based on LIBOR plus a margin of 1.90% on the amounts outstanding on the revolving credit facility, LIBOR plus a margin of 1.80% on the US term loan and the Canadian Dollar Offered Rate (which we refer to as “CDOR”) plus a margin of 1.80% on the CAD term loan. The current underlying variable rate as used in these pro forma adjustments, was 0.9828% for LIBOR and 0.896% was used for CDOR. In addition, the revolving credit facility includes a 0.30% unused fee. An increase (decrease) of 0.125% in LIBOR would increase (decrease) annual pro forma interest expense by $1.5 million and an increase (decrease) of 0.125% in CDOR would increase (decrease) annual pro forma interest expense by $0.1 million.

(b) Total debt issuance costs capitalized and useful life:

	Debt issuance costs	Useful life
Revolving credit facility	$5,992	4 years
Term loans	4,902	5 years

As discussed in footnote E, Sabra believes the refinancing of the credit facilities for both Sabra and CCP as well as the assumption of the CCP callable debt to be likely to occur. In the event Sabra is unable to complete the assumption of the CCP callable debt, Sabra may borrow up to $550.0 million under the UBS bridge loan. The UBS bridge loan bears interest at LIBOR plus the spread currently applicable from Sabra’s existing credit facility, with an increase in the spread of 25 basis points on the 90th day following the closing date and by an additional 25 basis points on each 90th day thereafter while the unsecured bridge loan remains outstanding. In addition, the UBS bridge loan includes a duration fee of 0.50%, 0.75% and 1.00% on the amounts outstanding payable at 90 days, 180 days and 270 days after closing, respectively. Sabra does not intend to utilize the UBS bridge loan.

EE. The unaudited pro forma adjustments to shares outstanding used in the calculation of basic and diluted earnings per share are based on the combined basic and diluted weighted average shares, after giving effect to the Sabra common stock issued to effect the merger and shares underlying CCP share based awards expected to be converted into shares of Sabra common stock following assumption by Sabra, as follows:

	Year Ended December 31, 2016	Three Months Ended March 31, 2017
Shares of common stock issued to CCP stockholders—pro forma basis	94,596,897	94,596,897
Shares of common stock issued to CCP stockholders—historical	(83,591,511)	(83,670,291)

Additional weighted-average shares of common stock—basic	11,005,386	10,926,606

Shares of common stock issued to CCP stockholders—pro forma basis	94,596,897	94,596,897
Additional shares to be issued for unvested stock options	866	866
Shares of common stock issued to CCP stockholders—historical	(83,689,193)	(83,799,497)

Additional weighted-average shares of common stock—diluted	10,908,570	10,798,266

FF. In July 2016, CCP LP issued the Notes due 2026. The proceeds of the Notes due 2026 were used to repay $500.0 million of existing variable rate debt with an average rate of 1.95%. The adjustment assumes the issuance of the Notes due 2016 and the repayment of the variable rate debt occurred on January 1, 2016.

DESCRIPTION OF SABRA CAPITAL STOCK

The following summary of the terms of Sabra capital stock is not complete and is qualified by reference to Sabra’s charter, consisting of Articles of Amendment and Restatement and Articles Supplementary, as may be amended or supplemented from time to time (which we refer to collectively as the “Sabra charter”) and Sabra’s Amended and Restated Bylaws (which we refer to as the “Sabra bylaws”). You should read these documents for complete information on Sabra capital stock. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to the Sabra charter and the Sabra bylaws, copies of which are incorporated by reference as exhibits to this joint proxy statement/prospectus. See “Where You Can Find More Information”.

Shares Authorized

The Sabra charter provides that Sabra may issue up to 125,000,000 shares of its common stock and 10,000,000 shares of preferred stock, $0.01 par value per share (which we refer to as “Sabra preferred stock”). Under the terms of the merger agreement, Sabra has agreed to, no later than five business days prior to the earlier to occur of the Sabra special meeting or the CCP special meeting, amend the Sabra charter to increase the number of authorized shares of Sabra common stock to at least a number sufficient to effect the issuance of Sabra common stock in the merger. On May 7, 2017, the Sabra board of directors approved an amendment to Sabra’s charter increasing the Sabra’s authorized common stock from 125,000,000 shares to 250,000,000 shares. The charter amendment will not be effective until it is executed by Sabra and filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland.

If the Sabra common stock issuance proposal is not approved, Sabra intends to amend its charter to decrease the authorized shares of Sabra common stock from 250,000,000 shares to 125,000,000 shares.

Shares Outstanding

As of the Sabra record date, there were:

•	65,423,864 outstanding shares of Sabra common stock; and

•	5,750,000 outstanding shares of Sabra preferred stock, consisting of 5,750,000 shares of Sabra Series A Preferred Stock.

All outstanding shares of Sabra common stock and Sabra Series A Preferred Stock are fully paid and non-assessable.

Upon completion of the merger, based on the number of CCP shares of common stock outstanding as of the CCP record date, it is expected that there will be:

•	approximately 160,011,545 outstanding shares of Sabra common stock; and

•	5,750,000 outstanding shares of Sabra Series A Preferred Stock.

Sabra Common Stock

Subject to the preferential rights of any other class or series of stock and the provisions of the Sabra charter that restrict transfer and ownership of Sabra common stock, the holders of shares of Sabra common stock generally are entitled to receive dividends on such stock out of assets legally available for distribution to the stockholders when, as and if authorized by the Sabra board of directors and declared by Sabra. The holders of shares of Sabra common stock are also entitled to share ratably in Sabra’s net assets legally available for distribution to the stockholders in the event of Sabra’s liquidation, dissolution or winding up, after payment of or adequate provision for all of Sabra’s known debts and liabilities and subject to the preferential rights of any other class or series of stock.

Subject to the rights of any other class or series of Sabra stock and the provisions of the Sabra charter that restrict transfer and ownership of Sabra common stock, each outstanding share of Sabra common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of common stock possess the exclusive voting power.

Holders of shares of Sabra common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of Sabra’s securities. Subject to the provisions of the Sabra charter that restrict transfer and ownership of Sabra stock, all shares of common stock have equal dividend, liquidation and other rights.

Sabra Preferred Stock

Under the Sabra charter, Sabra’s board of directors may from time to time establish and cause Sabra to issue one or more classes or series of preferred stock from time to time. Prior to the issuance of shares of each class or series, the board of directors is required by the MGCL and the Sabra charter to adopt resolutions and file articles supplementary with the State Department of Assessments and Taxation of Maryland. The articles supplementary fix for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption, including, but not limited to, the following:

•	the title and stated value of the preferred stock;

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of Sabra preferred stock will, when issued, be fully paid and nonassessable and, unless otherwise stated, will not have any preemptive or similar rights. The Sabra board of directors could authorize the issuance of shares of Sabra preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

Sabra Series A Preferred Stock

General. The Sabra board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to this joint proxy statement/prospectus, creating the Sabra Series A Preferred Stock as a series of the Sabra preferred stock, designated as the 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share. The Sabra Series A Preferred Stock is validly issued, fully paid and nonassessable.

Ranking. The Sabra Series A Preferred Stock ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of Sabra’s affairs:

•	senior to all classes or series of Sabra common stock, and to any other class or series of Sabra’s capital stock expressly designated as ranking junior to the Sabra Series A Preferred Stock;

•	on parity with any other class or series of Sabra’s capital stock expressly designated as ranking on parity with the Sabra Series A Preferred Stock; and

•	junior to any other class or series of Sabra’s capital stock expressly designated as ranking senior to the Sabra Series A Preferred Stock.

Dividend Rate and Payment Date. Holders of Sabra Series A Preferred Stock shall be entitled to receive cumulative cash dividends on the Sabra Series A Preferred Stock from and including the date of original issue, payable quarterly in arrears on or about the last day of February, May, August and November of each year or, if such day is not a business day, on the next succeeding business day, at the rate of 7.125% per annum of the $25.00 liquidation preference per share of the Sabra Series A Preferred Stock (equivalent to the fixed annual amount of $1.78125 per share). Dividends on the Sabra Series A Preferred Stock will accrue whether or not Sabra has earnings, whether or not there are funds legally available for the payment of those dividends, whether or not such dividends are authorized or declared and whether or not certain restrictions related to indebtedness exist.

Liquidation Preference. If Sabra liquidates, dissolves or winds up, holders of the Sabra Series A Preferred Stock will have the right to receive $25.00 per share of Sabra Series A Preferred Stock, plus an amount per share equal to any accrued and unpaid dividends (whether or not authorized or declared) up to, but not including, the date of payment. The rights of holders of Sabra Series A Preferred Stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of Sabra’s stock ranking on parity with the Sabra Series A Preferred Stock as to liquidation.

Optional Redemption. Sabra may not redeem the Sabra Series A Preferred Stock prior to March 21, 2018, except in limited circumstances to preserve Sabra’s status as a REIT and pursuant to the special optional redemption right described below. On and after March 21, 2018, the Sabra Series A Preferred Stock will be redeemable at Sabra’s option, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not authorized or declared) up to, but not including, the redemption date, without interest. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), Sabra may, at its option, redeem the Sabra Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), Sabra has provided or provides notice of redemption with respect to the Sabra Series A Preferred Stock (whether pursuant to Sabra’s optional redemption right or Sabra’s special optional redemption right), the holders of Sabra Series A Preferred Stock will not have the conversion right described below.

A “Change of Control” is when the following have occurred and are continuing:

•	any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, holds or acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition, transaction or series of purchases, mergers or other acquisitions, transactions of voting stock of Sabra entitling that person to exercise more than 50% of the total voting power of all voting stock of Sabra (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither Sabra nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NASDAQ Stock Market, the NYSE or NYSE Amex Equities, or listed or quoted on an exchange or quotation system that is a successor to the NASDAQ Stock Market, the NYSE or NYSE Amex Equities.

Conversion Rights. Upon the occurrence of a Change of Control, each holder of Sabra Series A Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date (as defined below), Sabra has provided or provides notice of Sabra’s election to redeem the shares of Sabra Series A Preferred Stock, to convert some or all of the shares of Sabra Series A Preferred Stock held by such holder on the date the Sabra Series A Preferred Stock is to be converted (which we refer to as the “Change of Control Conversion Date”) into a number of shares of Sabra common stock per share of Sabra Series A Preferred Stock to be converted, equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	1.7864, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Sabra Series A Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of Sabra common stock is solely cash, the amount of cash consideration per share of Sabra common stock or (ii) if the consideration to be received in the Change of Control by holders of Sabra common stock is other than solely cash (x) the average of the closing sale prices per share of Sabra common stock on the principal U.S. securities exchange on which Sabra common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid prices and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Sabra common stock is then traded or (y) the average of the last quoted bid prices for Sabra common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Sabra common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, Sabra has provided or provides a redemption notice, whether pursuant to Sabra’s special optional redemption right in connection with a Change of Control or Sabra’s optional redemption right, holders of Sabra Series A Preferred Stock will not have any right to convert the Sabra Series A Preferred Stock into shares of Sabra common stock in connection with the Change of Control and any shares of Sabra Series A Preferred Stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the Sabra Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption. The Sabra Series A Preferred Stock has no maturity date and Sabra is not required to redeem the Sabra Series A Preferred Stock at any time. Accordingly, the Sabra Series A Preferred Stock will remain outstanding indefinitely, unless Sabra decides, at its option, to exercise its redemption right or, under circumstances where the holders of the Sabra Series A Preferred Stock have a conversion right, such holders convert the Sabra Series A Preferred Stock into Sabra common stock. The Sabra Series A Preferred Stock is not subject to any sinking fund.

Voting Rights. Holders of Sabra Series A Preferred Stock generally have no voting rights. However, if dividends on the Sabra Series A Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Sabra Series A Preferred Stock, voting together as a single class with the holders of any other classes or series of parity stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote at a special meeting of stockholders called by at least 20% of such holders or at the next annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the Sabra board of directors until all accrued dividends on the Sabra Series A Preferred Stock for all past dividend periods have been paid in full or declared and set apart for payment in full. In addition, Sabra may not make certain material and adverse changes to the terms of the Sabra Series A Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Sabra Series A Preferred Stock voting together as a single class with holders of each other class or series of preferred stock ranking on parity with Sabra Series A Preferred Stock that are entitled to similar voting rights.

Power to Increase, Decrease and Reclassify Unissued Shares

The Sabra board of directors has the power, without stockholder approval, to amend the Sabra charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, to authorize Sabra to issue additional authorized but unissued shares of Sabra common stock or Sabra preferred stock and to classify and reclassify any unissued shares of Sabra common stock or Sabra preferred stock into other classes or series of stock, including one or more classes or series of Sabra common stock or Sabra preferred stock that have priority with respect to voting rights, dividends or upon liquidation over shares of Sabra common stock. Prior to the issuance of shares of each new class or series, the Sabra board of directors will be required by the MGCL and the Sabra charter to set, subject to the provisions of the Sabra charter regarding restrictions on transfer and ownership of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series of stock.

Restrictions on Transfer and Ownership of Stock

In order for Sabra to qualify as a REIT under the Code, the Sabra stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of Sabra’s stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). In addition, rent from related-party tenants (generally, a tenant of a REIT that is 10% or more owned, actually or constructively, by the REIT, or that is a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code.

The Sabra charter contains restrictions on the transfer and ownership of Sabra’s stock. The relevant sections of the Sabra charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% in value or number of shares, whichever is more restrictive, of Sabra’s outstanding common stock or more than 9.9% in value of Sabra’s outstanding stock. In addition, classes of shares other than common stock may be subject to ownership limitations set forth in the articles supplementary relating to such shares. These limits are collectively referred to as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.9% of Sabra’s outstanding common stock or less than 9.9% of Sabra’s outstanding stock, or the acquisition of an interest in an entity that owns, actually or constructively, Sabra stock, could, nevertheless, cause the acquiror, or another individual or entity, to own constructively shares of Sabra’s outstanding stock in excess of the ownership limits.

The Sabra board of directors may, upon receipt of certain representations, covenants and undertakings and in its sole and absolute discretion, prospectively or retroactively, exempt a person from the ownership limits or establish a different limit on ownership, or an excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limits would not result in Sabra being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. As a condition of granting a waiver of the ownership limits or creating an excepted holder limit, the Sabra board of directors may, but is not required to, require an IRS ruling or opinion of counsel satisfactory to the Sabra board of directors (in its sole discretion) as it may deem necessary or advisable to determine or ensure Sabra’s status as a REIT. The Sabra board of directors may only reduce any excepted holder limit with the written consent of such excepted holder at any time or pursuant to the terms and conditions of the agreements entered into with the stockholder in connection with the establishment of the excepted holder limit.

The Sabra board of directors may also, from time to time, increase or decrease the ownership limits unless, after giving effect to the increased or decreased ownership limits, five or fewer persons could beneficially own, in the aggregate, more than 49.9% in number or value of Sabra’s outstanding stock or Sabra would otherwise fail to qualify as a REIT. Decreased ownership limits do not apply to any person or entity whose ownership of stock is in excess of the decreased ownership limits until the person or entity’s ownership of stock equals or falls below the decreased ownership limits, but any further acquisition of stock would be in violation of the decreased ownership limits.

The Sabra charter also prohibits:

•	any person from beneficially or constructively owning shares of Sabra stock to the extent such beneficial or constructive ownership would result in Sabra being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause Sabra to fail to qualify as a REIT;

•	any person from transferring shares of Sabra stock if the transfer would result in shares of Sabra’s stock being beneficially owned by fewer than 100 persons;

•	any person from beneficially or constructively owning shares of Sabra’s stock to the extent such beneficial or constructive ownership would result in Sabra constructively owning 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code; and

•	any person from constructively owning shares of Sabra’s stock to the extent such constructive ownership would cause any “eligible independent contractor” that operates a “qualified health care property” on behalf of a “taxable REIT subsidiary” of Sabra (as such terms are defined in Sections 856(d)(9)(A), 856(e)(6)(D)(i) and 856(l) of the Code, respectively) to fail to qualify as such.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of Sabra stock that will or may violate the ownership limits, or any of the other restrictions on transfer and ownership of stock, and any person who is the intended transferee of shares of stock that are transferred to the charitable trust described below, will be required to give Sabra immediate written notice and, in the case of a proposed transaction, at least 15 days’ prior written notice and to provide Sabra with such other information as it may request in order to determine the effect of the transfer on Sabra’s status as a REIT. The provisions of the Sabra charter regarding restrictions on transfer and ownership of stock do not apply if the Sabra board of directors determines that it is no longer in Sabra’s best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for Sabra to qualify as a REIT.

Any attempted transfer of Sabra stock which, if effective, would result in Sabra stock being beneficially owned by fewer than 100 persons will be null and void and the intended transferee shall acquire no rights in such shares of stock. Any attempted transfer of Sabra stock which, if effective, would violate any of the other restrictions described above will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. Sabra will appoint the trustee of the trust, who will be unaffiliated with Sabra and any proposed transferee of the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Shares of Sabra’s stock held in the trust will be issued and outstanding shares. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restrictions on transfer and ownership of stock, then the transfer of the shares will be null and void.

The proposed transferee shall have no rights in the shares held by the trust. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends and other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution paid prior to Sabra’s discovery that shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion, to rescind as void any vote cast by a proposed transferee prior to Sabra’s discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if Sabra has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If the Sabra board of directors or a committee thereof or other designee if permitted by the MGCL determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on transfer and ownership of stock set forth in the Sabra charter or that a person intends to acquire or has attempted to acquire beneficial or constructive ownership in violation of Sabra’s ownership limits, then the Sabra board of directors or such committee or other designee if permitted by the MGCL shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing Sabra to redeem shares of stock, refusing to give effect to the transfer on Sabra’s books or instituting proceedings to enjoin the transfer; provided, however, that any transfer or attempted transfer or other event in violation of the above restrictions shall automatically result in the transfer to the trust described above, and, where applicable, such transfer or other event shall be null and void as provided above irrespective of any action or non-action by the Sabra board of directors or any committee or designee thereof.

Shares of stock transferred to the trustee will be deemed offered for sale to Sabra, or its designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a devise or gift, the market price of such stock at the time of such devise or gift) and (ii) the market price of such stock on the date Sabra, or its designee, accepts such offer. Sabra will have the right to accept such offer until the trustee has sold the shares held in the charitable trust. Upon a sale to Sabra, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will be required to distribute the net proceeds of the sale to the proposed transferee and any distributions held by the trustee with respect to such shares to the charitable beneficiary. Sabra may reduce the amount payable to the proposed transferee by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Sabra may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

If Sabra does not buy the shares, the trustee will be required, within 20 days of receiving notice from Sabra of a transfer of shares to the trust, to sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits, or the other restrictions on transfer and ownership of stock. Upon such sale, the interest of the charitable beneficiary in the shares of stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary. After selling the shares, the trustee will be required to distribute to the proposed transferee an amount equal to the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held by the trust (e.g., in the case of a gift, devise or other such transaction), the market price of such stock on the day of the event causing the shares to be held by the trust and (ii) the price per share received by the trustee (net of any commissions and other expenses) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sales proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If the proposed transferee sells such shares prior to the discovery that such shares have been transferred to the trustee, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for such shares that exceeds the amount that such proposed transferee would have received if such shares had been sold by the trustee, such excess shall be paid to the trustee upon demand.

Any certificates representing shares of Sabra stock will bear a legend referring to the restrictions on transfer and ownership described above.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of Sabra stock, in number or in value, within 30 days after the end of each taxable year, will be required to give Sabra written notice stating the person’s name and address, the number of shares of each class and series of stock that the person beneficially owns, a description of the manner in which the shares are held and any additional information that Sabra requests in order to determine the effect, if any, of the person’s beneficial ownership on Sabra’s status as a REIT and to ensure compliance with the ownership limits. In addition, any beneficial owner or constructive owner of shares of Sabra stock and any person or entity (including the stockholder of record) who holds shares of Sabra’s stock for a beneficial owner or constructive owner will be required to, on request, disclose to Sabra in writing such information as Sabra may request in order to determine the effect, if any, of the stockholder’s actual and constructive ownership of stock on Sabra’s status as a REIT and to comply with the requirements of any governmental or taxing authority.

The restrictions on transfer and ownership described above could have the effect of delaying, deferring or preventing a change of control in which holders of shares of Sabra stock might receive a premium for their shares over the then-prevailing price.

Certain Provisions of Maryland Law and of the Sabra Charter and the Sabra Bylaws

In addition to the ownership limits, certain provisions of the Sabra charter and Sabra bylaws may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of shares of Sabra common stock might receive a premium for their shares over the then prevailing market price of those shares of which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions, as well as selected provisions of the MGCL.

Sabra Board of Directors. The Sabra charter and the Sabra bylaws provide that the number of directors of Sabra may be established by the Sabra board of directors, but may not be fewer than the minimum number required by the MGCL nor more than nine. Currently, Sabra has five directors. Sabra has elected to be subject to certain provisions of the MGCL, as a result of which the Sabra board of directors has the exclusive power to fill vacancies on the board of directors.

Each of the Sabra directors is elected by Sabra’s stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Under the Sabra charter, there is no cumulative voting in the election of Sabra’s board of directors. The Sabra bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of shares affirmatively voted “against” that nominee in order for that nominee to be elected. If a nominee who is an incumbent director does not receive a majority of the votes cast in an uncontested election, the nominating and governance committee of the Sabra board of directors shall consider the facts and circumstances relating to the election and the resignation, and recommend to the Sabra board of directors, within sixty (60) days following certification of the election results, whether such resignation should be accepted or rejected or whether other action should be taken. The Sabra board of directors shall act on the resignation within ninety (90) days following certification of the election results, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation. The committee in making its recommendation and the Sabra board of directors in making its decision each may consider any factors and other information that they consider appropriate and relevant. In a contested election, the directors shall be elected by the vote of a plurality of the votes cast.

Removal of Directors. The Sabra charter provides that, subject to the rights of holders of any class or series of stock separately entitled to elect or remove one or more directors, a director may be removed with or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Amendments to the Sabra Charter and the Sabra Bylaws and Approval of Extraordinary Actions. Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, convert, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange, dissolve or engage in similar transactions outside the ordinary course of business unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. The Sabra charter provides that the affirmative vote of at least a majority of the votes entitled to be cast on the matter will be required to approve all charter amendments or extraordinary actions. Also, Maryland law permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if 90% or more of the equity interests of the person or persons are owned, directly or indirectly, by the corporation.

The Sabra board of directors has the power to alter, amend or repeal, in whole or in part, the Sabra bylaws and to adopt new bylaws. In addition, Sabra’s stockholders have the power to, without the approval of the Sabra board of directors, alter, amend or repeal, in whole or in part, the Sabra bylaws and to adopt new bylaws, by the affirmative vote of a majority of the votes entitled to be cast on the matter by Sabra stockholders entitled to vote generally in the election of directors.

Business Combinations. Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, a board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single class.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. The Sabra board of directors has not opted out of the business combination provisions of the MGCL, and consequently, the five-year prohibition and the supermajority vote requirements will apply to business combinations between Sabra and any interested stockholder. In connection with Sabra’s separation from its then-parent company, Sun Healthcare Group, Inc., on November 15, 2010, the Sabra board of directors exempted all holders of common stock who beneficially owned, directly or indirectly, 10% or more of Sabra common stock immediately following such separation unless and until such holders acquire any additional shares of common stock. The five-year moratorium and supermajority vote requirements will not apply to business combinations between Sabra and any such exempted holder unless such holder acquires any additional shares of common stock.

Sabra is subject to the business combination provisions described above. However, the Sabra board of directors may elect to opt out of the business combination provisions at any time.

Control Share Acquisitions. Maryland law provides that issued and outstanding control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction or waiver of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the special meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Sabra bylaws contain a provision that will exempt from the control share acquisition statute any and all acquisitions by any person of shares of Sabra stock. This provision may be amended or eliminated at any time in the future.

Subtitle 8. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified, and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Pursuant to the Sabra charter, Sabra has elected to be subject to the provision of Subtitle 8 that requires that vacancies on the board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Sabra bylaws unrelated to Subtitle 8, Sabra already (1) vests in the board of directors the exclusive power to fix the number of directors and (2) requires, unless called by Sabra’s chairman, chief executive officer, president or the board of directors, the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders if certain procedural requirements are met.

Special Meetings of the Stockholders. Each of Sabra’s chairman of the board, chief executive officer, president and board of directors has the power to call a special meeting of the stockholders. A special meeting of the stockholders to act on any matter that may properly be brought before a meeting of stockholders will also be called by Sabra’s secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by the Sabra bylaws. The secretary will be required to inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including Sabra’s proxy materials), and the requesting stockholder will be required to pay such estimated cost to the secretary prior to the preparation and mailing of any notice for such special meeting.

Advance Notice of Director Nomination and New Business. The Sabra charter and the Sabra bylaws provide that, at any annual meeting of stockholders, nominations of individuals for election to the board of directors and proposals of business to be considered by stockholders may be made only (i) pursuant to Sabra’s notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of directors or on such other proposed business and who has complied with the advance notice procedures of the Sabra bylaws. The stockholder generally must provide notice to the secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of Sabra’s proxy statement for the solicitation of proxies for election of directors at the preceding year’s annual meeting.

Only the business specified in Sabra’s notice of meeting may be brought before any special meeting of stockholders. The Sabra bylaws provide that nominations of individuals for election to the Sabra board of directors at a special meeting of stockholders may be made only (i) by or at the direction of the Sabra board of directors or (ii) provided that the special meeting has been called for the purpose of electing directors, by any stockholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in the Sabra bylaws. Such stockholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice, containing the information required by the Sabra bylaws, is delivered to the secretary at Sabra’s principal executive office not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m. Eastern time, on the later of (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special meeting and any of the nominees proposed by the board of directors to be elected at such meeting.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford the Sabra board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by the Sabra board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting stockholder meetings.

Exclusive Forum. The Sabra bylaws provide that, unless Sabra consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Sabra, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of Sabra to Sabra or to the stockholders of Sabra, (c) any action asserting a claim against Sabra or any director or officer of other employee of Sabra arising pursuant to any provision of the MGCL or the Sabra charter or Sabra bylaws or (d) any action asserting a claim against Sabra or any director or officer or other employee of Sabra that is governed by the internal affairs doctrine.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Sabra Charter and the Sabra Bylaws. The restrictions on transfer and ownership of Sabra’s stock will prohibit any person from acquiring more than 9.9% (in value or number of shares, whichever is more restrictive) of outstanding common stock or more than 9.9% in value of outstanding stock without prior approval of the Sabra board of directors. The business combination statute may discourage others from trying to acquire more than 10% of Sabra’s stock without the advance approval of Sabra’s board of directors, and may substantially delay or increase the difficulty of consummating any transaction with or change in control of Sabra. Because Sabra’s board of directors can approve exceptions to the transfer and ownership limits and exempt transactions from the business combination statute, the transfer and ownership limits and the business combination statute will not interfere with a merger or other business combination approved by the Sabra board of directors. The power of the Sabra board of directors to classify and reclassify unissued common stock or preferred stock, and authorize Sabra to issue classified or reclassified shares, also could have the effect of delaying, deferring or preventing a change in control or other transaction.

These provisions, along with other provisions of the MGCL and the Sabra charter and the Sabra bylaws discussed above, including provisions relating to the removal of directors and the filling of vacancies, the supermajority vote that will be required to amend certain provisions of the Sabra charter, the advance notice provisions and the procedures that stockholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control that might involve a premium price for shares of Sabra common stock or otherwise be in the best interest of Sabra’s stockholders, and could increase the difficulty of consummating any offer.

Transfer Agent and Registrar

The transfer agent and registrar for the Sabra common stock and Sabra Series A Preferred Stock is American Stock Transfer & Trust Company, LLC.

Listing

Shares of the Sabra common stock are listed on the NASDAQ Global Select Market under the symbol “SBRA”. Shares of the Sabra Series A Preferred Stock are listed on the NASDAQ Global Select Market under the symbol “SBRAP”.

COMPARISON OF RIGHTS OF SABRA STOCKHOLDERS AND CCP STOCKHOLDERS

If the merger is consummated, common stockholders of CCP will become common stockholders of Sabra. The rights of CCP stockholders are currently governed by the DGCL, the Amended and Restated Certificate of Incorporation of CCP (as amended, the “CCP certificate of incorporation”) and the Amended and Restated Bylaws of CCP (as amended, the “CCP bylaws”). Upon consummation of the merger, the rights of legacy CCP stockholders who receive shares of Sabra common stock will be governed by the MGCL, the Sabra charter and the Sabra bylaws.

The following is a summary of the material differences between the rights of CCP stockholders and Sabra stockholders, but does not purport to be a complete description of those differences or a complete description of the terms of the Sabra common stock that will be issued in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the DGCL, (ii) the MGCL, (iii) the Sabra charter, (iv) the CCP certificate of incorporation, (v) the Sabra bylaws and (vi) the CCP bylaws.

This section does not include a complete description of all differences between the rights of Sabra stockholders and CCP stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland and Delaware law, as well as the governing corporate instruments of each of Sabra and CCP, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information”.

	Rights of Sabra Stockholders	Rights of CCP Stockholders
Corporate Governance

Sabra is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of Sabra stockholders are governed by the MGCL, the Sabra charter and the Sabra bylaws.

CCP is a Delaware corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of CCP stockholders are governed by the DGCL, the CCP certificate of incorporation and the CCP bylaws.

Authorized Capital Stock or Shares of Beneficial Interest

Sabra is currently authorized to issue an aggregate of 135 million shares of capital stock, consisting of (1) 125 million shares of common stock, par value $0.01 per share and (2) 10 million shares of preferred stock, par value $0.01 per share, of which 5.75 million shares have been classified as 7.125% Series A Cumulative Redeemable Preferred Stock.

No less than five business days prior to the effective time of the merger, it is expected that Sabra will amend the Sabra charter such that Sabra will then be authorized under the Sabra charter to issue an aggregate of 260 million shares of capital stock, consisting of (1) 250 million shares of common stock, par value $0.01 per share and (2) 10 million shares of preferred stock, par value $0.01 per share.

CCP is currently authorized to issue an aggregate of 310 million shares of capital stock, consisting of (1) 300 million shares of common stock, par value $0.01 per share and (2) 10 million shares of preferred stock, par value $0.01 per share.

The CCP certificate of incorporation does not provide for the right of the CCP board of directors to increase the authorized stock without stockholder action.

As of the CCP record date, there were issued and outstanding 84,070,493 shares of CCP common stock and no shares of CCP preferred stock.

The Sabra charter provides that the board of directors, with the approval of a majority of the entire board of directors and without any action by the stockholders of Sabra, may amend the Sabra charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock or any class or series that Sabra has authority to issue.

As of the Sabra record date, there were issued and outstanding 65,423,864 shares of Sabra common stock and 5,750,000 shares of Sabra Series A Preferred Stock.

Preferred Stock. The Sabra board of directors may classify any unissued shares of Sabra preferred stock and reclassify any previously classified but unissued shares of Sabra preferred stock into one or more classes or series. Prior to the issuance of shares of each class or series of Sabra preferred stock, the Sabra board of directors is required by the MGCL and the Sabra charter to adopt resolutions classifying such shares and to file articles supplementary with the State Department of Assessments and Taxation of Maryland. The articles supplementary fix for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and the terms and conditions of redemption of such class or series.

Preferred Stock. The CCP board of directors is authorized, without stockholder approval, to issue shares of CCP preferred stock from time to time in one or more series. The CCP board of directors has the discretion, subject to limitations prescribed by the DGCL and by the CCP certificate of incorporation, to determine the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limits and restrictions, if any, including voting rights, dividend rights, redemption rights, sinking fund or redemption or purchase account privileges, conversion rights, liquidation rights, and priority benefits of each series of preferred stock.

Voting Rights

Subject to the rights of any other class or series of Sabra stock and the provisions of the Sabra charter that restrict transfer and ownership of Sabra stock, each outstanding share of Sabra common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of common stock possess the exclusive voting power.

A majority of the votes cast at any meeting at which a quorum is present is sufficient to approve the matter, unless more than a

Each holder of CCP common stock is entitled to one vote for each share on all matters on which stockholders are generally entitled to vote.

If a quorum exists, the vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which an express provision of the DGCL, the CCP certificate of incorporation or the CCP bylaws majority of the votes cast is required by the MGCL the Sabra charter or the Sabra bylaws, and except in the case of the election of directors, which requires:

•       a majority of the votes cast for each nominee in an uncontested election to be elected; or

•       a plurality of the votes cast for each nominee in a contested election to be elected.

provides that a different vote is required, and except in the case of the election of directors, which requires:

•       a majority of the votes cast for each nominee in an uncontested election to be elected; or

•       a plurality of the votes cast for each nominee in a contested election to be elected.

Action by Written Consent

The Sabra charter provides that any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Sabra bylaws.

The Sabra bylaws are silent with respect to the manner in which stockholders may act without a meeting. Accordingly, under the MGCL, any action required or permitted to be taken at a meeting of the common stockholders may be taken without a meeting if a unanimous consent, which sets forth the action, is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the records of stockholders meetings.

The CCP certificate of incorporation and bylaws permit stockholders action by written consent by the holders of at least 80% of all the issued and outstanding shares of stock of CCP entitled to vote thereon. Prompt notice of the taking of any corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Size of the Board of Directors

The Sabra bylaws provide that the number of directors must not be less than the minimum number required by the MGCL (the MGCL requires at least one director) nor more than nine. Currently, the Sabra board of directors consists of five directors.

Upon the terms and subject to the conditions of the merger agreement, the Sabra board of directors will be increased to eight directors in accordance with the merger agreement.

The CCP bylaws provide that the number of directors (exclusive of directors to be elected by the holders of one or more series of shares of preferred stock that may be outstanding, voting separately as a series or class) shall be fixed from time to time of not less than a majority of the CCP board of directors then in office, but in no event be less than three nor more than thirteen. Currently, the CCP board of directors consists of seven directors.

Classified Board; Term and Annual Election of Directors	The Sabra board of directors is not classified. Directors of Sabra hold office until the next annual meeting of stockholders following their election and until their successors are elected and qualified.	The CCP board of directors is not classified. Directors of CCP hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

Removal of Directors

The MGCL provides that stockholders may remove directors with or without cause by the affirmative vote of a majority of the votes entitled to be cast generally for the election of directors unless the charter of the corporation provides otherwise. However, if a director is elected by a particular class or series, and the terms of such class or series so provide, such director may only be removed by the affirmative vote of a majority of all the votes of that class or series.

The Sabra charter provides that, subject to rights of holders of one or more classes or series of Sabra preferred stock to elect or remove one or more directors, any director or the entire board of directors, may be removed from office at any time, by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

The DGCL provides that stockholders may remove directors with or without cause by the holders of a majority of shares then entitled to vote at an election, unless the certificate of incorporation provides otherwise and except where the corporation has cumulative voting, in which case special procedural provisions apply, or where the corporation has a classified board, in which case a director may only be removed for cause unless the certificate of incorporation provides otherwise.

The CCP bylaws provide that any director or the entire board of directors may be removed with or without cause, at any time, by the affirmative vote of the holders of record of a majority of the outstanding shares of stock entitled to vote in the election of directors, at a special meeting called for such purpose.

Voting Standard for Election of Directors	The Sabra bylaws provide that each director shall be elected by the vote of a majority of the votes cast with respect to such director’s election at any meeting for the election of directors at which a quorum is present. If, however, there is a contested election, directors shall be elected by the vote of a plurality of the votes cast. A majority of votes cast means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” in respect of that nominee and abstentions and broker non-votes are not counted as “for” or “against” a nominee.	The CCP bylaws provide that each director shall be elected by the vote of the majority of votes cast with respect to such director’s election at any meeting at which a quorum is present, unless the election is contested, in which case directors shall be elected by the vote of a plurality of shares of stock entitled to vote on the election of directors. A majority of votes cast does not include abstentions and broker non-votes, which are not counted as “for” or “against” that director’s election. If the directors are to be elected by a plurality of the votes cast, stockholders shall be permitted to vote “against” a candidate.

Filling Vacancies of Directors	The Sabra charter and bylaws provide that any and all vacancies on the Sabra board of directors may be filled only by	The CCP certificate of incorporation and bylaws provide that if any vacancy occurs on the board of directors, for any

	the affirmative vote of a majority of the remaining directors in office even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualified.	reason, including, but not limited to, the death, resignation, removal of a director, or the increase in the number of authorized directors, a majority of the directors remaining in office, although less than a quorum, or a sole remaining director, may elect a successor for the unexpired term and until his or her successor is elected or qualified.

Charter Amendments

The MGCL provides that (in addition to a corporation’s board of directors declaring it advisable) the affirmative vote of two-thirds of all the votes entitled to be cast on the matter is required to amend the charter. However, the MGCL permits a corporation to reduce or increase the voting requirement in its charter to allow for the approval of an amendment to the charter by a lesser percentage, but not less than a majority of the shares outstanding and entitled to be cast.

Except for those amendments permitted to be made without stockholder approval under the MGCL or by specific provisions in the charter, the Sabra charter provides that an amendment to its charter shall be valid only if it is declared advisable by the Sabra board of directors and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. The Sabra charter also provides that the Sabra board of directors, without any action by the stockholders, may amend the Sabra charter to increase or decrease the number of shares of the number of shares of stock of any class or series that Sabra has the authority to issue.

The DGCL provides that, unless provided in the certificate of formation, the affirmative vote of a majority of the outstanding stock entitled to vote is required to amend the certificate of incorporation, subject to limited exceptions.

The CCP certificate of incorporation provides that CCP may from time to time amend provisions of its certificate of incorporation, however any proposed amendment inconsistent with the indemnification of directors and officers, actions of stockholders by written consent, restrictions of ownership and transfer and designation of excess shares, restrictions on constructive ownership relating to REIT status and the provision governing amendments to the CCP certificate of incorporation may only be made by the affirmative vote of not less than two–thirds of the votes entitled to be cast by the holders of all shares of CCP entitled to vote generally in the election of directors voting together as one class.

Bylaw Amendments

The MGCL provides that the power to adopt, alter and repeal bylaws is vested in the stockholders, except to the extent that the charter or bylaws vest such power in the corporation’s board of directors.

The DGCL provides that the power to adopt, amend or repeal bylaws rests with the stockholders, but the certificate of incorporation may confer this power upon the directors, although such provision shall not limit or divest the power of stockholders or members to amend the bylaws.

The Sabra bylaws provide that the Sabra bylaws may be altered, amended or repealed and new bylaws may be adopted by the Sabra board of directors. The Sabra bylaws further provide that they may be altered, amended or repealed and new bylaws may be adopted by the stockholders, without the approval of the board of directors, by the affirmative vote of the majority of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors.

The CCP certificate of incorporation provides that the CCP board of directors is authorized to adopt, amend or repeal the bylaws without the consent or vote of the stockholders. The CCP bylaws provide that the CCP bylaws may be amended or repealed or new bylaws adopted by (a) the affirmative vote of the holders of at least two-thirds of the voting power of all shares of CCP entitled to vote generally in the election of directors, voting together as a single class or (b) by the CCP board of directors at a regular or special meeting. Any bylaw adopted by the CCP board of directors may be amended or repealed by action of the stockholders at any annual meeting or special meeting of the stockholders.

Vote on Merger, Conversions, Consolidations or Sales of Substantially All Assets

The MGCL provides that a merger, conversion, consolidation or sale of substantially all of the corporation’s assets shall be advised by a corporation’s board of directors, and approved by the stockholders of a corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the merger. However, the MGCL permits a corporation in its charter to reduce the voting requirement to allow for the approval of a merger, conversion, consolidation or sale of substantially all of the corporation’s assets by a lower percentage, but not less than the affirmative vote of a majority of the shares outstanding and entitled to be cast.

Under the Sabra charter, any “extraordinary action” (which, under the MGCL, includes a merger, conversion, consolidation or sale of substantially all assets), shall be effective and valid if advised by the Sabra board of directors and approved by the affirmative vote of the holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

The DGCL provides that a merger or sale of all or substantially all of the assets of a Delaware corporation shall be approved by the board of directors and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at an annual or special meeting for the purpose of acting on the merger agreement.

Neither the CCP certificate of incorporation nor the CCP bylaws provide for a different standard from the DGCL regarding the vote required to approve a merger or sale of all or substantially all of the assets of CCP.

Ownership Limitations	In order to maintain its status as a REIT, certain requirement must be met, including	In order to maintain its status as a REIT, certain requirement must be met,

(1) not more than 50% in value of outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code (the “Code”) to include certain entities) during the last half of a taxable year other than the first year for which an election to be a REIT has been made and (2) Sabra’s capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

With certain limited exceptions, (i) no person, other than an excepted holder, shall own shares of capital stock (including both common stock and preferred stock), in excess of 9.9% in value of the aggregate of the outstanding shares of capital stock or such higher or lower percentage as the Sabra board of directors shall from time to time determine, (ii) no person, other than an excepted holder, shall beneficially own or constructively own shares of common stock in excess of 9.9% (in value or in the number of shares, whichever is more restrictive), or such higher or lower percentage as the Sabra board of directors from time to time determine, (iii) no excepted holder shall beneficially own or constructively own shares of capital stock in excess of the excepted holder limit, (iv) no person shall beneficially own or constructively own shares of capital stock to the extent such beneficial or constructive ownership would cause Sabra to constructively own

9.9% or more of the ownership interests in a tenant of Sabra’s real property, within the meaning of Section 856(d)(2)(B) of the Code, (v) no person shall constructively own shares of capital stock to the extent that such constructive ownership would cause an “eligible independent contractor” that operates a “qualified health care property” on behalf of a “taxable REIT subsidiary” of Sabra, as such terms are defined in the Code, to fail to qualify as (i) that number of shares of capital stock to be transferred automatically to a trust for including (1) not more than 50% in value of outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year other than the first year for which an election to be a REIT has been made and (2) CCP’s capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

With certain limited exceptions, (i) no “existing holder” (i.e., a holder on the date the CCP certificate of incorporation was adopted) may beneficially own more than 9.9% in number of shares or value of the outstanding common stock of CCP, (ii) no holder, other than an existing holder, may beneficially own more than 9.0% in number of shares or value of the outstanding common stock of CCP and (iii) no holder may beneficially own more than 9.0% in number of shares or value of the outstanding shares of any class or series of preferred stock of CCP. Subject to certain limitations, the CCP board of directors may from time to time increase or decrease the ownership limit with respect to a class of shares.

Any transfer that would (i) violate any ownership limitations described above, (ii) result in shares being beneficially owned by less than 100 persons or (iii) result in CCP being “closely held” within the meaning of Section 856(h) of the Code, shall be void.

No person shall constructively own any shares to the extent that such constructive ownership would cause any income of CCP that would otherwise qualify as “rents from real property” for the purposes of Section 856(d) of the Code to fail to qualify as such and any and as a result the purchaser would beneficially own shares in excess of the ownership limit with respect to such the benefit of a charitable beneficiary, (ii) if the transfer described in (i) does not occur or would not be effective for any reason to prevent the violation of the restriction, then that transfer shall be void and the intended transferee shall acquire no rights in such capital stock and (iii) to the extent that upon a transfer of shares of capital stock pursuant to (i) and (ii) above, a violation would nonetheless be continuing, then shares of capital stock shall be transferred to that number of trusts, each having a distinct trustee and a charitable beneficiary or beneficiaries that are distinct from those of each other trust, such that there is no violation of the restriction.

The Sabra board of directors in its sole and absolute discretion, may exempt (prospectively or retroactively) a person from the ownership limits and may establish or increase an excepted holder limit if such person provides such representations, covenants and understandings reasonably necessary to ascertain that no person’s beneficial or constructive ownership would result in Sabra being “closely held” within the meaning of the Section 856(h) of the Code or otherwise failing to qualify as a REIT and such person will not own, actually or constructively, an interest in a tenant of Sabra that would cause Sabra to own, actually or constructively more than a 9.9% interest in such tenant and the Sabra board of directors obtains such representations and undertakings as are reasonably necessary to ascertain this fact. The Sabra board of directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in order to determine or ensure Sabra’s status as a REIT.

Upon any purported transfer that violates the restrictions set forth above, such shares of capital stock shall be deemed to be transferred to the trustee of a trust for the exclusive benefit of one or more of the charitable beneficiaries. The prohibited ownership shall not benefit economically from ownership of any class, (v) purchase by an existing holder that would result in such existing holder beneficially owning common stock in excess of the applicable existing holder limit, (vi) redemption, repurchase, restructuring or similar transaction with respect to a person that beneficially owns shares (an “entity”) and, as a result, a person holding an interest in an entity, would beneficially own shares in excess of the applicable ownership limit, (vii) redemption, repurchase, restructuring or similar transaction with respect to an entity and, as a result, an existing holder would beneficially own common stock in excess of the existing holder limit, (viii) any other event that, if effective, would result in any person, other than an existing holder, beneficially owning shares in excess of the applicable ownership limit, (ix) any other event that, if effective, would result in an existing holder beneficially owning shares in excess of the existing holder limit, (x) person failing to provide the necessary information required by the CCP certificate of incorporation and, as a result, CCP would not qualify as a REIT and (xi) event that would cause any income of CCP that would otherwise qualify as “rents from real property” for purposes of Section 856(d) to fail to qualify as such.

Upon any purported transfer or other event that results in the designation of shares as excess shares, such excess shares shall be deemed to have been transferred to the trustee for the benefit of a charitable institution or other qualifying institution selected by the CCP board of directors and the purported transferee shall have no rights in such excess shares, except for receipt of the proceeds of the sale of a transfer made for such excess shares not in violation of ownership limits. Any dividends on excess shares shall be paid to the trust for the benefit of the beneficiary. Upon liquidation, dissolution or winding up of the trust, the purported transferee shall receive for each excess shares, the lesser of the (a) the shares held in trust by the trustee, and shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the trust. Shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to Sabra, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise to a gift, the market price at the time of such devise or gift) and (ii) the market price on the date Sabra, or its designee, accepts such offer. If Sabra does not buy the shares, then the trustee will be required within 20 days of receiving notice from Sabra that shares of capital stock have been transferred to the trust, to sell shares held in the trust to a person, designated by the trustee, whose ownership of shares will not violate the ownership limitations set forth above. The trustee shall distribute the net proceeds of the sale to the prohibited owners and to the charitable beneficiary, such that the prohibited owners shall receive the lesser of (1) the price paid by the prohibited owner or, if the prohibited owner did not give value for the shares in connection with the event, the market price of the shares on the day of the event causing the shares to be held in trust and (2) the price per share received by the trustee from the sale or other disposition of the shares held in trust.

amount per share of any distributions made upon, liquidation, dissolution or winding up or (b) the price paid by the purported transferee for the excess shares, or if the purported record transferee did not give value for such excess shares, the market price on the day of the event causing the excess shares to be held in trust. Upon liquidation, dissolution or winding up of, or any distribution of the assets of CCP, subject to the preferential rights of the preferred stockholders, each holder of excess common shares shall be entitled to receive, ratable with each holder of common shares and excess common shares, the portion of the assets of CCP available for distribution and each holder of excess preferred shares shall be entitled to receive that portion of assets of CCP which a holder of the preferred shares that were exchanged for such excess preferred shares would have been entitled to receive had such preferred shares remained outstanding. The trustee is entitled to vote the excess shares on behalf of the beneficiary on any matter.

Excess shares shall be deemed to have been offered for sale to CCP or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such excess shares and (ii) the market price on the date the corporation, or its designee accepts such offer. CCP has the right to defer payment of the purchase price for up to five years. If CCP does not buy the shares, the trustee is required to transfer the excess shares at the direction of the board of directors.

The Sabra charter provides for similar ownership restrictions set forth above for the Sabra preferred stock to limit beneficial and constructive ownership of the Sabra preferred stock not to exceed 9.9% (in value or in number of shares, whichever is more restrictive), or such higher or lower percentage as the Sabra board of directors shall from time to time determine.	The CCP board of directors, with a ruling from the Internal Revenue Service or an opinion of counsel that such exemption will not cause CCP to fail to qualify as a REIT or such other evidence or documents that the CCP board of directors deems as appropriate, may exempt a person from the above ownership limit with respect to a class of shares or an existing holder limit, if the CCP board of directors obtains such representations and undertakings from such person as the board of directors determines are reasonably necessary.

Annual Meetings of the Stockholders	An annual meeting of the stockholders of Sabra is held on the date and at the time and place set by the Sabra board of directors.	An annual meeting of the stockholders of CCP shall be held within 6 months following the end of CCP’s fiscal year, at a time and place designated by the CCP board of directors.

Special Meetings of the Stockholders

A special meeting of the stockholders may be called by the chairman of the Sabra board of directors, chief executive officer, president and the Sabra board of directors. Subject to the procedures set forth in the Sabra bylaws, a special meeting of the stockholders will also be called by the secretary of Sabra to act on any matter that may properly be considered at a meeting of the stockholders upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice of such meeting.

A special meeting of the stockholders may be called only by the CCP board of directors or the chairman of the CCP board of directors.

Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice of such meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals	The Sabra bylaws provide that a stockholder’s notice shall be delivered to the secretary at the principal executive office not earlier than the 150th day nor later than 5:00 p.m. Eastern time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public	The CCP bylaws provide that a stockholder’s notice must be delivered to the secretary at the principal executive offices of CCP not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the preceding year’s annual meeting of the stockholders; provided, however that if either (1) the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date or (2) no annual meeting of stockholders was held in the previous year, notice by stockholder to be timely must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of the business on the later of the (x) 120th day prior to such annual meeting and (y) the announcements of the date of such meeting is first made.

Nominations of individuals for election to the Sabra board of directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders:

•       pursuant to Sabra’s notice of meeting;

•       by or at the direction of the Sabra board of directors; or

•       by any stockholder of Sabra who was a stockholder of record at the record date set by the Sabra board of directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice and at the time of the annual meeting.

10th day following the date on which public announcement of the date of such meeting is first made.

Nomination of persons for election to the CCP board of directors and the other nominations to be considered by CCP’s board of directors may be made at an annual meeting of stockholders only:

•       pursuant to the CCP’s notice of such meeting (or any supplement thereto);

•       by, or at the direction of the CCP board of directors; or

•       by a stockholder of CCP who was a stockholder of record at the time of giving the stockholder’s notice, who is entitled to vote at the annual meeting and who as complied with the applicable procedures.

Notice of Stockholder Meetings	The secretary of Sabra shall, not less than 10 nor more than 90 days before each stockholders meeting, give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of meeting in writing or by electronic transmission stating the time and place of the meeting. In the case of a special meeting or as otherwise may be required by any statute, the secretary of Sabra shall also include the purpose for which the meeting is called.	Written notice of an annual meeting or a special meeting stating the place, date and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such a meeting not less than 10 nor more than 60 days before the date of the meeting.

State Anti-Takeover Statutes	Under the MGCL, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then outstanding stock at	Section 203 of the DGCL prohibits a corporation from engaging in a business combination with a stockholder that owns 15% or more of the outstanding voting stock for three years following the time that person becomes an “interested stockholder” unless (i) prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the business combination is approved by the board of any time within the preceding two years, in each case referred to as an “interested stockholder”, or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. To date, Sabra has not opted out of the business combination provisions of the MGCL.

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. If voting rights are not approved, then the control shares are subject to redemption by the corporation.

directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (iii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (subject to certain exceptions).

Sabra’s bylaws contain a provision that will exempt from the control share acquisition statute any and all acquisitions by any person of shares of Sabra stock.

Subtitle 8 of Title 3 of the MGCL permits a corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•       a classified board;

•       a two-thirds stockholder vote requirement for removing a director;

•       a requirement that the number of directors be fixed only by vote of the directors;

•       a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•       a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

Pursuant to the Sabra charter, Sabra has elected to be subject to the provision of Subtitle 8 that requires that vacancies on the board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions unrelated to Subtitle 8, the Sabra bylaws provide that Sabra has (1) vested in the board of directors the exclusive power to fix the number of directors and (2) required, unless called by the chairman, chief executive officer, president or the board of directors, the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders if certain procedural requirements are met.

Liability and Indemnification of Officers and Directors	The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment that was material to the cause of action. The Sabra charter contains such a provision that to the maximum extent permitted by Maryland law, no present or former director or officer of Sabra shall be liable to Sabra for money damages.	The CCP certificate of incorporation provides that a director of CCP shall not be personally liable to CCP or its stockholders for a breach of fiduciary duty as a director, except for liability (i) for a breach of a director’s duty of loyalty to CCP or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit.

The MGCL requires a corporation (unless its charter provides otherwise, which the Sabra charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•       the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or

Section 145 of the DGCL provides that a corporation may indemnify any current or former director, officer, employee or agent against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where

(ii) was the result of active and deliberate dishonesty;

•       the director or officer actually received an improper personal benefit in money, property or services; or

•       in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The Sabra charter and Sabra bylaws require Sabra to indemnify, and without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to:

•       any individual who is a present or former director or officer of Sabra; or

•       any individual who, while a director or officer of Sabra and at the request Sabra, serves or has served as a director, officer, partner, member,

the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The CCP certificate of incorporation provides that to the fullest extent authorized by the DGCL, CCP shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative because such person is or was a director or officer of the Corporation, or is or was serving at the request of CCP as a director, officer, manager, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such proceeding.

The CCP certificate of incorporation provides that its board of directors may provide through agreement, resolution or by a provision in the CCP bylaws, indemnification of CCP’s employees and agents with substantially the scope and effect as the indemnification provided to directors and officers in the certificate of incorporation.

The CCP certificate of incorporation provides for the advancement of expenses incurred by a person in his or her capacity as a director or officer of CCP (and not in any other capacity in which service was or is rendered) in defending a proceeding in advance of the final disposition of such proceeding, as authorized by the CCP board of directors in a specific case upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.

In addition, Sabra has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require Sabra to indemnify and advance expenses as provided by the indemnification agreement and otherwise to the maximum extent permitted by Maryland law, including indemnification for expenses of a party who is wholly or partially successful (on a proportionate basis), advancement of expenses and indemnification and advancement of expenses of a witness.

ultimately determined that such person is entitled to be indemnified by CCP as authorized by the DGCL.

Dissenters’ Rights	As permitted by the MGCL, the Sabra charter provides that holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder under the MGCL unless a majority of the Sabra board of directors votes affirmatively to determine such rights apply, with respect to any class or series of stock, to one or more transactions, occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights. No such rights have been granted by the Sabra board of directors.

Under the DGCL, stockholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares as determined in action brought before the Delaware Court of Chancery. However, unless the certificate of incorporation otherwise provides, the DGCL states that stockholders do not have a right to dissent from any plan of merger or consolidation with respect to which holders of shares are required to accept shares:

•       listed on a national securities exchange or held of record by more than 2,000 holders; and

•       for which, pursuant to the plan of merger or consolidation, stockholders will receive only (1) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (2) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (3) cash for fractional shares or (4) any combination of (1) – (3).

The DGCL also provides that all appraisal actions with respect to shares that were listed on a national securities exchange immediately before the merger shall be dismissed by the Delaware Court of Chancery unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (3) the merger was approved without a stockholder vote pursuant to Sections 253 or 267 of the DGCL.

There are no dissenters’ rights with respect to the merger or the transactions contemplated by the merger agreement, as further described in “The Merger—No Appraisal or Dissenters’ Rights”.

REIT Qualification	The Sabra charter provides that if the board of directors determines that it is no longer in the best interests of Sabra to continue as a qualified REIT, then the board of directors may revoke or otherwise terminate Sabra’s REIT election pursuant to section 856(g) of the Code. The Sabra board of directors may also determine that compliance with any restriction or limitation on stock ownership and transfers, set forth in the Sabra charter, is no longer required for REIT qualification.	The CCP certificate of incorporation includes a definition of ownership limitation termination date as the first day after the date on which the CCP board of directors determines that it is no longer in the best interests of CCP to attempt to, or continue to, qualify as a REIT.

Exclusive Forum	The Sabra bylaws provide that unless Sabra consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore	The CCP certificate of incorporation provides that, unless CCP consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of CCP, (b) any action asserting a claim of breach of a fiduciary

Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Sabra, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of Sabra to Sabra or to the stockholders of Sabra, (c) any action asserting a claim against Sabra or any director or officer or other employee of Sabra arising pursuant to any provision of the MGCL, the Sabra charter or the Sabra bylaws or (d) any action asserting a claim against Sabra or any director or officer or other employee of Sabra that is governed by the internal affairs doctrine. In the event that any action or proceeding described in the preceding sentence is pending in the Circuit Court for Baltimore City, Maryland, the parties shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program.	duty owed by any director or officer or other employee of CCP to CCP or the CCP stockholders, (c) any action asserting a claim against CCP or any director or officer or other employee of CCP arising pursuant to any provision of the DGCL, the CCP certificate of incorporation or the CCP bylaws (as either may be amended from time to time) or (d) any action asserting a claim against CCP or any director or officer or other employee of CCP governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

Sabra

The following is a discussion of Sabra’s policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of Sabra’s board of directors.

Investment Policies

Investments in Real Estate or Interests in Real Estate

Sabra operates as a self-administered, self-managed REIT that, through its subsidiaries, owns and invests in real estate serving the healthcare industry.

Sabra’s primary business consists of acquiring, financing and owning real estate property to be leased to third party tenants in the healthcare sector using triple-net operating leases. Sabra primarily generates revenues by leasing properties to tenants and operators throughout the United States and through the operations of health care facilities under third-party management in Canada.

Sabra’s investment portfolio is primarily comprised of skilled nursing/transitional care facilities, senior housing facilities, and an acute care hospital leased to third-party operators; senior housing facilities operated under third-party management agreements; debt investments; and preferred equity investments.

Sabra’s objectives are to grow its investment portfolio while diversifying its portfolio by tenant, asset class and geography within the healthcare sector. Sabra plans to achieve these objectives primarily through making investments directly or indirectly in healthcare real estate. Sabra has not established a specific policy regarding the relative priority of its investment objectives.

Sabra expects to continue to grow its portfolio primarily through the acquisition of assisted living, independent living and memory care facilities in the United States and Canada and through the acquisition of skilled nursing/transitional care facilities in the United States. Sabra intends to engage in future investment activities in a manner that is consistent with requirements applicable to REITs for U.S. federal income tax purposes. These requirements do not have limitations on the percentage of Sabra’s assets that may be invested in any one real estate asset or on the concentration of investments in any one location or facility type.

Sabra has and expects to continue to opportunistically acquire other types of healthcare real estate, originate financing secured directly or indirectly by healthcare facilities and invest in the development of senior housing and skilled nursing/transitional care facilities. Sabra also expects to expand its portfolio through the development of purpose-built healthcare facilities through pipeline agreements and other arrangements with select developers. Sabra further expects to work with existing operators to identify strategic development opportunities. These opportunities may involve replacing, renovating or expanding facilities in Sabra’s portfolio that may have become less competitive and new development opportunities that present attractive risk-adjusted returns. In addition to pursuing acquisitions with triple-net leases, Sabra expects to continue to pursue other forms of investment, including investments in managed properties, mezzanine and secured debt investments, and joint ventures for senior housing and skilled nursing/transitional care facilities.

In general, Sabra originates loans and make preferred equity investments when an attractive investment opportunity is presented and either (a) the property is in or near the development phase or (b) the development of the property is completed but the operations of the facility are not yet stabilized. A key component of Sabra’s strategy related to loan originations and preferred equity investments is having the option to purchase the underlying real estate that is owned by Sabra’s borrowers (and that directly or indirectly secures Sabra’s loan investments) or by the entity in which Sabra has an investment. These options become exercisable upon the occurrence of various criteria, such as the passage of time or the achievement of certain operating goals, and the method to determine the purchase price upon exercise of the option is set in advance based on the same valuation methods Sabra uses to value its investments in healthcare real estate. This strategy allows Sabra to diversify its revenue streams and build relationships with operators and developers, and provides Sabra with the option to add new properties to its existing real estate portfolio if Sabra determines that those properties enhance Sabra’s investment portfolio and stockholder value at the time the options are exercisable.

Sabra employs a disciplined, opportunistic approach in its healthcare real estate investment strategy by investing in assets that provide attractive opportunities for dividend growth and appreciation of asset values, while maintaining balance sheet strength and liquidity, thereby creating long-term stockholder value.

Sabra does not have a specific policy as to the amount or percentage of its assets that will be invested in any specific property, but anticipates that its real estate investments will continue to be diversified among a relatively large number of facilities.

From time to time, Sabra may make investments or agree to terms that support the objectives of its tenants without necessarily maximizing Sabra’s short-term financial return, which may allow Sabra to build long-term relationships and acquire properties otherwise unavailable to its competition. Sabra believes that these dynamics create long-term, sustainable relationships and, in turn, profitability.

Purchase, Sale and Development of Properties

Sabra’s policy is to acquire properties primarily for cash flow growth potential and long-term value. Sabra will sell certain properties where the Sabra board of directors or management determines such properties do not fit Sabra’s strategic objectives or where such action would be in the best interest of its stockholders. From time to time, Sabra may engage in strategic development opportunities. These opportunities may involve replacing, renovating or expanding properties in Sabra’s portfolio that have become economically obsolete or identifying new sites that present an attractive opportunity and complement Sabra’s existing portfolio.

Investments in Real Estate Mortgages

Although Sabra’s investment portfolio consists primarily of owned real property, it may invest in mortgages and other types of real estate interests consistent with its qualification as a REIT. Future investments may include secured and unsecured loans made to senior housing operators and developers and skilled nursing facility operators or with respect to skilled nursing facility assets, as well as mortgages, mezzanine debt and other securities issued by, or joint ventures with, entities that own or operate healthcare real estate consistent with its investment objectives. The Sabra board of directors has not specified any limitations on the proportion of Sabra’s assets that may be invested in any type of mortgage or any single mortgage.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the gross income and asset requirements required for REIT qualification and restrictions under Sabra’s debt instruments and the merger agreement, Sabra may invest in securities of entities engaged in real estate activities or securities of other issuers (normally partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. Sabra may acquire some, all or substantially all of the securities or assets of other REITs or entities that own or operate healthcare real estate where such investment would be consistent with its investment policies and the REIT requirements. There are no limitations on the amount or percentage of Sabra’s total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests it must meet in order to qualify as a REIT under the Code. In any event, Sabra does not intend that investments in securities will require it to register as an “investment company” under the Investment Company of 1940, as amended (which we refer to as the “1940 Act”), and Sabra would generally expect to divest appropriate securities before any such registration would be required.

Financing Policies

Sabra expects to employ leverage in its capital structure in amounts that it determines appropriate from time to time. The Sabra board of directors has not adopted a policy which limits the total amount of indebtedness that Sabra may incur, but will consider a number of factors in evaluating Sabra’s level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate and the amount of indebtedness that will be either secured or unsecured by Sabra’s real estate investments. The Sabra charter and Sabra bylaws do not limit the amount or percentage of indebtedness that Sabra may incur nor do they restrict the form of Sabra’s indebtedness (including recourse or nonrecourse debt and cross-collateralized debt). Sabra may from time to time modify its debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of Sabra’s properties, general market conditions for debt and equity securities, fluctuations in the market price of Sabra common stock, growth and acquisition opportunities and other factors.

To the extent that the Sabra board of directors or management determines that it is necessary to raise additional capital, Sabra may borrow under Sabra’s existing debt instruments, issue debt or equity securities, including securities senior to Sabra common stock, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes), assume secured indebtedness, obtain mortgage financing on a portion of Sabra’s owned properties, engage in a joint venture, or employ a combination of these methods. As long as Sabra LP is in existence, the proceeds of all equity capital raised will be contributed to Sabra LP in exchange for additional interests in Sabra LP, which will dilute the ownership interests of the limited partners in Sabra LP to the extent ownership interests have been previously issued by Sabra LP to third parties.

Investment and Other Policies

Sabra may, but does not presently intend to, make investments other than as previously described. Sabra may offer shares of Sabra common stock, other equity securities senior to Sabra common stock, or debt securities in exchange for cash or property and to repurchase or otherwise reacquire shares of Sabra common stock or other equity or debt securities in exchange for cash or property. Similarly, Sabra may offer additional operating partnership units, which are redeemable for cash or property. In addition to the Sabra preferred stock currently outstanding, Sabra may issue preferred stock from time to time, in one or more series, as authorized by the Sabra board of directors without the need for stockholder approval. Sabra has not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and does not intend to do so. Sabra intends to make investments in such a manner consistent with the REIT requirements of the Code unless, because of business circumstances or changes in the Code (or the Treasury Regulations promulgated thereunder), the Sabra board of directors determines that it is no longer in Sabra’s best interests to qualify as a REIT. Sabra’s policies with respect to such activities may be reviewed and modified from time to time by the Sabra board of directors.

Lending Policies

Sabra does not have a policy limiting its ability to make loans to other persons. Subject to REIT qualification rules and restrictions under its existing debt instruments and the merger agreement, Sabra may make loans to third parties. For example, Sabra may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received for the property sold, or Sabra may consider making loans to, or guaranteeing the debt of, joint ventures in which Sabra participates or may participate in the future. Sabra may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include fees, long-term management contracts, options to acquire additional ownership and promoted equity positions.

Reporting Policies

Sabra is subject to the information reporting requirements of the Exchange Act, pursuant to which Sabra files periodic reports, proxy statements and other information, including audited financial statements, with the SEC. Such filings are publicly available to Sabra stockholders.

Conflict of Interest Policies

Sabra’s governing instruments do not restrict any of its directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction in which Sabra has an interest or from conducting, for their own account, business activities of the type Sabra conducts. However, Sabra’s policies are designed to eliminate or minimize potential conflicts of interest. A “conflict of interest” occurs when a director’s, officer’s or employee’s private interest interferes in any way, or appears to interfere, with the interests of Sabra as a whole. The Sabra board of directors has adopted a Code of Conduct and Ethics that prohibits personal conflicts of interest. This policy also provides that any situation that involves, or may reasonably be expected to involve, a conflict of interest must be disclosed immediately to a supervisor or a member of Sabra’s audit committee.

The Sabra board of directors has also adopted a written Related Person Transaction Policy, which is described in Sabra’s proxy statement on Schedule 14A filed on April 25, 2017 under the section entitled “Transactions with Related Persons”.

These policies may not be successful in eliminating the influence of conflicts of interest or related person transactions. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the Maryland General Corporation Law, or MGCL, a contract or other transaction between Sabra and a director or between Sabra and any other corporation or other entity in which any of Sabra’s directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the fact of the common directorship or interest is disclosed or known to Sabra’s board of directors or a committee of the Sabra board of directors, and the Sabra board of directors or any committee thereof authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed or known to Sabra’s stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

•	the transaction or contract is fair and reasonable to Sabra.

Furthermore, under Delaware law (where Sabra LP was formed), Sabra, as general partner, has a fiduciary duty to Sabra LP and, consequently, such transactions are also subject to the duties of care and loyalty that Sabra, as general partner, owe to limited partners in Sabra LP (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). Sabra’s policy requires that all contracts and transactions between Sabra, Sabra LP or any of Sabra’s subsidiaries, on one hand, and any of Sabra’s directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors even if less than a quorum. Where appropriate in the judgment of the disinterested directors, the Sabra board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated securityholders, although the Sabra board of directors will have no obligation to do so.

CCP

The following is a discussion of certain of CCP’s investment, financing and other policies. These policies may be amended or revised from time to time at the discretion of the CCP board of directors without a vote of the stockholders of CCP.

Investment Policies

Investment in Real Estate or Interests in Real Estate. CCP’s investment objectives are to grow its cash flows, provide quarterly cash dividends and maximize the value of CCP’s properties. CCP invests primarily in skilled nursing facilities, but also selectively invests in specialty hospitals and seniors housing.

The CCP board of directors has not specified any limitations on the percentage of CCP’s total assets that CCP may invest in any particular type of healthcare property or real estate interest. CCP expects to fund future investments, in whole or in part, with cash flow from operations, borrowings under the revolving credit facility, mortgage indebtedness or the proceeds from issuances of common stock, preferred stock, debt or other securities. The CCP board of directors also has not specified any limitations on the number or amount of mortgages that may be placed on any property. As CCP acquires additional healthcare properties, it generally enters into triple-net leases with other healthcare operators. CCP’s investment and financing policies and objectives are subject to change from time to time at the discretion of the CCP board of directors without a vote of CCP stockholders.

Investments in Real Estate Mortgages. Although CCP’s portfolio consists primarily of owned real property, it also invests in mortgages and other types of real estate interests consistent with its qualification as a REIT. Subject to restrictions under existing credit agreements and the merger agreement, future investments may include secured and unsecured loans made to skilled nursing facility operators or with respect to skilled nursing facility assets, as well as mortgages, mezzanine debt and other securities issued by, or joint ventures with, REITs or other entities that own or operate healthcare real estate consistent with its investment objectives. The CCP board of directors has not specified any limitations on the proportion of CCP’s assets that may be invested in any type of mortgage or any single mortgage.

Investments in Securities of or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the gross income and asset requirements required for REIT qualification and restrictions under CCP’s debt facilities and the merger agreement, CCP may invest in securities of entities engaged in real estate activities or securities of other issuers (normally partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. CCP also may acquire some, all or substantially all of the securities or assets of other REITs or entities that own or operate healthcare real estate where such investment would be consistent with its investment policies and REIT requirements. There are no limitations on the amount or percentage of CCP’s total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests it must meet in order to qualify as a REIT under the Code. In any event, CCP does not intend that investments in securities will require it to register as an “investment company” under the 1940 Act, and CCP would generally divest appropriate securities before any such registration would be required.

Other Policies

CCP may, but does not presently intend to, make investments other than as previously described. CCP may offer shares of common stock or other equity or debt securities in exchange for cash or property and to repurchase or otherwise acquire shares of CCP’s common stock or other equity or debt securities in exchange for cash or property. CCP may issue preferred stock from time to time, in one or more series, as authorized by the CCP board of directors without the need for CCP stockholder approval. CCP has not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and does not intend to do so. At all times, CCP intends to make investments in a manner consistent with the REIT requirements of the Code unless, because of business circumstances or changes in the Code (or the Treasury regulations promulgated thereunder), the CCP board of directors determines that it is no longer in CCP’s best interests for it to qualify as a REIT. CCP intends to make investments in such a way that CCP will not be treated as an “investment company” under the 1940 Act. CCP’s policies with respect to such activities may be reviewed and modified from time to time by the CCP board of directors without notice to or the vote of stockholders of CCP.

Financing Policies. CCP employs leverage in its capital structure in amounts that it determines are appropriate from time to time. CCP intends, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. The CCP certificate of incorporation and the CCP bylaws do not limit the amount of debt that it may incur, and the CCP board of directors has not adopted a policy limiting the total amount of debt that it may incur or restricting the form of its indebtedness (including secured or unsecured debt, recourse or non-recourse debt, cross collateralized debt, etc.). CCP may from time to time modify its leverage profile in light of then-current economic conditions, relative costs of debt and equity capital, market values of its properties, general market conditions for debt and equity securities, fluctuations in the market price of its common stock, growth and acquisition opportunities and other factors.

To the extent that the CCP board of directors or management determines that it is necessary to raise additional capital, CCP may, without CCP stockholder approval, borrow under its existing credit agreements, enter into new borrowing arrangements, issue debt or equity securities, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes), assume secured indebtedness, obtain mortgage financing on a portion of owned properties, engage in joint ventures, issue other types of securities, or employ a combination of these methods.

Lending Policies. CCP does not have a policy limiting its ability to make loans to other persons. Subject to REIT qualification rules and restrictions under agreements governing its existing indebtedness and the merger agreement, CCP has made and may continue to make loans to third parties and joint ventures in which CCP may participate. CCP also has offered and may consider offering, subject to the terms of the merger agreement, purchase money financing in connection with the sale of properties. Subject to the terms of the merger agreement, CCP may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include, but are not limited to, fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. The CCP board of directors may, in the future, adopt a lending policy without notice to or the vote of stockholders.

Reporting Policies. CCP is subject to the information reporting requirements of the Exchange Act, pursuant to which it is required to file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. See “Where You Can Find More Information”.

Conflicts of Interest Policies. CCP has adopted policies designed to reduce or eliminate potential conflicts of interest, governance principles governing the affairs of the CCP board of directors, and written charters for each of the standing committees of the CCP board of directors.

CCP has a global code of ethics and business conduct, which applies to all of its officers, directors and employees. At least a majority of the members of the CCP board of directors, nominating and governance committee, audit and compliance committee and compensation committee must qualify as independent under the listing standards for NYSE companies. Any transaction between CCP and any officer, director, 5% stockholder or any of their immediate family members must be approved pursuant to CCP’s policy on transactions with related persons. CCP’s guidelines on governance provide that whether a director candidate has, or potentially will have, any conflicts of interest under the global code of ethics and business conduct is a factor to be considered in evaluating director candidates, and that a serving director is expected to tender his or her resignation from the CCP board of directors in the instance of a permanent conflict of interest.

LEGAL MATTERS

The validity of the shares of Sabra common stock offered by this joint proxy statement/prospectus will be passed on by Venable LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Sabra by Fried Frank and for CCP by Sidley.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) of Sabra incorporated in this joint proxy statement/prospectus by reference to Sabra’s Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Holiday AL Holdings LP as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 incorporated by reference in this Registration Statement (Form S-4) and related joint proxy statement/prospectus of Sabra Health Care REIT, Inc, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined consolidated financial statements for CCP and its subsidiaries and predecessors as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 and related schedules and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports refer to the combined consolidated financial statements representing a combination of entities under common control of Ventas which have been “carved out” of Ventas’ consolidated financial statements and reflect significant assumptions and allocations of certain operating expenses from Ventas and these costs may not be reflective of the actual costs which would have been incurred had the predecessors operated as an independent, stand-alone entity separate from Ventas.

The combined statement of revenue of the Acquired Behavioral Health Portfolio for the year ended December 31, 2016 has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the presentation of the combined statement of revenue for the purpose of complying with the rules and regulations of the SEC and that the combined statement is not intended to be a complete presentation of the Acquired Behavioral Health Portfolio revenue.

The financial statements of Senior Care Centers, LLC as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 incorporated in this joint proxy statement/prospectus by reference to CCP’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017, as amended by Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 17, 2017, have been so incorporated in reliance on the report of BKD, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

Sabra

Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials for Sabra’s 2018 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in Sabra’s proxy statement, stockholder proposals must be received no later than January 8, 2018 and must comply with Sabra’s bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If Sabra changes the date of the 2018 annual meeting of stockholders by more than 30 days from the anniversary of Sabra’s 2017 annual meeting of stockholders, which was held on June 20, 2017, stockholder proposals must be received a reasonable time before Sabra begins to print and mail its proxy materials for the 2018 annual meeting of stockholders. Proposals should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. Stockholders who wish to nominate persons for election to Sabra’s board of directors at the 2018 annual meeting of stockholders or who wish to present a proposal at the 2018 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials Sabra distributes for such meeting, must deliver written notice of the nomination or proposal to Sabra’s Secretary no earlier than December 9, 2017 and no later than 5:00 p.m. Eastern time, on January 8, 2018 (provided, however, that if the 2018 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of Sabra’s 2017 annual meeting of stockholders, which was held on June 20, 2017, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2018 annual meeting of stockholders and no later than 5:00 p.m. Eastern time, on the later of the 120th day prior to the date of the 2018 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2018 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article II, Section 11 of the Sabra bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2018 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

CCP

It is not expected that CCP will hold its 2018 annual meeting of stockholders unless the merger is not completed. If the merger is not completed, CCP’s stockholders will continue to be entitled to notice of, and to attend and participate in, CCP stockholder meetings.

Under SEC rules, any stockholder proposal intended to be presented at the 2018 Annual Meeting of Stockholders must be received at CCP’s principal executive offices at 191 North Wacker Drive, Suite 1200, Chicago, Illinois 60606, not later than December 8, 2017 and meet the requirements of the CCP bylaws and Rule 14a-8 under the Exchange Act to be considered for inclusion in CCP’s proxy materials for that meeting. Any such proposal should be sent to the attention of CCP’s Corporate Secretary.

Under the CCP bylaws, stockholders must follow certain procedures to introduce an item for business or to nominate a person for election as a director at an annual meeting. For director nominations and other stockholder proposals, the stockholder must give timely notice in writing to CCP’s Corporate Secretary at its principal executive offices and such proposal must be a proper subject for stockholder action. To be timely, CCP must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at CCP’s 2018 annual meeting of Stockholders at least 120 days, but not more than 150 days, prior to the anniversary of the date of the 2017 annual meeting (May 18, 2018). As such, any notice not received between December 19, 2017 and January 18, 2018 will be considered untimely. However, if CCP holds its 2018 annual meeting of stockholders more than 30 days before or after such anniversary date, CCP must receive the notice not earlier than the 150th day prior to the 2018 annual meeting date, and not later than the 120th day prior to the 2018 annual meeting date or the tenth day following the date on which CCP first publicly announces the date of the 2018 annual meeting, whichever occurs later.

For any other meeting, CCP must receive notice of a stockholder’s intention to make a nomination or to propose an item of business not later than the 30th day prior to the date of such meeting or the tenth day following the date on which CCP first publicly announces the date of such meeting, whichever occurs later.

Notices relating to director nominations and other stockholder proposals must the information as specified in the CCP bylaws.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Sabra board of directors nor the CCP board of directors knows of any matter that will be presented for consideration at either the Sabra special meeting or the CCP special meeting other than as described in this joint proxy statement/prospectus. In accordance with the Sabra bylaws, the CCP bylaws, Maryland law and Delaware law, business transacted at the Sabra special meeting and the CCP special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the Sabra special meeting or the CCP special meeting, or any postponements or adjournments of the special meetings, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy cards will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters to be considered at the applicable special meeting. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies.

Sabra has elected to implement the SEC’s householding rules. Accordingly, only one copy of this joint proxy statement/prospectus is being delivered to Sabra stockholders residing at the same address, unless such stockholders have notified Sabra of their desire to receive multiple copies of the joint proxy statement/prospectus. If you are a Sabra stockholder and, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please call Innisfree, the proxy solicitor for Sabra, toll-free at (888) 750-5834 or international at +1 (212) 750-5833. If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or other nominee directly if you have questions or require additional copies of this joint proxy statement/prospectus. For future annual or special meetings, Sabra stockholders may request separate proxy materials, or request that Sabra send only one set of proxy materials by contacting Sabra at Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or by telephone request to (888) 393-8248.

CCP has also elected to implement the SEC’s householding rules. Accordingly, only one copy of this joint proxy statement/prospectus is being delivered to CCP stockholders residing at the same address, unless such stockholders have notified CCP of their desire to receive multiple copies of the joint proxy statement/prospectus. If you are a CCP stockholder and, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please call MacKenzie Partners, Inc., the proxy solicitor for CCP, toll-free at (800) 322-2885. If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or other nominee directly if you have questions or require additional copies of this joint proxy statement/prospectus. For future annual or special meetings, CCP stockholders may request separate proxy materials, or request that CCP send only one set of proxy materials by contacting CCP at Care Capital Properties, Inc., 191 North Wacker Drive, Suite 1200, Chicago, Illinois 60606, or by telephone request to (312) 881-4700.

WHERE YOU CAN FIND MORE INFORMATION

Sabra and CCP file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Sabra and CCP, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult the website of Sabra or CCP for more information concerning the merger. The website of Sabra is www.sabrahealth.com, and the website of CCP is www.carecapitalproperties.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Sabra has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Sabra common stock to be issued to CCP stockholders in connection with the merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Sabra, Sabra common stock and CCP. The rules and regulations of the SEC allow Sabra and CCP to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Sabra and CCP to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Sabra has previously filed with the SEC; provided that in each case, no documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules are incorporated herein by reference. The following documents may contain important information about Sabra, its financial condition or other matters:

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2017;

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 22, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 8, 2017;

•	Current Reports on Form 8-K, filed with the SEC on February 28, 2017 (only the Item 8.01 Current Report on Form 8-K), March 8, 2017, April 11, 2017, May 8, 2017 (with respect to Item 1.01 and Item 5.03 and Exhibits 2.1, 3.1 and 10.1 only) and June 21, 2017;

•	the description of Sabra’s common stock, $0.01 par value per share, that is contained in the Registration Statement on Form 8-A filed on November 5, 2010, including any amendments or reports filed for the purpose of updating such descriptions; and

•	the description of Sabra’s 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, that is contained in the Registration Statement on Form 8-A filed on March 20, 2013, including any amendments or reports filed for the purpose of updating such descriptions.

In addition, Sabra incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Sabra special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from Sabra by requesting them in writing or by telephone at the following address:

Sabra Health Care REIT, Inc.

Attn: Investor Relations

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

Telephone: (888) 393-8248

These documents are available from Sabra without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This joint proxy statement/prospectus incorporates by reference the documents listed below that CCP has previously filed with the SEC; provided, however, that CCP is not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about CCP, its financial condition or other matters:

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 7, 2017;

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017, as amended by Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 17, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 10, 2017, as amended by Amendment No. 1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 11, 2017;

•	Current Reports on Form 8-K, filed with the SEC on February 28, 2017 (with respect to Item 8.01 only), April 12, 2017 (with respect to Item 1.01 and Exhibit 2.1 only), May 2, 2017 (with respect to Item 2.01 and Item 9.01 only), as amended by the Current Report on Form 8-K/A, filed with the SEC on June 9, 2017, May 8, 2017 (with respect to Item 1.01 and Exhibit 2.1 only) and May 19, 2017; and

•	the description of CCP’s common stock, $0.01 par value per share, that is set forth in CCP’s Information Statement, filed as Exhibit 99.1 to CCP’s Registration Statement on Form 10 (File No. 001-37356), filed with the SEC on April 23, 2015, including any amendment or report filed for the purpose of updating such description.

In addition, CCP incorporates by reference into this joint proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the CCP special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from CCP by requesting them in writing or by telephone at the following address:

Care Capital Properties, Inc.

191 N. Wacker Drive, Suite 1200

Chicago, Illinois 60606

(312) 881-4700

These documents are available from CCP without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This document is a prospectus of Sabra and is a joint proxy statement of Sabra and CCP for the Sabra special meeting and the CCP special meeting. Neither Sabra nor CCP has authorized anyone to give any information or make any representation about the merger agreement and the transactions contemplated thereunder, including the merger, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Sabra or CCP has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus reads only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SABRA HEALTH CARE REIT, INC.,

SABRA HEALTH CARE LIMITED PARTNERSHIP,

PR SUB, LLC,

CARE CAPITAL PROPERTIES, INC.

and

CARE CAPITAL PROPERTIES, LP

Dated as of May 7, 2017

A-i

(continued)

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2017 (this “Agreement”), is by and among Sabra Health Care REIT, Inc., a Maryland corporation (“Parent”), Sabra Health Care Limited Partnership, a Delaware limited partnership (“Parent OP”), PR Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Care Capital Properties, Inc., a Delaware corporation (the “Company”) and Care Capital Properties, LP, a Delaware limited partnership (“Company OP”). Parent, Merger Sub, Parent OP, the Company and the Company OP are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties wish to effect a business combination through the merger of the Company with and into Merger Sub, with Merger Sub being the surviving company of such merger (the “Surviving Company”), and in which merger each outstanding share of Company Common Stock, other than Excluded Shares, shall be converted into the right to receive 1.123 (the “Exchange Ratio”) newly issued shares of Parent Common Stock (the “Merger Consideration”), as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously (a) approved and adopted this Agreement, the Mergers and the transactions contemplated hereby and declared this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, to be advisable and in the best interests of the Company and its stockholders, (b) duly and validly authorized the execution and delivery of this Agreement, (c) subject to Section 5.4, directed that this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (d) subject to Section 5.4, recommended that the Company’s stockholders vote in favor of the adoption of this Agreement and determined to include such recommendation in the Joint Proxy Statement/Prospectus;

WHEREAS, the Board of Directors of Parent has unanimously (a) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Mergers and the issuance of Parent Common Stock in connection with the Merger, in each case, on the terms and subject to the conditions set forth in this Agreement, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Mergers and the issuance of Parent Common Stock in connection with the Merger, in each case on the terms and subject to the conditions set forth in this Agreement, to be advisable and in the best interests of Parent and its stockholders, (c) duly and validly authorized the execution and delivery of this Agreement, (d) subject to Section 5.4, directed that the issuance of Parent Common Stock in connection with the Merger be submitted for consideration at a meeting of Parent’s stockholders and (e) subject to Section 5.4, recommended that Parent’s stockholders vote in favor of the approval of the issuance of Parent Common Stock in connection with the Merger and determined to include such recommendation in the Joint Proxy Statement/Prospectus;

WHEREAS, Parent, in its capacity as the sole member and managing member of Merger Sub, has taken all actions required for the execution and delivery of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, immediately following the Merger and simultaneously with the Partnership Merger, Parent will cause the Surviving Company to merge with and into Parent on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the Maryland General Corporation Law, as amended (the “MGCL”);

WHEREAS, Care Capital Properties GP, LLC, the sole general partner of Company OP (the “Company OP GP”), the requisite limited partners of the Company OP, Parent, the sole general partner of Parent OP (the “Parent OP GP”) and the requisite limited partners of the Parent OP have each approved the merger of Company OP and Parent OP, with Company OP merging with and into Parent OP and Parent OP being the surviving partnership in the Partnership Merger (the “Surviving Partnership”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRUPA”);

WHEREAS, for U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be a “plan of reorganization” for purposes of Section 354 and Section 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) The Mergers.

(i) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”), and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at the Effective Time, the Company shall be merged with and into Merger Sub (the “Merger”). As a result of the Merger, the separate existence of the Company shall cease, and Merger Sub shall continue as the Surviving Company, such that following the Merger, the Surviving Company will be a wholly owned subsidiary of Parent. The Merger will have the effects provided in this Agreement and as specified in the DLLCA and the DGCL, as applicable.

(ii) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the MGCL, and the DLLCA, at the Subsequent Merger Effective Time, the Surviving Company shall be merged with and into Parent (the “Subsequent Merger”). As a result of the Subsequent Merger, the separate existence of the Surviving Company shall cease, and Parent shall continue as the surviving corporation in the Subsequent Merger (the “SM Surviving Corporation”). The Subsequent Merger will have the effects provided in this Agreement and as specified in the MGCL and the DLLCA.

(iii) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the DRUPA, at the Partnership Merger Effective Time, the Company OP shall be merged with and into the Parent OP (the “Partnership Merger”). As a result of the Partnership Merger, the separate existence of the Company OP shall cease, and the Parent OP shall continue as the Surviving Partnership. The Partnership Merger will have the effects provided in this Agreement and as specified in the DRUPA.

(b) Effective Time of the Mergers.

(i) Parent and the Company shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date a certificate of merger for the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA and the DGCL, respectively. Parent and each officer of Merger Sub is hereby designated as an “authorized person” of Merger Sub within the meaning of the DLLCA and is hereby authorized, for and on behalf of Merger Sub, to execute, deliver and cause the filing of the

Certificate of Merger with the Delaware Secretary. The Merger shall become effective when the Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger (not to exceed 90 days from filing) (the date and time the Merger becomes effective being the “Effective Time”).

(ii) Parent and Merger Sub shall cause the Subsequent Merger to be consummated by filing as soon as practicable on the Closing Date (A) articles of merger for the Subsequent Merger (the “MDSM Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”), in such form as required by, and executed in accordance with, the relevant provisions of the MGCL and (B) a certificate of merger for the Subsequent Merger (the “DESM Certificate of Merger”) with the Delaware Secretary, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA. The Subsequent Merger shall become effective when the MDSM Articles of Merger are duly filed with and accepted for record by, the SDAT and DESM Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as may be agreed by Parent and the Company and specified in the MDSM Articles of Merger and the DESM Certificate of Merger (not to exceed 30 days from filing or acceptance, as applicable) and in any event following the Effective Time (the date and time the Subsequent Merger becomes effective being the “Subsequent Merger Effective Time”).

(iii) Parent shall cause the Partnership Merger to be consummated by filing as soon as practicable on the Closing Date a certificate of merger for the Partnership Merger (the “Partnership Certificate of Merger”) with the Delaware Secretary, in such form as required by, and executed in accordance with, the relevant provisions of the DRUPA. The Partnership Merger shall become effective when the Partnership Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as agreed by Parent and the Company and specified in the Partnership Certificate of Merger (not to exceed 90 days from filing), and in any event simultaneous with the Subsequent Merger Effective Time (the date and time the Partnership Merger becomes effective being the “Partnership Merger Effective Time”).

Section 1.2 Closing. The closing of the Mergers and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California 92660, at 7:00 a.m., California time, on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Parties (the date on which the Closing occurs, the “Closing Date”).

Section 1.3 Governing Documents of the Surviving Company. At the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time and attached hereto as Exhibit A and Exhibit B, respectively, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 1.4 Officers of the Surviving Company. From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Company, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the applicable provisions of the limited liability company agreement of the Surviving Company.

Section 1.5 Governing Documents of the SM Surviving Corporation. At the Subsequent Merger Effective Time, the charter and bylaws of Parent as in effect immediately prior to the Subsequent Merger Effective Time, shall be the charter and bylaws of the SM Surviving Corporation, until thereafter amended in accordance with applicable Law and the applicable provisions of such charter and bylaws.

Section 1.6 Officers of the SM Surviving Corporation. From and after the Subsequent Merger Effective Time, the officers and, subject to Section 5.8, directors of Parent at the Subsequent Merger Effective Time shall be the directors and officers of the SM Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the applicable provisions of the charter and bylaws of the SM Surviving Corporation.

Section 1.7 General Partner; Organizational Documents of the Surviving Partnership. At the Partnership Merger Effective Time, (i) the Parent OP GP shall continue as the general partner of the Surviving Partnership until the Parent OP GP ceases to be the general partner of Parent OP in accordance with applicable Law and the limited partnership agreement of the Surviving Partnership, (ii) the limited partners of Parent OP immediately prior to the Partnership Merger Effective Time shall continue as limited partners of the Surviving Partnership until such Persons cease to be a limited partner of Parent OP in accordance with applicable law and the limited partnership agreement of the Surviving Partnership, (iii) the certificate of limited partnership of the Parent OP, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership of the Surviving Partnership, until thereafter amended as provided by applicable Law and (iv) the limited partnership agreement of the Partner OP, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership, until thereafter amended as provided therein or by Law.

Section 1.8 Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is hereby adopted by the Parties as, a “plan of reorganization” for purposes of Section 354 and Section 361 of the Code.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Securities.

(a) Treatment of Company Common Stock. Subject to Section 2.2(e), Section 2.2(h) and Section 2.6 at the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock or limited liability company interests, as applicable, of Parent, Merger Sub or the Company, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (such shares that are not Excluded Shares are referred to herein as the “Eligible Shares”), shall be automatically converted into the right to receive the Merger Consideration.

(b) Conversion of Company Common Stock. Subject to Section 2.2(e), Section 2.2(h) and Section 2.6 at the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock or limited liability company interests, as applicable, of Parent, Merger Sub or the Company, as of the Effective Time, all of the Eligible Shares shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any of the Eligible Shares immediately prior to the Effective Time (“Company Book-Entry Shares”) and each certificate previously representing any Eligible Shares immediately prior to the Effective Time (“Company Certificates”), if any, shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 2.2(e) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to Section 2.1(a) and any dividends or other distributions pursuant to Section 2.2(c) or Section 5.10(c).

(c) Cancellation of Excluded Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock or limited liability company interests, as applicable, of Parent, Merger Sub or the Company, each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(d) Merger Sub Limited Liability Company Interests. At the Effective Time, all of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall, as a result of the Merger and without any action on the part of the Parties or any holder thereof, remain unchanged and continue to remain issued and outstanding as limited liability company interests in the Surviving Company, and Parent shall continue as the sole member and managing member of the Surviving Company owning all of the limited liability company interests in the Surviving Company.

(e) Surviving Company Limited Liability Company Interests. At the Subsequent Merger Effective Time, all of the limited liability company interests in the Surviving Company issued and outstanding immediately prior to the Subsequent Merger Effective Time shall, as a result of the Subsequent Merger and without any action on the part of the Parties or any holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(f) Surviving Partnership Partnership Interests. At the Partnership Merger Effective Time, all of the partnership interests in Parent OP issued and outstanding immediately prior to the Partnership Merger Effective Time shall, as a result of the Partnership Merger and without any action on the part of the Parties or any holder thereof, remain unchanged and continue to remain issued and outstanding as partnership interests in the Surviving Partnership, Parent OP GP shall continue as the sole general partner of the Surviving Partnership and each Person that is a limited partner of Parent OP immediately prior to the Partnership Merger Effective Time shall continue as a limited partner of the Surviving Partnership.

(g) Company OP Partnership Interests. At the Partnership Merger Effective Time, all of the partnership interests in the Company OP issued and outstanding immediately prior to the Partnership Merger Effective Time shall, as a result of the Partnership Merger and without any action on the part of the Parties or any holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, and all certificates, if any, evidencing such partnership interests in the Company OP shall automatically be deemed cancelled and shall be surrendered to the Surviving Partnership.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Immediately prior to the Effective Time on the Closing Date, Parent or Merger Sub shall deposit or shall cause to be deposited with a nationally recognized financial institution or trust company selected by Parent and reasonably acceptable to the Company to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, (i) an aggregate number of duly authorized, validly issued and fully paid and non-assessable shares of Parent Common Stock to be issued in uncertificated or book-entry form comprising the number of shares of Parent Common Stock required to be issued pursuant to Section 2.1(a), and (ii) an aggregate amount of cash comprising a good faith estimate of the amount required to be delivered pursuant to Section 2.2(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 2.2(c) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares or pursuant to Section 5.10(c). Such shares of Parent Common Stock, cash in lieu of any fractional shares payable pursuant to Section 2.2(e) and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2(a) are referred to collectively in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement and shall be held in trust for the benefit of the holders of Eligible Shares. In the event that the Exchange Fund shall be insufficient to make the payments contemplated by this Section 2.2, Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount sufficient to make such payments. Funds made available to the Exchange Agent shall be invested by the Exchange Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated P1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the

Exchange Agent to the holders of Eligible Shares pursuant to this Section 2.2; provided, that no investment of such deposited funds shall relieve Parent, the Surviving Company or the Exchange Agent from promptly making the payments required by this Section 2.2, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of Eligible Shares, in the amount of such losses (but only to the extent such losses result in the Exchange Fund being less than the amounts that remain payable to the holders of Eligible Shares under this Section 2.2), which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent to make the payments contemplated by this Section 2.2. Any interest or income produced by such investments will be payable to Merger Sub or Parent, as Parent directs. Parent shall direct the Exchange Agent to hold the Exchange Fund for the benefit of the former holders of Eligible Shares and to make payments from the Exchange Fund in accordance with this Section 2.2.

(b) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within five Business Days thereafter), the Surviving Company shall cause the Exchange Agent to mail to each holder of record of Eligible Shares that are evidenced by a Company Certificate notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon delivery of Company Certificates (or affidavits of loss in lieu of Company Certificates, as provided in Section 2.7) to the Exchange Agent (the “Letter of Transmittal”), and (B) instructions for surrendering Company Certificates (or affidavits of loss in lieu of Company Certificates, as provided in Section 2.7) to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or other distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. Payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, to be issued or paid in consideration therefor and any dividends or other distributions, in each case to which such holders are entitled pursuant to the terms of this Agreement with respect to Company Book-Entry Shares shall be made promptly following the Effective Time without any action on the part of the person in whose name such Company Book-Entry Shares are registered.

(ii) No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Company Certificate or ledger entry relating to Company Book-Entry Shares formerly representing shares of Company Common Stock that have been so surrendered shall be cancelled by the Exchange Agent.

(iii) In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of the Company, the number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.1(a), together with an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after deducting any required Tax withholdings as provided in Section 2.2(h)) of cash in lieu of fractional shares to be paid upon due surrender of the Company Certificate pursuant to Section 2.2(e) and any dividends or other distributions in respect thereof in accordance with Section 2.2(c) or Section 5.10(c), may be issued or paid to such a transferee if the Company Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer and other similar Taxes have been paid, in each case, in form and substance reasonably satisfactory to the Exchange Agent and the Surviving Company. Payment of the Merger Consideration (and any cash in lieu of fractional shares or dividends or other distributions payable thereon) with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered in the stock transfer books of the Company. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate and Company Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article II, including any amount payable in cash in lieu of fractional shares in accordance with Section 2.2(e), and any dividends or other distributions in accordance with Section 2.2(c) or Section 5.10(c), in each case without interest.

(c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is authorized by the Board of Directors of Parent and declared by Parent in respect of Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. With respect to Eligible Shares represented by a Company Certificate, no dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Company Certificate (or affidavit of loss in lieu of the Company Certificate as provided in Section 2.7) is surrendered for exchange in accordance with this Article II. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Eligible Shares in accordance with this Article II, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) Transfers.

(i) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Certificates or Company Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(ii) From and after the Partnership Merger Effective Time, there shall be no transfers on the transfer books of the Company OP of the partnership interests of the Company OP that were outstanding immediately prior to the Partnership Merger Effective Time. From and after the Partnership Merger Effective Time, the holders of partnership interests of the Company OP outstanding immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect to such partnership interests, except as otherwise provided in this Agreement or by applicable Law. If, after the Partnership Merger Effective Time, certificates, if any, evidencing partnership interests of the Company OP are presented to the Surviving Partnership for any reason, they shall be cancelled as provided in this Agreement.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued upon the conversion of Eligible Shares pursuant to this Agreement. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Parent Common Stock but for this Section 2.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment, without interest, in lieu of any fractional share, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the NASDAQ Global Select Market (“NASDAQ”), as reported in The Wall Street Journal, for a share of Parent Common Stock on the last trading day immediately preceding the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 2.2(e) to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares on the first anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 2.1(a), Section 2.2(c), Section 2.2(e) and Section 5.10(c), in each case, without any interest thereon and subject to applicable abandoned property, escheat or similar Laws.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding. Each of Parent, the Company, the Exchange Agent and the Surviving Company shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as it is required by Law to deduct and withhold with respect to the making of such payment. To the extent an amount is so deducted and withheld, the amount withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Further Assurances.

(a) Surviving Company. If at any time following the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Company and its members and officers or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Company’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

(b) SM Surviving Corporation. If at any time following the Subsequent Merger Effective Time the SM Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the SM Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (ii) otherwise to carry out the purposes of this Agreement, the SM Surviving Corporation and its directors and officers or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the SM Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

(c) Surviving Partnership. If at any time following the Partnership Merger Effective Time the Surviving Partnership shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Partnership its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Partnership and its general partner or its designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Partnership right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

Section 2.4 Treatment of Company Equity Awards.

(a) Company Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each option to purchase shares of Company Common Stock granted under the Company Equity Plans (each, a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall vest in full (if not already vested) and be assumed by Parent and shall be converted into an option (a “Parent Stock Option”) to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. Except as otherwise provided in this Section 2.4(a), each Company Stock Option assumed and converted into a Parent Stock Option pursuant to this Section 2.4(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Option as of immediately prior to the Effective Time. Notwithstanding the foregoing, (A) in the case of any Company Stock Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code and (B) in the case of any Company Stock Option to which Section 421 of the Code does not apply as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable), the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of each Company Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) Company Restricted Stock Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each outstanding share of Company Common Stock granted under the Company Equity Plans that is subject to vesting, repurchase or other lapse restriction as of immediately prior to the Effective Time (each, a “Company Restricted Stock Award”) shall vest in full and shall, subject to Section 2.2(h), be converted into the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares into which the shares subject to such Company Restricted Stock Award have been converted in the same manner as provided under Section 2.1 and Section 2.2(e) and any dividends or other distributions pursuant to Section 2.2(c) or Section 5.10(c). In connection with the vesting of Company Restricted Stock Awards pursuant to this Section 2.4(b), holders of Company Restricted Stock Awards shall have the right to have shares of Parent Common Stock withheld to satisfy any tax liabilities associated with such vesting. As of the Effective Time, all shares of Company Common Stock subject to any Company Restricted Stock Award shall no longer be outstanding and shall be automatically cancelled and shall cease to exist.

(c) Company Restricted Stock Unit Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each outstanding restricted stock unit award (other than a Company Deferred Stock Unit Award) in respect of shares of Company Common Stock granted under the Company Equity Plans (each, a “Company Restricted Stock Unit Award”) that is outstanding as of immediately prior to the Effective Time shall vest in full (if not already vested) (it being acknowledged that any Company Restricted Stock Unit Award subject to performance-based vesting terms (each, a “Company Performance Stock Unit Award”) shall vest at the greater of (1) 100% of the target number of shares of Company Common Stock subject to such Company Performance Stock Unit Award as of immediately prior to the Effective Time and (2) the number of shares of Company Common Stock subject to such Company Performance Stock Unit Award as of immediately prior to the Effective Time that is eligible to be paid to the holder based on actual performance as determined as of the last trading day immediately prior to the Effective Time pursuant to the terms of the Company Equity Plans and the award agreement entered into thereunder evidencing such Company Performance Stock Unit Award). Each Company Restricted Stock Unit Award shall be assumed by Parent and shall be converted into a stock unit award with respect to a number of whole shares of Parent Common Stock (rounded to the nearest whole share) (each, a “Parent Restricted Stock Unit Award”) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award as of immediately prior to the Effective Time and (ii) the Exchange Ratio. The amount of any cash dividends or other distributions previously credited (but not paid) to the holder thereof in respect of such Company Restricted Stock Unit Award shall be paid to the holder thereof in cash within ten Business Days following the Effective Time. Except as otherwise provided in this Section 2.4(c), each Company Restricted Stock Unit Award assumed and converted into a Parent Restricted Stock Unit Award pursuant to this Section 2.4(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Restricted Stock Unit Award as of immediately prior to the Effective Time, and shall be settled on the same settlement date or dates applicable to such Company Restricted Stock Unit Award. In connection with the settlement of Parent Restricted Stock Unit Awards pursuant to this Section 2.4(c), holders of Parent Restricted Stock Unit Awards shall have the right to have shares of Parent Common Stock withheld to satisfy any tax liabilities associated with such settlement.

(d) Company Deferred Stock Unit Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each outstanding stock unit or restricted stock unit award in respect of shares of Company Common Stock granted under the Company Equity Plans and either deferred pursuant to an applicable deferral election form previously executed by the holder thereof or credited under the Company Non-Employee Director Deferred Stock Compensation Plan (each, a “Company Deferred Stock Unit Award”) that is outstanding as of immediately prior to the Effective Time shall vest in full (if not already vested) and be assumed by Parent and shall be converted into a stock unit award with respect to a number of whole shares of Parent Common Stock (rounded to the nearest whole share) (each, a “Parent Deferred Stock Unit Award”) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Deferred Stock Unit Award as of immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.4(d), each Company Deferred Stock Unit Award assumed and converted into a Parent Deferred Stock Unit Award pursuant to this Section 2.4(d) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Deferred Stock Unit Award as of immediately prior to the Effective Time, and shall be settled on the same settlement date or dates applicable to such Company Deferred Stock Unit Award.

(e) Company Actions. Prior to the Effective Time, the Company shall adopt resolutions to provide for the treatment of the Company Equity Awards as contemplated by this Section 2.4. As of no later than the Business Day immediately prior to the Closing Date, the Company shall adopt resolutions to terminate the Company Equity Plans (which termination shall be effective no later than the Effective Time); provided that all Company Equity Awards assumed by Parent pursuant to this Section 2.4 shall remain outstanding in accordance with the terms of the Company Equity Plans and this Section 2.4.

(f) Company Equity Awards Assumed by Parent; Parent Actions. At the Effective Time, Parent shall assume all of the obligations of the Company under the Company Equity Plans in respect of Company Stock Options, Company Restricted Stock Unit Awards and Company Deferred Stock Unit Awards, and shall assume such outstanding awards and the obligations under the agreements evidencing such awards. Parent shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of Parent Common Stock for delivery upon settlement of Parent Stock Options, Parent Restricted Stock Unit Awards and Parent Deferred Stock Unit Awards in accordance with this Section 2.4. Promptly after the Closing Date, Parent shall file or otherwise have available a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Parent Common Stock subject to Parent Stock Options, Parent Restricted Stock Unit Awards and Parent Deferred Stock Unit Awards.

Section 2.5 Employee Stock Purchase Plan. The Company shall take all necessary action to ensure that (a) no new offering periods under the Care Capital Properties, Inc. Employee and Director Stock Purchase Plan (the “Company ESPP”) will commence during the period from the date of this Agreement through the Effective Time, (b) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the Company ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, and (c) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current offering periods shall be used to purchase shares of Company Common Stock as of no later than ten Business Days prior to the Closing Date and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of the Closing, the Company shall terminate the Company ESPP.

Section 2.6 Adjustments to Prevent Dilution. If, at any time during the period between the date of this Agreement and the Effective Time, (a) there is a change in the number of issued and outstanding shares of Company Common Stock or shares of Parent Common Stock, or securities convertible or exchangeable into shares of Company Common Stock or shares of Parent Common Stock, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, combination, exchange of shares, subdivision or other similar transaction or (b) there shall have been declared on the Parent Common Stock a stock dividend, stock distribution or stock split (including reverse stock split) with a record date prior to the Effective Time, the Exchange Ratio shall be equitably adjusted to provide the holders of Eligible Shares and Company Equity Awards and Parent with the same economic effect as contemplated by this Agreement prior to such event.

Section 2.7 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by Parent in its reasonable discretion, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), the Surviving Company) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Company Certificate were converted pursuant to Section 2.1(a), any cash in lieu of fractional shares and any dividends and other distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.8 Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (x) in the Company SEC Documents (excluding any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) filed on or after August 17, 2015 and prior to the date hereof (and then (i) only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Section 3.1 is reasonably apparent on its face as to matters and items which are the subject of such representation or warranty and (ii) other than matters required to be disclosed for purposes of Section 3.1(a) and Section 3.1(b), which matters shall only be qualified by specific disclosure in the corresponding section of the Company Disclosure Letter); and (y) set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on its face from the text of the disclosure made. Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub that:

(a) Organization, Standing and Power.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except where the failure to have such corporate power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or to be in good standing as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has previously made available to Parent true and complete copies of the articles or certificates of incorporation, certificates of formation, charter, bylaws, limited liability company agreements, certificates of partnership, bylaws, partnership agreement or other similar organizational documents (“Organizational Documents”), as applicable, of the Company and its Significant Subsidiaries, in each case as in effect as of the date hereof. The Company’s Organizational Documents are in full force and effect and the Company is not in violation of any of its Organizational Documents. All issued and outstanding shares of capital stock of, or other equity interests in the Company OP and any Significant Subsidiary of the Company are wholly owned, directly or indirectly, by the Company free and clear of all Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all shares of capital stock of, or other equity interests in, each such Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(ii) Section 3.1(a)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary, and the status of such Subsidiary for U.S. federal income tax purposes as a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code, a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, a partnership, or an entity that is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3. The Organizational Documents of all Significant Subsidiaries of the Company are in full force and effect and the Significant Subsidiaries of the Company are not in violation of any of their respective Organizational Documents in any material respect.

(iii) All issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (other than the Company OP and any Significant Subsidiary of the Company, which are addressed in clause (i) above) are wholly owned, directly or indirectly, by the Company free and clear of all Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all shares of capital stock of, or other equity interests in, each such Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on May 4, 2017 (the “Company Capitalization Date”), (A) 84,049,657 shares of Company Common Stock were issued and outstanding (including 338,162 shares underlying Company Restricted Stock Awards), (B) no shares of Company Preferred Stock were issued and outstanding, (C) 6,877,470 shares of Company Common Stock were reserved for issuance under the Company Equity Plans and 999,461 shares of Company Common Stock were reserved for issuance under the Company ESPP, (D) Company Restricted Stock Unit Awards relating to 153,024 shares of Company Common Stock were outstanding, which number includes 153,024 shares of Company Common Stock subject to outstanding Company Performance Stock Unit Awards assuming the achievement of maximum performance, (E) Company Deferred Stock Unit

Awards relating to 7,816 shares of Company Common Stock were outstanding, (F) Company Stock Options to purchase 1,543,337 shares of Company Common Stock were outstanding with a weighted average strike price of $28.74 and (G) no shares of Company capital stock were held by any Subsidiaries of the Company. All the outstanding shares of Company Common Stock are and all shares of Company Common Stock that may be issued prior to the Effective Time shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

(ii) Section 3.1(b)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (A) each Company Equity Award, (B) the name of each Company Equity Award holder, (C) the number of shares of Company Common Stock underlying each Company Equity Award, including the target and maximum number of shares of Company Common Stock underlying each Company Performance Stock Unit Award, (D) the date on which each Company Equity Award was granted, (E) the exercise price of each Company Equity Award, if applicable and (F) the expiration date of each Company Equity Award, if applicable.

(iii) Except as set forth in Section 3.1(b)(i), as of the date hereof: (A) the Company does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Company Common Stock that have become outstanding after the Company Capitalization Date as a result of the exercise of Company Stock Options or settlement of Company Restricted Stock Unit Awards or Company Deferred Stock Unit Awards as set forth in Section 3.1(b)(ii) or the issuance of Company Common Stock pursuant to the terms of the Company ESPP as would be permitted by this Agreement, and (B) other than issuances in connection with the Company’s ESPP, as would be permitted by this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or otherwise bound obligating the Company or any of its Subsidiaries to (1) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or any wholly owned Subsidiary of the Company); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, in each case with respect to capital stock or other equity interest of the Company or any of its Subsidiaries; (3) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company that is not wholly owned. The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests that remain outstanding.

(iv) As of the date hereof, no bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”) of the Company or any of its Subsidiaries are issued or outstanding.

(v) As of the date hereof, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(vi) As of the date hereof, all dividends or other distributions on Company Common Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(vii) The Company has made available to Parent and Merger Sub all waivers granted by the Company prior to the execution hereof under its Organizational Documents with respect to ownership limits of capital stock of the Company.

(c) Authority; No Violation.

(i) Each of the Company and Company OP has all requisite corporate power and authority, or limited partnership power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Company Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and Company OP and the performance by the Company and Company OP of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, the sole Company OP GP, and the requisite limited partners of the Company OP, respectively, and all other necessary corporate or partnership action on the part of the Company and the Company OP, respectively, other than the receipt of the Company Required Vote, the due filing of the Certificate of Merger, the DESM Certificate of Merger and the Partnership Certificate of Merger with the Delaware Secretary and the MDSM Articles of Merger with SDAT, and no other corporate or partnership proceedings on the part of the Company or Company OP are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Company and Company OP and constitutes, subject to the execution and delivery by Parent, Parent OP and Merger Sub, a valid and binding obligation of each of the Company and Company OP, enforceable against the Company and Company OP in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equitable Exceptions”).

(ii) The execution and delivery by each of the Company and Company OP of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by each of the Company and Company OP will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon the Company or any Subsidiary of the Company or result in the creation of any Lien upon any of the properties or assets of the Company, Company OP or any other Subsidiary of the Company, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of the Company, Company OP or any other Subsidiary of the Company or (C) assuming that all consents, approvals and authorizations contemplated by clauses (A) through (D) of Section 3.1(c)(iii) have been obtained and all filings and notifications described in such clauses have been made, conflict with or result in any violation of any Laws applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets, other than in the case of clauses (A), (B) and (C), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent or materially impair or delay the transactions contemplated by this Agreement.

(iii) Except for (A) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (B) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the U.S. Securities Act of 1933, as amended (the “Securities Act”), (C) any filings or approvals required under the rules and regulations of the NYSE or NASDAQ and (D) the due filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the DLLCA, the due filing of the Partnership Certificate of Merger with the Delaware Secretary pursuant to the DRUPA, the due filing of the DESM Certificate of Merger with the Delaware Secretary pursuant to the DLLCA and the due filing of the MDSM Articles of Merger with the SDAT pursuant to the MGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”) is required by or with respect to the Company, Company OP or any other Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the Company OP or the consummation by each of the Company and Company OP of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent or materially impair or delay the transactions contemplated by this Agreement.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) The Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since and including July 31, 2015, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and, except to the extent information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed or furnished Company SEC Document, none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company: none of the Company SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act.

(ii) The financial statements of the Company included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the combined consolidated statements of income and comprehensive income and combined consolidated statements of equity of such companies as of the dates and for the periods shown (subject, in the case of the unaudited statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(iii) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) which is designed to provide reasonable assurances regarding the reliability of financial reporting. The Company (x) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent, the Company’s outside auditors and the audit committee of the Board of Directors of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since July 31, 2015, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(iv) Since December 31, 2014, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(v) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than: (A) liabilities or obligations reflected or reserved against in the Company’s most recent balance sheet or in the notes thereto contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; (D) for future performance under any Contracts to which the Company or any of its Subsidiaries is a party or bound; and (E) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vi) Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary of the Company or any of their financial statements.

(e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will as to the Company comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder. No representation or warranty is made by the Company with respect to statements made in the Form S-4 or the Joint Proxy Statement/Prospectus or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

(f) Compliance with Laws. The Company and each of its Subsidiaries are in, and have since December 31, 2014 been in, compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2014, asserting a failure to comply with any such Law, the subject of which written notice has not been resolved, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, or Representative of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(g) Legal Proceedings. There is no claim, suit, action, arbitration, alternative dispute resolution action, investigation or proceeding (whether judicial, arbitral, administrative or other) (each, a “Legal Proceeding”) pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets or any executive officer or director of the Company or any of its Subsidiaries (in their capacity as such), which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no Legal Proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries nor is there any Order against the Company or any of its Subsidiaries, in each case, that would reasonably be expected to prevent or materially impair or delay the transactions contemplated by this Agreement.

(h) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has (A) duly and timely filed (or caused to be filed) all Tax Returns required to have been filed by it (taking into account any extensions actually received), and all such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be paid in full), or made adequate provision for, all Taxes required to have been paid by it (whether or not shown on any Tax Return) and (C) complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code and any similar provisions of state or foreign Law) and has duly and timely withheld and paid over to the appropriate governmental authorities any and all amounts required by Law to have been so withheld and paid over.

(ii) In the past two years, neither the Company nor any of its Subsidiaries has received a claim by any governmental authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(iii) There are no unresolved disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for or with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any unresolved litigation or administrative proceeding relating to Taxes.

(iv) No deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Company’s knowledge, threatened, by any governmental authority, which deficiency has not yet been settled or satisfied.

(v) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes.

(vi) Neither the Company nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax, which extension or waiver remains in effect.

(vii) Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled.

(viii) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(ix) Since the Company’s formation, (A) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (B) neither the Company nor any of its Subsidiaries has incurred any liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.

(x) Neither the Company nor any of its Subsidiaries is a party to or has any liability or potential obligation under any agreement or arrangement that provides for the allocation, indemnification or sharing of any Tax (including any Tax Protection Agreement), other than any customary commercial or credit agreement not relating primarily to Taxes.

(xi) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(xii) The Company (A) for the taxable years ended December 31, 2015, and December 31, 2016, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT, (B) has operated since January 1, 2017 in a manner consistent with the requirements for qualification and taxation as a REIT, (C) intends to continue to operate in a manner consistent with the requirements for qualification and taxation as a REIT and (D) has not taken any action that could, or omitted to take any action the omission of which could, reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of the Company, threatened.

(xiii) For U.S. federal income tax purposes, each Subsidiary of the Company has been treated since the later of its acquisition or formation and continues to be treated for U.S. federal income tax purposes as (A) a partnership (or a disregarded entity) and not as an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or (D) a REIT.

(xiv) Neither the Company nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(xv) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(xvi) Neither the Company nor any of its Subsidiaries (other than taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(xvii) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries other than Permitted Liens.

(xviii) As of the date hereof, the Company is not aware of any fact, circumstance or theory of tax liability that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xix) Except for the Spinoff, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. The Spinoff is not a distribution to which Section 355(e) of the Code applies.

(xx) Neither the Company nor any of its Subsidiaries has acquired replacement property within the last two (2) years, or has not yet acquired replacement property, in connection with a transaction intended to qualify under Section 1031 or 1033 of the Code.

(xxi) None of the Company or any of its Affiliates has taken any action that could, or failed to take any action which failure could, reasonably be expected to adversely affect the tax-free status of the Spinoff.

(xxii) The Company has delivered to Ventas, Inc., a Delaware corporation (“Ventas”), pursuant to the Tax Matters Agreement, by and between Ventas and the Company (the “Tax Matters Agreement”), an opinion of its counsel, Sidley Austin LLP, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Mergers will not cause the Spinoff to fail to be tax-free under Section 368(a)(1)(D) or Section 355 (including, for the avoidance of doubt, Section 355(e) and Section 361) of the Code (the “Ventas Opinion”). Prior to the date of this Agreement, the Company has delivered to Parent a true and complete copy of the Ventas Opinion and written confirmation by Ventas that (i) the Ventas Opinion is satisfactory to Ventas for purposes of Section 8.02(d)(y)(ii) of the Tax Matters Agreement and constitutes an “Unqualified Tax Opinion” (within the meaning of the Tax Matters Agreement) and (ii) the requirements of Section 8.02(d) of the Tax Matters Agreement have been met with respect to the Merger. Assuming the accuracy as of the date hereof and as of the Closing Date as though made on such dates of the representations and warranties in Section 3.2(h)(xxi), without giving effect to any qualifications as to Parent Material Adverse Effect therein, the Ventas Opinion has not been withdrawn.

(xxiii) None of the Company’s Subsidiaries is treated as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code).

(i) Material Contracts. (A) Section 3.1(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Material Contracts as of the date of this Agreement and (B) a true, complete and correct copy of each Company Material Contract, as of the date of this Agreement, has been made available by Company to Parent prior to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is, assuming the due authorization, execution and delivery by the other parties thereto, a valid and binding obligation of the Company or the Subsidiary of the Company that is a party thereto, and, to the knowledge of the Company, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of the Company or any of its Subsidiaries is, and to the knowledge of the Company no other party is, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any Subsidiary of the Company’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Material Contract to which the Company or any Subsidiary of the Company is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any material breach, violation or default under any Company Material Contract, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Benefit Plans.

(i) Section 3.1(j)(i) of the Company Disclosure Letter contains a true, correct and complete list of each material Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which the Company or its Subsidiaries is required to contribute to pursuant to applicable Law (the “Company Benefit Plans”). No Company Benefit Plan is established or maintained outside of the United States.

(ii) The Company has made available to Parent prior to the date of this Agreement a true, correct and complete copy of each Company Benefit Plan in effect as of the date hereof and, with respect thereto, if applicable, (A) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (C) the most recent determination or opinion letter from the IRS (if applicable) for such Company Benefit Plan and (D) any material correspondence with a Governmental Entity regarding any Company Benefit Plan.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the IRS as to its qualification, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither the Company nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon the Company or any of its Subsidiaries pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code, (D) there does not now exist, nor, to the knowledge of the Company, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Company Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all periods ending prior to the date hereof have been timely made or paid by the Company or its Subsidiaries in accordance with the provisions of each of the Company Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company in accordance with GAAP and (F) there are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan or any trusts related thereto (other than routine claims for benefits).

(iv) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, maintains, contributes to, or participates in, or has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law (or during any post-termination period during which the former employee is receiving severance).

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of the Company or any of its Subsidiaries under any Company Benefit Plan, (B) increase any benefits otherwise payable or trigger any other obligation under any Company Benefit Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vi) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code or otherwise.

(k) Employment and Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) there are no pending, or, to the knowledge of the Company, threatened strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (B) there is no union organizing effort pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees, and (D) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees, nor has the Company or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.

(iii) Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since December 31, 2014, in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.

(l) Absence of Certain Changes.

(i) From December 31, 2016 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

(ii) Since December 31, 2016, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) From December 31, 2016 through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s prior written consent, would constitute a breach of any of clauses (iii), (iv), (vii), (viii), (ix), (xi), (xiv), (xv), (xvi), (xix), (xx) or (xxii) or, with respect to any of the forgoing clauses, clause (xxiv) of Section 4.1(b).

(m) Board Approval; GP Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote, has (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and declared this Agreement and the transactions contemplated hereby (including the Mergers), on the terms and subject to the conditions set forth in this Agreement, to be advisable and in the best interests of the Company and its stockholders, (ii) duly and validly authorized the execution of this Agreement, (iii) subject to Section 5.4, directed that the adoption of this Agreement be submitted for consideration by the Company stockholders at the Company Stockholders Meeting, (iv) subject to Section 5.4, recommended that the stockholders of the Company adopt this Agreement and determined to include such recommendation in the Joint Proxy Statement/Prospectus and (v) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Company Common Stock as set forth in the Company’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement. The sole Company OP GP and the requisite limited partners of the Company OP have approved and adopted this Agreement, approved the Partnership Merger and the other transactions contemplated hereby. No additional approval of the limited partners of the Company OP is required to effect the transactions contemplated hereby including the Partnership Merger.

(n) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Required Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(o) Properties.

(i) Section 3.1(o)(i)(A) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of the address of each real property owned or leased by the Company or any Subsidiary of the Company, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right title and interest of the Company and any of its Subsidiaries in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 3.1(o)(i)(B) of the Company Disclosure Letter sets forth a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Subsidiary of the Company for purchase or for which no lease exists, but which is required under a written agreement to be leased, ground leased or subleased by the Company or a Subsidiary of the Company after the date of this Agreement.

(ii) The Company or a Subsidiary of the Company owns good and valid fee simple title to (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or holds good and valid leasehold interest in (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Permitted Liens and Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) To the knowledge of the Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) Neither the Company nor any of its Subsidiaries has received (x) written notice that any certificate, permit, approval, license or other similar right from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (y) written notice of any uncured violation of any Laws affecting any of the Company Properties which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any Subsidiary of the Company has received written notice to the effect that (a) there are any rezoning or condemnation proceedings that are pending or, to the knowledge of the Company, threatened in writing with respect to any of the Company Properties, or (b) any zoning or land use regulation, ordinance or other entitlement (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property.

(v) No certificate, variance, permit, approval, license or other similar right from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice through the date hereof of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, in each of the foregoing cases, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vi) Section 3.1(o)(vi)(A) of the Company Disclosure Letter sets forth, as of March 31, 2017, in all material respects, the aggregate monthly rent and security deposit amounts held for each Company Property that is leased or ground leased by the Company or any of its Subsidiaries as the tenant or lessee. Section 3.1(o)(vi)(B) of the Company Disclosure Letter sets forth, as of March 31, 2017, in all material respects, each lease, ground lease or sublease of any Company Property that is leased, ground leased or subleased by the Company or any of its Subsidiaries to a third party (each, a “Company Lease” and collectively, the “Company Leases”), and the aggregate monthly rent and security deposit amounts held pursuant to each such lease, ground lease or sublease. Except for discrepancies, errors or omissions that would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, the rent roll summary attached to Section 3.1(o)(vi)(B) of the Company Disclosure Letter, correctly references the corresponding property with respect to each Company Lease.

(vii) As of the date hereof, true and complete copies of (A) all ground leases creating or affecting the interest of the Company or any of its Subsidiaries in the Company Properties or ground leasing any of the Company Properties to a third party and (B) each Company Lease with respect to which the tenant is an operator that makes annual rental payments to the Company or its Subsidiaries in excess of $5,000,000 annually (the “Material Company Leases”), have been made available to Parent. Except as set forth on Section 3.1(o)(vii) of the Company Disclosure Letter, or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (1) neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Lease with an aggregate annual rent payment to the Company or its Subsidiaries in excess of $500,000, (2) no event has occurred which would result in a breach or violation of, or a default under, any Company Lease with an aggregate annual rent payment to the Company or its Subsidiaries in excess of $500,000 by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto in each case, with or without notice or lapse of time or both and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, and (3) each Company Lease with an aggregate annual rent payment to the Company or its Subsidiaries in excess of $500,000 is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Subsidiary of the Company (assuming due authorization, execution and, individually or in the aggregate, delivery by the other parties thereto) and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by the Bankruptcy and Equitable Exceptions.

(viii) As of the date of this Agreement, no purchase option, right of first refusal, right of first offer or similar right has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(ix) As of the date hereof: (A) there are no unexpired options to purchase, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any material Company Property or any portion thereof that would affect the Company’s, or any of its Subsidiaries’, ownership, lease, ground lease or right to use a Company Property subject to a Material Company Lease, and (B) there are no agreements to enter into any contract for sale, lease, ground lease or binding letter of intent or similar document to sell, lease or ground lease any material Company Property or any portion thereof that is owned by the Company or any Subsidiary of the Company, which, in each case, is in favor of any party other than the Company or a Subsidiary of the Company.

(x) Except pursuant to a Company Lease or any ground lease affecting any Company Property, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries manages the development of any material real property for any third party.

(xi) A list of each title insurance policy or valid marked-up title commitment evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”) in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(xii) As of the date hereof, the Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(xiii) The Company and its Subsidiaries (A) have not received notice of any structural defects, or violation of Law, relating to any Company Properties which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) have not received notice of any physical damage to any Company Properties which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(xiv) As of the date hereof, neither the Company nor any Subsidiary of the Company is a party to any agreement pursuant to which the Company or any Subsidiary of the Company acts as a Company Operator.

(xv) Except as set forth on Section 3.1(o)(xv) of the Company Disclosure Letter (the “Company Permitted Development Expenditures”), as of the date hereof, neither the Company nor any Subsidiary of the Company has any obligation pursuant to any Contract with any Company Operator or Affiliates of any Company Operator, or any other lessee, sublessee or ground lessee of any Company Property, to expend funds to develop or re-develop any Company Property, or to improve, maintain, expand, renovate or repair, or to fund the improvement, maintenance, expansion, renovation or repair, of any of the Company Properties that, in the aggregate of all such obligations, are in excess of $5,000,000.

(xvi) To the knowledge of the Company, except as set forth on Section 3.1(o)(xvi) of the Company Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Company Properties, and the Company and its Subsidiaries have not received any written notice of (and the Company and its Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments that will result in the Taxes or assessments increasing, in each case except which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(xvii) Section 3.1(o)(xvii) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company Properties not leased to unaffiliated third parties and the Company Properties currently managed by each such party (other than with respect to any vacant Company Property).

(xviii) Except as otherwise disclosed on Section 3.1(o)(xviii) of the Company Disclosure Letter or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect, all insurance policies, including any required endorsements thereto, required to be maintained by a tenant under its Company Lease are in full force and effect and are in compliance with all requirements of the applicable Company Lease.

(xix) Section 3.1(o)(xix) of the Company Disclosure Letter lists as of the date hereof (A) each entity (other than Subsidiaries of the Company) and property with respect to which the Company any of its Subsidiaries has any debt securities or equity interest with an unadjusted book value in excess of $1,000,000, (B) any rights of first refusal or first offer with respect to, or any other rights to purchase or otherwise acquire, any such property listed pursuant to the immediately preceding clause (A) granted by the Company or any of its Subsidiaries, and (C) any funding commitments of the Company or any of its Subsidiaries in excess of $1,000,000 with respect to each such entity or property other than obligations to make capital expenditures or provide loans to tenants. None of the Company or any of its Subsidiaries is, and to the knowledge of the Company no other party is, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any Subsidiary of the Company’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Contract providing for any such investment, entity or property, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(p) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Company Properties, are in compliance with all applicable Environmental Laws; (B) there is no litigation, notice of investigation, request for information or other inquiry or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against or affecting any of the Company Properties, under any applicable Environmental Laws; and (C) the Company has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, and no judicial or administrative Order has been issued against or affecting the Company or any of its Subsidiaries or any Company Property which remains unresolved.

(ii) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any lessee, sublessee or other occupant of any of the Company Properties, has used, generated, stored, disposed, treated or handled any Hazardous Materials, including on the Company Properties, or on any prior owned or operated properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Company Properties in violation of applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has caused a release of Hazardous Materials, including on the Company Properties, and, to the knowledge of the Company, no other Person has caused a release or threatened release of Hazardous Materials on the Company Properties (and no such Company Properties are contaminated by any Hazardous Materials from any source), in each case that would reasonably be expected to result in liability on the part of the Company or any Subsidiary under any Environmental Laws.

(iii) To the knowledge of the Company, all Hazardous Materials which have been removed by the Company or any Subsidiary of the Company from any Company Properties and any properties formerly owned, leased or operated by the Company were handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

(iv) The Company, each Subsidiary of the Company and, to the knowledge of the Company, all other persons leasing, occupying or operating Company Properties, have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(v) Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order, and none of the Company, any of its Subsidiaries and any of the Company Properties is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no notice of investigation, litigation or other proceeding is pending or threatened either against the Company or any of its Subsidiaries, or, to the knowledge of the Company, with respect to any of the Company Properties, under any Environmental Law.

(vi) Neither the Company nor any of its Subsidiaries has assumed by contract any liability of any third party under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(q) Intellectual Property. Section 3.1(q) of the Company Disclosure Letter sets forth a true, correct and complete list (in all material respects) of all Company Intellectual Property that is issued by, filed with, registered with, or the subject of a pending application before any Governmental Entity, and that is owned or purported to be owned by the Company (the “Company Registered IP”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own, free and clear of all Liens, other than Permitted Liens, or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other Intellectual Property Rights (including any registrations or applications for registration of any of the foregoing) that are used in the business of Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”), (ii) neither the Company nor any such Subsidiary has received any written notice of a claim that the business of the Company and its Subsidiaries infringes, misappropriates or otherwise violates, or since December 31, 2014 through the date hereof has infringed, misappropriated or otherwise violated, and to the knowledge of the Company, the business of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate, or otherwise violate, the Intellectual Property Rights of any other Person and (iii) to the knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to maintain and protect each material item of Company Intellectual Property that they own or purport to own.

(r) Permits.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by the Company and its Subsidiaries or applicable to the Company Properties are valid, in full force and effect, and necessary to conduct the business presently conducted by the Company and its Subsidiaries and to operate the Company Properties, materially in accordance with applicable Health Care Laws, and substantially in the manner described in the Company SEC Documents filed prior to the date hereof, (B) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to be made on a timely basis with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities, and (C) neither the Company nor any of its Subsidiaries has received any claim or notice indicating that the Company, any of its Subsidiaries or any of the Company Properties (or the tenant or operator thereof) is currently not in compliance with the terms of any such Permits, and to the knowledge of the Company no such noncompliance exists.

(ii) Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries are, and, to the knowledge of the Company, each Company Operator is, in compliance with all applicable Health Care Laws relating to the ownership and operation of any Company

Properties, (B) neither the Company nor its Subsidiaries or, to the knowledge of the Company, any Company Operator, has received any written notice from any Governmental Entity alleging any violation of any applicable Health Care Law relating to the ownership and operation of any Company Properties, and (C) to the knowledge of the Company, no Legal Proceeding or Order by any Governmental Entity or arbitrator exists or is pending against the Company Properties or any Company Operator, alleging any failure to comply with Health Care Laws relating to the ownership and operation of any Company Properties.

(iii) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Subsidiary of the Company that is required to be certified for participation in and reimbursement under any material Third Party Payor program is so certified and has current provider numbers and provider agreements for each material Third Party Payor program under which it is presently receiving payments.

(s) Insurance. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as is reasonable and customary for their business. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Subsidiary of the Company pending under any of the insurance policies (including title insurance policies, fidelity bonds or other insurance service contracts) providing coverage for Company Properties that has been denied or disputed by the insurer. The Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in the Company’s industry.

(t) Investment Company Act of 1940. Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. as its financial advisors.

(v) Opinion of the Company’s Financial Advisors. The Board of Directors of the Company has received the opinion of each of its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock. A true and correct copy of each such opinion will be provided to Parent by the Company solely for informational purposes within three Business Days after the Company has received written copies of such opinions.

(w) Related Party Transactions. Except as set forth in Section 3.1(w) of the Company Disclosure Letter or in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from December 31, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Subsidiary of the Company, on the one hand, and any Affiliates (other than Subsidiaries of the Company) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

(x) Takeover Statutes. The Board of Directors of the Company has taken all action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated hereby assuming the accuracy of the representations and warranties contained as in Section 3.2(y).

(y) Ownership of Parent Common Stock. Neither the Company nor any of its Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of Parent as defined in Section 3-601 of the MGCL. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Parent Common Stock), any Parent Common Stock or other securities convertible into, exchangeable for or exercisable for Parent Common Stock or any securities of any Subsidiary of Parent and neither the Company nor any of its Subsidiaries has any rights to acquire any Parent Common Stock except pursuant to this Agreement.

(z) Representations Regarding Company Joint Ventures. Except as set forth on Section 3.1(z) of the Company Disclosure Letter, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transactions contemplated hereby, or compliance by the Company with any of the provisions of this Agreement will: (i) violate any provision of the organizational documents of any Company Joint Venture; or (ii) to the knowledge of the Company: (A) violate any requirements of Law relating to the Company Joint Ventures; (B) violate any Order to which any of the Company Joint Ventures is subject; (C) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Entity relating to any Company Joint Venture; or (D) (x) require a consent, approval or waiver from, or notice to any party pursuant to any joint venture agreement, shareholder agreement or similar agreement relating to a Company Joint Venture to which the Company or any of its Subsidiaries is a party or (y) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party the right to terminate, cancel or modify any joint venture agreement, shareholder agreement or similar agreement relating to a Company Joint Venture to which the Company or any of its Subsidiaries is a party, except, in each case, for any failure to obtain such permits, authorizations, consents or approvals, any failure to make such filings or any such modifications, violations, rights, impositions, breaches or defaults, which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(aa) Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. The Company has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Parent, Merger Sub and the other Subsidiaries of Parent and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent, Merger Sub and the other Subsidiaries of Parent for such purposes. In entering into this Agreement, the Company has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, any of its Subsidiaries, including Merger Sub, or any of their respective Affiliates, shareholders, controlling persons, trustees or Representatives that are not expressly set forth in Section 3.2 of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Except for the representations and warranties expressly set forth in Section 3.2 of this Agreement, (a) neither of Parent nor Merger Sub makes, and each has not made, any representations or warranties relating to either of Parent or Merger Sub or their respective businesses or otherwise in connection with the Mergers, (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to either of Parent or Merger Sub or their respective businesses or otherwise in connection with the Mergers, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Section 3.2 of this Agreement.

Section 3.2 Representations and Warranties of Parent and Merger Sub. The following representations and warranties by Parent and Merger Sub are qualified in their entirety by reference to the disclosures (x) in the Parent SEC Documents (excluding any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) filed on or after December 31, 2014 and prior to the date hereof (and then (i) only to the extent that the relevance of any disclosed event, item or occurrence in such Parent SEC Documents to a matter covered by a representation or warranty set forth in this Section 3.2 is reasonably apparent on its face as to matters and items which are the subject of such representation or warranty, and (ii) other than matters required to be disclosed for purposes of Section 3.2(a) and Section 3.2(b), which matters shall only be qualified by specific disclosure in the corresponding section of the Parent Disclosure Letter), and (y) set forth in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on its face from the text of the disclosure made. Subject to the foregoing, Parent and Merger Sub, on a joint and several basis, represent and warrant to the Company that:

(a) Organization, Standing and Power.

(i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Parent has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except where the failure to have such corporate power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or to be in good standing as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has previously made available to the Company true and complete copies of the Organizational Documents, as applicable, of Parent, Merger Sub and its Significant Subsidiaries, in each case as in effect as of the date hereof. Parent’s Organizational Documents are in full force and effect, and Parent is not in violation of any of its Organizational Documents. Merger Sub’s Organizational Documents are in full force and effect, and Merger Sub is not in violation of any of its Organizational Documents. All issued and outstanding shares of capital stock of, or other equity interests in the Parent OP and any Significant Subsidiary of Parent are wholly owned, directly or indirectly, by Parent free and clear of all Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all shares of capital stock of, or other equity interests in, each such Subsidiary of Parent have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (other than in the case of the Parent OP, preemptive rights of the Parent OP GP).

(ii) Section 3.2(a)(ii) of the Parent Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of Parent, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary, and the status of such Subsidiary for U.S. federal income tax purposes as a REIT, a

“qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code, a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, a partnership, or an entity that is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3. The Organizational Documents of all Significant Subsidiaries of Parent are in full force and effect and the Significant Subsidiaries of Parent are not in violation of any of their respective Organizational Documents in any material respect.

(iii) All issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent (other than the Parent OP and any Significant Subsidiary of Parent, which are addressed in clause (i) above) are wholly owned, directly or indirectly, by Parent free and clear of all Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all shares of capital stock of, or other equity interests in, each such Subsidiary of Parent have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(iv) Parent (directly or indirectly) owns beneficially and of record all of the outstanding limited liability company interests in Merger Sub and is the sole member and managing member of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(b) Capital Structure.

(i) As of the date hereof, the authorized capital stock of Parent consists of 125,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock, of which 5,750,000 shares are classified and designated as 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series A Parent Preferred Stock”). As of the close of business on May 4, 2017 (the “Parent Capitalization Date”), (A) 65,410,668 shares of Parent Common Stock were issued and outstanding, (B) 5,750,000 shares of Series A Parent Preferred Stock were issued and outstanding, (C) 3,446,552 shares of Parent Common Stock were authorized and reserved for issuance under the Parent Equity Plans, (D) Parent Stock Unit Awards relating to 1,401,491 shares of Parent Common Stock were outstanding, which number includes 1,087,958 shares of Parent Common Stock subject to outstanding Parent Performance Stock Unit Awards assuming the achievement of maximum performance, and (E) no shares of Parent Common Stock or Series A Parent Preferred Stock were held by Subsidiaries of Parent. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. All the shares of Parent Common Stock that may be issued in connection with the Merger pursuant to Section 2.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

(ii) Except as set forth in Section 3.2(b)(i), as of the date hereof: (A) Parent does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date as a result of the settlement of Parent Stock Unit Awards outstanding as of the Parent Capitalization Date and any conversion of any shares of Parent Preferred Stock in accordance with the terms thereof (if any) and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests of Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is a party or otherwise bound obligating Parent to (1) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or any wholly owned Subsidiary of Parent); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, in each case with respect to capital stock or other equity interest of Parent or any of its Subsidiaries; (3) redeem or otherwise acquire any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent that is not wholly owned. Parent has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests that remain outstanding.

(iii) As of the date hereof, no Voting Debt of Parent or any of its Subsidiaries is issued or outstanding.

(iv) As of the date hereof, there are no voting trusts, proxies or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(v) As of the date hereof, all dividends or other distributions on the Parent Common Stock, Parent Preferred Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(vi) Parent has made available to the Company all waivers granted by Parent prior to the execution hereof under its Organizational Documents with respect to ownership limits of capital stock of Parent.

(c) Authority; No Violation.

(i) Each of Parent, the Parent OP and Merger Sub has all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and, in the case of Parent, subject to the receipt of the Parent Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Parent OP and Merger Sub, and the performance by Parent, Parent OP and Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby, have been declared advisable and duly authorized by the Board of Directors of Parent (in the case of Parent), the Parent OP GP and the requisite limited partners of Parent OP in the case of Parent OP and the sole member and managing member of Merger Sub (in the case of Merger Sub) and all other necessary corporate, limited liability company or limited partnership action on the part of Parent, Parent OP and Merger Sub, other than the receipt of the Parent Required Vote (in the case of Parent), and the due filing of the Certificate of Merger, DESM Certificate of Merger and Partnership Certificate of Merger with the Delaware Secretary and the MDSM Articles of Merger with the SDAT, and no other corporate, limited liability company or limited partnership proceedings on the part of Parent, Parent OP or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Parent OP and Merger Sub and constitutes, subject to the execution and delivery by the Company and Company OP, a valid and binding obligation of Parent, Parent OP and Merger Sub, enforceable against Parent, Parent OP and Merger Sub in accordance with its terms, except as may be limited by applicable Bankruptcy and Equitable Exceptions.

(ii) The execution and delivery by each of Parent, Parent OP and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Parent, Parent OP and Merger Sub will not, (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon Parent or any Subsidiary of Parent or result in the creation of any Lien upon any of the properties or assets of Parent, Merger Sub or any other Subsidiary of Parent, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Parent, Parent OP, Merger Sub or any other Subsidiary of Parent or (C) assuming that all consents, approvals and authorizations contemplated by clauses (A) through (D) of Section 3.2(c)(iii) have been obtained and all filings and notifications described in such clauses have been made, conflict with or result in any violation of any Laws applicable to Parent, Parent OP, Merger Sub or any other Subsidiary of Parent or any of their respective properties or assets, other than in the case of clauses (A), (B) and (C), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent or materially impair or delay the transactions contemplated by this Agreement.

(iii) Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) required filings or approvals under the Exchange Act and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE or NASDAQ and (D) the due filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the DLLCA, the due filing of the Partnership Certificate of Merger with the Delaware Secretary pursuant to the DRUPA, the due filing of the DESM Certificate of Merger with the Delaware Secretary pursuant to the DLLCA and the due filing of the MDSM Articles of Merger with the SDAT pursuant to the MGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Parent OP, Merger Sub or any other Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent, Parent OP and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent or materially impair or delay the transactions contemplated by this Agreement.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) Parent has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2014, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and, except to the extent information contained in such Parent SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed or furnished Parent SEC Document, none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, none of the Parent SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved. As of the date of this Agreement, no Subsidiary of Parent is separately subject to the periodic reporting requirements of the Exchange Act.

(ii) The financial statements of Parent included or incorporated by reference in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries and the combined consolidated statements of income and comprehensive income and combined consolidated statements of equity of such companies as of the dates and for the periods shown (subject, in the case of the unaudited statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(iii) Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) which is designed to provide reasonable assurances regarding the reliability of financial reporting. Parent (x) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company, Parent’s outside auditors and the audit committee of the Board of Directors of Parent (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since December 31, 2014, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

(iv) Since December 31, 2014, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(v) There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (A) liabilities or obligations reflected or reserved against in Parent’s most recent balance sheet or in the notes thereto contained in the Parent SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; (D) for future performance under any Contracts to which Parent or any of its Subsidiaries is a party or bound; and (E) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(vi) Neither Parent nor any Subsidiary of Parent is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Subsidiary of Parent or any of their financial statements.

(e) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form as to Parent and Merger Sub in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made in the Form S-4 or the Joint Proxy Statement/Prospectus or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

(f) Compliance with Laws. Parent and each of its Subsidiaries are in, and have since December 31, 2014 been in, compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice since December 31, 2014, asserting a failure to comply with any such Law, the subject of which written notice has not been resolved, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, or Representative of Parent or any of its Subsidiaries has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

(g) Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets or any executive officer or director of Parent or any of its Subsidiaries (in their capacity as such), which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, there is no Legal Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries nor is there any Order against Parent or any of its Subsidiaries, in each case, that would reasonably be expected to prevent or materially impair or delay the transactions contemplated by this Agreement.

(h) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Each of Parent and its Subsidiaries has (A) duly and timely filed (or caused to be filed) all Tax Returns required to have been filed by it (taking into account any extensions actually received), and all such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be paid in full), or made adequate provision for, all Taxes required to have been paid by it (whether or not shown on any Tax Return) and (C) complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code and any similar provisions of state or foreign Law) and has duly and timely withheld and paid over to the appropriate governmental authorities any and all amounts required by Law to have been so withheld and paid over.

(ii) In the past five years, neither Parent nor any of its Subsidiaries has received a claim by any governmental authority in a jurisdiction where Parent or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(iii) There are no unresolved disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for or with regard to any Taxes or Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any unresolved litigation or administrative proceeding relating to Taxes.

(iv) No deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to Parent’s knowledge, threatened, by any governmental authority, which deficiency has not yet been settled or satisfied.

(v) Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes.

(vi) Neither Parent nor any of its Subsidiaries has extended or waived (or granted any extension or waiver of) the limitation period for the assessment or collection of any Tax, which extension or waiver remains in effect.

(vii) Neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled.

(viii) Neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(ix) Since Parent’s formation, (A) neither Parent nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (B) neither Parent nor any of its Subsidiaries has incurred any liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.

(x) Neither Parent nor any of its Subsidiaries is a party to or has any liability or potential obligation under any agreement or arrangement that provides for the allocation, indemnification or sharing of any Tax (including any Tax Protection Agreement), other than any customary commercial or credit agreement not relating primarily to Taxes.

(xi) Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent or a Subsidiary of Parent) or (B) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(xii) Parent (A) for the taxable years ended December 31, 2011 through December 31, 2016, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT, (B) has operated since January 1, 2017 in a manner consistent with the requirements for qualification and taxation as a REIT, (C) intends to continue to operate in a manner consistent with the requirements for qualification and taxation as a REIT and (D) has not taken any action that could, or omitted to take any action the omission of which could, reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Parent, threatened.

(xiii) For U.S. federal income tax purposes, each Subsidiary of Parent has been treated since the later of its acquisition or formation and continues to be treated for U.S. federal income tax purposes as (A) a partnership (or a disregarded entity) and not as an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or (D) a REIT.

(xiv) Neither Parent nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(xv) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(xvi) Neither Parent nor any of its Subsidiaries (other than taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(xvii) There are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries other than Permitted Liens.

(xviii) As of the date hereof, Parent is not aware of any fact, circumstance or theory of tax liability that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xix) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(xx) Neither the Parent nor any of its Subsidiaries has acquired replacement property within the last two (2) years, or has not yet acquired replacement property, in connection with a transaction intended to qualify under Section 1031 or 1033 of the Code.

(xxi) All of the representations contained in the representation letter delivered by Parent to Sidley Austin LLP as of May 5, 2017 in connection with the Ventas Opinion are true and correct in all respects.

(i) Material Contracts. (A) Section 3.2(i) of the Parent Disclosure Letter sets forth a true, correct and complete list of all Parent Material Contracts as of the date of this Agreement and (B) a true, complete and correct copy of each Parent Material Contract, as of the date of this Agreement, has been made available by Parent to the Company prior to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is, assuming the due authorization, execution and delivery by the other parties thereto, a valid and binding obligation of Parent or the Subsidiary of Parent that is a party thereto, and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and its Subsidiaries and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of Parent or any of its Subsidiaries is, and to the knowledge of Parent no other party is, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any Subsidiary of Parent’s action or inaction or, to the knowledge of Parent, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Material Contract to which Parent or any Subsidiary of Parent is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received notice of any material breach, violation or default under any Parent Material Contract, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(j) Benefit Plans.

(i) Section 3.2(j)(i) of the Parent Disclosure Letter contains a true, correct and complete list of each material Benefit Plan sponsored, maintained or contributed to by the Parent or any of its Subsidiaries, or which the Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which the Parent or its Subsidiaries is required to contribute to pursuant to applicable Law (the “Parent Benefit Plans”). No Parent Benefit Plan is established or maintained outside of the United States.

(ii) Parent has made available to the Company prior to the date of this Agreement a true, correct and complete copy of each Parent Benefit Plan in effect as of the date hereof and, with respect thereto, if applicable, (A) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (C) the most recent determination or opinion letter from the IRS (if applicable) for such Parent Benefit Plan and (D) any material correspondence with a Governmental Entity regarding any Parent Benefit Plan.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or is the subject of a favorable opinion letter from the IRS as to its qualification, and, to the knowledge of Parent, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither Parent nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon Parent or any of its Subsidiaries pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code, (D) there does not now exist, nor, to the knowledge of Parent, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Parent Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all periods ending prior to the date hereof have been timely made or paid by Parent or its Subsidiaries in accordance with the provisions of each of the Parent Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Parent in accordance with GAAP and (F) there are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan or any trusts related thereto (other than routine claims for benefits).

(iv) None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates, maintains, contributes to, or participates in, or has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law (or during any post-termination period during which the former employee is receiving severance).

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of Parent or any of its Subsidiaries under any Parent Benefit Plan, (B) increase any benefits otherwise payable or trigger any other obligation under any Parent Benefit Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vi) No Parent Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code or otherwise.

(k) Employment and Labor Matters.

(i) Neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) there are no pending, or, to the knowledge of Parent, threatened strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (B) there is no union organizing effort pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to Parent Employees and (D) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees, nor has Parent or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.

(iii) Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and have been since December 31, 2014, in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.

(l) Absence of Certain Changes.

(i) Since December 31, 2016 through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

(ii) Since December 31, 2016, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) From December 31, 2016 through the date of this Agreement, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s prior written consent, would constitute a breach of any of clauses (iii), (iv), (vii), (viii), (ix), (xi), (xiv), (xv), (xvi), (xx) or (xxi) or, with respect to any of the forgoing clauses, clause (xxii) of Section 4.2(b).

(m) Board Approval; GP Approval. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote, has (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of Parent Common Stock in connection with the Merger, in each case on the terms and subject to this Agreement (the “Parent Stock Issuance”)), (ii) declared this Agreement and the transactions contemplated hereby, including the Mergers and the Parent Stock Issuance, in each case on the terms and subject to the conditions set forth in this Agreement, to be advisable and in the best interests of Parent and its stockholders, (iii) duly and validly authorized the execution and delivery of this Agreement, (iv) subject to Section 5.4, directed that the Parent Stock Issuance be submitted for consideration by Parent stockholders at the Parent Stockholders Meeting, (v) subject to Section 5.4, recommended that the stockholders of Parent vote in favor of the approval of the Parent Stock Issuance and determined to include such recommendation in the Joint Proxy Statement/Prospectus, and (vi) taken all appropriate and necessary actions to render any and all limitations on mergers and business combinations as set forth in Parent’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement. Parent, in its capacity as sole member and managing member of Merger Sub, has approved and adopted this Agreement and has approved the Merger, the Subsequent Merger and the other transactions contemplated hereby. The sole Parent OP GP and the requisite limited partners of the Parent OP have approved and adopted this Agreement, approved the Partnership Merger and the other transactions contemplated hereby. No additional approval of the limited partners of the Parent OP is required to effect the transactions contemplated hereby including the Partnership Merger.

(n) Vote Required. The affirmative vote of a majority of the votes cast by holders of Parent Common Stock at the Parent Stockholders Meeting (the “Parent Required Vote”) is the only vote of the holders of any class or series of shares of capital stock of Parent necessary to approve the Parent Stock Issuance.

(o) Properties.

(i) Section 3.2(o)(i)(A) of the Parent Disclosure Letter sets forth a true, correct and complete list as of the date hereof of the address of each real property owned or leased by the Parent or any Subsidiary of the Parent, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right title and interest of Parent and any of its Subsidiaries in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property are individually referred to herein as a “Parent Property” and collectively referred to herein as the “Parent Properties”). Section 3.2(o)(i)(B) of the Parent Disclosure Letter sets forth a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Parent or a Subsidiary of Parent for purchase or for which no lease exists, but which is required under a written agreement to be leased, ground leased or subleased by Parent or a Subsidiary of Parent after the date of this Agreement.

(ii) Parent or a Subsidiary of Parent owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or holds good and valid leasehold interest in (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, except for Permitted Liens and Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) To the knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iv) Neither Parent nor any of its Subsidiaries has received (x) written notice that any certificate, permit, approval, license or other similar right from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (y) written notice of any uncured violation of any Laws affecting any of the Parent Properties which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent nor any Subsidiary of Parent has received written notice to the effect that (a) there are any rezoning or condemnation proceedings that are pending or, to the knowledge of Parent, threatened in writing with respect to any of the Parent Properties, or (b) any zoning or land use regulation or ordinance or other entitlement (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property.

(v) No certificate, variance, permit, approval, license or other similar right from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and neither Parent nor any of its Subsidiaries has received written notice through the date hereof of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, in each of the foregoing cases, except as would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect.

(vi) Section 3.2(o)(vi)(A) of the Parent Disclosure Letter sets forth, as of March 31, 2017, in all material respects, the aggregate monthly rent and security deposit amounts held for each Parent Property that is leased or ground leased by the Company or any of its Subsidiaries as the tenant or lessee. Section 3.2(o)(vi)(B) of the Parent Disclosure Letter sets forth, as of March 31, 2017, in all material respects, each lease, ground lease or sublease of any Parent Property that is leased, ground leased or subleased by Parent or any of its Subsidiaries to a third party (each, a “Parent Lease” and collectively, the “Parent Leases”), and the aggregate monthly rent and security deposit amounts held pursuant to each such lease, ground lease or sublease. Except for discrepancies, errors or omissions that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the rent roll summaries attached to Section 3.2(o)(vi)(B) of the Parent Disclosure Letter, correctly references the corresponding property with respect to each Parent Lease.

(vii) As of the date hereof, true and complete copies of (A) all ground leases creating or affecting the interest of Parent or any of its Subsidiaries in the Parent Properties or ground leasing any of the Parent Properties to a third party and (B) each Parent Lease with respect to which the tenant is an operator that makes annual rental payments to Parent or its Subsidiaries in excess of $5,000,000 annually (the “Material Parent Leases”), have been made available to the Company. Except as set forth on Section 3.2(o)(vii) of the Parent Disclosure Letter, or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (1) neither Parent nor any of its Subsidiaries is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Lease with an aggregate annual rent payment to Parent or its Subsidiaries in excess of $500,000, (2) no event has occurred which would result in a breach or violation of, or a default under, any Parent Lease with an aggregate annual rent payment to Parent or its Subsidiaries in excess of $500,000 by Parent or any of its Subsidiaries, or, to the knowledge of Parent, any other party thereto in each case, with or without notice or lapse of time or both and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, and (3) each Parent Lease with an aggregate annual rent payment to Parent or its Subsidiaries in excess of $500,000 is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Subsidiary of Parent (assuming due authorization, execution and, individually or in the aggregate, delivery by the other parties thereto) and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by the Bankruptcy and Equitable Exceptions.

(viii) As of the date of this Agreement, no purchase option, right of first refusal, right of first offer or similar right has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(ix) As of the date hereof: (A) there are no unexpired options to purchase, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any material Parent Property or any portion thereof that would affect Parent’s, or any of its Subsidiaries’, ownership, lease, ground lease or right to use a Parent Property subject to a Material Parent Lease, and (B) there are no agreements to enter into any contract for sale, lease, ground lease or binding letter of intent or similar document to sell, lease or ground lease any material Parent Property or any portion thereof that is owned by any Subsidiary of Parent, which, in each case, is in favor of any party other than Parent or a Subsidiary of Parent.

(x) Except pursuant to a Parent Lease or any ground lease affecting any Parent Property, neither Parent nor any of its Subsidiaries is a party to any agreement pursuant to which Parent or any of its Subsidiaries manages the development of any material real property for any third party.

(xi) A list of each title insurance policy or valid marked-up title commitment evidencing title insurance with respect to each Parent Property (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”) in the possession of Parent has been made available to the Company. No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(xii) As of the date hereof, Parent and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(xiii) Parent and its Subsidiaries (A) have not received notice of any structural defects, or violation of Law, relating to any Parent Properties which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) have not received notice of any physical damage to any Parent Properties which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in each case for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(xiv) As of the date hereof, neither Parent nor any Subsidiary of Parent is a party to any agreement pursuant to which Parent or any Subsidiary of Parent acts as a Parent Operator.

(xv) Except as set forth on Section 3.2(o)(xv) of the Parent Disclosure Letter (the “Parent Permitted Development Expenditures”), as of the date hereof, neither Parent nor any Subsidiary of Parent has any obligation pursuant to any Contract with any Parent Operator or Affiliates of any Parent Operator, or any other lessee, sublessee or ground lessee of any Parent Property, to expend funds to develop or re-develop any Parent Property, or to improve, maintain, expand, renovate or repair, or to fund the improvement, maintenance, expansion, renovation or repair, of any of the Parent Properties that, in the aggregate of all such obligations, are in excess of $5,000,000.

(xvi) To the knowledge of Parent, except as set forth on Section 3.2(o)(xvi) of the Parent Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Parent Properties, and Parent and its Subsidiaries have not received any written notice of (and Parent and its Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Parent Properties or of any proposed public improvement assessments that will result in the Taxes or assessments increasing, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(xvii) Section 3.2(o)(xvii) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to the Parent Properties not leased to unaffiliated third parties and the Properties currently managed by each such party (other than with respect to any vacant Parent Property).

(xviii) Except as otherwise disclosed on Section 3.2(o)(xviii) of the Parent Disclosure Letter or except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all insurance policies, including any required endorsements thereto, required to be maintained by a tenant under its Parent Lease are in full force and effect and are in compliance with all requirements of the applicable Parent Lease.

(xix) Section 3.2(o)(xix) of the Parent Disclosure Letter lists as of the date hereof (A) each entity (other than Subsidiaries of Parent) and property with respect to which Parent any of its Subsidiaries has any debt securities or equity interest with an unadjusted book value in excess of $1,000,000, (B) any rights of first refusal or first offer with respect to, or any other rights to purchase or otherwise acquire, any such property listed pursuant to the immediately preceding clause (A) granted by the Company or any of its Subsidiaries, and (C) any funding commitments of Parent or any of its Subsidiaries in excess of $1,000,000 with respect to each such entity or property other than obligations to make capital expenditures or provide loans to tenants. None of Parent or any of its Subsidiaries is, and to the knowledge of Parent no other party is, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any Subsidiary of Parent’s action or inaction or, to the knowledge of Parent, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Contract providing for any such investment, entity or property, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(p) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) (A) Parent, each of its Subsidiaries and, to the knowledge of Parent, each of the Parent Properties are in compliance with all applicable Environmental Laws; (B) there is no litigation, notice of investigation, request for information or other inquiry or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or against or affecting any of the Parent Properties under any applicable Environmental Laws; and (C) Parent has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, and no judicial or administrative Order has been issued against or affecting Parent or any of its Subsidiaries or any Parent Property which remains unresolved.

(ii) Neither Parent nor any its Subsidiaries, nor, to the knowledge of Parent, any lessee, sublessee or other occupant of any of the Parent Properties, has used, generated, stored, disposed, treated or handled any Hazardous Materials, including on the Parent Properties or on any prior owned or operated properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Parent Properties in violation of applicable Environmental Laws. Neither Parent nor any of its Subsidiaries has caused a release of Hazardous Materials, including on the Parent Properties, and, to the knowledge of Parent, no other Person has caused a release or threatened release of Hazardous Materials on the Parent Properties (and no such Parent Properties are contaminated by any Hazardous Materials from any source), in each case that would reasonably be expected to result in liability on the part of the Company or any Subsidiary under any Environmental Laws.

(iii) To the knowledge of Parent, all Hazardous Materials which have been removed by Parent or any Subsidiary of Parent from any Parent Properties and any properties formerly owned, leased or operated by Parent were handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

(iv) Parent, each Subsidiary of Parent and, to the knowledge of Parent, all other persons leasing, occupying or operating Parent Properties, have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(v) Neither Parent nor any of its Subsidiaries has entered into or agreed to any Order and none of Parent, any of its Subsidiaries and any of the Parent Properties is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no notice of investigation, litigation or other proceeding is pending or threatened either against Parent or any of its Subsidiaries or, to the knowledge of Parent, with respect to any of the Parent Properties, under any Environmental Law.

(vi) Neither Parent nor any of its Subsidiaries has assumed by contract any liability of any third party under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(q) Intellectual Property. Section 3.2(q) of the Parent Disclosure Letter sets forth a true, correct and complete list (in all material respects) of all Parent Intellectual Property that is issued by, filed with, registered with, or the subject of a pending application before any Governmental Entity, and that is owned or purported to be owned by the Parent (the “Parent Registered IP”). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own, free and clear of all Liens, other than Permitted Liens, or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other Intellectual Property Rights (including any registrations or applications for registration of any of the foregoing) that are used in the business of Parent and its Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”), (ii) neither Parent nor any such Subsidiary has received any written notice of a claim that the business of Parent and its Subsidiaries infringes, misappropriates or otherwise violates, or since December 31, 2014 through the date hereof has infringed, misappropriated or otherwise violated, and to the knowledge of Parent, the business of Parent and its Subsidiaries as presently conducted does not infringe, misappropriate, or otherwise violate, the Intellectual Property Rights of any other Person and (iii) to the knowledge of Parent, no other Person is infringing, misappropriating or otherwise violating any Parent Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have taken reasonable steps to maintain and protect each material item of Parent Intellectual Property that they own or purport to own.

(r) Permits.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) the Permits held by Parent and its Subsidiaries or applicable to the Parent Properties are valid, in full force and effect, and necessary to conduct the business presently conducted by Parent and its Subsidiaries and to operate the Parent Properties, materially in accordance with applicable Health Care Laws, and substantially in the manner described in the Parent SEC Documents filed prior to the date hereof, (B) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (C) neither Parent nor any of its Subsidiaries has received any claim or notice indicating that Parent, any of its Subsidiaries or any of the Parent Properties (or the tenant or operator thereof) is currently not in compliance with the terms of any such Permits, and to the knowledge of Parent no such noncompliance exists.

(ii) Except as would not reasonably be expected to have a Parent Material Adverse Effect, (A) Parent and its Subsidiaries are, and, to the knowledge of Parent, each Parent Operator is, in compliance with all applicable Health Care Laws relating to the ownership and operation of any Parent Properties, (B) neither Parent nor its Subsidiaries or, to the knowledge of Parent, any Parent Operator, has received any written notice from any Governmental Entity alleging any violation of any applicable Health Care Law relating to the ownership and operation of any Parent Properties, and (C) to the knowledge of Parent, no Legal Proceeding or Order by any Governmental Entity or arbitrator exists or is pending against the Parent Properties or any Parent Operator, alleging any failure to comply with Health Care Laws relating to the ownership and operation of any Parent Properties.

(iii) Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Subsidiary of Parent that is required to be certified for participation in and reimbursement under any material Third Party Payor program is so certified and has current provider numbers and provider agreements for each material Third Party Payor program under which it is presently receiving payments.

(s) Insurance. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as is reasonable and customary for their business. Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent or any Subsidiary of Parent pending under any of the insurance policies (including title insurance policies, fidelity bonds or other insurance service contracts) providing coverage for Parent Properties that has been denied or disputed by the insurer. Parent or the applicable Subsidiary of Parent has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Parent nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Parent or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Parent’s industry.

(t) Investment Company Act of 1940. Neither Parent nor any Subsidiary of Parent is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders. Neither Parent, Merger Sub nor any of their Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed UBS Securities LLC as its financial advisor.

(v) Opinion of Parent Financial Advisor. The Board of Directors of Parent has received the opinion of its financial advisor, UBS Securities LLC, to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. A true and correct copy of such opinion will be provided to the Company by Parent solely for informational purposes within three Business Days after Parent has received a written copy of such opinion.

(w) Related Party Transactions. Except as set forth in Section 3.2(w) of the Parent Disclosure Letter or in the Parent SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from December 31, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Subsidiary of Parent, on the one hand, and any Affiliates (other than Subsidiaries of Parent) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

(x) Takeover Statutes. The Board of Directors of Parent has taken all action necessary to render inapplicable to this Agreement, the Mergers and the other transactions contemplated hereby, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, Subtitle 7 of Title 3 of the MGCL and any other similar applicable Law. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated hereby assuming the accuracy of the representations and warranties contained in Section 3.1(y).

(y) Ownership of Company Common Stock. Neither Parent, Merger Sub nor any of their respective Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Company Common Stock), any Company Common Stock or other securities convertible into, exchangeable for or exercisable for Company Common Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any Company Common Stock except pursuant to this Agreement.

(z) Representations Regarding Parent Joint Ventures. Except as set forth on Section 3.2(z) of the Parent Disclosure Letter, none of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Merger or any other transactions contemplated hereby, or compliance by Parent with any of the provisions of this Agreement will: (i) violate any provision of the organizational documents of any Parent Joint Venture; or (ii) to the knowledge of Parent, (A) violate any requirements of Law relating to the Parent Joint Ventures; (B) violate any Order to which any of the Parent Joint Ventures is subject; (C) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Entity relating to any Parent Joint Venture; or (D) (x) require a consent, approval or waiver from, or notice to any party pursuant to any joint venture agreement, shareholder agreement or similar agreement relating to a Parent Joint Venture to which Parent or any of its Subsidiaries is a party or (y) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party the right to terminate, cancel or modify any joint venture agreement, shareholder agreement or similar agreement relating to a Parent Joint Venture to which Parent or any of its Subsidiaries is a party, except, in each case, for any failure to obtain such permits, authorizations, consents or approvals, any failure to make such filings or any such modifications, violations, rights, impositions, breaches or defaults, which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(aa) Financing.

(i) Parent has delivered to the Company true and complete copies of the executed commitment letter (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (the “Debt Commitment Letter”) from the financial institutions and other lenders (the “Lenders”) identified therein, pursuant to which the Lenders have committed, subject only to the terms and subject to the conditions set forth therein, to lend the amounts set forth therein (the “Financing”). Parent has also delivered to the Company true and complete copies of any fee letter (with only the fee amounts and pricing caps (none of which individually or in the aggregate would reduce the amount of the Financing or adversely affect the availability of the Financing or delay or prevent the Closing or make the funding of the Financing less likely to occur) redacted) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter”) and any engagement letters or other agreements relating to the Financing.

(ii) As of the date hereof, the Debt Commitment Letter is in full force and effect and has not been withdrawn, terminated or rescinded or, except as permitted by Section 5.13 after the date hereof, otherwise amended, supplemented or modified (or contemplated to be amended, supplemented or modified) in any respect. The Debt Commitment Letter, in the form delivered to the Company, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against such parties in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). There are no side letters or other Contracts or arrangements (except for any Fee Letters, engagement letters with respect to the Financing and any other agreements, each of which have been delivered to the Company in accordance with the provisions of this Section 3.2(aa)) relating to the Debt Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term, or a failure of any condition, of the Debt Commitment Letter or otherwise result in any portion of the Financing contemplated thereby being unavailable at the Closing. Assuming the accuracy of the representations and warranties set forth in Section 3.1, the satisfaction of the conditions precedent to Parent’s obligations hereunder and the performance in all material respects by the Company of its obligations under this Agreement, Parent (A) has no reason to believe that it would not be able to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by it and (B) is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate or that would reasonably be expected to cause the Debt Commitment Letter to be terminated or ineffective. Parent has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter that were due to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Debt Commitment Letter.

(bb) Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Subsidiaries of the Company and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Subsidiaries of the Company for such purposes. In entering into this Agreement, each of Parent and Merger Sub has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons, trustees or Representatives that are not expressly set forth in Section 3.1 of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Except for the representations and warranties expressly set forth in Section 3.1 of this Agreement, (a) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Mergers, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Mergers, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent and Merger Sub or any of their respective Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Section 3.1 of this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.1 of the Company Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (iv) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with tenants, operators, service providers and development or joint venture partners, and shall maintain the status of the Company as a REIT.

(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.1 of the Company Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (iv) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 4.1(b) such action or inaction shall be deemed permitted pursuant to Section 4.1(a)):

(i) amend any of the Organizational Documents of the Company or any of its Significant Subsidiaries or waive any provision thereunder or, to the extent adversely affecting the rights of Parent hereunder, amend any of the Organizational Documents of the Company’s Subsidiaries (other than its Significant Subsidiaries) or waive any provision thereunder;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries that is not a wholly-owned Subsidiary of the Company;

(iii) enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for (A) the declaration and payment by the Company of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.57 per share of Company Common Stock, and (B) the declaration and payment of dividends or other distributions to the Company by any direct or indirect wholly owned Subsidiary of the Company (or, with respect to any non-wholly-owned Subsidiary, on a pro rata basis based on the Company’s ownership of such Subsidiary); provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.1(b)(iv), the Company and any of its Subsidiaries shall, subject to Section 5.10, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for the Company or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Company Distribution”);

(v) except for (A) issuances of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards outstanding as of the execution hereof or issued or granted in accordance with the terms of this Agreement, in each case, in accordance with the terms of the applicable Company Equity Plan and awards as in effect on the date of this Agreement, (B) issuances of shares of Company Common Stock under the Company ESPP as in effect on the date of this Agreement, subject to the terms of this Agreement, and (C) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of the Company, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of the Company’s capital stock or other equity interests or that of a Subsidiary of the Company, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Company Equity Plans, the Company ESPP or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of the Company to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for (A) acquisitions of shares of Company Common Stock tendered by holders of Company Equity Awards in accordance with the terms of the applicable Company Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (B) with respect to the equity of any wholly owned Subsidiary of the Company repurchased, redeemed or otherwise acquired by the Company or any of its Subsidiaries;

(vii) enter into or adopt a plan of merger, liquidation, consolidation, dissolution, recapitalization, conversion or reorganization or resolutions providing for or authorizing a merger, liquidation, consolidation, dissolution, recapitalization, conversion or reorganization, including any bankruptcy related action or reorganization, in each case other than (A) transactions solely between or among the Company or wholly owned Subsidiaries of the Company and (B) liquidations or dissolutions of immaterial Subsidiaries of the Company;

(viii) (A) acquire, by merging or consolidating with, by purchasing an equity interest in or assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (except for assets not prohibited from being acquired pursuant to clause

(xxi) below) or (B) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case other than (I) acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset or stock purchase or otherwise) and other business combinations and acquisitions or investments (collectively, “Acquisitions”) (x) that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, and (y) for which the fair market value of the total consideration paid by the Company and its Subsidiaries in such Acquisitions does not exceed $50,000,000 individually, or $250,000,000 in the aggregate, (II) transactions solely between or among the Company and/or wholly owned Subsidiaries of the Company, (III) loans or advances required to be made under any Company Lease or any Contract entered into in connection therewith in the ordinary course of business, (IV) to fund development commitments listed on Section 4.1(b)(viii) of the Company Disclosure Schedule or made by the Company, in its reasonable judgment after consultation with Parent, based on a good faith belief by the Company that such loan or advance is reasonably likely to be in the best interests of preserving the value of the Company’s assets, (V) acquisition of immaterial assets in the ordinary course of business consistent with past practice and (VI) after consultation with Parent, loans or advances to tenants of the Company or any of its Subsidiaries that are intended by the Company to preserve some or all of the value of the applicable Company Lease, provided that such loans or advances shall not exceed $50,000,000 in the aggregate;

(ix) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any sale rights, except (A) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Company Property or any other assets of the Company or any of its Subsidiaries, (B) with respect to property or assets with a fair market value of less than $50,000,000 individually and $250,000,000 in the aggregate, (C) transactions solely between or among wholly owned Subsidiaries of the Company, (D) sales required by existing purchase rights or options existing on the date of this Agreement and made available to Parent prior to the date of this Agreement and (E) sales of immaterial assets in the ordinary course of business consistent with past practice;

(x) incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of the Company), except (A) Indebtedness incurred under the Company Revolving Credit Facility (1) for working capital purposes in the ordinary course of business, (2) in connection with acquisitions not prohibited by clause (viii) above or (3) to fund dividends the Company is permitted to pay under the terms of this Agreement, (B) Indebtedness of any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company, and (C) the refinancing of any existing Indebtedness of the Company or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms, (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing and (3) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of the Company or any of its Subsidiaries under, or result in the creation of any lien under such Indebtedness, or would reasonably likely require the preparation of separate financial statements of the Company and/or any of its Subsidiaries following the Closing;

(xi) change its methods of accounting or accounting policies, except as required by the SEC or by changes in GAAP (or any interpretation thereof) or in applicable Law;

(xii) except in the ordinary course of business, enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Company Material Contract), except for (A) any action permitted under clauses (A) through (C) of Section 4.1(b)(x) or under Section 4.1(b)(viii), Section 4.1(b)(ix) or Section 4.1(b)(xiii), or (B) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by the Company or any of its Subsidiaries;

(xiii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Company Lease), except for (A) after consultation with Parent, entering into any new lease or renewing any Company Lease in the ordinary course of business on market terms so long as such new lease or Company Lease, as applicable, complies with applicable REIT requirements and contemplates aggregate annual rent of not more than $1 million per year, (B) after consultation with Parent, modifications, amendments, waivers, releases or compromises made in the ordinary course of business and that are not reasonably expected to be detrimental the business of the Company in any material respect, (C) after consultation with Parent, terminating any Company Lease as a result of a default by the counterparty to such Company Lease (in accordance with the terms of such Company Lease and subject to any applicable cure period therein), (D) any termination or renewal in accordance with the terms of any existing Company Lease that occurs automatically without any action by the Company or any of its Subsidiaries or (E) any modification, amendment or termination of a Company Lease in connection with any transaction permitted under Section 4.1(b)(ix) hereinabove;

(xiv) take any action that would, or fail to take any action which failure would, reasonably be expected to (A) cause the Company to fail to qualify as a REIT, (B) cause a change in the status, for U.S. federal income tax purposes, of any Subsidiary of the Company as a partnership, disregarded entity, a qualified REIT subsidiary, taxable REIT subsidiary or REIT, as the case may be, (C) cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (D) adversely affect the conclusions set forth in the Tax Opinion (as defined in the Tax Matters Agreement), whether such action or such failure is considered alone or together with any other transactions that have occurred or are expected to occur, including the Merger;

(xv) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate to (A) preserve the Company’s qualification as a REIT under the Code, or (B) continue to comply with applicable Tax Laws in the ordinary course of business and in a manner consistent with prior practice, including the settlement of non-income Tax assessments or liabilities up to an aggregate amount of $100,000 or (C) preserve the status of any Subsidiary of the Company as a partnership, disregarded entity, qualified REIT subsidiary, taxable REIT subsidiary or a REIT, as the case may be, for U.S. federal income tax purposes;

(xvi) waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding (other than the litigation that is the subject of Section 5.14), other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages by the Company or any of its Subsidiaries, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) by the Company or any of its Subsidiaries that do not exceed $1,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Company or any of its Subsidiaries or the Surviving Company following the Effective Time, and (C) do not provide for any admission of any liability by the Company or any of its Subsidiaries;

(xvii) except as required by any Company Benefit Plan in effect as of the date hereof, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards (including Company Equity Awards) or long-term cash awards to, any current or former directors, officers, employees or other individual service providers of the Company or any of its Subsidiaries, (B) grant or provide any change of control, severance or retention payments or benefits to any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, (C) establish, adopt, enter into or materially amend any Company Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof (other than amendments in the ordinary course of business to Company Benefit Plans that do not provide for or govern severance or retention or Company Equity Awards, which amendments would not contravene the other covenants set forth in this Section 4.1(b)(xvii) or result in a material increase in cost to the Company of maintaining such Company Benefit Plan or other plan, trust, fund, policy or arrangement), (D) enter into or amend any collective bargaining agreement or similar agreement, (E) hire, promote or terminate the employment (other than for cause) of any employee of the Company or any of its Subsidiaries with a total annual compensation opportunity in excess of $150,000, (F) hire, promote or terminate the employment (other than for cause) of any employee of the Company or any of its Subsidiaries with a total annual compensation opportunity at or below $150,000, other than in the ordinary course of business consistent with past practice to fill a vacancy that arises due to a departure after the date of this Agreement and only after consulting with Parent reasonably in advance of any such hiring, promotion or termination and considering Parent’s input in good faith, or (G) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan; provided, however, that the foregoing clauses (A), (B) and (C) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired or promoted employees who are hired or promoted as permitted by this Agreement, in each case in the ordinary course of business, compensation and benefits plans, programs, policies, agreements and arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xviii) enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries), directors, officers or stockholders (or Affiliates of the foregoing (other than its Subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by Section 4.1(b)(xvii);

(xix) enter into any development Contract with any Governmental Entity (for the avoidance of doubt, other than with respect to any permits or the application to a Governmental Entity for rezoning or other entitlements);

(xx) demolish or enter into any Contract to demolish any material structures on any of the Company Properties except to the extent demolished following condemnation, casualty damage or any earthquake, hurricane, tornado, or other natural disaster or calamity;

(xxi) make any capital expenditures except (A) in accordance with the Company CapEx Budget, (B) as required to be made under any of the Company Leases or ground leases affecting the Company Properties, (C) as required to be made pursuant to any Law, (D) for ordinary course capital expenditures not to exceed $1 million in the aggregate or (E) as reasonably required to satisfy any health or safety concerns at any of the Company Properties;

(xxii) amend or modify the engagement letter entered into with the Company’s financial advisor listed in Section 3.1(u), in a manner adverse to the Company, Parent or any Subsidiary of the Company or Parent, or engage other financial advisors in connection with the Merger and the other transactions contemplated hereby;

(xxiii) exempt any Person from the ownership or other limitations of the Amended and Restated Certificate of Incorporation of the Company without providing notice to Parent; or

(xxiv) agree to, or make any binding commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.10, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

Section 4.2 Covenants of Parent.

(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.2 of the Parent Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (iv) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with tenants, operators, service providers and development or joint venture partners, and shall maintain the status of Parent as a REIT.

(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.2 of the Parent Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (iv) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 4.2(b) such action or inaction shall be deemed permitted pursuant to Section 4.2(a)):

(i) amend any of the Organizational Documents of Parent or any of its Significant Subsidiaries or waive any provision thereunder or, to the extent adversely affecting the rights of the Company hereunder, amend any of the Organizational Documents of Parent’s Subsidiaries (other than its Significant Subsidiaries) or waive any provision thereunder;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Parent or any of its Subsidiaries that is not a wholly-owned Subsidiary of Parent;

(iii) enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any of its Subsidiaries or other equity securities or ownership interests in Parent or any of its Subsidiaries, except for (A) the declaration and payment by Parent of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.43 per share of Parent Common Stock, (B) the declaration and payment by Parent of dividends pursuant to the terms of the Series A Parent Preferred Stock, and (C) the declaration and payment of dividends or other distributions to Parent by any direct or indirect wholly owned Subsidiary of Parent (or, with respect to any non-wholly-owned Subsidiary, on a pro rata basis based on

Parent’s ownership of such Subsidiary); provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.2(b)(iv), Parent and any of its Subsidiaries shall, subject to Section 5.10, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Parent or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Parent Distribution”);

(v) except for (A) issuances of shares of Parent Common Stock upon the exercise or settlement of Parent equity awards outstanding as of the execution hereof or issued or granted in accordance with the terms of this Agreement, in each case in accordance with the terms of the applicable Parent Equity Plan (as in effect on the date of this Agreement) and awards, (B) grants of Parent equity awards made in the ordinary course of business consistent with past practice and (C) issuances by a wholly owned Subsidiary of its capital stock to its direct or indirect parent or to another wholly owned Subsidiary of Parent, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Parent’s capital stock or other equity interests or that of a Subsidiary of Parent, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Parent Equity Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of Parent to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for (A) acquisitions of shares of Parent Common Stock tendered by holders of Parent equity awards in accordance with the terms of the applicable Parent Equity Plan and awards as in effect from time to time in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (B) with respect to the equity of any wholly owned Subsidiary of Parent repurchased, redeemed or otherwise acquired by Parent or any of its Subsidiaries;

(vii) enter into or adopt a plan of merger, liquidation, consolidation, dissolution, recapitalization, conversion or reorganization or resolutions providing for or authorizing a merger, liquidation, consolidation, dissolution, recapitalization, conversion or reorganization, including any bankruptcy related action or reorganization, in each case other than (A) transactions solely between or among Parent or wholly owned Subsidiaries of Parent and (B) liquidations or dissolutions of immaterial Subsidiaries of Parent;

(viii) (A) acquire, by merging or consolidating with, by purchasing an equity interest in or assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (except for assets not prohibited from being acquired pursuant to clause (xix) below) or (B) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case other than (I) Acquisitions (x) that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, and (y) for which the fair market value of the total consideration paid by Parent and its Subsidiaries in such Acquisitions does not exceed $50,000,000 individually, or $250,000,000 in the aggregate, (II) transactions solely between or among Parent and/or wholly owned Subsidiaries of Parent, (III) loans or advances required to be made under any Parent Lease or any Contract entered into in connection therewith in the ordinary course of business, (IV) to fund development commitments listed on Section 4.1(b)(viii)of the Parent Disclosure Schedule or made by Parent, in its reasonable judgment after consultation with the Company, based on a good faith belief by Parent that such loan or advance is reasonably likely to be in the best interests of preserving the value of Parent’s assets, (V) acquisition of immaterial assets in the ordinary course of business consistent with past practice and (VI) after consultation with the Company, loans or advances to tenants of Parent or any of its Subsidiaries that are intended by Parent to preserve some or all of the value of the applicable Parent Lease, provided that such loans or advances shall not exceed $50,000,000 in the aggregate;

(ix) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any sale rights, except (A) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Parent Property or any other assets of Parent or any of its Subsidiaries, (B) with respect to property or assets with a fair market value of less than $50,000,000 individually and $250,000,000 in the aggregate, (C) transactions solely between or among wholly owned Subsidiaries of Parent, (D) sales required by existing purchase rights or options existing on the date of this Agreement and made available to the Company prior to the date of this Agreement and (E) sales of immaterial assets in the ordinary course of business consistent with past practice;

(x) incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of Parent), except (A) Indebtedness incurred under Parent’s existing revolving credit facility (1) for working capital purposes in the ordinary course of business, (2) in connection with acquisitions not prohibited by clause (viii) above or (3) to fund dividends Parent is permitted to pay under the terms of this Agreement, (B) Indebtedness of any wholly owned Subsidiary of Parent to Parent or to another wholly owned Subsidiary of Parent, (C) the refinancing of any existing Indebtedness of Parent or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing and (D) the prepayment of any Indebtedness in connection with any transaction permitted under Section 4.2(b)(ix) hereinabove;

(xi) change its methods of accounting or accounting policies, except as required by the SEC or by changes in GAAP (or any interpretation thereof) or in applicable Law;

(xii) except in the ordinary course of business, enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Parent Material Contract), except for (A) any action permitted under clauses (A) through (D) of Section 4.2(b)(x) or under Section 4.2(b)(viii),or Section 4.2(b)(ix) or Section 4.2(b)(xiii) or (B) any termination or renewal in accordance with the terms of any existing Parent Material Contract that occurs automatically without any action by Parent or any of its Subsidiaries;

(xiii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Parent Lease (or any lease for real property that, if existing as of the date hereof, would be a Parent Lease), except for (A) after consultation with the Company, entering into any new lease or renewing any Parent Lease in the ordinary course of business on market terms so long as such new lease or Parent Lease, as applicable, complies with applicable REIT requirements and contemplates aggregate annual rent of not more than $1 million per year, (B) after consultation with the Company, modifications, amendments, waivers, releases or compromises made in the ordinary course of business and that are not reasonably expected to be detrimental the business of Parent in any material respect, (C) after consultation with the Company, terminating any Parent Lease as a result of a default by the counterparty to such Parent Lease (in accordance with the terms of such Parent Lease and subject to any applicable cure period therein), (D) any termination or renewal in accordance with the terms of any existing Parent Lease that occurs automatically without any action by Parent or any of its Subsidiaries or (E) any modification, amendment or termination of a Parent Lease in connection with any transaction permitted under Section 4.2(b)(ix) hereinabove;

(xiv) take any action that would, or fail to take any action which failure would, reasonably be expected to cause (A) Parent to fail to qualify as a REIT, (B) a change in the status, for U.S. federal income tax purposes, of any Subsidiary of Parent as a partnership, disregarded entity, qualified REIT subsidiary, taxable REIT subsidiary or REIT, as the case may be or (C) the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(xv) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate to (A) preserve Parent’s qualification as a REIT under the Code, or (B) continue to comply with applicable Tax Laws in the ordinary course of business and in a manner consistent with prior practice, including the settlement of non-income Tax assessments or liabilities up to an aggregate amount of $100,000 or (C) preserve the status of any Subsidiary of Parent as a partnership, disregarded entity, qualified REIT subsidiary, taxable REIT subsidiary or a REIT, as the case may be, for U.S. federal income tax purposes;

(xvi) waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding (other than the litigation that is the subject of Section 5.14), other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages by Parent or any of its Subsidiaries (excluding any portion of such payment payable under an existing property-level insurance policy) by Parent or any of its Subsidiaries that do not exceed $1,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Parent or any of its Subsidiaries, and (C) do not provide for any admission of any liability by Parent or any of its Subsidiaries;

(xvii) except as required by a Parent Benefit Plan, grant any new equity-based awards to any current or former directors, officers, employees or other individual service providers of Parent or any of its Subsidiaries, other than any equity-based awards granted in the ordinary course of business consistent with past practice (including in connection with annual bonus awards for employees who have previously elected to receive their annual bonus opportunity in the form of an equity-based award);

(xviii) enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries), directors, officers or stockholders (or Affiliates of the foregoing (other than its Subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by Section 4.2(b)(xvii);

(xix) make any capital expenditures except (A) in accordance with the Parent CapEx Budget, (B) as required to be made under any of the Parent Leases or ground leases affecting the Parent Properties, (C) as required to be made pursuant to any Law, (D) for ordinary course capital expenditures not to exceed $1,000,000 in the aggregate or (E) as reasonably required to satisfy any health or safety concerns at any of the Parent Properties;

(xx) amend or modify the engagement letter entered into with Parent’s financial advisor listed in Section 3.2(u), in a manner adverse to Parent, the Company or any Subsidiary of Parent or the Company, or engage other financial advisors in connection with the Merger and the other transactions contemplated hereby;

(xxi) demolish or enter into any Contract to demolish any material structures on any of the Parent Properties except to the extent demolished following condemnation, casualty damage or any earthquake, hurricane, tornado, or other natural disaster or calamity; or

(xxii) agree to, or make any binding commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.10, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Parent, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of Joint Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting and to the Parent stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be included as a prospectus) with respect to the Parent Stock Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Parent and the Company shall furnish all information required to be disclosed in the Form S-4 and Joint Proxy Statement/Prospectus concerning itself, its Affiliates and the holders of its capital stock to the other, including all information necessary for the preparation of pro forma financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. Prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned). Including as described in Section 5.1(a) of the Company Disclosure Letter, Parent and the Company shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby (including the Parent Stock Issuance). Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities Laws in connection with the Merger, and each Party shall furnish all information concerning it, its Affiliates and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the respective stockholders of Parent and the Company. Notwithstanding anything to the contrary in this Section 5.1, nothing in this Section 5.1 shall prohibit the Company or Parent from making any filing of any Quarterly Report on Form 10-Q, Annual Report on Form 10-K or Current Report on Form 8-K required pursuant to the Exchange Act.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Required Vote. Unless a Change in Company Recommendation has occurred in accordance with Section 5.4, the Company shall use its reasonable best efforts to obtain from the stockholders of the Company the Company Required Vote. Unless a Change in Company Recommendation has occurred in accordance with Section 5.4, the Company and the Board of Directors of the Company will recommend to its stockholders adoption of this Agreement and the Company shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on the date for which the Company Stockholders Meeting is scheduled, (i) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Required Vote, whether or not a quorum is present or (ii) additional time is needed for the filing and dissemination of any supplemental or amended disclosure document that the Company’s board of directors has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required to be filed and disseminated under applicable Laws, the Company shall have the right to (and at the request of Parent shall) make one or more successive postponements or adjournments of the Company Stockholders Meeting; provided that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be postponed or adjourned to a date that is more than 30 days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve the Company of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligation to hold the Company Stockholders Meeting pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its Board of Directors of any Acquisition Proposal, by any Change in Company Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Company Recommendation.

(c) Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Required Vote. Unless a Change in Parent Recommendation has occurred in accordance with Section 5.4, Parent shall use its reasonable best efforts to obtain from the stockholders of Parent the Parent Required Vote. Unless a Change in Parent Recommendation has occurred in accordance with Section 5.4, Parent and the Board of Directors of Parent will recommend to its stockholders approval of the Parent Stock Issuance and Parent shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(c) if, on a date for which the Parent Stockholders Meeting is scheduled, (i) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting or Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Required Vote, whether or not a quorum is present or (ii) (additional time is needed for the filing and dissemination of any supplemental or amended disclosure document that the Parent’s board of directors has determined in good faith (after consultation with the Parent’s outside legal counsel) is necessary or required to be filed and disseminated under applicable Laws Parent shall have the right to (and at the request of the Company shall) make one or more successive postponements or adjournments of the Parent Stockholders Meeting;

provided that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the Parent Stockholders Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) or (ii) 90 days after the record date for the Parent Stockholders Meeting, whichever is earlier. Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Parent of its obligation to submit the Parent Stock Issuance to its stockholders for a vote on the approval thereof. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligation to hold the Parent Stockholders Meeting pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or its Board of Directors of any Acquisition Proposal, by any Change in Parent Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Parent Recommendation.

(d) Each of Parent and the Company shall cooperate and use their reasonable best efforts to cause the Parent Stockholders Meeting and the Company Stockholders Meeting to be held at the same date and, subject to the terms and conditions of this Section 5.1, as soon as reasonably practicable after the date of this Agreement.

Section 5.2 Access to Information. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, upon reasonable notice, and at the reasonable request of the other Party, each of Parent and the Company shall (and shall cause each of their respective Subsidiaries to) afford to the Representatives of the other, reasonable access, during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the other Party, to all its properties (other than for purposes of invasive testing), books, contracts, records and Representatives; provided that all such access shall be coordinated through the disclosing Party or its Representatives in accordance with such procedures as they may reasonably establish. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) violate or prejudice the rights of its tenants, operators, service providers or development or joint venture partners, (ii) result in a competitor of such disclosing Party receiving information that is competitively sensitive (provided that in the case of information to be provided to Parent or the Company each Party will attempt to establish a clean team process to share such materials in a commercially reasonable manner), (iii) jeopardize the attorney-client privilege of the institution in possession or control of such information or (iv) contravene any Law or binding agreement (including any confidentiality obligation) entered into prior to the date of this Agreement. Parent and the Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No such investigation by either Parent or the Company shall affect the representations and warranties of the other. The terms of the Confidentiality Agreement shall apply to any information and access provided pursuant to this Section 5.2. Notwithstanding anything to the contrary contained in this Section 5.2, neither Parent nor the Company shall (and Parent and the Company shall ensure that their respective Affiliates and Representatives do not) conduct, without the prior written consent of the Company or Parent, respectively, any environmental investigation at any real property owned or leased by the Company or Parent, respectively, that involves any sampling or other intrusive investigation of air, surface water, groundwater or soil at such real property. The foregoing provisions of this Section 5.2 shall not apply to any access rights relating to the Financing (which rights are addressed in Section 5.13).

Section 5.3 Efforts; Notice of Certain Events.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) use its reasonable best efforts to cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity or any other Person in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger and the other transactions contemplated by this Agreement under any applicable Laws as promptly as practicable.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.3(a), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed substantive or other non-ministerial communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or substantive or other non-ministerial telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or substantive or other non-ministerial discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws. In furtherance of the foregoing, prior to being exchanged with the other Party, any materials may be redacted (x) as necessary to comply with contractual arrangements entered into prior to the date of this Agreement or applicable Laws, and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).

(d) Parent and the Company shall reasonably cooperate with each other and use their respective reasonable best efforts to take such actions as the other may reasonably request to obtain any consents from any third parties (excluding any Governmental Entity) as may be reasonably required to consummate the Merger or the other transactions contemplated by this Agreement; provided that Parent and the Company shall not be required to, and shall not without the other Party’s written approval (not to be unreasonably withheld, conditioned or delayed), incur any material expenses or liabilities or make any material concessions to such third party in order to obtain such consents.

(e) Each of the Company, the Board of Directors of the Company, Parent and the Board of Directors of Parent shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated by this Agreement, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement, including the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

(f) This Section 5.3 does not apply with respect to the efforts of Parent to obtain, or the cooperation of the Company with respect to, the Financing or with respect to the refinancing of any Indebtedness of Parent or the Company (including the Debt Refinancings) (all of which are addressed in Section 5.13). Nothing in this Section 5.3 shall prevent or limit the ability of Parent or the Company to take any action permitted under Section 5.4.

Section 5.4 Non-Solicitation; Change in Recommendation.

(a) Each of the Company and Parent agrees that it shall not, it shall cause its Subsidiaries and its and their respective directors and officers not to, and it shall use its commercially reasonable efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, in each case with the Person making such Acquisition Proposal or any of such Person’s Affiliates or Representatives, (iii) provide any nonpublic information or data to any Person making such Acquisition Proposal or any of such Person’s Affiliates or Representatives in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal , (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any Acquisition Proposal (other than (I) with respect to an Acquisition Proposal made by Parent, (II) a confidentiality agreement of the type described in Section 5.4(b) and customary clean team agreements in connection with the evaluation of any Acquisition Proposal with respect to which such party is permitted to negotiate in accordance with the terms of this Agreement and (III) subject to Section 4.1(b)(xxii) or Section 4.2(b)(xx), as applicable, engagement letters with advisors and consultants and similar agreements) (an “Acquisition Agreement”) or (v) agree to do any of the foregoing; provided, however, that nothing in this Agreement shall prevent the Company or Parent, as the case may be, or its Affiliates or Subsidiaries or their respective Representatives from contacting, prior to obtaining Company Required Vote or the Parent Required Vote, as applicable, a Person that has made or submitted an Acquisition Proposal (or its advisors) to the Company or its Representatives or Parent or its Representatives, as the case may be, solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether such Acquisition Proposal would reasonably be expected to result in a Superior Proposal.

(b) (i) Notwithstanding anything in this Agreement to the contrary, prior to its receipt of the Company Required Vote (in the case of the Company) or the Parent Required Vote (in the case of Parent), in response to a bona fide written Acquisition Proposal (that did not result from such Party’s breach of Section 5.4(a) or (c)) made after the date of this Agreement, subject to compliance with the other terms of this Section 5.4(b) with respect to such Acquisition Proposal, the Company or Parent and their respective Subsidiaries, Affiliates and Representatives, as applicable, shall be permitted to (A) engage or participate in discussions and negotiations with the Person who has made such Acquisition Proposal and such Person’s Representatives, (B) provide any nonpublic information or data to the Person who has made such Acquisition Proposal and such Person’s

Representatives (it being acknowledged and agreed that the Company or Parent and their respective directors and officers, as applicable, will not, and shall use commercially reasonable efforts to cause its Subsidiaries, Affiliates and other Representatives not to, disclose any non-public information regarding the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, respectively, without first entering into a confidentiality agreement with the Person who has made such Acquisition Proposal having provisions that are no less favorable to such Party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal and shall entitle the Company or Parent, as applicable, to comply with its obligations hereunder)) and (C) in the case of the Company, make any notices, and provide any tax opinion or related documentation, to Ventas to the extent required by the Tax Matters Agreement in connection with any such Acquisition Proposal; provided that prior to taking any action described in clauses (A), (B) or (C) above, the Board of Directors of the Company or the Board of Directors of Parent, as applicable, determines in good faith that based on the information then available, such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Such an Acquisition Proposal is referred to as a “Qualifying Acquisition Proposal.” The Company or Parent, as applicable, shall provide the other with a copy of any nonpublic information or data provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person, unless such information has been previously made available to the Company or Parent, as applicable.

(ii) Each of the Company and Parent shall notify the other Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information relating to such Party or any of its Subsidiaries by any Person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related material documentation or material correspondence (including proposed agreements) received by the Company or its Representatives from, or sent by the Company or its Representatives to, such Person making an Acquisition Proposal or any of such Person’s Representatives). Each of the Company and Parent shall also promptly, and in any event within 24 hours, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 5.4(b) and keep the other Party reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or material correspondence relating thereto received by the Company or its Representatives from, or sent by the Company or its Representatives to, such Person making an Acquisition Proposal or any of such Person’s Representatives, including proposed agreements and any material change in its intentions as previously notified.

(iii) Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, qualify or modify in any manner adverse to Parent, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to Parent, the approval, recommendation or declaration of advisability by the Board of Directors of the Company or any such committee thereof, of this Agreement, the Merger or the other transactions contemplated hereby (a “Change in Company Recommendation”). Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, qualify or modify in any manner adverse to the Company, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to the Company, the approval, recommendation or declaration of advisability by the Board of Directors of Parent, as applicable, or any such committee thereof, of the Parent Stock Issuance (a “Change in Parent Recommendation”).

(iv) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.4(b)(iv)), prior to its receipt of the Company Required Vote (in the case of the Company) or the Parent Required Vote (in the case of Parent), in response to a Qualifying Acquisition Proposal, the Board of Directors of

the Company or Board of Directors of Parent, as applicable, may make a Change in Company Recommendation or a Change in Parent Recommendation and terminate this Agreement to enter into a definitive agreement to effect such Acquisition Proposal, as applicable, in each case, if and only if (A) such Qualifying Acquisition Proposal did not result from a breach of Section 5.4(a) or (c) and such Qualifying Acquisition Proposal is not withdrawn, (B) the Board of Directors of the Company or the Board of Directors of Parent, as applicable, has determined in good faith (after consultation with its outside legal counsel) that such Qualifying Acquisition Proposal constitutes a Superior Proposal, (C) five calendar days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Superior Proposal Recommendation Change”) (it being agreed that neither the delivery of such notice by the Company or Parent, as the case may be, nor any public announcement of the delivery of such notice that the Company or Parent, as the case may be, determines that it is required to make under applicable Law shall constitute a Change in Company Recommendation or Change in Parent Recommendation, as the case may be, unless and until the Board of Directors of the Company or Parent, as the case may be, shall have failed to, within twenty-four (24) hours after such five day period (or three day period, as applicable), publicly announce that it is recommending this Agreement and the Merger or the Parent Stock Issuance, as applicable (taking into account any adjustment or modification of the terms of this Agreement and the Merger agreed to by the parties hereto in writing)) (it being understood that any amendment to any material term of such Superior Proposal (including any change in the form or amount of consideration) shall require a new Notice of Superior Proposal Recommendation Change and a new three calendar day period shall commence upon the delivery of such notice), (D) during such five calendar day period or three calendar day period (as applicable), the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the applicable Board of Directors proposing to take such action, following such five calendar day period or three calendar day period (as applicable), again determines in good faith that such Qualifying Acquisition Proposal constitutes a Superior Proposal (taking into account any adjustment or modification of the terms of this Agreement and the Merger proposed by the other Party).

(v) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.4(b)(v)), in circumstances not involving or relating to an Acquisition Proposal, prior to its receipt of the Company Required Vote (in the case of the Company) or the Parent Required Vote (in the case of Parent) the Board of Directors of the Company or Board of Directors of Parent, as applicable, may make a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, if and only if (A) a material change or development has occurred or arisen after the date of this Agreement that was neither known to nor reasonably foreseeable as of the date of this Agreement by such Party’s Board of Directors (and which change or development does not involve or relate to an Acquisition Proposal and, with respect to a Change in Parent Recommendation, any such change or development is not Parent’s or Parent OP’s ability, or perceived likelihood, to effect or obtain the Financing or the Debt Refinancings), (B) the Board of Directors of the Company or the Board of Directors of Parent, as applicable, has determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the applicable board’s duties under applicable Law, (C) five calendar days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, (it being agreed that neither the delivery of such notice by the Company or Parent, as the case may be, nor any public announcement of the delivery of such notice that the Company or Parent, as the case may be, determines that it is required to make under applicable Law shall constitute a Change in Company Recommendation or Change in Parent Recommendation, as the case may be, unless and until the Board of Directors of the Company or Parent, as the case may be, shall have failed to, within twenty-four (24) hours after such five day period, publicly announce that it is recommending this Agreement and the Merger (taking into account any adjustment or modification of the terms of this Agreement and the Merger agreed to by the parties hereto in writing)), (D) during such five-calendar day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the applicable Board of Directors proposing to take such action, following such five-calendar day period, again determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with the applicable board’s duties under applicable Law.

(vi) Nothing contained in this Section 5.4 shall prohibit the Board of Directors of the Company or the Board of Directors of Parent, as applicable, from: (A) taking and disclosing to the stockholders of the Company or Parent, as applicable, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (B) making any “stop, look and listen” communication to the stockholders of the Company or Parent, as applicable pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing clause (A) or (B) shall not permit the Board of Directors of the Company or the Board of Directors of Parent, as applicable, to make any Change in Company Recommendation or Change in Parent Recommendation, as applicable, except as permitted by Section 5.4(b)(iv) or Section 5.4(b)(v).

(c) Each of the Company and Parent agrees that it will and will cause its and its Subsidiaries’ directors and officers to, and that it shall use its commercially reasonable efforts to cause its and its Subsidiaries’ other Representatives to, cease immediately and terminate, as of the date hereof, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(d) Neither Party shall submit to the vote of its stockholders any Acquisition Proposal other than this Agreement and the other transactions contemplated hereby, including the Merger (in the case of the Company), or the Parent Stock Issuance (in the case of Parent), prior to the termination of this Agreement in accordance with its terms.

Section 5.5 NASDAQ Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance.

Section 5.6 Employee Matters.

(a) For a period of one year following the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries following the Effective Time (the “Continuing Employees”), for so long as such Continuing Employee is employed following the Effective Time, (i) an annual base salary or wage rate that is no less favorable to such Continuing Employee than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time; (ii) an annual cash bonus opportunity that is no less than the annual cash bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Time; (iii) long-term equity incentive opportunities that are no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries; and (iv) other employee benefits (excluding long-term equity incentive opportunities) that are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries, provided that, for purposes of this clause (iv), the employee benefits generally provided to employees of the Company and its Subsidiaries as of immediately prior to the Effective Time shall be deemed to be no less favorable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries, it being understood that the Continuing Employees may commence participation in the “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (collectively, the “New Plans”) at such times as are determined by Parent. For the avoidance of doubt, nothing in this Agreement shall require Parent or any of its Subsidiaries to employ any Person.

(b) For purposes of any New Plans providing benefits to any Continuing Employees after the Effective Time, Parent shall, or shall cause its applicable Subsidiary to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous Company Benefit Plan; (ii) provide each Continuing Employee and his or her eligible dependents under any New Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding Company Benefit Plan ending on the date such Continuing Employee’s participation in the New Plan begins (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (iii) recognize all service of the Continuing Employees with the Company and its Subsidiaries, for all purposes in any New Plan in which such employees may be eligible to participate after the Effective Time to the same extent such service was taken into account under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan; provided, however, that the foregoing clause (iii) shall not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any New Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(c) If requested by Parent not less than ten Business Days before the Closing Date, the Company shall adopt board resolutions and take such corporate action as is necessary to terminate the Company Benefit Plans that are Tax-qualified defined contribution plans with a cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent. Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash or promissory notes, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or its Subsidiaries.

(d) The provisions of this Section 5.6 are solely for the benefit of the Parties. No current or former director, officer, employee or other service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing in this Section 5.6, nothing contained in this Agreement shall otherwise obligate Parent, the Company or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.

Section 5.7 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2.

Section 5.8 Governance. Parent shall cause the Board of Directors of Parent to be increased from five to eight directors and the Company Designees to be elected as members of the Board of Directors of Parent, filling the three vacancies created by the increase in the size of the Board of Directors of Parent, in each case effective as of the Effective Time to serve until the next annual meeting of the Stockholders of Parent and until their successor is duly elected and qualified or their earlier death, resignation or removal.

Section 5.9 Indemnification and D&O Insurance.

(a) At and after the Effective Time, Parent shall, and shall cause the Surviving Company to, to the fullest extent permitted by applicable Law, indemnify and hold harmless each past and present director or officer of the Company or any of its Subsidiaries and each Person serving, or who has served, at the request of the Company as a director, officer, manager, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of (i) actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company as a director, officer, manager, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) to the extent they are based on or arise out of or pertain to the transactions contemplated hereby, including the Merger, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.9; (provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), in each case to the same extent that the Company or its Subsidiaries would have been required to do so pursuant to the Organizational Documents of the Company or its Subsidiaries, as applicable. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 5.9, the provisions of this Section 5.9 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six years after the Effective Time, Parent shall, (i) except to the extent such agreement provides for an earlier termination, cause to be maintained in effect the provisions regarding elimination of liability, indemnification and advancement of expenses in any agreements (other than insurance contracts) of the Company and its Subsidiaries with any Indemnified Party that are in existence on the date of this Agreement, to the extent such agreements have been made available to Parent prior to the date of this Agreement and (ii) not amend, modify or repeal such provisions in any manner that would materially and adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the adoption of this Agreement and the consummation of the Merger).

(c) Prior to the Effective Time, in consultation with Parent as provided in this Section 5.9(c), the Company shall be permitted to, and if the Company fails to do so, Parent shall, obtain and fully pay the premium for a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that the Company shall, in cooperation with Parent, use commercially reasonable efforts to obtain the most favorable pricing and most comprehensive coverage reasonably available for such “tail” policy and neither the Company nor Parent shall commit or spend on such “tail” policy more than 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to, or in the case of Parent, shall, purchase as much coverage as reasonably practicable for the Base Amount. After the Effective Time, Parent shall cause such “tail” policy to be maintained in full force and effect, for its full term, and shall honor all of its obligations thereunder, and no Party shall have any other obligation to purchase or pay for any insurance hereunder. The Company shall in good faith cooperate and consult with Parent prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options, and shall in good faith consider Parent’s recommendations with respect thereto. If the Company and Parent for any reason fail to obtain such “tail” insurance policy as of the Effective Time, Parent shall (i) maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the directors’ and officers’ liability coverage in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or (ii) purchase comparable directors’ and officers’ liability coverage for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, in each case, in no event shall Parent be required to commit or spend more than the Base Amount on any such directors’ and officers’ liability coverage.

(d) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.10 Dividends.

(a) Each of the Company and Parent shall declare a dividend to their respective common stockholders, the record date, and payment date (to the extent practicable), for which shall be the close of business on the last Business Day prior to the Closing Date (the “Closing Dividend Date”), subject to funds being legally available therefor. The per share dividend amount payable by the Company shall be an amount equal to (i) the per share amount of the Company’s most recent quarterly dividend, multiplied by the number of days elapsed since such last dividend payment date through and including the Closing Dividend Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount per share (the “Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable by the Company is equal to the Minimum Distribution Dividend. The per share dividend amount payable by Parent to holders of shares of Parent Common Stock shall be an amount equal to (A) the per share amount of Parent’s most recent quarterly dividend on the Parent Common Stock, multiplied by the number of days elapsed since such last dividend payment date through and including the Closing Dividend Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (B) the Additional Dividend Amount (on a per share basis), if any, divided by the Exchange Ratio. If the Company determines it is necessary to declare the Additional Dividend Amount, the Company shall notify Parent in writing of such determination at least ten Business Days prior to the Company Stockholders Meeting.

(b) If the Company determines that it is necessary to declare a Special Company Distribution in accordance with Section 4.1(b)(iv) or if Parent determines that it is necessary to declare a Special Parent Distribution in accordance with Section 4.2(b)(iv), the Company or Parent, as applicable, shall notify Parent or the Company, as the case may be, in writing at least ten Business Days prior to the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of the Company, to holders of shares of Company Common Stock, in an amount per share equal to the product of (A) the Special Parent Distribution declared by Parent with respect to each share of Parent Common Stock and (B) the Exchange Ratio and (ii) in the case of Parent, to holders of shares of Parent Common Stock, in an amount per share equal to the quotient obtained by dividing (x) the Special Company Distribution declared by the Company with respect to each share of Company Common Stock by (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 5.10 shall be the Closing Dividend Date.

(c) In the event that a dividend or other distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock shall be entitled to receive such dividend or other distribution pursuant to and in accordance with Section 2.2, without duplication.

Section 5.11 Public Announcements. Except (a) for communications consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the date of announcement of the Merger, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE or NASDAQ or (c) subject to Section 5.4, in connection with or relating to an Acquisition Proposal received by Parent or the Company, the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.12 Tax Matters.

(a) The Company and Parent shall use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) [Reserved.]

(c) Parent and the Company shall take the actions described in Section 5.12(c) of the Company Disclosure Letter.

(d) The Company shall use its reasonable best efforts to (i) obtain the Company 368 Opinion and the Parent REIT Opinion, (ii) assist Parent in obtaining the Company REIT Opinion and the Parent 368 Opinion, (iii) deliver to Sidley Austin LLP (or, if other legal counsel will render the Company 368 Opinion, such other legal counsel) and Fried, Frank, Harris, Shriver & Jacobson LLP (or, if other legal counsel will render the Parent 368 Opinion, such other legal counsel), officer’s certificates, dated as of the Closing Date (and similar certificates dated as of the effective date of the Form S-4 if necessary), signed by an officer of the Company, containing representations of the Company requested by legal counsel in rendering the Company 368 Opinion or the Parent 368 Opinion, or in connection with the Form S-4 (the “Company 368 Representation Letters”) and (iv) deliver to Sidley Austin LLP (or, if other legal counsel will render the Company REIT Opinion, such other legal counsel) and Fried, Frank, Harris, Shriver & Jacobson LLP (or, if other legal counsel will render the Parent REIT Opinion, such other legal counsel) officer’s certificates, dated as of the Closing Date (and similar certificates dated as of the effective date of the Form S-4 if necessary), signed by an officer of the Company, containing representations of the Company requested by legal counsel in rendering the Company REIT Opinion or the Parent REIT Opinion, or in connection with the Form S-4 (the “Company REIT Representation Letters”). If the legal counsel initially selected by the Company to render the Company 368 Opinion is unable to render either such opinion but Parent’s legal counsel is able to render the Parent 368 Opinion, then the Company shall use its reasonable best efforts in good faith to engage another nationally recognized legal counsel reasonably acceptable to the Company that is able to render the Company 368 Opinion. If the legal counsel initially selected by the Company to render the Company REIT Opinion is unable to render such opinion but Parent’s legal counsel is able to render the Parent REIT Opinion, then the Company shall use its reasonable best efforts in good faith to engage another nationally recognized legal counsel reasonably acceptable to the Company and Parent that is able to render the Company REIT Opinion.

(e) Parent shall use its reasonable best efforts to (i) obtain the Parent 368 Opinion, (ii) assist the Company in obtaining the Parent REIT Opinion and the Company 368 Opinion, (iii) deliver to Fried, Frank,

Harris, Shriver & Jacobson LLP (or, if other legal counsel will render the Parent 368 Opinion, such other legal counsel) and Sidley Austin LLP (or, if other legal counsel will render the Company 368 Opinion, such other legal counsel) officer’s certificates, dated as of the Closing Date (and similar certificates dated as of the effective date of the Form S-4 if necessary), signed by an officer of Parent, containing representations of Parent requested by legal counsel in rendering the Parent 368 Opinion or the Company 368 Opinion (the “Parent 368 Representation Letters”), and (iv) deliver to Fried, Frank, Harris, Shriver & Jacobson LLP (or, if other legal counsel will render the Parent REIT Opinion, such other legal counsel) and Sidley Austin LLP (or, if other legal counsel will render the Company REIT Opinion, such other legal counsel) officer’s certificates, dated as of the Closing Date (and similar certificates dated as of the effective date of the Form S-4 if necessary), signed by an officer of Parent, containing representations of Parent requested by legal counsel in rendering the Parent REIT Opinion or the Company REIT Opinion, or in connection with the Form S-4 (the “Parent REIT Representation Letters”). If the legal counsel initially selected by Parent to render the Parent 368 Opinion is unable to render such opinion but the Company’s legal counsel is able to render the Company 368 Opinion, then Parent shall use its reasonable best efforts in good faith to engage another nationally recognized legal counsel reasonably acceptable to Parent that is able to render the Parent 368 Opinion. If the legal counsel initially selected by Parent to render the Parent REIT Opinion is unable to render such opinion but the Company’s legal counsel is able to render the Company REIT Opinion, then Parent shall use its reasonable best efforts in good faith to engage another nationally recognized legal counsel reasonably acceptable to Parent and the Company that is able to render the Parent REIT Opinion.

Section 5.13 Financing.

(a) Parent’s Obligations to Obtain Financing.

(i) No later than immediately prior to the Effective Time, Parent shall (A) provide the Company with immediately available funds in an amount sufficient to repay in full as of the Effective Time all of the Specified Company Indebtedness (including any prepayment fees or other penalties that would be payable in connection with any such repayment) in accordance with the terms thereof the “Debt Repayments”) and (B)(1) enter into the Amended and Restated Parent Facilities and (2) cause such Amended and Restated Parent Facilities to be in full force and effect and no default, breach or event of default to have occurred thereunder or any event that, with or without notice, lapse of time or both, would (or would reasonably be expected to) give rise to any default or breach (the “Debt Recastings” and, together with the Debt Repayments, the “Debt Refinancings”). Parent acknowledges and agrees that its obligations to take the actions required by this Section 5.13(a)(i) are not conditioned upon the receipt by Parent of the Financing.

(ii) Parent and Merger Sub shall use their commercially reasonable efforts to arrange and obtain the Financing not later than the time the Specified Company Indebtedness issued or borrowed pursuant to any Specified Company Contract is to be repaid, on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Debt Commitment Letter (for purposes of this Section 5.13, the Debt Commitment Letter shall include any Fee Letter), including using commercially reasonable efforts to (A) enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of the flex provisions contained in any Fee Letter) contemplated by the Debt Commitment Letter (the “Definitive Debt Financing Agreements”), (B) satisfy (or obtain a waiver of) on a timely basis all conditions, including with respect to the payment of any commitment, engagement or placement fees, applicable to Parent and within Parent’s control in the Debt Commitment Letter and the Definitive Debt Financing Agreements, (C) consummate and cause the Lenders to consummate the Financing at or prior to Closing if and to the extent any Specified Company Contract relating to any Specified Company Indebtedness is or will become in breach or default (with or without notice, lapse of time or both) at the time of the Closing as a result of the Mergers and (D) enforce its rights under the Debt Commitment Letter and the Definitive Debt Financing Agreements. Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter or the Definitive Debt Financing Agreements without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), other than any amendment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and other than amendments, modifications or waivers to the Debt Commitment Letters or the Definitive Debt Financing Agreements if such amendment, modification or waiver would not (and could not be reasonably expected to) (A) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing or similar fee), (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing, (C) delay or prevent the Closing or the Debt Refinancings, (D) make the funding of the Financing (or satisfaction of the conditions to obtaining any of the Financing) less likely to occur or (E) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements. Parent shall use its commercially reasonable efforts to maintain in effect the Debt Commitment Letter, including any Definitive Debt Financing Agreements, in each case in accordance with their terms, until the transactions contemplated by this Agreement are consummated. Parent shall cause to be provided all notices required to be provided pursuant to the Debt Commitment Letter in accordance with terms and notice periods contemplated thereby (it being acknowledged and agreed that Parent shall provide the notice contemplated by Paragraph 10 of Exhibit C to the Debt Commitment Letter no later than the tenth calendar day following the day on which the SEC declares the Form S-4 effective). Except as otherwise contemplated by the Debt Commitment Letter, Parent shall not release or consent to the termination of the obligations of the Lenders under the Debt Commitment Letter or the Definitive Debt Financing Agreements, unless (A) all of the Specified Company Debt Agreement Amendments have been obtained and are in full force and effect or (B) Parent has entered into the Amended and Restated Parent Facilities which provide sufficient commitments, borrowing capacity or availability to repay in full (including any prepayment fees or other penalties that would be payable in connection with any such repayment) the Specified Company Indebtedness for which Specified Company Debt Agreement Amendments at such times have not been obtained or have been obtained but are not in full force and effect. Parent shall fully pay any and all commitment fees or other fees required by the Debt Commitment Letter or the Fee Letter to be paid after the date of this Agreement in accordance with the terms and time periods contemplated thereby.

(iii) Parent shall not, without the prior written consent of the Company, (not to be unreasonably withheld, conditioned or delayed), prior to or in connection with the Closing, permit or arrange any debt financing to which the Company or any Subsidiary of the Company will be a party or by which any of their respective assets shall be subject or bound, other than the Financing and the Amended and Restated Parent Facilities. If any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, Parent shall use its commercially reasonable efforts to, as promptly as practicable following the occurrence of such event but no later than the third (3rd) Business Day immediately preceding the Outside Date, arrange and obtain from alternative sources of debt financing an amount sufficient to satisfy the Financing, on terms and conditions (including any “flex” provisions) that are at least as favorable to Parent and the Company in the aggregate as those contained in the Debt Commitment Letter, which shall not expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Debt Commitment Letter in effect on the date hereof or otherwise adversely affect the ability or likelihood of Parent to timely consummate the transactions contemplated by this Agreement. The new debt commitment letter and fee letter entered into in connection with such alternative financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.” In the event Parent enters into any such New Debt Commitment Letter, (A) Parent shall promptly provide the Company with true, correct and complete copies thereof, (B) any reference in this Agreement to the “Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to this clause (iii), and (C) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter,” including the definition of Definitive Debt Financing Agreements) shall be deemed to include the Debt Commitment Letter and any Fee Letter to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.

(iv) Parent shall, and shall cause its Representatives to, keep the Company informed as promptly as practicable in reasonable detail of the status of its efforts to arrange the Financing and the Amended and Restated Parent Facilities and substantially concurrently provide to the Company copies of all documents provided to or received from the Lenders or otherwise related to the Financing or the Amended and Restated Parent Facilities. Parent shall give the Company a reasonable opportunity to comment on, and shall consider in good faith any comments made by the Company on, any proposed amendments to the Debt Commitment Letter or the Definitive Debt Financing Agreements or the Amended and Restated Parent Facilities and all proposed drafts of the Definitive Debt Financing Agreements and the Amended and Restated Parent Facilities. Without limiting the generality of the foregoing, Parent shall (A) furnish the Company complete, correct and executed copies of any amendments to the Financing Commitments, the Definitive Debt Financing Agreements and the Amended and Restated Parent Facilities promptly upon their execution and (B) give the Company prompt written notice (1) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under any of the Debt Commitment Letter, the Definitive Debt Financing Agreements or the Amended and Restated Parent Facilities of which Parent or Merger Sub becomes aware, (2) of any termination of the Debt Commitment Letter, the Definitive Debt Financing Agreements or the Amended and Restated Parent Facilities, (3) of the receipt of any written notice or other communication from any person with respect to any (I) actual or potential default, breach, termination or repudiation of the Debt Commitment Letter, the Definitive Debt Financing Agreements or the Amended and Restated Parent Facilities or any provision thereof, in each case by any party thereto, or (II) material dispute or disagreement between or among any parties to any Debt Commitment Letter, the Definitive Debt Financing Agreements or the Amended and Restated Parent Facilities, and (D) if for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements, as the case may be, or enter into the Amended and Restated Parent Facilities.

(v) In the event that the Commitments (as defined in the Debt Commitment Letter) with respect to the Bridge Facility (as defined in the Debt Commitment Letter) are reduced as contemplated under clauses (a) through (c) of the Section titled “Mandatory Repayments and Commitment Reductions” in Exhibit B of the Debt Commitment Letter, Parent shall cause the proceeds received by Parent or its Subsidiaries that results in such reduction (the “Reduction Proceeds”) to be held as restricted cash for the purpose of repaying the Specified Company Indebtedness, such that there are no conditions or restrictions on Parent’s ability to use such proceeds for such purpose (including any restriction as to which a Subsidiary of Parent is subject, to the extent such restriction prohibits such Subsidiary from transferring, directly or indirectly, such proceeds to Parent). To the extent any of such Reduction Proceeds were generated from securities or Indebtedness that has a scheduled redemption or mandatory redemption or put right (other than customary change of control redemption or put rights), Parent shall ensure that such scheduled redemption shall not be scheduled to occur prior to, and such right shall not be exercisable prior to, a date that is earlier than the Outside Date. For the avoidance of doubt, the foregoing restrictions shall not apply with respect to Commitments which have been reduced pursuant to clause (d) the Section titled “Mandatory Repayments and Commitment Reductions” in Exhibit B of the Debt Commitment Letter. Notwithstanding the foregoing, Parent shall not be required to hold Reduction Proceeds as restricted cash for the purpose of repaying the Specified Company Indebtedness to the extent that such Reduction Proceeds exceed the amount of the Specified Company Indebtedness for which the Requisite Consents (as defined in the Debt Commitment Letter) have not been obtained. In addition, Parent shall have no obligation to hold any Reduction Proceeds as restricted cash for the purpose of repaying the Specified Company Indebtedness if (A) all of the Specified Company Debt Agreement Amendments have been obtained and are in full force and effect or (B) Parent has entered into the Amended and Restated Parent Facilities which provide sufficient commitments, borrowing capacity or availability to repay in full (including any prepayment fees or other penalties that would be payable in connection with any such repayment) the Specified Company Indebtedness for which Specified Company Debt Agreement Amendments at such times have not been obtained or have been obtained but are not in full force and effect.

(b) Company Financing Cooperation. The Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their Representatives to, use commercially reasonable efforts to, at Parent’s expense, provide such cooperation reasonably requested by Parent in connection with the Financing and Debt Refinancing (including, without limitation, assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Parent may reasonably determine necessary or advisable in connection with the completion of the Financing and Debt Refinancing. Such cooperation shall include using commercially reasonable efforts to (A) participate in a reasonable number of meetings, calls, rating agency and other presentations, drafting sessions, roadshows and due diligence sessions in connection with the Financing and Debt Refinancing, (B) assist Parent with Parent’s efforts to obtain ratings in respect of Parent and public ratings in respect of any debt issued or borrowed as part of any financing arrangements, or assumed or intended to remain outstanding following the consummation of the Mergers, from Fitch Ratings, Inc., Standard & Poor’s Financial Services LLC and Moody’s Investor Services, Inc., (C) provide reasonable and timely assistance with the preparation by Parent of materials for presentations, offering memoranda, prospectuses, bank information memoranda and similar documents required in connection with such financing arrangements, and materials for rating agency presentations for any financing arrangements, (D) (1) furnish Parent the historical financial information of the Company specified in paragraph 7 in Exhibit C of the Debt Commitment Letter as in effect on the date hereof (the “Required Information”) and (2) furnish Parent and its potential financing sources as promptly as reasonably practicable such historical information as may be reasonably necessary for the Required Information to remain Compliant and such other pertinent historical financial and other customary information (including assistance in Parent’s preparing projections, financial statements, forecasts and other forward-looking information) to the extent reasonably requested by Parent in connection with the preparation by Parent of customary information to be used for the Financing; (E) cause its independent registered public accounting firm (1) to cooperate with Parent in connection with any financing arrangements, including, to the extent applicable, by providing customary “comfort letters” (including customary “negative assurances”) and (2) to provide customary assistance with the due diligence activities of Parent and the financing sources and the preparation by Parent of any customary pro forma financial statements, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings; (F) attempt to ensure that any financing arrangements benefit from the existing lending relationships of the Company and its Subsidiaries; (G) obtain such consents, approvals and authorizations from third parties required in connection with the Financing and Debt Refinancing which may be reasonably requested by Parent; (H) assist with the preparation of customary definitive financing documentation as may be reasonably requested by Parent, including pledge and security documents, guarantees, instruments, copies of any existing surveys, UCC financing statements, filings, security agreements, control agreements, title insurance and other matters ancillary to, or required in connection with, the Financing and Debt Refinancing (and delivering stock certificates for certificated securities and (with transfer powers executed in blank) of the Company and its domestic Subsidiaries to the extent required on the Closing Date by the terms of any financing arrangements) (it being understood and agreed that all solvency or similar certificates shall be executed and delivered by officers of Parent); (I) cause officers of the Company and its Subsidiaries to participate in the negotiation of the Definitive Debt Financing Agreements and the Debt Refinancing and (J) to the extent requested in writing at least ten Business Days prior to the Closing, deliver at least three Business Days prior to the Closing all documentation and other information with respect to the Company and its Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act.

(c) The Company shall, and shall cause its Subsidiaries to, at Parent’s sole expense, use commercially reasonable efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent (provided that such terms are reasonably acceptable to the Company) and in compliance with all applicable terms and conditions of the Company Debt Agreements, seek the Specified Company Debt Agreement Amendments on terms that are reasonably acceptable to the Company, in each case, subject to the occurrence of the Closing (any such transaction, a “Debt Transaction”). The Company shall not be required to take any action in respect of any Debt Transaction until Parent shall have provided the Company with drafts of the necessary documentation required in connection with such Debt Transaction in a form reasonably satisfactory to the Company (collectively, the “Debt Transaction Documents”) at least three Business Days prior to the date of such requested action. The Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, cause its and their respective Representatives to provide commercially reasonable cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (it being understood and agreed that the Company shall not be required to enter into or approve, prior to the Closing, any Debt Transaction Documents or effect any Debt Transactions the effectiveness of which is not expressly conditioned on the Closing). It is understood and agreed that a failure to effectuate any Debt Transaction shall not constitute a failure by the Company to satisfy its obligations under this Section 5.13(c).

(d) The Company shall, and shall cause its Subsidiaries to, at the sole expense of Parent, after (and not prior to) the receipt of a written request from Parent to do so, deliver all notices and use commercially reasonable efforts to facilitate the termination at the Effective Time of all commitments in respect of each of the Company Credit Facilities and any other Specified Company Indebtedness to be paid off, discharged and terminated at the Closing, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, after (and not prior to) the receipt of a written request from Parent to do so, the Company and its Subsidiaries shall use commercially reasonable efforts to deliver to Parent (i) at least ten Business Days prior to the Closing Date, a draft payoff letter with respect to each of the Company Credit Facilities and any other Specified Company Indebtedness (including mortgages) to be paid off, discharged and terminated on the Closing Date and (ii) at least one Business Day prior to the Closing Date, an executed payoff letter with respect to each of the Company Credit Facilities (the “Payoff Letters”) and any other Specified Company Indebtedness (including mortgages) of the Company or its Subsidiaries to be paid off, discharged and terminated at the Closing, in each case in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Company Credit Facilities or any other indebtedness of the Company to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated. The Company shall not be required to provide any irrevocable termination or repayment notices with respect to any Company Credit Facilities or other Specified Company Indebtedness until Parent has irrevocably provided Parent with the funds to pay all amounts payable in connection with the repayment of the Company Credit Facilities and the Specified Company Indebtedness.

(e) The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with any financing arrangement, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and subject to the prior review by, and consent of, the Company (such consent not to be unreasonably withheld or delayed). Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or their respective affiliates), the Company agrees that Parent and its affiliates may share customary projections with respect to the Company and its business, which are approved for distribution by the Company, with their potential financing sources and other prospective lenders in connection with any marketing efforts in connection with any financing arrangements, provided that the recipients of such information agree to customary confidentiality arrangements.

(f) Notwithstanding the foregoing, (1) nothing in this Section 5.13 shall require the Company to cooperate with the Financing, the Debt Refinancings or take any other action contemplated by this Section 5.13 to the extent it would (I) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries or (II) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Organizational Documents of the Company or any of its Subsidiaries or any applicable

Laws or any Contract, (2) neither the Company nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing or that would be effective at or prior to the Effective Time, (3) neither the Company’s board of directors nor any of the Company Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any Financing or agreements related thereto (or any alternative financing) at or prior to the Effective Time, (4) neither the Company nor any of its Subsidiaries shall be required to execute or deliver any agreements, certificates or instruments in connection with any Financing (or any alternative financing)at or prior to the Effective Time and (5) neither the Company nor any of the Company’s Subsidiaries shall be required to call for redemption, defease or otherwise repay any Indebtedness of the Company or any of its Subsidiaries unless and until Parent has irrevocably provided the Company with sufficient funds to make such redemption, defeasance payment or other repayment.

(g) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any Financing or Debt Refinancing (including any action taken in accordance with Section 5.13(b)) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except in each case to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties resulted from a Willful Breach by the Company, its Subsidiaries or their Representatives of this Section 5.13.

Section 5.14 Transaction Litigation. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any Legal Proceeding related to this Agreement, the Merger or the other transactions contemplated by this Agreement, threatened (to the extent aware) or brought against (i) the Company, its directors and/or officers by stockholders of the Company (a “Company Transaction Litigation”), on the one hand, or (ii) Parent, its directors and/or officers by stockholders of Parent, on the other hand (a “Parent Transaction Litigation” and each such action, a “Transaction Litigation”). The Company shall provide Parent a reasonable opportunity to participate, in (but not control), the defense of a Company Transaction Litigation and Parent shall provide the Company a reasonable opportunity to participate in (but not control), the defense of a Parent Transaction Litigation, including, in each case and without limitation, the opportunity to review material communications and participate in material meetings with opposing counsel or any Governmental Entity in connection with a Transaction Litigation. Except to the extent required by applicable Law, the Company, on the one hand, and Parent, on the other hand, shall not enter into any settlement agreement, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of Parent or the Company, as applicable (which consent shall not be unreasonably withheld) unless such settlement would not (i) require a payment in excess of coverage under applicable insurance policy limits or (ii) impose any obligations that relate to the operation of the business of the Company or its Subsidiaries following the Closing, on the one hand, or Parent or its Subsidiaries following the Closing (including the Company and its Subsidiaries), on the other hand.

Section 5.15 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 5.16 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions reasonably necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 5.17 Rule 16b-3 Matters. Prior to the Effective Time, the Parties shall, as applicable, be entitled to take all such steps as may be reasonably necessary or advisable, to the extent permitted by applicable Law, to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.18 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 5.19 Parent Charter Amendment. No less than five (5) Business Days prior to the earlier to occur of the Company Stockholder Meeting and the Parent Stockholder Meeting, Parent shall take all action necessary to duly amend its charter to effect an increase in its authorized Parent Common Stock to a number of shares that is at least sufficient to effect the Parent Stock Issuance and articles of amendment setting forth such amendment shall be filed with the SDAT.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Parties’ Obligation. The respective obligation of each of Parent, Parent OP, Merger Sub, Company OP and the Company to effect the Merger shall be subject to the satisfaction or waiver by Parent, Parent OP and Merger Sub and the Company, as the case may be, in writing, at or prior to the Closing, of the following conditions:

(a) Stockholder Approvals. The Company shall have obtained the Company Required Vote, and Parent shall have obtained the Parent Required Vote, in each case in accordance with applicable Law.

(b) NASDAQ Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and no material statute, material rule or material regulation shall be in existence (and being enforced) or shall have been enacted, promulgated, or entered by any Governmental Entity of competent jurisdiction that renders the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of the Company and Company OP. The obligation of the Company and Company OP to effect the Merger is subject to the satisfaction or waiver by the Company in writing, at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in the first two sentences and the last sentence of Section 3.2(b)(i) and set forth in Section 3.2(b)(ii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 3.2(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of Parent and Merger Sub set forth in Section 3.2(a)(i), Section 3.2(b) (other than those set forth in the first two sentences and the last sentence of Section 3.2(b)(i) and other than Section 3.2(b)(ii)), Section 3.2(m), Section 3.2(n), Section 3.2(t), Section 3.2(u) and Section 3.2(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Parent, Parent OP and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Parent Obligations. Parent, Parent OP and Merger Sub shall have each performed in all material respects all of the obligations required to be performed by Parent, Parent OP and Merger Sub, respectively, under this Agreement at or prior to the Closing.

(c) Company 368 Opinion. The Company shall have received the written opinion (the “Company 368 Opinion”) of Sidley Austin LLP (or other nationally recognized legal counsel reasonably acceptable to the Company), substantially in the form of Exhibit C to this Agreement, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the Company 368 Opinion, legal counsel will be entitled to rely upon customary assumptions, representations, warranties and covenants, including those contained in the Company 368 Representation Letter and the Parent 368 Representation Letter dated, in each case, as of the Closing Date.

(d) Parent REIT Opinion. The Company shall have received the written opinion (the “Parent REIT Opinion”) of Fried, Frank, Harris, Shriver & Jacobson LLP (or other nationally recognized legal counsel reasonably acceptable to Parent and the Company), substantially in the form of Exhibit D to this Agreement, dated as of the Closing Date, to the effect that, for all taxable periods from its taxable year ended December 31, 2011, through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code. In rendering the Parent REIT Opinion, legal counsel may (i) rely upon the representations contained in the Company REIT Representation Letter and the Parent REIT Representation Letter dated, in each case, as of the Closing Date, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable, and (ii) assume the accuracy of and rely upon the Company REIT Opinion, which shall be delivered prior to the delivery of the Parent REIT Opinion.

(e) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(f) Parent Board of Directors. Parent shall have taken all actions necessary so that effective as of the Effective Time (i) the size of the Board of Directors of Parent shall be increased from five to eight directors and (ii) the Company Designees shall be elected as members of the Board of Directors of Parent filling the three vacancies created by the increase in the size of the Parent Board of Directors, to serve until the next annual meeting of the stockholders of Parent and until their successors are duly elected and qualified or their earlier death, resignation or removal.

(g) Parent Charter. Parent shall have duly amended its charter to increase its authorized Parent Common Stock to a number of shares that is at least sufficient to effect the Parent Stock Issuance, such amendment shall be in full force and effect and articles of amendment setting forth such amendment shall have been filed with and accepted for record by the SDAT, and the Company shall have received a copy of such amendment certified by SDAT.

Section 6.3 Conditions to Obligations of Parent, Parent OP and Merger Sub. The obligation of Parent, Parent OP and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Parent in writing, at or prior to the Closing, of the following additional conditions:

(a) Company Representations and Warranties. (i) The representations and warranties of the Company set forth in (A) the first two sentences of Section 3.1(b)(i), (B) Section 3.1(b)(iii) and (C) the last sentence of Section 3.1(h)(xxii) (without giving effect to any qualification as to Company Material Adverse Effect therein)shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 3.1(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of the Company set forth in Section 3.1(a)(i), Section 3.1(b) (other than those set forth in the first two sentences of Section 3.1(b)(i) and other than Section 3.1(b)(iii)), Section 3.1(m), Section 3.1(n), Section 3.1(t), Section 3.1(u) and Section 3.1(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of the Company and Company OP set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Company Obligations. The Company and the Company OP shall have performed in all material respects all of the obligations required to be performed by the Company and the Company OP, respectively, under this Agreement at or prior to the Closing.

(c) Parent 368 Opinion. Parent shall have received the written opinion (the “Parent 368 Opinion”) of Fried, Frank, Harris, Shriver & Jacobson LLP (or other nationally recognized legal counsel reasonably acceptable to Parent), substantially in the form of Exhibit E to this Agreement, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the Parent 368 Opinion, legal counsel will be entitled to rely upon customary assumptions, representations, warranties and covenants, including those contained in the Company 368 Representation Letter and the Parent 368 Representation Letter dated, in each case, as of the Closing Date.

(d) Company REIT Opinion. Parent shall have received the written opinion (the “Company REIT Opinion”) of Sidley Austin LLP (or other nationally recognized legal counsel reasonably acceptable to Parent and the Company), substantially in the form of Exhibit F to this Agreement, dated as of the Closing Date, to the effect that, for all taxable periods from its taxable year ended December 31, 2015 through the Closing Date, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as REIT under the Code. In rendering the Company REIT Opinion, legal counsel may rely upon the representations contained in the Company REIT Representation Letter dated as of the Closing Date, provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

(e) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the Mergers may be abandoned, at any time before the Effective Time (whether before or, subject to the terms hereof, after obtaining stockholder approval) by action of Parent or the Company (as applicable) only as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in such order, decree or ruling or who has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such order, decree or ruling in accordance with Section 5.3;

(c) by either Parent or the Company, if the Merger shall not have been consummated by 5:00 p.m., Eastern Time, on November 7, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated before such date or who has failed to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 5.3;

(d) by the Company, at any time before the time the Parent Required Vote is obtained, (i) upon a Change in Parent Recommendation or (ii) upon a Willful Breach by Parent of its obligations pursuant to Section 5.4;

(e) by the Company at any time before the Company Required Vote is obtained if (i) in accordance with Section 5.4(b)(iv) the Company’s Board of Directors shall have effected a Change in Company Recommendation and authorized the Company to enter into a definitive acquisition agreement with respect to a Superior Proposal with respect to the Company, (ii) the Company shall have paid (or substantially concurrently with the termination of this Agreement shall pay) the Company Termination Fee to Parent in accordance with Section 7.2(b)(iii) and (iii) immediately following the termination of this Agreement in accordance with this Section 7.1(e), the Company shall enter into such definitive acquisition agreement with respect to such Superior Proposal;

(f) by Parent, at any time before the time the Company Required Vote is obtained, (i) upon a Change in the Company Recommendation or (ii) upon a Willful Breach by the Company of its obligations pursuant to Section 5.4;

(g) by Parent at any time before the Parent Required Vote is obtained if (i) in accordance with Section 5.4(b)(iv) Parent’s Board of Directors shall have effected a Change in Parent Recommendation and authorized Parent to enter into a definitive acquisition agreement with respect to a Superior Proposal with respect to Parent, (ii) Parent shall have paid (or substantially concurrently with the termination of this Agreement shall pay) the Parent Termination Fee to the Company in accordance with Section 7.2(c)(iii) and (iii) immediately following the termination of this Agreement in accordance with this Section 7.1(g), Parent shall enter into such definitive acquisition agreement with respect to such Superior Proposal;

(h) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a Willful Breach of Section 5.4, as to which Section 7.1(d) will apply), or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by the Company to Parent of such breach, failure to perform or failure to be true; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that a condition contained in Section 6.3(a) or Section 6.3(b) would not be satisfied;

(i) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a Willful Breach of Section 5.4, as to which Section 7.1(f) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by Parent to the Company of such breach, failure to perform or failure to be true; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) if Parent is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that a condition contained in Section 6.2(a) or Section 6.2(b) would not be satisfied;

(j) by either Parent or the Company, if the Company Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Stockholders Meeting or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken; or

(k) by either Parent or the Company, if the Parent Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Stockholders Meeting or at any adjournment or postponement thereof, in each case, at which a vote on the approval of the Parent Stock Issuance was taken.

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective directors or Representatives, except (A) with respect to Section 5.7, Parent’s indemnification and expense reimbursement obligations under Section 5.13, this Section 7.2 and Article VIII and except for the Confidentiality Agreement, each of which shall survive such termination, (B) that no Party shall be relieved or released from any liabilities or damages of any breach (whether or not a Willful Breach) of any such provisions or of the Confidentiality Agreement, (C) that no Party shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of this Agreement and (D) that Parent shall not be relieved or released from any liabilities or damages arising out of its breach (whether or not a Willful Breach) of Section 5.13(a)(i).

(b) Company Termination Fee and Expense Reimbursement.

(i) If Parent terminates this Agreement pursuant to Section 7.1(f)(i), then the Company shall pay to Parent the Company Termination Fee within two Business Days after the date of such termination.

(ii) In the event that (A) an Acquisition Proposal with respect to the Company shall have been publicly announced (in the case of a termination pursuant to Section 7.1(j)) or in the case of a termination pursuant to Section 7.1(c), Section 7.1(f)(ii) or Section 7.1(i), shall have been communicated to the Board of Directors of the Company and, in the case of a termination pursuant to Section 7.1(j), such Acquisition Proposal shall not have been publicly withdrawn at least three Business Days prior to the date of the Company

Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.1(c) (if the Company Required Vote has not theretofore been obtained) or Section 7.1(j) or (2) by Parent pursuant to Section 7.1(i) or Section 7.1(f)(ii) and (C) before the date that is twelve months after the date of such termination, the Company consummates any Acquisition Proposal or enters into any definitive agreement to effect any Acquisition Agreement, then the Company shall, on the earlier of (I) the date on which such Acquisition Proposal is consummated and (II) the date on which such Acquisition Agreement is entered into, pay to Parent the Company Termination Fee less the amount of any Parent Expense Reimbursement previously paid to Parent (if any) pursuant to Section 7.2(b)(iv)(provided that, for purposes of clause (C) above, each reference to “20%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50%”).

(iii) In the event the Company terminates this Agreement pursuant to Section 7.1(e), then the Company shall pay to Parent the Company Termination Fee prior to or substantially concurrently with such termination.

(iv) In the event that Parent or the Company terminates this Agreement pursuant to Section 7.1(j), then the Company shall pay to Parent the Parent Expense Reimbursement; provided that the payment by the Company of the Parent Expense Reimbursement shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.2(b)(ii).

(c) Parent Termination Fee and Expense Reimbursement.

(i) If the Company terminates this Agreement pursuant to Section 7.1(d)(i), then Parent shall pay to the Company the Parent Termination Fee within two Business Days after the date of such termination.

(ii) In the event that (A) an Acquisition Proposal with respect to Parent shall have been publicly announced (in the case of a termination pursuant to Section 7.1(k)) or in the case of a termination pursuant to Section 7.1(c), Section 7.1(d)(ii) or Section 7.1(h) shall have been communicated to the Board of Directors of Parent and, in the case of a termination pursuant to Section 7.1(k), such Acquisition Proposal shall not have been publicly withdrawn least three Business Days prior to the date of the Parent Stockholders Meeting), (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.1(c) (if the Parent Required Vote has not theretofore been obtained) or Section 7.1(k) or (2) by the Company pursuant to Section 7.1(h) or Section 7.1(d)(ii) and (C) before the date that is twelve months after the date of such termination, Parent consummates any Acquisition Proposal or enters into any definitive agreement to effect any Acquisition Agreement, then Parent shall, on the earlier of (I) the date on which such Acquisition Proposal is consummated and (II) the date on which such Acquisition Agreement is entered into, pay to the Company the Parent Termination Fee less the amount of any Company Expense Reimbursement previously paid to the Company (if any) pursuant to Section 7.2(c)(iv) (provided that, for purposes of clause (C) above, each reference to “20%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50%”).

(iii) In the event that Parent terminates this Agreement pursuant to Section 7.1(g), Parent shall pay the Company the Parent Termination Fee prior to or substantially concurrently with such termination.

(iv) In the event that Parent or the Company terminates this Agreement pursuant to Sections 7.1(k), then Parent shall pay to the Company the Company Expense Reimbursement; provided that the payment by Parent of the Company Expense Reimbursement shall not relieve Parent of any subsequent obligation to pay the Parent Termination Fee pursuant to Section 7.2(c)(ii).

(d) In no event shall this Section 7.2 require (i) the Company to pay the Company Termination Fee on more than one occasion or (ii) Parent to pay the Parent Termination Fee on more than one occasion.

(e) Each of the Parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either the Company or Parent fails to pay all amounts due to Parent or the Company, as applicable, under this Section 7.2 on the dates specified, then either the Company or Parent, as applicable, shall pay all costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party. Each of the Parties acknowledges that each of the Parent Expense Reimbursement, the Company Expense Reimbursement, the Parent Termination Fee and the Company Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate a Party in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(f) The “Company Termination Fee” shall be an amount equal to the lesser of (i) $38,500,000 (the “Company Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Parent has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (x) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(H) and 856(c)(3)(A)–(I) of the Code. “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS.

(g) The “Parent Termination Fee” shall be an amount equal to the lesser of (i) $38,500,000 (the “Parent Base Amount”) and (ii) the maximum amount, if any, that can be paid to the Company without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) the Company has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of the Company which was not Qualifying Income), in each case as determined by independent accountants to the Company. Notwithstanding the foregoing, in the event the Company receives Tax Guidance providing that the Company’s receipt of the Parent Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Parent Termination Fee shall be an amount equal to the Parent Base Amount and Parent shall, upon receiving notice that the Company has received the Tax Guidance, pay to the Company the unpaid Parent Base Amount within five Business Days. In the event that the Company is not able to receive the full Parent Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to the Company unless and until the Company receives either one or a combination of the following once or more often: (x) a letter from the Company’s independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Parent shall pay to the Company the lesser of the unpaid Parent Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Parent Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Parent to pay the Parent Termination Fee terminates shall be released to Parent.

(h) The “Parent Expense Reimbursement” shall be an amount equal to the lesser of (i) the reasonable and documented out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $15,000,000 (the “Parent Expense Reimbursement Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Parent has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Parent Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Parent Expense Reimbursement shall be an amount equal to the Parent Expense Reimbursement Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Parent Expense Reimbursement Base Amount within five Business Days. In the event that Parent is not able to receive the full Parent Expense Reimbursement Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (x) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Parent Expense Reimbursement Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Parent Expense Reimbursement shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Parent Expense Reimbursement terminates shall be released to the Company.

(i) The “Company Expense Reimbursement” shall be an amount equal to the lesser of (i) the reasonable and documented out-of-pocket expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $15,000,000 (the “Company Expense Reimbursement Base Amount”) and (ii) the maximum amount, if any, that can be paid to the Company without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) the Company has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of the Company which was not Qualifying Income), in each case as determined by independent accountants to the Company. Notwithstanding the foregoing, in the event the Company receives Tax Guidance providing that the Company’s receipt of the Company Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Expense Reimbursement shall be an amount equal to the Company Expense Reimbursement Base Amount and Parent shall, upon receiving notice that the Company has received the Tax Guidance, pay to the Company the unpaid Company Expense Reimbursement Base Amount within five Business Days. In the event that the Company is not able to receive the full Company Expense Reimbursement Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to the Company unless and until the Company receives either one or a combination of the following once or more often: (x) a letter from the Company’s independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Parent shall pay to the Company the lesser of the unpaid Company Expense Reimbursement Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Company Expense Reimbursement shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Parent to pay the Company Expense Reimbursement terminates shall be released to Parent.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their clear and unambiguous terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Amendment; Waiver. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Company and Parent, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that (a) if the Company Required Vote has been obtained, no amendment, modification or waiver of this Agreement shall be made which requires the consent of the Company’s stockholders under applicable Law without obtaining such consent and (b) if the Parent Required Vote has been obtained, no amendment of this Agreement shall be made which requires the consent of Parent’s stockholders without obtaining such consent. The conditions to each Party’s obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law and this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding the foregoing, Sections 8.6, 8.7, 8.11, 8.12, 8.13 and this 8.2 (and any provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Lenders.

Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by email (notice deemed given upon transmitter’s confirmation of delivery to recipient), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).

(a)	if to the Company or the Company OP, to:

Care Capital Properties, Inc.

191 North Wacker Drive, Suite 1200

Chicago, IL 60606

Attention: Kristen M. Benson

                 Executive Vice President, General Counsel and Corporate Secretary

Email: kbenson@carecapitalproperties.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1 South Dearborn St.

Chicago, IL 60603

Attention: Imad I. Qasim; Scott R. Williams

Facsimile No.: (312) 853-7036

Email: iqasim@sidley.com; swilliams@sidley.com

(b)	if to Parent, the Parent OP or Merger Sub, to:

Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Attention: Richard K. Matros

                 Chairman, President and Chief Executive Officer

Email: rmatros@sabrahealth.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Attention: Andor D. Terner

Facsimile No.: (949) 823-6994

Email: aterner@omm.com

Section 8.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “made available” in this Agreement shall mean that the information or documents referred to have been provided to the receiving Party no later than 5:00 p.m. (California time) on the date which is one day prior to the date of this Agreement by being posted in the electronic data room established by the disclosing Party, or, in the case of any documents filed with the SEC, filed by the disclosing Party at least two Business Days prior to the date of this Agreement. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. As used in the second Recital and Sections 3.1(c), 3.1(d), 3.1(m), 3.1(n), 3.1(z) and 4.1(a)(x), the phrase “transactions contemplated hereby” shall exclude the Financing and the Debt Refinancings. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”

Section 8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Except as provided in Section 5.9(e), this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding the foregoing, each Financing Source in connection with the Financing or the Debt Commitment Letter is an express third party beneficiary of Sections 8.2, 8.7, 8.11, 8.12, and this 8.6 (and any provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) and may enforce such sections directly.

Section 8.7 Governing Law.

(a) This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of, or relate to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts-of-laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).

(b) Notwithstanding anything herein to the contrary, each party hereto acknowledges and irrevocably agrees:

(i) that any action, claim, cause of action or suit (in contract or in tort or otherwise), inquiry, proceeding or investigation involving any Financing Source arising out of, or relating to, the transactions contemplated hereby, any Financing or the performance of services thereunder or related thereto (collectively, a “Proceeding”) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court;

(ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any Proceeding in any other court;

(iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 8.3 shall be effective service of process against it for any such Proceeding brought in any such court;

(iv) to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court; and

(v) that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by applicable Laws.

Section 8.8 Severability. Any term or provision (or part thereof) of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions (or parts thereof) of this Agreement or affect the validity or enforceability of any of the terms or provisions (or parts thereof) of this Agreement in any other jurisdiction. If any term or provision (or part thereof) of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void, provided, however, that Merger Sub may assign, in its sole discretion and without the consent of the Company, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned Subsidiaries of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.10 Submission to Jurisdiction. All Legal Proceedings and proceedings arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated by this Agreement, except as provided in Section 8.7(b) above, shall be heard and determined exclusively in the Delaware Court of Chancery in New Castle County and any state appellate court therefrom (or, if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any other Delaware state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any such Legal Proceeding except as and in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice delivered as provided in this Agreement shall constitute sufficient service of process for purposes of any Legal Proceeding brought by any party or its affiliates or successors or assigns, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason (other than a failure to serve process as described in the immediately preceding sentence), (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Legal Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Legal Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

Section 8.11 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Prior to the termination of this Agreement pursuant to Article VII, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c) The Parties’ right of specific enforcement is an integral part of the Merger and other transactions contemplated by this Agreement and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this

Agreement all in accordance with the terms of this Section 8.11. In the event that any Party seeks an injunction or injunctions to prevent breaches of this Agreement, or to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction.

Section 8.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, ANY FINANCING (OR AGAINST ANY FINANCING SOURCE) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13 Financing Sources. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof (as each of the foregoing is determined prior to the Closing Date)):

(i) hereby waives any claims or rights against any Financing Source relating to or arising out of this Agreement, the Financing, the Debt Financing Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise arising prior to the Closing Date;

(ii) hereby agrees not to commence prior to the Closing Date any suit, action or proceeding against any Financing Source in connection with this Agreement, the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise; and

(iii) hereby agrees to cause any suit, action or proceeding asserted against any Financing Source prior to the Closing Date by or on behalf of the Company, any of its Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof (as each of the foregoing is determined prior to the Closing Date) in connection with this Agreement, the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated.

ARTICLE IX

DEFINITIONS

Section 9.1 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means other than the transactions contemplated hereby: (a) any proposal, offer or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or Parent, as applicable, or any of their respective Subsidiaries or (b) any acquisition by any Person or group resulting in, or any proposal, offer or indication of interest that, in the case of (a) or (b), if consummated would result in, any Person (or the stockholders or other equity interest holders of such Person) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the Company or Parent (or of the surviving parent entity in such transaction), as applicable, or 20% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of the Company and its Subsidiaries (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as applicable, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), shall mean, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Amended and Restated Parent Facilities” means the fourth amended and restated credit agreement, which shall amend and restate that certain Third Amended and Restated Credit Agreement, dated as of January 14, 2016, among Parent, Parent OP, certain subsidiaries of Parent OP party thereto from time to time, the lending institutions party thereto from time to time as lenders and Bank of America, N.A., as administrative agent (in addition to any swap transactions entered into in connection therewith), which fourth amended and restated credit agreement contemplates and consents to the transactions contemplated by this Agreement so that the Closing will not result in any default event of default, or breach thereof or cause any Indebtedness thereunder to become due (with or without notice or lapse of time or both).

“Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, profit-sharing, consulting, change in control, Tax gross-up, or savings, plan, program, policy, agreement or arrangement.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in California or Chicago, IL are authorized by law or executive order to be closed.

“Company CapEx Budget” means the capital expenditure budget set forth on Section 9.1(a)(i) of the Company Disclosure Letter.

“Company Credit Facilities” means the Company Revolving Credit Facility and the Company Term Loan Agreement, in addition to any swap transactions entered into in connection therewith.

“Company Debt Agreements” means (a) each of the Company Credit Facilities; (b) the Company Notes Indenture; and (c) any mortgage by the Company or its Subsidiaries.

“Company Designees” means Raymond J. Lewis, Ronald G. Geary and Jeffrey A. Malehorn (or if any of such persons ceases to be a member of the Board of Directors of the Company prior to the Effective Time or becomes unwilling or unable to serve as a member of the Board of Directors of Parent, such replacement individual who is designated by the Company to Parent in writing and approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed).

“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock Unit Awards (including Company Performance Stock Unit Awards) and the Company Deferred Stock Unit Awards, taken together.

“Company Equity Plans” means the Care Capital Properties, Inc. 2015 Incentive Plan and the Care Capital Properties, Inc. Non-Employee Director Deferred Stock Compensation Plan.

“Company Joint Ventures” means the entities set forth on Section 9.1(a)(ii) of the Company Disclosure Letter.

“Company Material Adverse Effect” means any Effect that has a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which the Company operates; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any Effect to the extent attributable to the negotiation, pendency or announcement of this Agreement, and the transactions contemplated hereby or any action taken by the Company or any of its Subsidiaries that is required by this Agreement or with Parent’s written consent or at Parent’s written request or the failure by the Company or any of its Subsidiaries to take any action that is prohibited by this Agreement (other than any action taken or the failure to take any action by the Company or any of its Subsidiaries in order to comply with Section 4.1(a)) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure by the Company to meet any internal or published projections (whether published by the Company or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (h) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (i) any reduction in the credit rating of the Company or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect) and (j) any bankruptcy, insolvency or reorganization of any tenant under any Company Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Company Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, as of the date of this Agreement, that:

(a) is required to be filed as an exhibit to the Company SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC;

(b) relates to any partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party;

(c) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of the Company or any of its Subsidiaries (or would so restrict or limit the Surviving Company or any of its Subsidiaries following the

Effective Time), or that otherwise restricts or limits in any material respect the lines of business conducted by the Company or any of its Subsidiaries or the geographic area in which the Company or any of its Subsidiaries may conduct business (or would so restrict or limit the Surviving Company or any of its Subsidiaries following the Effective Time);

(d) involves any merger, consolidation or similar business combination transaction;

(e) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without cost or penalty and requiring aggregate payments by the Company or any of its Subsidiaries in excess of $2,000,000 during their remaining term;

(f) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $10,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder;

(g) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(h) (i) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Company Property that has an aggregate fair market value of greater than $10,000,000, or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Company Property that is material to the Company;

(i) prohibits the payment of dividends or other distributions in respect of Company Common Stock or shares or other equity interests of any Subsidiary of the Company;

(j) constitutes a loan to any Person (other than a wholly owned Subsidiaries of the Company) by the Company or any of its Subsidiaries in an amount in excess of $5,000,000;

(k) relates to the Spinoff or where (i) Ventas is a party to the Contract and (ii) the Company has continuing obligations;

(l) obligates the Company or any Subsidiary of the Company to make non-contingent aggregate annual expenditures (other than principal and/or interest payments, the Company Permitted Development Expenditures, or the deposit of reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within 90 days without material penalty to the Company or any Subsidiary of the Company, except for any Company Lease or ground lease affecting any Company Property; or

(m) that is a license in respect of any Company Intellectual Property or otherwise grants the Company any Intellectual Property Rights that requires annual payments in excess of $500,000.

“Company Non-Employee Director Deferred Stock Compensation Plan” means the Care Capital Properties, Inc. Non-Employee Director Deferred Stock Compensation Plan.

“Company Notes Indenture” means the Indenture, dated as of July 14, 2016, by and among Company OP, as issuer, the Company and Company OP GP as guarantors, and Regions Bank as trustee, and as otherwise modified or supplemented prior to the date of this Agreement.

“Company Operator” means the third party managers of any Company Properties that are not leased to unaffiliated third parties.

“Company Revolving Credit Facility” means that certain Credit and Guaranty Agreement, dated as of August 17, 2015, by and among Company OP, as borrower, the Company and Company OP GP, as guarantors, the lenders identified therein, and Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and alternative currency fronting lender, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Company Term Loan Agreement” means that certain Term Loan and Guaranty Agreement, dated as of January 29, 2016, by and among Company OP, as borrower, the Company and Company OP GP, as guarantors, the lenders identified therein, and Capital One, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Compliant” means, with respect to the Required Information, that (a) the Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Information not misleading in light of the circumstances in which made; (b) the applicable auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information; (b) none of the historical financial statements included in the Required Information has been restated and the Company has not publicly announced that a restatement of any such financial statements is required; and (c) the financial statements included in the Required Information are not stale under Regulation S-X.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of February 11, 2017, between Parent and the Company, as it may be amended.

“Contract” means any written or oral contract, agreement, lease, license, note, loan, bond, mortgage, indenture, commitment, arrangement, understanding or other instrument or obligation, in each case that is legally binding.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Laws” means any applicable Law relating to pollution or protection of the environment, including Laws relating to (a) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) the treatment, storage, disposal or management of Hazardous Materials; (d) the exposure to Hazardous Materials; or (e) the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.

“Excluded Shares” means shares of Company Common Stock owned directly by Parent, Merger Sub, the Company or their respective Subsidiaries and, in each case, not held on behalf of third parties.

“Financing Sources” means the collective reference to each Lender and each other Person, including each agent and arranger (in each case in their capacities as such) that have committed to provide or otherwise entered into agreements in connection with the Financing, including, any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof), together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing.

“GAAP” means United States generally accepted accounting principles.

“Government Sponsored Health Care Program” means any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by a Governmental Entity, whether pursuant to one or more contracts with the applicable Governmental Entity or otherwise, including Medicare, state Medicaid programs, the TRICARE program, Medicare Advantage and managed Medicaid.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in RCRA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, a “chemical substance or mixture” as defined in TSCA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons and radon.

“Health Care Laws” means (a) any and all applicable federal, state and local Laws of any applicable Governmental Entity concerning health care or insurance fraud and abuse, including, but not limited to, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) and 41 U.S.C. §§ 51-58), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a and 1320a-7b, and the regulations promulgated pursuant to such statutes; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and all federal and state Laws, as applicable, concerning pharmacology and dispensing medicines or controlled substances, and the regulations promulgated thereunder; (c) any and all applicable federal, state and local Laws concerning privacy and data security for patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), as amended, and the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, and all federal and state Laws concerning medical record retention, privacy, security, patient confidentiality, and informed consent and the regulations promulgated thereunder; (d) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including, specifically, conditions of participation for skilled nursing facilities; (e) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (f) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (g) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (h) quality, safety and accreditation standards and requirements of all applicable state Laws or regulatory bodies; (i) federal, state and local Laws regulating the ownership, operation or licensure of a health care facility or business, or assets used in connection therewith, including hospitals, skilled nursing facilities, assisted living facilities, independent living facilities and memory care facilities; (j) federal, state and local Laws relating to the provision of management or administrative services in connection with the practice of a health care profession, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (k) federal and state Laws with respect to financial relationships between referral sources and referral recipients, including, but not limited to the federal Stark Law (42 U.S.C. 1395nn et. seq.) and the regulations promulgated thereunder; (l) life safety codes; and (m) the Laws of any foreign jurisdiction in which a Party or its Subsidiaries and affiliates operate that are analogous to those Laws identified in items (a) through (l) above.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases (as determined based upon accounting standards in effect as of the date hereof), (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vi) domain name registrations.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Mergers” means the Merger, the Subsequent Merger and the Partnership Merger.

“Minimum Distribution Dividend” shall mean a distribution with respect to the Company’s taxable year ending at the Effective Time which is sufficient to allow the Company to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Parent CapEx Budget” means the capital expenditure budget set forth on Section 9.1(a)(iii) of the Parent Disclosure Letter.

“Parent Common Stock” means common stock, par value $0.01, of Parent.

“Parent Equity Plan” means the Sabra Health Care REIT, Inc. 2009 Performance Incentive Plan.

“Parent Joint Ventures” means the entities set forth on Section 9.1(a)(iv) of the Parent Disclosure Letter.

“Parent Material Adverse Effect” means any Effect that has a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which Parent operates; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any Effect to the extent attributable to the negotiation, pendency or announcement of this Agreement, and the transactions contemplated hereby or any action taken by Parent or any of its Subsidiaries that is required by this Agreement or with the Company’s written consent or at the Company’s written request or the failure by Parent or any of its Subsidiaries to take any action that is prohibited by this Agreement (other than any action taken or the failure to take any action by Parent or any of its Subsidiaries in order to comply with Section 4.2(a)) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure by Parent to meet any internal or published projections (whether published by Parent or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (h) any change in the price or trading volume of shares of Parent Common Stock or any other publicly traded securities of Parent (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (i) any reduction in the credit rating of Parent or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect) or (j) any bankruptcy, insolvency or reorganization of any tenant under any Parent Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Parent Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on Parent relative to other companies of comparable size to Parent operating in the industry in which Parent operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect has occurred.

“Parent Material Contract” means any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound that:

(a) is required to be filed as an exhibit to the Parent SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC;

(b) relates to any partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party;

(c) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Parent or any of its Subsidiaries, or that otherwise restricts or limits in any material respect the lines of business conducted by Parent or any of its Subsidiaries or the geographic area in which Parent or any of its Subsidiaries may conduct business, other than any ground lease and other than Contracts that are terminable on 12 months or less notice without material cost or penalty;

(d) involves any merger, consolidation or similar business combination transaction;

(e) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without material cost or penalty and requiring aggregate payments by the Company or any of its Subsidiaries in excess of $2,000,000 during their remaining term;

(f) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $10,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder;

(g) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(h) (i) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Parent Property that has an aggregate fair market value of greater than $10,000,000, or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Parent Property that is material to Parent;

(i) prohibits the payment of dividends or other distributions in respect of Parent Common Stock or shares or other equity interests of any Subsidiary of Parent;

(j) constitutes a loan to any Person (other than a wholly owned Subsidiaries of Parent) by Parent or any of its Subsidiaries in an amount in excess of $5,000,000;

(k) obligates Parent or any Subsidiary of Parent to make non-contingent aggregate annual expenditures (other than principal and/or interest payments, the Parent Permitted Development Expenditures, or the deposit of reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within 90 days without material penalty to Parent or any Subsidiary of Parent, except for any Parent Lease or ground lease affecting any Parent Property; or

(l) that is a license in respect of any Parent Intellectual Property or otherwise grants Parent any Intellectual Property Rights that requires annual payments in excess of $500,000.

“Parent Operator” means the third party managers of any Parent Properties that are not leased to unaffiliated third parties.

“Parent Performance Stock Unit Awards” means any Parent Stock Unit Awards subject to performance-based vesting terms.

“Parent Preferred Stock” means preferred stock, par value $0.01 per share, of Parent.

“Parent Stock Exchange” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Parent Common Stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent Common Stock is then traded.

“Parent Stock Unit Awards” means stock unit or restricted stock unit awards in respect of shares of Parent Common Stock granted under the Parent Equity Plan.

“Permitted Lien” means any (a) Liens relating to the Indebtedness set forth on Section 9.1(a)(v) of the Parent Disclosure Letter or Section 9.1(a)(vi) of the Company Disclosure Letter, as applicable, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and owing or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (c) air rights affecting any Parent Property or Company Property, as applicable, (d) zoning regulations, permits and licenses, (e) Liens that are disclosed on the existing Parent Title Insurance Policies or Company Title Insurance Policies as in existence on the date hereof, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (f) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (g) with respect to real property, non-monetary Liens or other minor imperfections of title, which may include (i) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property and (ii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases only to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Parent Property or Company Property, as applicable, or the continued use and operation of the applicable Parent Property or Company Property, as applicable, in each case, as currently used and operated and (h) ordinary course, non-exclusive licenses of Intellectual Property Rights.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary of Parent or the Company, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Specified Company Contracts” means the following Contracts and all Contracts ancillary thereto:

i.	the Company Term Loan Agreement;

ii.	the Loan Agreement, dated as of July 25, 2016, by and among Capital One, National Association, as Administrative Agent, the lending institutions party thereto from time to time as lenders, and certain subsidiaries of the Company listed on Exhibit B thereto, as borrowers;

iii.	the Note Purchase Agreement in respect of 5.38% Senior Notes due May 17, 2027, dated as of May 17, 2016, by and among the Company, certain subsidiaries of the Company party thereto from time to time and the purchasers party thereto from time to time.

“Specified Company Debt Agreement Amendments” means amendments to the Specified Company Contracts to permit the Mergers and the other transactions contemplated hereby such that the consummation of such transactions does not result in a breach, default or event of default (with or without notice or lapse of time or both) under the Specified Company Contracts.

“Specified Company Indebtedness” means the Indebtedness evidenced by the following Contracts:

i.	the Company Term Loan Agreement;

ii.	the Loan Agreement, dated as of July 25, 2016, by and among Capital One, National Association, as Administrative Agent, the lending institutions party thereto from time to time as lenders, and certain subsidiaries of the Company listed on Exhibit B thereto, as borrowers;

iii.	the Note Purchase Agreement in respect of 5.38% Senior Notes due May 17, 2027, dated as of May 17, 2016, by and among the Company, certain subsidiaries of the Company party thereto from time to time and the purchasers party thereto from time to time; and

iv.	the Company Revolving Credit Facility;

provided that, in each case, the Specified Company Indebtedness shall not include any Specified Company Contracts for which Specified Company Debt Agreement Amendments have been obtained and remain in full force and effect.

“Spinoff” means the pro rata distribution by Ventas of the stock of the Company to the shareholders of Ventas pursuant to Section 355 and Section 368(a)(1)(D) of the Code that was consummated on August 17, 2015.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest. For the purposes of this Agreement, (i) the Company Joint Ventures and their Subsidiaries shall not be deemed to be Subsidiaries of the Company or any of its respective Subsidiaries and (ii) the Parent Joint Ventures and their Subsidiaries shall not be deemed to be Subsidiaries of Parent or any of its respective Subsidiaries.

“Superior Proposal” means, with respect to the Company or Parent, as applicable, a bona fide written Acquisition Proposal that the Board of Directors of the Company or the Board of Directors of Parent, respectively, determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the Person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), if consummated, would result in a transaction that is more favorable from a financial perspective to the stockholders of the Company or Parent, respectively, than the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Section 9.1, except that the references to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”.

“Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar governmental charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent, withholding (including dividend withholding and withholding required pursuant to Section 1445 and Section 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes of any kind whatsoever, together with any interest, penalties or additions to tax imposed with respect to any of the foregoing, whether disputed or not.

“Tax Protection Agreement” means any agreement pursuant to which a Person has agreed to (i) maintain a minimum level of debt, continue a particular debt or allocate a certain amount of debt to a particular Person, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, or (iv) dispose of assets only in a particular manner, in each case for Tax reasons.

“Tax Return” shall mean any report, return, document, declaration or other information or filing supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party Payor” means any Government Sponsored Health Care Program, insurer, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed care program or third party payor, including any fiscal intermediary or contractor of any of the foregoing.

“to Parent’s knowledge” or “to the knowledge of Parent” means the actual knowledge of any of the persons listed in Section 9.1(a)(vii) of the Parent Disclosure Letter.

“to the Company’s knowledge” or “to the knowledge of the Company” means the actual knowledge of any of the persons listed in Section 9.1(a)(viii) of the Company Disclosure Letter.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be likely to cause a breach of this Agreement.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acquisition Agreement	Section 5.4(a)
Acquisitions	Section 4.1(b)(viii)
Additional Dividend Amount	Section 5.10(a)
Agreement	Preamble
Bankruptcy and Equitable Exceptions	Section 3.1(c)(i)
Base Amount	Section 5.9(c)
Blue Sky Laws	Section 3.1(c)(iii)
Certificate of Merger	Section 1.1(b)
Change in Company Recommendation	Section 5.4(b)(iii)
Change in Parent Recommendation	Section 5.4(b)(iii)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Dividend Date	Section 5.10(a)
Code	Recitals
Company	Preamble
Company 368 Opinion	Section 6.2(c)
Company 368 Representation Letters	Section 5.12(d)
Company Base Amount	Section 7.2(f)
Company Benefit Plans	Section 3.1(j)(i)
Company Book-Entry Shares	Section 2.1(b)
Company Capitalization Date	Section 3.1(b)(i)
Company Certificates	Section 2.1(b)
Company Common Stock	Section 2.1(a)
Company Deferred Stock Unit Award	Section 2.4(d)
Company Disclosure Letter	Section 3.1
Company Employees	Section 3.1(k)(ii)

Company ESPP	Section 2.5
Company Intellectual Property	Section 3.1(q)
Company Leases	Section 3.1(o)(vi)
Company OP	Preamble
Company OP GP	Recitals
Company Performance Stock Unit Award	Section 2.4(c)
Company Permitted Development Expenditures	Section 3.1(o)(xv)
Company Preferred Stock	Section 3.1(b)(i)
Company Properties	Section 3.1(o)(i)
Company Property	Section 3.1(o)(i)
Company Qualified DC Plan	Section 5.6(c)
Company REIT Opinion	Section 6.3(d)
Company REIT Representation Letter	Section 5.12(d)
Company Registered IP	Section 3.1(q)
Company Expense Reimbursement	Section 7.2(i)
Company Expense Reimbursement Base Amount	Section 7.2(i)
Company Required Vote	Section 3.1(n)
Company Restricted Stock Unit Award	Section 2.4(c)
Company SEC Documents	Section 3.1(d)(i)
Company Stock Option	Section 2.4(a)
Company Stockholders Meeting	Section 5.1(b)
Company Termination Fee	Section 7.2(f)
Company Title Insurance Policies	Section 3.1(o)(xi)
Company Title Insurance Policy	Section 3.1(o)(xi)
Company Transaction Litigation	Section 5.14
Continuation Period	Section 5.6(a)
Continuing Employees	Section 5.6(a)
Debt Commitment Letter	Section 3.2(aa)(i)
Debt Recastings	Section 5.13(a)(i)
Debt Refinancings	Section 5.13(a)(i)
Debt Repayments	Section 5.13(a)(i)
Debt Transaction	Section 5.13(c)
Debt Transaction Documents	Section 5.13(c)
Definitive Debt Financing Agreements	Section 5.13(a)(ii)
Delaware Secretary	Section 1.1(b)(i)
DESM Certificate of Merger	Section 1.1(b)(ii)
DGCL	Section 1.1(a)
DLLCA	Section 1.1(a)(i)
Effective Time	Section 1.1(b)
Eligible Shares	Section 2.1(a)
EPCRA	Section 9.1
Exchange Act	Section 3.1(c)(iii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Recitals
Fee Letter	Section 3.2(aa)(i)
Financing	Section 3.2(aa)(i)
Form S-4	Section 5.1(a)
Governmental Entity	Section 3.1(c)(iii)
HMTA	Section 9.1
Indemnified Parties	Section 5.9(a)
Joint Proxy Statement/Prospectus	Section 5.1(a)

Legal Proceeding	Section 3.1(g)
Lenders	Section 3.2(aa)(i)
Letter of Transmittal	Section 2.2(b)(i)
Material Parent Leases	Section 3.2(o)(vii)
Material Company Leases	Section 3.1(o)(vii)
MDSM Articles of Merger	Section 1.1(b)(ii)
Merger	Section 1.1(a)(i)
Merger Consideration	Recitals
Merger Consideration Cashout Value	Section 2.4(a)
Merger Sub	Preamble
MGCL	Recitals
NASDAQ	Section 2.2(e)
New Debt Commitment Letter	Section 5.13(a)(iii)
New Fee Letter	Section 5.13(a)(iii)
New Plans	Section 5.6(a)
Notice of Superior Proposal Recommendation Change	Section 5.4(b)(iv)
Organizational Documents	Section 3.1(a)(i)
Outside Date	Section 7.1(c)
Parties	Preamble
Party	Preamble
Parent	Preamble
Parent 368 Opinion	Section 6.3(c)
Parent 368 Representation Letter	Section 5.12(e)
Parent Base Amount	Section 7.2(g)
Parent Benefit Plans	Section 3.2(j)(i)
Parent Capitalization Date	Section 3.2(b)(i)
Parent Deferred Stock Unit Award	Section 2.4(d)
Parent Disclosure Letter	Section 3.2
Parent Employees	Section 3.2(k)(ii)
Parent Expense Reimbursement	Section 7.2(h)
Parent Expense Reimbursement Base Amount	Section 7.2(h)
Parent Intellectual Property	Section 3.2(q)
Parent Leases	Section 3.2(o)(vi)
Parent OP	Preamble
Parent OP GP	Recitals
Parent Permitted Development Expenditures	Section 3.2(o)(xv)
Parent Properties	Section 3.2(o)(i)
Parent Property	Section 3.2(o)(i)
Parent REIT Opinion	Section 6.2(d)
Parent REIT Representation Letter	Section 5.12(e)
Parent Registered IP	Section 3.2(q)
Parent Required Vote Parent Restricted Stock Unit Award	Section 3.2(n) Section 2.4(d)
Parent SEC Documents	Section 3.2(d)(i)
Parent Stock Issuance	Section 3.2(m)
Parent Stock Options	Section 2.4(a)
Parent Stockholders Meeting	Section 5.1(c)
Parent Termination Fee	Section 7.2(g)
Parent Title Insurance Policy	Section 3.2(o)(xi)
Parent Transaction Litigation	Section 5.14

Partnership Certificate of Merger	Section 1.1(b)(iii)
Partnership Merger	Section 1.1(a)(iii)
Partnership Merger Effective Time	Section 1.1(b)(iii)
Payoff Letters	Section 5.13(d)
Permits Proceeding	Section 3.1(r)(i) Section 8.7(b)
Qualifying Acquisition Proposal	Section 5.4(b)
Qualifying Income	Section 7.2(f)
RCRA	Section 9.1
REIT Requirements	Section 7.2(f)
Reduction Proceeds	Section 5.13(a)(v)
Required Information	Section 5.13(b)
Sarbanes-Oxley Act	Section 3.1(d)(i)
SDAT	Section 1.1(b)(ii)
Securities Act	Section 3.1(c)(iii)
Series A Parent Preferred Stock	Section 3.2(b)(i)
SM Surviving Corporation	Section 1.1(a)(ii)
Special Parent Distribution	Section 4.2(b)(iv)
Special Company Distribution	Section 4.1(b)(iv)
Subsequent Merger	Section 1.1(b)(ii)
Subsequent Merger Effective Time	Section 1.1(b)(ii)
Surviving Company	Recitals
Surviving Partnership	Recitals
Takeover Statutes	Section 3.1(x)
Tax Guidance	Section 7.2(f)
Tax Matters Agreement	Section 3.1(h)(xxii)
Transaction Litigation	Section 5.14
TSCA	Section 9.1
Ventas	Section 3.1(h)(xxii)
Ventas Opinion	Section 3.1(h)(xxii)
Voting Debt	Section 3.1(b)(iv)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

SABRA HEALTH CARE REIT, INC.

By:	/s/ Richard K. Matros
Name: Richard K. Matros
Title: Chief Executive Officer and President

SABRA HEALTH CARE LIMITED PARTNERSHIP

By: SABRA HEALTH CARE REIT, INC., its general partner

By:	/s/ Richard K. Matros
Name: Richard K. Matros
Title: Chief Executive Officer and President

PR SUB, LLC

By:	/s/ Richard K. Matros
Name: Richard K. Matros
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

CARE CAPITAL PROPERTIES, LP

By: CARE CAPITAL PROPERTIES GP, LLC, its General Partner

By:	/s/ Raymond J. Lewis
Name: Raymond J. Lewis
Title: President

CARE CAPITAL PROPERTIES, INC.

By:	/s/ Raymond J. Lewis
Name: Raymond J. Lewis
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF FORMATION

OF

PR SUB, LLC

1.	The name of the limited liability company is PR Sub, LLC.

2.	The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 4th day of May, 2017.

/s/ Harold W. Andrews, Jr.
Harold W. Andrews, Jr.
Authorized Person

EXHIBIT B

OPERATING AGREEMENT

OF

PR SUB, LLC

THIS OPERATING AGREEMENT (this “Agreement”) of PR Sub, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of this 4th day of May, 2017 by Sabra Health Care REIT, Inc., a Maryland corporation (“Parent”), as the initial member of the Company (together with any person or entity admitted as an additional or substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company, each a “Member” and collectively, the “Members”).

The Member desires to form a limited liability company pursuant to the laws of the State of Delaware. Accordingly, in consideration of the covenants contained herein, it is agreed as follows:

ARTICLE I

ORGANIZATION

1.1. Formation. The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and subject to the terms, provisions and conditions set forth in this Agreement.

1.2. Filing; Effectiveness. Harold W. Andrews, Jr. is hereby designated as an “authorized person” of the Company within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, which filing is hereby ratified and approved. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” of the Company ceased, and the Managing Member (as defined in Section 3.1.1) and each Officer (as defined in Section 3.1.3) thereupon became a designated “authorized person” of the Company and shall continue as the designated “authorized person” of the Company within the meaning of the Act. The Managing Member or any Officer, as an “authorized person” of the Company within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation of the company with the Office of the Delaware Secretary of State on May 4, 2017.

1.3. Name. The name of the Company is “PR Sub, LLC”.

1.4. Purpose; Powers. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be formed under the Act. The Company, and the Managing Member and the Officers on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in this Section 2, and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

1.5. Principal Office. The principal office of the Company shall be located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612 or at any other location on which the Managing Member may determine.

1.6. Registered Agent and Office. The Company’s registered agent and registered office in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Managing Member may, from time to time, change the registered agent or registered office through appropriate filings with the Delaware Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Member shall promptly designate a replacement registered agent or registered office through an appropriate filing with the Delaware Secretary of State.

1.7. Qualification in Other Jurisdictions. The Managing Member shall cause the Company to be qualified, formed or registered under assumed or fictitious names statutes or similar laws in each jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable from time to time. The Managing Member or any Officer shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

ARTICLE II

MEMBERS

2.1. Membership and Percentage Interests. The ownership of the Company shall be represented by limited liability company interests in the Company (“Membership Interests”). A person or entity who holds a Membership Interest and is admitted to the Company as an additional or substitute member of the Company pursuant to the provisions of this Agreement shall be referred to herein as a “Member.” The proportion of Membership Interests of a Member, expressed as a percentage, of a Member’s Membership Interests to the total Membership Interests held by all Members is referred to herein as a “Percentage Interest.” Parent, as the initial Member, shall own a 100% Percentage Interest in the Company, until and unless additional or substitute members are admitted to the Company.

2.2. Voting Rights. On all matters to be voted upon by the Members, the voting power of each Member shall be equal to such Member’s respective Percentage Interest. The affirmative vote of a majority of the Percentage Interests of all Members shall be the act of the Members, unless express provisions of the Act or this Agreement require a different vote, in which case such express provisions shall govern and control such vote.

2.3. Member Meetings. Meetings of the Members may be called at any time by Members holding at least a majority of the Percentage Interests of all Members or by the Managing Member. The Members or Managing Member, as applicable, may designate any place, either within or outside of the State of Delaware, as the place for any meeting of the Members of the Company. Whenever Members are required or permitted to take action at a meeting, written notice stating the place, date and time of such meeting shall be given to each Member not less than five (5) business days before the date of the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. The holders of at least a majority of the Percentage Interests of all Members, represented in person or by proxy, shall constitute a quorum at all meetings of the Members.

2.4. Action by Consent. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if consented to or approved, in writing, by electronic transmission or by any other means permitted by law, by Members having not less than the minimum Percentage Interests that would be necessary to authorize or take such action at a meeting at which all Percentage Interests entitled to vote thereon were present and voted. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to the Members that have not consented in writing. Any action taken by written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

ARTICLE III

MANAGEMENT

3.1. Managing Member.

3.1.1. Management by Member. The business and affairs of the Company shall be managed by Parent, as the initial managing member of the Company (and each successor that is appointed as the Managing Member in accordance with this Agreement, each in its capacity as a managing member of the Company, being referred to herein as a “Managing Member”), and all decisions to be made on behalf of the Company and, unless otherwise provided herein, all actions to be taken on behalf of the Company shall be made or taken by the Managing Member and no other person or entity shall have the power or authority under this Agreement to make any decisions or take any actions on behalf of the Company. The Managing Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. To the extent of its powers set forth in this Agreement, the Managing Member is an agent of the Company for the purpose of the Company’s business, and the actions of the Managing Member taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding any other provision of this Agreement, the Manager Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other Member, person or entity. Without limiting the foregoing, the Managing Member shall have the sole authority to execute and/or deliver, in furtherance of the Company business, any deed of trust, promissory note, bill of sale, contract or other instrument purporting to convey, exchange or encumber any Company asset. The Managing Member shall not be removed or replaced and its duties shall not be limited by any action taken by or on behalf of any other Member, other than upon the affirmative vote of at least a majority of the Percentage Interests of all Members. The Managing Member or the Members may call a meeting of the Members from time to time in accordance with Section 2.3.

3.1.2. Right to Rely on the Managing Members. Any person or entity dealing with the Company may rely upon a certificate signed by the Managing Member as to:

(A) the identity of the Managing Member and the Members;

(B) the existence or nonexistence of any fact or facts, which constitute a condition precedent to acts by the Managing Member or which are in any other manner germane to the affairs of the Company;

(C) the persons or entities who are authorized to execute and deliver any instrument or document of the Company; or

(D) any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

3.1.3. Officers and Related Persons. The Managing Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing any titles (including, without limitation, President, Chief Executive Officer, Executive Vice President, Chief Financial Officer, Chief Investment Officer, Vice President, Secretary and Treasurer) to any such person. Unless the Managing Member decides otherwise, if the title assigned to an Officer is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 3.1.3 may be revoked at any time by the Managing Member. An Officer may be removed with or without cause at any time by the Manager Member. The Managing Member may delegate to any Officer any of the Managing Member’s powers under this Agreement, including, without limitation, the power to bind the Company. All Officers of the Company have the power, acting individually or jointly, to represent and bind the Company in all matters as provided in this Agreement or in a resolution of the Managing Member. All instruments, contracts, agreements and documents executed by such Officers in their capacities as officers of the Company shall be valid and binding on the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1. Capital Contributions. The Members shall not be required to contribute any capital to the Company. Capital contributions, if any, shall be made by the Members pro rata in accordance with their respective Percentage Interests in the amounts and upon the terms and conditions as the Members may unanimously agree.

A separate capital account shall be maintained for each Member. A Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member shall agree.

4.2. Interest on and Return of Capital Contributions. No interest shall accrue on any capital contribution and no Member shall have the right to withdraw or be repaid any capital contribution except as otherwise provided in this Agreement. If a Member is entitled to receive a return of a capital contribution, the Company may subject to the Act, in the sole discretion of the Managing Member, distribute cash, notes, property, or a combination thereof to the Member in return of the capital contribution.

4.3. Distributions. Each distribution to a Member of cash or other assets of the Company shall be made in accordance with their respective Percentage Interests in such amounts and at such times as shall be determined by the approval of the Managing Member. Unless the Managing Member otherwise establishes, the Company’s distribution of assets to a Member shall be valued on the basis of the fair market value of such assets, which may be determined by an independent appraiser who shall be selected by the Managing Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

4.4. Tax Treatment. Each Member will treat its share of the profits and losses of the Company as its own profits and losses for federal income tax purposes and state income tax purposes where applicable. Unless otherwise determined by the affirmative vote of at least a majority of the Percentage Interests of all Members, the Company shall be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

ARTICLE V

TRANSFER OF MEMBERSHIP INTERESTS;

ADMISSION OF ADDITIONAL MEMBERS

5.1. Assignment of Membership Interests; Resignation; Admission of New Members, Trustee Member.

5.1.1. A Member may sell, assign, convey, exchange, mortgage, pledge, grant, hypothecate, or transfer all or a portion of its Membership Interest with (a) the prior written consent of the Managing Member and (b) the execution and delivery of an instrument by the transferee signifying the transferee’s agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement), the form of which shall be satisfactory to the Managing Member. Upon a transfer in accordance with this Section 5.1.1, the transferee of a Membership Interest shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a Member transfers all of its Membership Interest pursuant to this Section 5.1.1, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

5.1.2. Without limiting any of the foregoing, upon the sale, transfer, or other disposition of a Member’s entire Membership Interest pursuant to the exercise of foreclosure rights under any pledge thereof to any lender (or any agent, trustee or other representative for any lender or group of lenders), (i) the transferee of the Member’s Membership Interest shall, upon the execution of a counterpart to this Agreement, automatically be admitted to the Company as a member of the Company effective as of such sale, transfer, or other disposition pursuant to the exercise of foreclosure rights, be admitted to the Company as a member of the Company and shall acquire all of the right, title and interest of the Member in the Company, including all rights and obligations as a Member under this Agreement, (ii) the transferring Member shall thereafter cease to be a member of the

Company and shall have no further right, title or interest in the Company or under this Agreement, and (iii) the Company shall be continued without dissolution. Upon the sale, transfer, or other disposition of a Member’s Membership Interest pursuant to the exercise of foreclosure rights under any pledge thereof, the successor Member may transfer its interests in the Company, subject to Section 5.1.

5.1.3. Notwithstanding the foregoing or anything in this Agreement to the contrary, if any person or entity who is acting as a trustee of a trust is a Member and shall cease to be a trustee of such trust, the successor trustee or trustees shall, without further act of any Member or other person or entity, automatically be a Member hereunder.

5.1.4. A Member may at any time resign from the Company only with the prior written consent of the Managing Member.

5.1.5. The Managing Member may admit additional Members in its sole discretion. A person or entity shall be admitted to the Company as an additional Member of the Company upon the written consent of the Managing Member and such person’s or entity’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

ARTICLE VI

ACCOUNTING, BOOKS AND RECORDS

6.1. Accounting. All decisions as to financial and accounting matters shall be made by the Managing Member. The Managing Member may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with applicable accounting methods.

6.2. Books and Records. The Managing Member shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with generally accepted accounting principles and shall be available at the Company’s principal office for examination by any Member or such Member’s duly authorized representatives at any and all reasonable times during normal business hours for any purpose reasonably related to the Member’s interest as a member of the Company.

6.3. Bank Accounts. The Managing Member or any other Member authorized by the Managing Member shall be authorized to endorse checks, drafts or other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit in the Company account. Only the Managing Member or its delegates shall be authorized to sign checks drawn on the Company account on behalf of the Company.

6.4. Fiscal Year. The fiscal year of the Company shall begin on the first day of January and end on the last day of December, or such other period as the Managing Member shall by resolution designate.

ARTICLE VII

LIABILITY, EXCULPATION AND INDEMNIFICATION

7.1. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members and the Managing Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Managing Member of the Company.

7.2. Exculpation.

7.2.1. To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company, any Member or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct. A “Covered Person” means a Member, Managing Member, any Officer, any affiliate of a Member or Managing Member, any officers, managers, directors, members, shareholders, partners, employees, representatives or agents of a Member or Managing Member, or their respective affiliates, or any employee or agent of the Company or its affiliates.

7.2.2. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such other person’s or entity’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to Members or creditors might properly be paid.

7.3. Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 7.3 by the Company shall be provided out of and to the extent of the assets of the Company only, and the Members shall not have personal liability on account thereof.

7.4. Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, subject to the last sentence of Section 7.5, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 7.3.

7.5. Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Managing Member shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons or entities as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person or entity in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement. The Managing Member and the Company may enter into indemnity contracts with Covered Persons and such other persons or entities as the Managing Member shall determine and may adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.4 and containing such other procedures regarding indemnification as are appropriate.

7.6. Corporate Opportunity. To the fullest extent permitted by law and notwithstanding any duty (including any fiduciary duty) otherwise existing at law or in equity, any Member (including the Managing Member) may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, similar or dissimilar to the business of the Company, whether now existing or hereafter acquired or initiated, whether or not such ventures are competitive with the Company, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member. To the fullest extent permitted by law and notwithstanding any duty (including any fiduciary duty) otherwise existing at law or in equity, no Member (including the Managing Member) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty (fiduciary or otherwise) to communicate or offer such opportunity to the Company, and such Member (including the Managing Member) shall not be liable to the Company or to any other Member or any other person or entity otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Member (including the Managing Member) pursues or acquires for, or directs such opportunity to another person or entity or does not communicate such opportunity or information to the Company. To the fullest extent permitted by law, neither the Company nor any Member (including the Managing Member) shall have any rights or obligations by virtue of this Agreement or the relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful, improper or the breach of any duty (fiduciary or otherwise) to the Company or any Member (including the Managing Member) or any other person or entity otherwise bound by this Agreement existing at law, in equity or otherwise.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

8.1. Term. The term of the Company commenced upon the filing of the Certificate of Formation of the Company with the Delaware Secretary of State and shall continue until dissolution of the Company as provided herein. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation of the Company as provided in the Act.

8.2. Events Giving Rise to Dissolution.

8.2.1. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following, and upon no other event or occurrence:

(A) The unanimous written election by the Members to dissolve the Company;

(B) Any event that makes it unlawful for the business of the Company to be carried on by the Members;

(C) Upon the occurrence of any event that causes the last remaining Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon the assignment by such Member of all of its Membership Interests and the admission of the transferee or transferees pursuant to Section 5.1); provided, however, that the Company is not dissolved and shall not be required to be wound up if, within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees (i) to continue the Company and (ii) to the admission of such personal representative or its nominee or designee, as the case may be, to the Company as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member; or

(D) The entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Act.

8.2.2. The Members agree that the Company may be dissolved, liquidated and terminated only pursuant to the terms of this ARTICLE VIII, and, to the fullest extent permitted by law, the Members irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of all or substantially all the assets, except as otherwise expressly provided herein. The bankruptcy (as defined at Sections 18-101(1) and 18-304 of the Act) of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. To the fullest extent permitted by law, the retirement, withdrawal, removal, bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) or incapacity of a Member or the occurrence of any event that terminates the continued membership of a Member of the Company shall not, in and of itself ,cause a dissolution of the Company. Any dissolution of the Company other than as provided in this ARTICLE VIII shall be a dissolution in contravention of this Agreement.

8.3. Liquidation. Upon the occurrence of any event specified in Section 8.2, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Managing Member shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the liabilities and assets of the Company and shall use reasonable efforts to cause the assets to be sold prior to the Company distributing any such assets to the Members, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 8.4.

8.4. Distributions. Distributions to the Members upon a dissolution or winding up of the Company may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member in its sole discretion. The assets (including proceeds from the sale or disposition of any assets during the period of dissolution) shall be applied as follows:

8.4.1. First, to the Company’s creditors, including the Managing Member and any other Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) in the order of priority required by law); and

8.4.2. Thereafter to the Members pro rata in accordance with their respective Percentage Interests.

8.5. Certificate of Cancellation. Upon completion of the winding up of the Company in accordance with the Act and this Agreement, the Managing Member shall cause to be executed and filed a Certificate of Cancellation with the office of the Secretary of State of the State of Delaware. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation of the Company shall have been canceled in the manner required by the Act.

ARTICLE IX

MISCELLANEOUS

9.1. Entire Agreement. This Agreement and the Certificate of Formation of the Company supersede and replace any and all prior agreements and understandings written or oral among the parties hereto with respect to the subject matter hereof and state the entire agreement and understanding between the parties hereto.

9.2. Binding Provisions. Subject to the provisions of this Agreement relating to the transfer of Membership Interests and the admission of transferees as substitute Members of the Company, this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and/or assignees. Except for Covered Persons, there shall be no third-party beneficiaries to this Agreement. To the fullest extent permitted by law, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company (other than Covered Persons) as such.

9.3. Section Titles; Terms. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person may in the context require.

9.4. Severability of Provisions. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect, and such provision will be reformed in a manner to effectuate the original intent of the parties as closely as possible and remain enforceable. If such reformation is not possible in a manner that is enforceable, then such term will be severed from the remaining terms, and the remaining terms will remain in effect.

9.5. Assurances. The Managing Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Managing Member deems appropriate to comply with the requirements of the Act for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation, or holding of the property of the Company. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement.

9.6. Notices. All notices, requests, consents and other communications hereunder to any party hereto shall be in writing and shall be delivered (a) by hand to the person to whom the notice is addressed or his appointed agent, (b) by facsimile or email with confirmation of receipt or (c) by nationally recognized express same-day, next-day or second-day courier service, in all instances postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be effective upon receipt at the applicable address for such party.

(A) if to the Company:

PR Sub, LLC

18500 Von Karman Avenue, Suite 550, Irvine, California 92612

Attention: Richard K. Matros

                        President

Email: rmatros@sabrahealth.com

(B) if to the Members, to their respective addresses set forth on Schedule I to this Agreement, as may be amended from time to time.

9.7. Amendments. Except as otherwise expressly provided for herein, any amendment to this Agreement shall be adopted and be effective as an amendment hereto if it is approved in writing by the Managing Member, without any other act, vote or approval of any other person or entity, including any other Member, being necessary to effect such amendment; provided, however, that this Agreement may not be amended without the written consent of more than fifty percent (50%) of the Percentage Interests of all Members if such amendment would materially adversely affect the rights or obligations of the Members (other than the Managing Member).

9.8. No Interest in Company Property; Waiver of Action for Partition. No Member shall have any interest in any specific assets or other property of the Company solely by virtue of being a Member of the Company. Without limiting the foregoing, to the fullest extent permitted by law, each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to any specific assets or other property of the Company.

9.9. Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. Each of the Members, to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce (A) the provisions of this Agreement, (B) the duties, obligations or liabilities of the Company to the Members or the managers, or of the Members or the managers to the Company, or among the Members or the managers, (C) the rights or powers of, or restrictions on, the Company, the

Members or the managers, (D) any provision of the Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Act relating to the Company (regardless of whether such claims, suits, actions or proceedings that (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware; (ii) irrevocably submits to the exclusive jurisdiction of such court in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such court or any other court to which proceedings in such court may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11. Survival. To the fullest extent permitted by law, the terms of ARTICLE VII and this ARTICLE IX will survive any expiration or termination of this Agreement.

9.12. Permitted Mergers

9.12.1. Notwithstanding any other provision of this Agreement and without the need for any further act, vote or approval of any Member, any Officer or any other person or entity, (a) the Company is hereby authorized to merge Care Capital Properties, Inc., a Delaware corporation (“Corvette”), with and into the Company pursuant to Section 18-209 of the Act, with the Company continuing as the surviving entity in such merger (the “Permitted Merger 1”); (b) following Permitted Merger 1, the Company is hereby authorized to merge with and into Parent pursuant to Section 18-209 of the Act, with Parent continuing as the surviving entity in such merger (the “Permitted Merger 2” and together with Permitted Merger 1, the “Permitted Mergers”); (c) the Company is hereby authorized to execute, deliver and perform, and the Managing Member or any Officer, acting alone, on behalf of the Company, is hereby authorized to negotiate the terms of, cause the Company to enter into and perform, and execute, deliver and file (if necessary or desirable), all documents, agreements and certificates that the Managing Member or such Officer determines are necessary, appropriate, proper, advisable, incidental or convenient to consummate the Permitted Mergers (including, without limitation, the Agreement and Plan of Merger in substantially the form attached hereto as Exhibit A (the “Permitted Merger Agreement”) and any certificate of merger (as an authorized person of the Company within the meaning of the Act)), and all other documents, agreements, exhibits or certificates contemplated thereby or related thereto with respect to the Permitted Mergers (all with such terms and conditions as the Managing Member or such Officer shall approve;

its approval to be conclusively, but not exclusively, evidenced by its execution of any such documents, agreements or certificates); and (d) the Managing Member is hereby authorized to amend this Agreement in any manner that the Managing Member determines is appropriate, proper, advisable, incidental or convenient to consummate the Permitted Mergers. The foregoing authorization shall not be deemed a restriction on the powers of the Managing Member or any Officer to enter into other agreements on behalf of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

MEMBER/MANAGING MEMBER:

SABRA HEALTH CARE REIT, INC., a Maryland corporation

By:	/s/ Richard K. Matros
Richard K. Matros
Chief Executive Officer and President

Operating Agreement PR Sub, LLC

SCHEDULE I

MEMBERS; ADDRESSES; PERCENTAGE INTERESTS

as of May 7, 2017

Members	Ownership Percentage
Sabra Health Care REIT, Inc.	100.0%
Total:	100%

Exhibit A

Agreement and Plan of Merger

The following schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Sabra Health Care REIT, Inc. agrees to furnish supplementally a copy of any omitted schedules or exhibits to the SEC upon request.

•	Company Disclosure Letter

•	Parent Disclosure Letter

•	Company 368 Opinion

•	Parent REIT Opinion

•	Parent 368 Opinion

•	Company REIT Opinion

Annex B

UBS Securities LLC
1285 Avenue of the Americas
New York, NY 10019

www.ubs.com

May 7, 2017

The Board of Directors

Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Dear Members of the Board:

We understand that Sabra Health Care REIT, Inc., a Maryland corporation operating as a real estate investment trust (“Sabra”), is considering a transaction whereby Sabra will acquire control of Care Capital Properties, Inc., a Delaware corporation operating as a real estate investment trust (“CCP”). Pursuant to an Agreement and Plan of Merger (the “Agreement”), by and among Sabra, Sabra Health Care Limited Partnership, a Delaware limited partnership (“Sabra OP”), PR Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Sabra (“Merger Sub”), CCP and Care Capital Properties, LP, a Delaware limited partnership (“CCP OP”), and subject to the terms and conditions set forth therein (i) CCP will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving (the “Surviving Company”), and as a result of the Merger each outstanding shares of the common stock, par value $0.01 per share, of CCP (“CCP Common Stock”), other than Excluded Shares (as defined in the Agreement), will be converted into the right to receive, receive 1.123 (the “Exchange Ratio”) newly issued shares of common stock, par value $0.01 per share, of Sabra (“Sabra Common Stock”), (ii) CCP OP will merge with and into Sabra OP (the “Partnership Merger”), with Sabra OP surviving the Partnership Merger (the “Surviving Partnership”), Sabra, the sole general partner of Sabra OP, shall continue as the general partner of the Surviving Partnership, and all of the partnership interests in CCP OP will be cancelled without payment of any consideration therefor, and, (iii) subsequent to the effectiveness of the Merger, the Surviving Company will merge with and into Sabra (the “Subsequent Merger,” and together with the Merger and the Partnership Merger, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Sabra of the Exchange Ratio provided for in the Merger.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of Sabra in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Merger. UBS has agreed to provide financing to Sabra in connection with the Transaction and will receive compensation in connection therewith. In the past, UBS and its affiliates have provided investment banking services to Sabra and CCP and their related entities unrelated to the proposed Transaction, for which UBS and its affiliates have received or will receive compensation, including in the past two years (i) having acted as co-manager for CCP in connection with its $500 million Senior Notes offering, and (ii) executing a $100 million derivative transaction on behalf of CCP. UBS is also a participant in CCP’s at-the-market offering program, although as of the date hereof UBS has not effected any transactions under this arrangement. Also, an affiliate of UBS participates in a credit facility of CCP for which it received and continues to receive fees and interest payments. In addition, in the future UBS may provide investment banking services to Sabra, CCP and their related entities unrelated to the proposed

Transaction for which UBS may receive compensation. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Sabra and CCP or their affiliates or related entities, and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to Sabra or Sabra’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any related transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We express no opinion as to what the value of Sabra Common Stock will be when issued pursuant to the Merger or the price at which Sabra Common Stock or the CCP Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof, and (iv) any delay of the effective time of the Merger that may be agreed by Sabra and CCP, and any delay of the effectiveness of the Partnership Merger or the Subsequent Merger will not have adverse effect on Sabra, CCP, Sabra OP, CCP OP, Merger Sub or the Transaction that is material to our analyses and opinion. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Sabra, CCP, Sabra OP, CCP OP, Merger Sub or the Transaction that is material to our analyses and opinion.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to CCP and Sabra; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of CCP that were provided to us by management of CCP (“CCP Management”), and not publicly available, including financial forecasts and estimates including and excluding unidentified acquisition and disposition pipeline prepared by CCP Management that you have directed us to utilize for purposes of our analyses; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Sabra that were provided to us by management of Sabra (“Sabra Management”), and not publicly available, including financial forecasts and estimates including and excluding unidentified acquisition and disposition pipeline prepared by Sabra Management that you have directed us to utilize for purposes of our analyses; (iv) reviewed certain pro forma combined company financial forecasts and estimates, including estimates of synergies prepared by Sabra Management and not publicly available that you have directed us to utilize for purposes of our analyses; (v) conducted discussions with senior members of Sabra Management and CCP Management concerning the businesses and financial prospects of Sabra and CCP; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of Sabra Common Stock and CCP Common Stock; (ix) considered certain pro forma effects of the Transaction on Sabra’s financial statements; (x) reviewed an unexecuted draft labeled “Execution Version”, circulated on May 7, 2017, of the Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Sabra or CCP, nor have we been furnished with any such evaluation or appraisal. With respect to the Sabra and combined company pro forma financial forecasts, estimates, synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Sabra Management as to the future financial performance of Sabra and such synergies and pro forma effects. With respect to the CCP financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of CCP Management. In addition, we have assumed with your approval that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. At your direction, for purposes of our discounted cash flow analyses, we have relied exclusively upon forecasts and estimates that exclude unidentified acquisition and disposition pipeline. We also have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Further, at your direction we have assumed that the Transaction will not impact the tax-free treatment of CCP’s separation from Ventas, Inc. (“Ventas”), and that the consummation of the Transaction will not cause CCP or the post-Transaction combined entity to have, any liability to Ventas relating to or incurred in connection with CCP’s separation from Ventas. At your direction, we have also assumed that each of Sabra and CCP has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes since its formation as a real estate investment trust and that the Transaction will not adversely affect such status or operations of Sabra or CCP. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Sabra.

This opinion is provided for the benefit of the Board of Directors of Sabra (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Exchange Ratio in the Merger.

Very truly yours,

/s/ UBS Securities LLC
UBS SECURITIES LLC

Annex C

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

May 7, 2017

The Board of Directors

Care Capital Properties, Inc.

191 North Wacker Drive

Suite 1200

Chicago, IL 60606

Members of the Board of Directors:

We understand that Care Capital Properties, Inc., a Delaware corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of May 7, 2017 (the “Agreement”), among Sabra Health Care REIT, Inc., a Maryland corporation (“Parent”), Sabra Health Care Limited Partnership, a Delaware limited partnership (“Parent OP”), PR Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Merger Sub”), Company and Care Capital Properties, LP, a Delaware limited partnership (“Company OP”) pursuant to which, among other things, Company will merge with and into Merger Sub (the “Merger”) and each outstanding share of the common stock, other than Excluded Shares, par value $0.01 per share, of Company (“Company Common Stock”) will be converted into 1.123 (the “Exchange Ratio”) newly issued shares of the common stock, par value $0.01 per share, of a Parent (“Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Company and Parent;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Company furnished to or discussed with us by the management of Company, including certain financial forecasts relating to Company prepared by the management of Company (such forecasts, “Company Forecasts”);

(3)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Parent furnished to or discussed with us by the management of Parent, including certain financial forecasts relating to Parent prepared by the management of Parent (such forecasts, “Parent Forecasts”);

(4)	reviewed certain estimates as to the amount and timing of cost savings (collectively, the “Cost Savings”) anticipated by the managements of Company and Parent to result from the Merger;

(5)	discussed the past and current business, operations, financial condition and prospects of Company with members of senior managements of Company and Parent, and discussed the past and current business, operations, financial condition and prospects of Parent with members of senior managements of Company and Parent;

(6)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Parent, including the potential effect on Parent’s estimated funds from operations per share and adjusted funds from operations per share;

The Board of Directors

Care Capital Properties, Inc.

(7)	reviewed the trading histories for Company Common Stock and Parent Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(8)	compared certain financial and stock market information of Company and Parent with similar information of other companies we deemed relevant;

(9)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(10)	reviewed the relative financial contributions of Company and Parent to the future financial performance of the combined company on a pro forma basis;

(11)	reviewed a draft, dated May 7, 2017, of the Agreement (the “Draft Agreement”); and

(12)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Company and Parent that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Forecasts, we have been advised by Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Company as to the future financial performance of Company. With respect to the Parent Forecasts and Cost Savings, we have been advised by Parent, and have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future financial performance of Parent and other matters covered thereby. We have relied, at the direction of Company, on the assessments of the managements of Company and Parent as to Parent’s ability to achieve the Cost Savings and have been advised by Company and Parent, and have assumed, with the consent of Company, that the Cost Savings will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Company or Parent, nor have we made any physical inspection of the properties or assets of Company or Parent. We have not evaluated the solvency or fair value of Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Company, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Company, Parent or the contemplated benefits of the Merger. We also have assumed, at the direction of Company, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, at the direction of the Company, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Care Capital Properties, Inc.

are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Company or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to holders of Company Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Company or in which Company might engage or as to the underlying business decision of Company to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Parent Common Stock actually will be when issued or the prices at which Company Common Stock or Parent Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable in connection with/upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We and our affiliates may also provide and arrange certain revolving credit and term loan facilities to be put in place for Parent upon consummation of the Merger, which may include us and our affiliates acting in the roles of administrative agent, lead left arranger and bookrunner, and lender.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Company, Parent and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Company and its affiliates, including Company OP, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor in connection with Company’s spin-off from Ventas Inc., (ii) having acted as a joint bookrunner in connection with certain debt capital markets transactions for Company and/or certain of its affiliates, (iii) having acted or acting as administrative agent, joint bookrunner and co-lead arranger for, and a lender (including a swing-line, letter of credit and alternative currency fronting lender) to, Company and/or certain of its affiliates, and (iv) having provided or providing Company and its affiliates certain treasury management services and products.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and its affiliates,

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Care Capital Properties, Inc.

including Parent OP, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, sole bookrunner and joint-lead arranger for, and a lender (including a swing-line and letter of credit lender) to, Parent and/or certain of its affiliates, and (ii) having provided or providing Parent and its affiliates certain treasury management and foreign exchange trading services and products.

It is understood that this letter is for the benefit and use of the Board of Directors of Company (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

Annex D

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

May 7, 2017

Board of Directors

Care Capital Properties, Inc.

191 N. Wacker Dr., Suite 1200

Chicago, IL 60606

Members of the Board of Directors:

We understand that Care Capital Properties, Inc., a Delaware corporation (the “Company”), and Care Capital Properties, LP, a Delaware limited partnership (the “Company OP”) intends to enter into a transaction (the “Proposed Transaction”) with Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra”), PR Sub, LLC, a Delaware limited liability corporation and wholly owned subsidiary of Sabra (“Merger Sub”), and Sabra Health Care Limited Partnership, a Delaware limited partnership (“Sabra OP”) pursuant to which, among other things, (i) the Company OP will merge with and into Sabra OP, with Sabra OP being the surviving partnership and (ii) the Company will merge with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”). We further understand that, upon the effectiveness of the Merger, among other things, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any Excluded Shares (as defined in the Agreement (as defined below))) will be converted into the right to receive 1.123 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Sabra (the “Sabra Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into by the Company, the Company OP, Sabra, Merger Sub and Sabra OP (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) the final form of the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Sabra that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Sabra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of Sabra furnished to us by Sabra, including financial projections of Sabra that we have been directed to utilize by the management of the Company (the “Sabra Projections”); (5) a trading history of the Company’s common stock from August 2015 to May 2017 and a comparison of that trading history with those of other companies that we deemed relevant; (6) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings expected by management of Sabra to result from the combination of the businesses of the Company and Sabra (collectively, the “Expected Synergies”), (7) a comparison of the historical and projected financial results and present financial condition of the Company and Sabra with each other and with those of other companies that we deemed relevant; (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (9) published estimates of independent research analysts with respect to the future financial performance, net asset value per share and price targets of the Company and Sabra. In addition, we have had discussions with the management of the Company concerning its and Sabra’s business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with such projections. With respect to the Sabra Projections, upon the advice and at the direction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates of the management of Sabra as to the future financial performance of Sabra. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates (including the Expected Synergies) or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Sabra and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Sabra. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. In addition, we express no opinion as to the prices at which (i) shares of the Company Common Stock would trade following the announcement of the Proposed Transaction or (ii) shares of the Sabra Common Stock would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of the Sabra Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the final form of the Agreement reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the

Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof and based on and subject to the assumptions and limitations set forth in the Agreement, that the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company in the Proposed Transaction.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company in the past. Specifically, in the past two years, we have performed the following investment banking and financial services for the Company: (i) joint lead arranger on the Company’s inaugural $2 billion senior unsecured credit facilities in August 2015, (ii) ratings co-advisor in connection with the Company achieving its investment grade ratings in August 2015, (iii) Joint Bookrunner on the Company’s inaugural $500 million bond offering in July 2016 and (iv) sales agent in the Company’s $250 million at-the-money (ATM) program.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Sabra for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

CARE CAPITAL PROPERTIES, INC.

191 NORTH WACKER DRIVE, SUITE 1200

CHICAGO, IL 60606

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E31387-Z70723                    KEEP THIS PORTION FOR YOUR RECORDS

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CARE CAPITAL PROPERTIES, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.		For	Against	Abstain

1.	To adopt the agreement and plan of merger, dated as of May 7, 2017 (as amended from time to time, the “merger agreement”), by and among Care Capital Properties, Inc. (“CCP”), Sabra Health Care REIT, Inc., PR Sub, LLC (“Merger Sub”), Care Capital Properties, LP and Sabra Health Care Limited Partnership and approve the merger of CCP with and into Merger Sub and the other transactions contemplated by the merger agreement.	☐	☐	☐

		For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation that may be paid or become payable to CCP’s named executive officers that is based on or otherwise relates to the merger, as discussed in the joint proxy statement/prospectus under the heading “The Merger-Interests of CCP Directors and Executive Officers in the Merger,” including the table entitled “Golden Parachute Compensation” and accompanying footnotes.	☐	☐	☐

		For	Against	Abstain

3.	To approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners/Title)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of Special Meeting and Joint Proxy Statement/Prospectus are available at www.proxyvote.com.

E31388-Z70723

CARE CAPITAL PROPERTIES, INC.

Special Meeting of Stockholders

August 15, 2017 at 2:00 p.m. Local Time

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Raymond J. Lewis and Lori B. Wittman, and each of them, as proxies with full power of substitution and re-substitution, for and in the name of the undersigned, to vote all shares of common stock of Care Capital Properties, Inc., which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held at 2:00 p.m., local time on August 15, 2017, at 191 North Wacker Drive, Conference Center (10th Floor), Chicago, Illinois 60606, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said proxies are directed to vote on matters described in the Notice of Special Meeting and Joint Proxy Statement/Prospectus as indicated on the reverse side hereof. When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this Proxy will be voted FOR Proposals 1, 2 and 3.

Continued and to be signed on reverse side

V.1.1